    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1995



                                                       REGISTRATION NO. 33-63779

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CAERE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7372                         94-2250509
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                               CAERE CORPORATION
                                100 COOPER COURT
                              LOS GATOS, CA 95030
                           TELEPHONE: (408) 395-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT G. TERESI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               CAERE CORPORATION
                                100 COOPER COURT
                              LOS GATOS, CA 95030
                           TELEPHONE: (408) 395-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              LEE F. BENTON, ESQ.                             ROBERT B. JACK, ESQ.
             COOLEY GODWARD CASTRO                    WILSON, SONSINI, GOODRICH & ROSATI,
               HUDDLESON & TATUM                            PROFESSIONAL CORPORATION
             FIVE PALO ALTO SQUARE                             650 PAGE MILL ROAD
          PALO ALTO, CALIFORNIA 94306                     PALO ALTO, CALIFORNIA 94304
                 (415) 843-5000                                  (415) 493-9300
               FAX (415) 857-0663                              FAX (415) 493-6811

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
                             AND THE EFFECTIVE TIME
 OF THE PROPOSED MERGER OF A WHOLLY OWNED SUBSIDIARY OF THE REGISTRANT WITH AND
                           INTO VIEWSTAR CORPORATION
AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF
                                OCTOBER 9, 1995,

    AS AMENDED AND RESTATED OCTOBER 23, 1995, ATTACHED AS APPENDIX A TO THE PROSPECTUS/PROXY STATEMENT FORMING A PART OF THIS REGISTRATION STATEMENT.



     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               CAERE CORPORATION
                            ------------------------

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

           FORM S-4 REGISTRATION STATEMENT ITEM AND
                            HEADING                             LOCATION IN PROSPECTUS
                             (INFORMATION ABOUT THE TRANSACTION)
    1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus.................  Outside Front Cover Page
    2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Available Information; Incorporation
                                                         of Certain Documents by Reference;
                                                         Table of Contents
    3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information..................  Summary; Risk Factors; Selected
                                                         Historical and Pro Forma Financial
                                                         Data; Comparative Per Share Data; The
                                                         Merger and Related Transactions; Pro
                                                         Forma Combined Condensed Financial
                                                         Information
    4.  Terms of the Transaction.......................  Summary; The Merger and Related
                                                         Transactions; Comparison of Rights of
                                                         Stockholders of Caere and ViewStar
    5.  Pro Forma Financial Information................  Summary; Pro Forma Combined Condensed
                                                         Financial Information
    6.  Material Contacts with the Company Being
        Acquired.......................................  Summary; The Merger and Related
                                                         Transactions
    7.  Additional Information Required For Reoffering
        By Persons and Parties Deemed to be
        Underwriters...................................                    *
    8.  Interests of Named Experts and Counsel.........  Legal Matters
    9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................                    *
                              (INFORMATION ABOUT THE REGISTRANT)
   10.  Information with Respect to S-3 Registrants....  Available Information; Incorporation
                                                         of Certain Documents by Reference;
                                                         Summary; Selected Historical and Pro
                                                         Forma Financial Data; Comparative Per
                                                         Share Data; Pro Forma Combined
                                                         Condensed Financial Information
   11.  Incorporation of Certain Information by
        Reference......................................  Incorporation of Certain Documents by
                                                         Reference
   12.  Information with Respect to S-2 or S-3
        Registrants....................................                    *
   13.  Incorporation of Certain Information by
        Reference......................................  Incorporation of Certain Documents by
                                                         Reference
   14.  Information with Respect to Registrants Other
        Than S-2 or S-3 Registrants....................                    *

           FORM S-4 REGISTRATION STATEMENT ITEM AND
                            HEADING                             LOCATION IN PROSPECTUS
                        (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
   15.  Information with Respect to S-3 Companies......                    *
   16.  Information with Respect to S-2 or S-3
        Companies......................................                    *
   17.  Information with Respect to Companies Other
        Than S-2 or S-3 Companies......................  Summary; Selected Historical and Pro
                                                         Forma Financial Data; Comparative Per
                                                         Share Data; Pro Forma Combined
                                                         Condensed Financial Information;
                                                         Business of ViewStar; Selected
                                                         Financial Data of ViewStar;
                                                         Management's Discussion and Analysis
                                                         of ViewStar; ViewStar Financial
                                                         Statements
                             (VOTING AND MANAGEMENT INFORMATION)
   18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.............  Front cover page; Incorporation of
                                                         Certain Documents by Reference;
                                                         Summary; The Caere Meeting; The
                                                         ViewStar Meeting; Management of
                                                         Caere; Management of ViewStar;
                                                         ViewStar Security Ownership of
                                                         Principal Shareholders and
                                                         Management; The Merger and Related
                                                         Transactions; Stockholder Proposals
   19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or in an
        Exchange Offer.................................                    *

---------------

* Not Applicable.

                               CAERE CORPORATION

                                            , 1995

Dear Stockholder:


     A Special Meeting of Stockholders (the "Caere Meeting") of Caere Corporation, a Delaware corporation ("Caere"), will be held at 11:00 a.m., local time, on Thursday, January 18, 1996, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.



     At the Caere Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, as amended and restated October 23, 1995 (the "Merger Agreement"), among Caere, ViewStar Corporation, a California corporation ("ViewStar"), ViewStar Acquisition Corp., a newly-formed, wholly-owned California subsidiary of Caere ("Sub"), and certain shareholders of ViewStar. The Merger Agreement provides for the merger of Sub with and into ViewStar (the "Merger"), with the result that ViewStar will become a wholly-owned subsidiary of Caere. Assuming that the trading price of Caere Common Stock stays within the range provided for in the Merger Agreement, a total of 3,418,496 shares of Caere Common Stock will be issued pursuant to the Merger to ViewStar shareholders or to ViewStar option holders upon exercise of vested ViewStar options being assumed by Caere in the Merger. If the trading price of Caere Common Stock is above or below the range provided for in the Merger Agreement, a lesser or greater number of shares of Caere Common Stock may be issued, as provided in the Merger Agreement.


     After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the transactions provided for therein and has concluded that they are in the best interests of Caere and its stockholders. Your Board of Directors unanimously recommends that the stockholders of Caere approve the Merger.

     At the Caere Meeting, you will also be asked to consider and vote upon a proposal to approve an amendment to Caere's 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares that may be issued under the Purchase Plan. Your Board of Directors has unanimously approved the amendment to the Purchase Plan and unanimously recommends that the stockholders of Caere approve the amendment to the Purchase Plan.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by Caere stockholders at the Caere Meeting (as well as the actions to be taken by the ViewStar shareholders at their special meeting) and a proxy. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and includes information about Caere and ViewStar and about the additional matter for consideration at the Caere Meeting.

     All stockholders are cordially invited to attend the Caere Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Caere Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Caere Meeting.

                                          Sincerely,

                                          ROBERT G. TERESI
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

                               CAERE CORPORATION
                                100 COOPER COURT
                          LOS GATOS, CALIFORNIA 95030
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Caere Meeting") of Caere Corporation, a Delaware corporation ("Caere"), will be held at 11:00 a.m., local time, on Thursday, January 18, 1996, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.



          1. To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, as amended and restated October 23, 1995 (the "Merger Agreement"), among Caere, ViewStar Corporation, a California corporation ("ViewStar"), ViewStar Acquisition Corp., a newly formed, wholly-owned California subsidiary of Caere ("Sub"), and certain shareholders of ViewStar and (b) the merger of Sub with and into ViewStar, whereby, among other things, ViewStar will survive the Merger and become a wholly-owned subsidiary of Caere.


          2. To consider and vote upon a proposal to approve an amendment to Caere's 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares that may be issued under the Purchase Plan from 350,000 to 500,000, an increase of 150,000 shares.

          3. To transact such other business as may properly come before the Caere Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.


     Only stockholders of record of Caere Common Stock at the close of business on December 12, 1995 are entitled to notice of, and will be entitled to vote at, the Caere Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger and of the increase in the number of shares of Caere Common Stock subject to the Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Caere Common Stock present in person or represented by proxy and entitled to vote thereon.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          BLANCHE M. SUTTER
                                          Secretary

Los Gatos, California

December   , 1995


     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE CAERE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE CAERE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                              VIEWSTAR CORPORATION
                          1101 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

                                            , 1995

Dear Shareholder:


     A Special Meeting of Shareholders (the "ViewStar Meeting") of ViewStar Corporation ("ViewStar"), will be held at 9:00 a.m., local time, on Thursday, January 18, 1996, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.



     At the ViewStar Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, as amended and restated October 23, 1995 (the "Merger Agreement"), between ViewStar, Caere Corporation, a Delaware corporation ("Caere"), ViewStar Acquisition Corp., a newly-formed, wholly-owned subsidiary of Caere ("Sub") and certain shareholders of ViewStar, and the merger of Sub with and into ViewStar (the "Merger"). The Merger will result in ViewStar becoming a wholly-owned subsidiary of Caere. Assuming that the average of the closing prices of Caere Common Stock for the ten consecutive trading days in the period ending on the third trading day before the Merger Date (the "Designated Caere Stock Price") stays within the range, a total of 3,418,496 shares of Caere Common Stock will be issued pursuant to the Merger to ViewStar shareholders or upon exercise of ViewStar stock options that are vested on the Merger date. If the Designated Caere Stock Price is below or above that range, a greater or lesser number of shares of Caere Common Stock.



     Each share of ViewStar Preferred Stock of each series (except those shares converted into Common Stock prior to the Merger) will as a result of the Merger be converted into a fractional share of Caere Common Stock determined by dividing the per share liquidation preference for that series (as provided in ViewStar's Articles of Incorporation). The amount of the liquidation preference for each series of Preferred Stock depends on the actual date of the Merger. Certain holders of Preferred Stock have agreed to convert an aggregate of 6,745,343 shares of Preferred Stock (approximately 72%) into Common Stock immediately prior to the Merger.



     The fractional share of Caere Common Stock into which each share of ViewStar Common Stock will be converted in the Merger (the "Applicable Fraction") will be determined pursuant to a formula that depends on the Designated Caere Stock Price and the amount of the aggregate liquidation preference of the Preferred Stock outstanding at the time of the Merger. The formula for calculating the Applicable Fraction is set forth in the Prospectus/Joint Proxy Statement under the caption "The Merger and Related Transactions -- Conversion of Shares." Although the Applicable Fraction cannot be calculated at this time, for illustrative purposes only, and assuming the Merger occurs on January 18, 1996, the Applicable Fraction would be as follows at the Designated Caere Stock Prices shown below:



                                 DESIGNATED CAERE           APPLICABLE
                                   STOCK PRICE               FRACTION
                        ----------------------------------  ----------
                          $14.00..........................    0.23636
                          $13.73..........................    0.23798
                          $13.00..........................    0.23400
                          $12.00..........................    0.22776
                          $11.00..........................    0.22040
                          $10.00..........................    0.21152
                          $ 9.00..........................    0.20066
                          $ 8.50..........................    0.19426
                          $ 8.00..........................    0.19673
                          $ 7.00..........................    0.20273



     The closing price of Caere Common Stock on December 7, 1995 was $8 1/4.

     Pursuant to the Merger, each outstanding option to purchase ViewStar Common Stock will be converted into an option to purchase a number of shares of Caere Common Stock determined by multiplying the number of shares of ViewStar Common Stock subject to the option by the Applicable Fraction, rounded down to the nearest whole share, at an exercise price per share of Caere Common Stock equal to the exercise price per share of such option divided by the Applicable Fraction, rounded up to the nearest whole cent. Other terms of the option, including the vesting schedule, will not be changed.


     Of the total shares of Caere Common Stock issued in the Merger, 10% will be retained for a period of time in escrow as security to Caere against any breach of representations, warranties or covenants by ViewStar and 3% will be retained in escrow to reimburse Caere for certain expenses related to the Merger beyond those that Caere has agreed to assume. Any shares not required to satisfy such obligations will be released from escrow to the shareholders. Holders of vested options who exercise such options during the escrow periods will also have 10% and 3% of such option shares withheld and escrowed on the same terms as the shareholders.

     After careful consideration, your Board of Directors has unanimously approved the Merger and the Merger Agreement and has concluded that they are in the best interests of ViewStar and its shareholders. Your Board of Directors unanimously recommends that the shareholders of ViewStar approve the Merger and the Merger Agreement.


     At the ViewStar Meeting, you will also be asked to consider and vote upon a proposal to approve certain payments and benefits (the "Benefits") pursuant to the employment agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. Your Board of Directors has unanimously approved the Benefits and unanimously recommends that the shareholders of ViewStar approve the Benefits. Such executive officers are members of the ViewStar Board of Directors.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by ViewStar shareholders at the Special Meeting (as well as the actions to be taken by the Caere stockholders at their special meeting) and a proxy card. The Prospectus/Joint Proxy Statement includes information about Caere and ViewStar and more fully describes the proposed Merger, the Merger Agreement and Benefits.

                                          Sincerely,

                                          MARK W. PERRY
                                          Chairman of the Board of Directors

                                          KAMRAN KHEIROLOMOOM
                                          President and Chief Executive Officer

                              VIEWSTAR CORPORATION
                          1101 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "ViewStar Meeting") of ViewStar Corporation ("ViewStar"), will be held at 9:00 a.m., local time, on Thursday, January 18, 1996, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, as amended and restated October 23, 1995, between ViewStar, Caere Corporation ("Caere"), ViewStar Acquisition Corp., a newly formed, wholly-owned subsidiary of Caere ("Sub"), and certain shareholders of ViewStar and
     (b) the merger of Sub with and into ViewStar (the "Merger"), whereby, among other things, ViewStar will survive the Merger and become a wholly-owned subsidiary of Caere.



          2. To consider and vote upon a proposal to approve certain payments and benefits pursuant to the employment agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar.


          3. To transact such other business as may properly come before the ViewStar Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.


     Only shareholders of record of ViewStar Common Stock and Preferred Stock at the close of business on December 12, 1995 (the "Record Date") will be entitled to vote at the ViewStar Meeting or any adjournment thereof.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MARIO M. ROSATI
                                          Secretary
Alameda, California
               , 1995

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE VIEWSTAR MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE VIEWSTAR MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

CAERE CORPORATION                                           VIEWSTAR CORPORATION

                        PROSPECTUS/JOINT PROXY STATEMENT


     This Prospectus/Joint Proxy Statement is being furnished to the stockholders of Caere Corporation ("Caere"), in connection with the solicitation of proxies by the Caere Board of Directors for use at the Special Meeting of Caere stockholders (the "Caere Meeting") to be held at 11:00 a.m., local time, on Thursday, January 18, 1996 (the "Meeting Date"), at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110, and at any adjournments or postponements of the Caere Meeting.



     This Prospectus/Joint Proxy Statement is also being furnished to the shareholders of ViewStar Corporation ("ViewStar"), in connection with the solicitation of proxies by the ViewStar Board of Directors for use at the Special Meeting of ViewStar shareholders (the "ViewStar Meeting") to be held at 9:00 a.m., local time, on Thursday, January 18, 1996, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110, and at any adjournments or postponements of the ViewStar Meeting.



     This Prospectus/Joint Proxy Statement constitutes the Prospectus of Caere for use in connection with the offer and issuance of shares of Common Stock of Caere, $0.001 par value ("Caere Common Stock"), pursuant to the merger of ViewStar Acquisition Corp., a newly formed, wholly-owned subsidiary of Caere ("Sub"), with and into ViewStar, whereby, among other things, ViewStar will survive the Merger and become a wholly-owned subsidiary of Caere (referred to herein as the "Merger") as provided under the Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, as amended and restated October 23, 1995 (the "Merger Agreement") among Caere, ViewStar, Sub and certain shareholders of ViewStar (the "Signing Shareholders"). Upon the effectiveness of the Merger (a) each outstanding share of Common Stock of ViewStar, $.01 par value per share ("ViewStar Common Stock"), will be converted into a fraction of a share of Caere Common Stock (the "Applicable Fraction") pursuant to a formula set forth under "The Merger and Related Transaction -- Conversion of Shares";
(b) each outstanding option to purchase ViewStar Common Stock (a "ViewStar Option") will be converted into an option to purchase a number of shares of Caere Common Stock determined by multiplying the number of shares subject to the ViewStar Option by the Applicable Fraction, rounded down to the nearest whole share, at an exercise price per share of Caere Common Stock equal to the exercise price of such option on the date of the Merger (the "Merger Date") divided by the Applicable Fraction, rounded up to the nearest whole cent; and
(iii) each outstanding share of each series of ViewStar Preferred Stock, $.01 par value ("ViewStar Preferred Stock") will be converted into a fraction of a share of Caere Common Stock equal to the fraction obtained by dividing the per share liquidation preference of such series under the ViewStar Articles of Incorporation, as amended ("ViewStar Articles"), by the average of the closing prices of Caere Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days in the period ending on the third trading date preceding the Merger Date (the "Designated Caere Stock Price"). Certain holders of ViewStar Preferred Stock have agreed to convert 6,745,343 of the outstanding shares of ViewStar Preferred Stock (approximately 72%) into ViewStar Common Stock prior to the Merger Date.



     On December 7, 1995, the closing price on the Nasdaq National Market of Caere Common Stock was $8 1/4.



     This Prospectus/Joint Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Caere and shareholders of ViewStar on
or about December   , 1995.

                            ------------------------

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/JOINT PROXY STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS."
                            ------------------------

     THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    The date of this Prospectus/Joint Proxy Statement is December   , 1995.

     NO PERSON HAS BEEN AUTHORIZED BY CAERE OR VIEWSTAR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAERE OR VIEWSTAR. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Caere is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Under the rules and regulations of the Commission, the solicitation of proxies from shareholders of ViewStar to approve and adopt the Merger Agreement and the Merger constitutes an offering of the Caere Common Stock to be issued in connection with the Merger. Accordingly, Caere has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (the "Registration Statement"). This Prospectus/Joint Proxy Statement constitutes the prospectus of Caere that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus/Joint Proxy Statement in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     Statements made in this Prospectus/Joint Proxy Statement concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Caere incorporates herein by reference Caere's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Caere's Proxy Statement for its annual meeting of stockholders held on May 5, 1995, Caere's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, Caere's current report on Form 8-K filed April 19, 1991, Caere's current report on Form 8-K filed December 29, 1994, the description of Caere Common Stock set forth in Caere's Registration

Statement on Form 8-A effective November 10, 1989 and the description of Caere Preferred Share Purchase Rights set forth in Caere's Registration Statement on Form 8-A effective April 22, 1991.


     This Prospectus/Joint Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith. There will be provided without charge to each person, including any beneficial owner, to whom a Prospectus/Joint Proxy Statement is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated by reference herein (excluding exhibits unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Caere Corporation, 100 Cooper Court, Los Gatos, California 95030 (telephone (408) 395-7000). In order to ensure timely delivery of the documents in advance of the special meeting to which this Prospectus/Joint Proxy Statement relates, any such request should be made by December 28, 1995.


     All reports and definitive proxy or information statements filed by Caere pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Joint Proxy Statement and prior to the date of the Caere special meeting of stockholders shall be deemed to be incorporated by reference into this Prospectus/Joint Proxy Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

     All information contained in this Prospectus/Joint Proxy Statement relating to Caere has been supplied by Caere, and all information relating to ViewStar has been supplied by ViewStar.

     Caere, OmniPage, OmniScan, PageKeeper, WordScan, Calera and M/Series are trademarks of Caere; ViewStar, VS*Star, Policyworks, Process Architect and Process Script are trademarks of ViewStar. This Prospectus/Joint Proxy Statement also includes trade names and trademarks of companies other than Caere and ViewStar. The use of any such third party trade name or trademark herein is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    ii
SUMMARY...............................................................................     1
  The Companies.......................................................................     1
  Meetings of Stockholders............................................................     1
  Opinion of Caere Financial Advisor..................................................     3
  Recommendations of Boards of Directors..............................................     3
  The Merger..........................................................................     3
  Additional Proposal for Caere Stockholders..........................................    11
  Additional Proposal for ViewStar Shareholders.......................................    11
  Market Price Data...................................................................    11
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA......................................    12
COMPARATIVE PER SHARE DATA............................................................    15
RISK FACTORS..........................................................................    16
  ViewStar History of Operating Losses and Uncertainty of Future Operating Results....    16
  Transition of Caere Business Model..................................................    16
  Fluctuations in Operating Results...................................................    17
  Competition and Price Erosion.......................................................    17
  New Products and Technological Change...............................................    18
  Combination of the Companies; Possible Adverse Effect on Financial Results..........    18
  Key Personnel.......................................................................    19
  Dependence Upon Complex Service Delivery Model......................................    19
  Lack of Product Revenue Diversification.............................................    19
  Dependence on Distribution Partners.................................................    19
  Risk of Product Returns.............................................................    20
  International Sales.................................................................    20
  Mature Markets for Certain OCR Products.............................................    21
  Dependence on Sole Source Suppliers.................................................    21
  Dependence on Market Acceptance of Image Input Devices..............................    21
  Dependence on Proprietary Rights; Uncertainty of Obtaining Licenses.................    21
  Possible Volatility of Caere Stock Price............................................    22
  Effect of Antitakeover Provisions of Delaware Law and Caere's Charter Documents.....    22
  Shares Eligible for Future Sale.....................................................    23
THE CAERE MEETING.....................................................................    24
  Date, Time and Place of Meeting.....................................................    24
  Record Date and Outstanding Shares..................................................    24
  Voting of Proxies...................................................................    24
  Vote Required.......................................................................    24
  Quorum; Abstentions; Broker Non-Votes...............................................    24
  Solicitation of Proxies and Expenses................................................    25
  Board Recommendations...............................................................    25
THE VIEWSTAR MEETING..................................................................    26
  Date, Time and Place................................................................    26
  Solicitation of Proxies.............................................................    26

                                                                                        PAGE
                                                                                        ----
  Record Date and Outstanding Shares..................................................    26
  Vote Required.......................................................................    26
  Quorum; Abstentions; Broker Non-Votes...............................................    26
  Expenses of Solicitation............................................................    27
  Resolicitation......................................................................    27
  Board Recommendations...............................................................    27
THE MERGER AND RELATED TRANSACTIONS...................................................    28
  General.............................................................................    28
  Conversion of Shares................................................................    28
  Background of the Merger............................................................    30
  Reasons for the Merger..............................................................    32
  Board Recommendation................................................................    35
  Opinion of Caere's Financial Advisor................................................    35
  Related Agreements..................................................................    39
  Benefits to ViewStar Executives from the Merger.....................................    40
  Representations and Covenants.......................................................    41
  Escrow..............................................................................    41
  Conditions to the Merger............................................................    42
  Termination and Break-Up Fees.......................................................    42
  Waivers and Amendments..............................................................    43
  Certain Federal Income Tax Matters..................................................    43
  Accounting Treatment................................................................    45
  Affiliates' Restrictions on Sale of Caere Common Stock..............................    45
  Dissenters' Rights..................................................................    46
  Merger Expenses and Fees and Other Costs............................................    47
  Regulatory Matters..................................................................    47
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION....................................    48
PRO FORMA COMBINED CONDENSED BALANCE SHEET............................................    49
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS.................................    50
NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS............................    51
MANAGEMENT OF CAERE...................................................................    54
BUSINESS OF VIEWSTAR..................................................................    56
SELECTED FINANCIAL DATA OF VIEWSTAR...................................................    57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF VIEWSTAR.........................................................................    58
  Overview............................................................................    58
  Results of Operations...............................................................    58
  Quarterly Information...............................................................    60
  Variability of Operating Results....................................................    61
  Current Trends......................................................................    61
  Liquidity and Capital Resources.....................................................    61

                                                                                        PAGE
                                                                                        ----
VIEWSTAR STOCK, OPTIONS AND DIVIDENDS.................................................    62
MANAGEMENT OF VIEWSTAR................................................................    63
  Executive Officers and Directors....................................................    63
  Executive Compensation..............................................................    64
VIEWSTAR SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..................    66
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CAERE AND VIEWSTAR............................    70
ADDITIONAL MATTER FOR CONSIDERATION OF CAERE STOCKHOLDERS.............................    77
  Vote Required.......................................................................    77
  Description of the Purchase Plan....................................................    77
  Purpose.............................................................................    77
  Administration......................................................................    77
  Offerings...........................................................................    77
  Eligibility.........................................................................    78
  Participation in the Plan...........................................................    78
  Purchase Price......................................................................    78
  Payment of Purchase Price; Payroll Deductions.......................................    78
  Purchase of Stock...................................................................    78
  Withdrawal..........................................................................    78
  Termination of Employment...........................................................    79
  Restrictions on Transfer............................................................    79
  Duration, Amendment and Termination.................................................    79
  Effect of Certain Corporate Events..................................................    79
  Stock Subject to Purchase Plan......................................................    79
  Federal Income Tax Information......................................................    80
  Purchase Plan Participation.........................................................    80
ADDITIONAL MATTER FOR CONSIDERATION OF VIEWSTAR SHAREHOLDERS..........................    81
  Approval of Certain Terms of Employment Agreements..................................    81
STOCKHOLDER PROPOSALS.................................................................    81
EXPERTS...............................................................................    81
LEGAL MATTERS.........................................................................    82
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF VIEWSTAR................................   F-1
CONSOLIDATED FINANCIAL STATEMENTS OF VIEWSTAR.........................................   F-2
APPENDICES:
APPENDIX A -- Agreement and Plan of Merger and Reorganization
APPENDIX B -- Opinion of Robertson, Stephens & Co., L.P.
APPENDIX C -- Sections 1300-1312 of the California Corporations Code

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Prospectus/Joint Proxy Statement and the Appendices hereto. Stockholders of Caere and shareholders of ViewStar are urged to read this Prospectus/Joint Proxy Statement and the Appendices in their entirety.

THE COMPANIES

     CAERE

     Caere designs, develops, manufactures, and markets optical character recognition ("OCR") software and hardware for converting scanned and faxed images into computer usable text, as well as computer desktop document management products.

     Caere was originally incorporated in California in September 1973 and reincorporated in Delaware in August 1989. Unless otherwise indicated, "Caere" refers to Caere Corporation, a Delaware corporation, and its wholly-owned subsidiaries. Caere's principal executive offices are located at 100 Cooper Court, Los Gatos, California 95030. Caere's telephone number is (408) 395-7000.

     VIEWSTAR

     ViewStar designs, develops and markets products that address mission-critical, line-of-business workflow applications involving data, electronic documents, images, text, multimedia and other formats in a distributed, networked environment. ViewStar products are sold directly and through system integrators and distributors to medium to large organizations in many industries, including insurance, banking, financial services, oil and gas, utilities, health care, manufacturing and transportation, as well as government and education. ViewStar also provides significant implementation and support services, both directly and through third parties, to ensure the successful deployment and ongoing maintenance of ViewStar products.


     ViewStar was incorporated in California in February 1986. Unless otherwise indicated, "ViewStar" refers to ViewStar Corporation and its wholly-owned subsidiaries. ViewStar's principal executive offices are located at 1101 Marina Village Parkway, Alameda, California, 94501. ViewStar's telephone number is
(510) 337-2000.


     SUB

     Sub was incorporated in California as a wholly-owned subsidiary of Caere formed solely for the purpose of the Merger. Sub's executive offices are located at 100 Cooper Court, Los Gatos, California 95030. Its telephone number is (408) 395-7000.

MEETINGS OF STOCKHOLDERS

     DATE, TIME AND PLACE


     Caere. The Caere Meeting will be held on Thursday, January 18, 1996, at 11:00 a.m., local time, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.



     ViewStar. The ViewStar Meeting will be held on Thursday, January 18, 1996, at 9:00 a.m., local time, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.


     PURPOSES OF THE MEETINGS

     Caere Meeting. At the Caere Meeting, stockholders of Caere will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement, a copy of which is attached hereto as Appendix A; and (ii) a proposal to approve an amendment to Caere's 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares that may be issued under the Purchase Plan.

     ViewStar Meeting. At the ViewStar Meeting, shareholders of ViewStar will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger; and (ii) a proposal to approve certain payments and benefits pursuant to employment agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar.


     RECORD DATE; SHARES ENTITLED TO VOTE


     Caere. Holders of record of Caere Common Stock on December 12, 1995 (the "Record Date") are entitled to notice of and to vote at the Caere Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 13,283,224 shares of Caere Common Stock, each of which will be entitled to one vote on each matter to be acted upon. See "The Caere Meeting -- Record Date and Outstanding Shares."



     ViewStar. Holders of record of ViewStar Common Stock and ViewStar Preferred Stock (collectively, "ViewStar Capital Stock") on the Record Date are entitled to notice of and to vote at the ViewStar Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 2,529,941 shares of ViewStar Common Stock and 9,330,487 shares of ViewStar Preferred Stock, each of which will be entitled to one vote on each matter to be acted upon. Shares of all series of ViewStar Preferred Stock will vote together as a single class and shares of ViewStar Common Stock will vote as a separate class on the approval of the Merger Agreement and the Merger. See "The ViewStar Meeting -- Record Date and Outstanding Shares."


     VOTES REQUIRED


     Caere. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of a majority of the total votes cast at the Caere Meeting. Approval and adoption of the amendment to the Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Caere Common Stock present in person or represented by proxy and entitled to vote at the Caere Meeting. The executive officers and directors of Caere have agreed to vote all the shares of Caere Common Stock owned by them (approximately 1.2% in the aggregate of all outstanding shares as of the Record Date) in favor of such approvals and adoptions. See "The Merger and Related Transactions -- Related Agreements" and "-- Affiliate Agreements."



     ViewStar. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of (i) a majority of the shares of ViewStar Common Stock outstanding on the Record Date, voting as a separate class; and (ii) a majority of the shares of ViewStar Preferred Stock outstanding on the Record Date, all series voting together as a separate class. Certain shareholders and the executive officers and directors of ViewStar have agreed to vote all the shares of ViewStar Capital Stock owned or controlled by them in favor of such approval and adoption. On the Record Date, such shareholders and such executive officers and directors owned approximately 27.3% and 80.4%, respectively, of all then outstanding shares of ViewStar Common Stock and Preferred Stock. See "The Merger and Related Transactions -- Related
Agreements -- Voting Agreements" and "-- Affiliate Agreements." Approval of certain payments and benefits pursuant to the employment agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar (the "Employment Agreements"), requires the affirmative vote of holders of more than 75% of the shares of ViewStar Capital Stock outstanding immediately prior to the Merger, voting together as a single class on an as-converted basis, excluding the shares owned by the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. Certain shareholders of ViewStar have agreed to vote all of the shares of ViewStar Capital Stock owned or controlled by them in favor of such approval. As of the Record Date, such shareholders owned approximately 75.1% of the shares of ViewStar Capital Stock, voting together as a single class on an as-converted basis, excluding the shares owned by the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. If so approved, the full amount of payments and benefits under the Employment Agreements will be paid without the adverse tax consequences otherwise associated with "excess parachute payments" under Section 280G of the Internal Revenue Code, including loss of tax deductions to ViewStar and imposition of a 20% excise tax on the recipients of such payments and benefits. See "Additional Matter for Consideration of ViewStar Shareholders."

     RESOLICITATION



     Caere and ViewStar will resolicit their respective shareholders regarding the proposals to approve the Merger Agreement prior to the shareholder vote under the following circumstances. In the event the Applicable Fraction would be less than the Applicable Fraction effective at a Designated Caere Stock Price of $8.50 or in the event the Applicable Fraction would exceed the Applicable Fraction effective at a Designated Caere Stock Price of $13.73, Caere and ViewStar will resolicit their respective shareholders regarding their approval of the Merger Agreements. If a resolicitation of shareholders occurs, the Caere Meeting and the ViewStar Meeting will be adjourned pending the resolicitation. In the event of any such adjournment of the Caere Meeting, prior to such adjournment the vote on the proposal to approve the amendment to Caere's 1990 Employee Stock Purchase Plan shall be taken and completed.


OPINION OF CAERE FINANCIAL ADVISOR

     Robertson, Stephens & Company, L.P. ("RS & Co.") has delivered its written opinion dated October 8, 1995 to the effect that the consideration to be paid by Caere in the Merger is fair to Caere as of such date and from a financial point of view. The full text of the opinion of RS & Co., which sets forth the assumptions made, matters considered and limitations on the review undertaken by RS & Co., is attached as Appendix B to this Prospectus/Joint Proxy Statement. Caere stockholders are urged to read the opinion in its entirety.

RECOMMENDATIONS OF BOARDS OF DIRECTORS


     Caere's Board of Directors. The Board of Directors of Caere has unanimously approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of Caere and its stockholders. The Board of Directors of Caere unanimously recommends approval and adoption of the Merger Agreement and the Merger by the Caere stockholders. The primary factors considered and relied upon by the Board of Directors of Caere in reaching its recommendation are described in "The Merger and Related Transactions -- Reasons for the Merger." The Board of Directors of Caere has also unanimously approved the amendment to the Purchase Plan and unanimously recommends approval thereof by the Caere stockholders.



     ViewStar's Board of Directors. The Board of Directors of ViewStar has also unanimously approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of ViewStar and its shareholders. The Board of Directors of ViewStar unanimously recommends approval and adoption of the Merger Agreement and the Merger by the ViewStar shareholders. The primary factors considered and relied upon by the Board of Directors of ViewStar in reaching its recommendation are described in "The Merger and Related Transactions -- Reasons for the Merger." The Board of Directors of ViewStar has also unanimously approved the payments and benefits pursuant to the Employment Agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar and unanimously recommends approval thereof by the ViewStar shareholders. Such executive officers are members of the Board of Directors of ViewStar.


THE MERGER

     GENERAL

     Effects of the Merger. The Merger will be consummated promptly after Caere stockholder and ViewStar shareholder approval and the satisfaction or waiver of the other conditions to consummation of the Merger. Upon consummation of the Merger, ViewStar will become a wholly-owned subsidiary of Caere. The shareholders of ViewStar will become stockholders of Caere (as described below), and their rights will be governed by Caere's Certificate of Incorporation, as amended, and Bylaws.

     Reasons for the Merger. In the discussions that led to the signing of the Merger Agreement, Caere and ViewStar identified a number of potential joint benefits resulting from the Merger, as well as a number of benefits accruing to each of Caere and ViewStar, respectively. The benefits resulting from the Merger accruing to both Caere and ViewStar include: (i) the ability to provide a more complete solution for customers as a result of the companies' complementary technologies and product strengths; (ii) improved sales performance as a result of improved financial stability and better access to corporate customers; (iii) an improved competitive position as a result of greater financial, technical and marketing resources; and (iv) the opportunity to develop vertical customer markets with information and paper intensive environments through the shared customer bases of the combined company. In addition to the anticipated joint benefits described above, the Board of Directors of Caere identified a number of potential benefits which would accrue to Caere as a result of the Merger, including: (i) the opportunity to develop technology and applications based on the expertise of ViewStar in the Microsoft Windows NT platform; (ii) the ability to diversify Caere's product base and in the process realize higher average selling prices and higher margins; and (iii) the opportunity to establish a significant presence in the workflow market sector as a result of ViewStar's expertise in that area. The Board of Directors of ViewStar also identified a number of potential benefits that would accrue to ViewStar as a result of the Merger, including: (i) the opportunity to develop desktop capability and technology as a result of Caere's expertise in that area;
(ii) increased operating flexibility and increased development capital as a result of Caere's current resources and access to public markets; and (iii) the conversion of a relatively illiquid investment into a liquid one. See "The Merger and Related Transactions -- Joint Reasons for the Merger," "-- Caere's Reasons for the Merger," and "-- ViewStar's Reasons for the Merger."


     CONVERSION OF SHARES


     ViewStar Shares. Upon the consummation of the Merger, (i) each then outstanding share of ViewStar Common Stock will automatically be converted into a fraction of a share of Caere Common Stock equal to the Applicable Fraction (defined below) and (ii) each then outstanding share of each series of ViewStar Preferred Stock will be converted into a fraction of a share of Caere Common Stock equal to the fraction obtained by dividing the per share liquidation preference of such series under the ViewStar Articles by the Designated Caere Stock Price (as defined below). Certain holders of shares of ViewStar Preferred Stock have agreed to convert an aggregate of approximately 72% of the outstanding shares of ViewStar Preferred Stock into ViewStar Common Stock prior to the consummation of the Merger. The effect of such conversion will be to reduce by approximately $25,275,340 the amount of the liquidation preference of outstanding ViewStar Preferred Stock on the Merger Date (assuming such date is on or about January 18, 1996) and to increase the number of outstanding shares of ViewStar Common Stock by approximately 6,745,343.



     The Applicable Fraction will be the fraction: (a) having a numerator equal to the amount by which the Aggregate Shares of Caere Common Stock to be Issued (as defined below) exceeds the aggregate shares of Caere Common Stock issuable with respect to ViewStar Preferred Stock as described in clause (ii) in the preceeding paragraph; and (b) having a denominator equal to the sum of (i) the number of shares of ViewStar Common Stock issued and outstanding immediately prior to the Merger, and (ii) the number of shares of ViewStar Common Stock subject to ViewStar stock options ("ViewStar Options") that are "vested" as of the Merger Date. ViewStar Options will be considered "vested" to the extent they are exercisable on the Merger Date, including ViewStar Options the exercisability of which is accelerated as a result of the Merger or the vesting of which will continue after the Merger without regard to the optionee's continued status as an employee. The "Aggregate Shares of Caere Common Stock to be Issued" shall be 3,418,496 shares of Caere Common Stock; provided, however, that if the Designated Caere Stock Price (as defined below) is less than $8.50, the number of shares of Caere Common Stock in the Aggregate Shares of Caere Common Stock to be Issued will be calculated by adding to the 3,418,496 shares of Caere Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between $8.50 and such Designated Caere Stock Price, and the denominator of which is such Designated Caere Stock Price by (y) 1,709,248; and provided, further, that if the Designated Caere Stock Price is greater than $13.73, the number of shares of Caere Common Stock in the Aggregate Shares of Caere Common Stock to be Issued will be calculated by subtracting from the 3,418,496 shares of Caere Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between such Designated Caere Stock Price and $13.73 and the denominator of which is such Designated Caere Stock Price, by (y) 1,709,248. The "Designated Caere Stock Price" will be the average of the closing prices of Caere Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days in the period ended on the third trading date preceding the Merger Date. Although the Applicable Fraction cannot be calculated at this time, for illustrative purposes only, and assuming the Merger occurs on January 18, 1996, the Applicable Fraction would be as follows at the Designated Caere Stock Prices shown below:



                                 DESIGNATED CAERE           APPLICABLE
                                   STOCK PRICE               FRACTION
                        ----------------------------------  ----------
                          $14.00..........................     0.23636
                          $13.73..........................     0.23798
                          $13.00..........................     0.23400
                          $12.00..........................     0.22776
                          $11.00..........................     0.22040
                          $10.00..........................     0.21152
                          $ 9.00..........................     0.20066
                          $ 8.50..........................     0.19426
                          $ 8.00..........................     0.19673
                          $ 7.00..........................     0.20273



The examples of $8.50 and $13.73 above illustrate the Applicable Fraction at the minimum and maximum Designated Caere Stock Prices at which the Aggregate Shares of Caere Common Stock to be Issued will be constant. If the Designated Caere Stock Price is less than $8.50, the Aggregate Shares of Caere Common Stock to be Issued and the Applicable Fraction will exceed the quantities effective at $8.50, and if the Designated Caere Stock Price exceeds $13.73, the Aggregate Shares of Caere Common Stock to be Issued and the Applicable Fraction will be less than the quantities effective at $13.73. From the day prior to the announcement of the Merger through December 1, 1995, the closing prices per share of Caere Common Stock ranged from $7.875 to $10.50. See "Summary -- Market Price Data."



For illustrative purposes only, if the Designated Caere Stock Price were equal to $8.9625, the average of the closing prices of Caere Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days in the period ended on December 1, 1995, the Applicable Fraction would be .20020 (the "Assumed Applicable Fraction"). Using the Assumed Applicable Fraction, approximately 3,113,995 shares of Caere Common Stock would be issued in the Merger to holders of ViewStar Capital Stock, representing approximately 19% of the shares of Caere Common Stock outstanding immediately after consummation of the Merger, and approximately 304,451 shares of Caere Common Stock would be reserved for issuance upon the exercise of assumed vested ViewStar Options; and an additional approximately 259,303 shares of Caere Common Stock would be reserved for issuance upon the exercise of assumed, unvested ViewStar Options outstanding on the Merger Date. The foregoing numbers are subject to change based upon the granting, exercise, termination or expiration of ViewStar Options at or prior to the Merger Date.


     A recent price for Caere Common Stock is shown on the cover page of this Prospectus/Joint Proxy Statement. Holders of ViewStar Common Stock may obtain the daily closing prices of Caere Common Stock from the Wall Street Journal or by calling ViewStar at (510) 337-2000.

     Of the total shares of Caere Common Stock issued in the Merger, 10% will be retained for a period of time in escrow as security to Caere against any breach of representations, warranties or covenants by ViewStar and 3% will be retained in escrow to reimburse Caere for certain Merger related expenses beyond those that Caere has agreed to assume. Any shares not required to satisfy such obligations will be released from escrow to the ViewStar shareholders. See "The Merger and Related Transactions -- Escrow."

     No fractional shares of Caere Common Stock will be issued in the Merger. Instead, each ViewStar shareholder who would otherwise be entitled to receive a fraction of a share of Caere Common Stock will receive an amount of cash equal to the per share market value of Caere Common Stock (based on the Designated Caere Stock Price) multiplied by the fraction of a share of Caere Common Stock to which the shareholder would otherwise be entitled. Caere intends to use its current cash resources to fund the payments for fractional shares.

     ViewStar Options. Upon consummation of the Merger, each then outstanding ViewStar Option will automatically be converted into an option to purchase a number of shares of Caere Common Stock determined by multiplying the number of shares of ViewStar Common Stock subject to the ViewStar Option by the Applicable Fraction, at an exercise price per share of Caere Common Stock equal to the exercise price per share of the ViewStar Option at the time of the Merger divided by the Applicable Fraction, rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Caere Common Stock subject to a converted ViewStar Option will be rounded down to the nearest whole share, with no cash being payable for such fractional share. The other terms of each ViewStar Option, including status as an "incentive stock option" for federal income tax purposes and vesting schedule, will remain unchanged. Caere will file a Registration Statement on Form S-8 with the Commission within seven business days of the Merger Date with respect to the issuance of shares of Caere Common Stock upon exercise of the assumed ViewStar Options.


     Holders of vested ViewStar Options who exercise such options during the escrow periods described under "The Merger and Related Transactions -- Escrow" will have 10% and 3% of such option shares withheld in escrow on the same terms as ViewStar shareholders.


     As of the Merger Date, approximately 1,520,736 shares of ViewStar Common Stock will be subject to outstanding vested ViewStar Options and approximately 1,295,218 shares of ViewStar Common Stock will be subject to outstanding unvested ViewStar Options. The foregoing numbers are subject to change based upon the granting, exercise, termination or expiration of ViewStar Options at or prior to the Merger Date. Based on the Assumed Applicable Fraction, if the same number of shares are subject to ViewStar Options at the Merger Date, such options would be converted into options to purchase an aggregate of approximately 563,754 shares of Caere Common Stock.



     ViewStar Warrants. At the Record Date, there are outstanding warrants (the "ViewStar Warrants") to purchase an aggregate of 275,000 shares of ViewStar Common Stock and 51,282 shares of ViewStar Preferred Stock at various exercise prices. All of the ViewStar Warrants will expire by their terms on the Merger Date unless exercised. Holders of those ViewStar Warrants having an exercise price below the result of the multiplication of the applicable exchange ratio for the shares of ViewStar Capital Stock issuable upon exercise thereof by the Designated Caere Stock Price may elect to exercise such ViewStar Warrants on a "net exercise" basis by notifying ViewStar that, rather than tendering the cash required to purchase the full number of shares subject to the ViewStar Warrant, the holder elects to surrender the ViewStar Warrant in exchange for a number of shares determined by dividing (a) the aggregate fair market value of all the shares subject to the ViewStar Warrant (determined by the value to be received for shares of such class in the Merger) minus the aggregate cash exercise price of the ViewStar Warrant, by (b) the fair market value of one share of the class subject to the ViewStar Warrant. Holders of ViewStar warrants may submit notices of exercise that are conditional on the consummation of the Merger.


     Conversion of Sub Shares. Each share of Sub outstanding on the Merger Date will convert in the Merger into one share of ViewStar Common Stock.


     Surrender of Certificates. If the Merger becomes effective, Caere will mail a letter of transmittal with instructions to all holders of record of ViewStar Capital Stock as of the Merger Date for use in surrendering their stock certificates in exchange for certificates representing Caere Common Stock and a cash payment in lieu of fractional shares. Certificates representing shares of ViewStar Capital Stock should not be surrendered until the letter of transmittal is received.


     COMPARATIVE STOCK PRICE AND BOOK VALUE PER SHARE


     The following table sets forth the closing prices of Caere Common Stock on the Nasdaq National Market on October 6, 1995, the last trading day before announcement of the proposed Merger, and on December 7, 1995, the latest practicable trading day before the printing of this Prospectus/Joint Proxy Statement, and equivalent per share prices for ViewStar Common Stock based on the application of the Assumed Applicable Fraction to the Caere Common Stock prices at the dates indicated:



                                                              CAERE           VIEWSTAR
                                                           COMMON STOCK     EQUIVALENT(A)
                                                           ------------     -------------
        October 6, 1995..................................     $10.00            $2.00
        December 7, 1995.................................     $ 8.25            $1.65


---------------

(a) Represents the equivalent of one share of ViewStar Common Stock calculated by multiplying the price per share of Caere Common Stock by the Assumed Applicable Fraction.

     At September 30, 1995, book values per share of Caere Common Stock and ViewStar Common Stock, the pro forma combined book value per share and the book value per share of ViewStar Common Stock based on the application of the Assumed Applicable Fraction to the book value per share of Caere were as follows:


                                          CAERE         VIEWSTAR     PRO FORMA     VIEWSTAR
                                       COMMON STOCK   COMMON STOCK   COMBINED    EQUIVALENT(B)
                                       ------------   ------------   ---------   -------------
        September 30, 1995...........     $ 4.62         $(0.71)       $2.99         $0.60

---------------

(b) Represents the equivalent of one share of ViewStar Common Stock calculated by multiplying the pro forma combined book value per share of Caere Common Stock by the Assumed Applicable Fraction.



     Accordingly, the Assumed Applicable Fraction resulted in a premium based on the respective book values of the shares at September 30, 1995.


     RELATED AGREEMENTS

     Affiliate Agreements. To help ensure that the Merger will be accounted for as a "pooling of interests," the executive officers and directors of Caere and ViewStar and 10% shareholders of ViewStar have executed agreements that require such persons to vote shares of ViewStar Capital Stock or Caere Common Stock, as the case may be, in favor of the Merger and prohibit such persons from disposing of their shares during the period commencing 30 days prior to the closing date of the Merger (the "Closing Date") and ending when Caere first publicly releases its quarterly financial statements including the combined financial results of ViewStar and Caere for a period of at least 30 days. Pursuant to such agreements, ViewStar affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger. In addition, certain shareholders of ViewStar will also sign agreements making certain representations pertaining to the "continuity of interest" requirements for a tax-free reorganization. See "Certain Federal Income Tax Matters" below.


     Conversion Agreements. Certain holders of ViewStar Preferred Stock have agreed to convert not less than 78.5%, 78.1%, 98.1%, 70.4% and 35.0% of all shares of ViewStar Series A, B, C, D and E Preferred Stock (representing approximately 72% in the aggregate of all shares of Preferred Stock) into ViewStar Common Stock immediately prior to the Merger Date.



     Voting Agreements. Pursuant to voting agreements executed concurrently with the execution of the Merger Agreement, directors, executive officers and certain major shareholders of ViewStar holding in the aggregate approximately 51.3% of the outstanding shares of ViewStar Preferred Stock and 22.3% of the outstanding shares of ViewStar Common Stock have agreed to vote in favor of the Merger and have granted Robert G. Teresi, Chairman and Chief Executive Officer of Caere, and Blanche M. Sutter, Vice President, Finance, Chief Financial Officer and Secretary of Caere, proxies to vote their shares of ViewStar Common Stock and ViewStar Preferred Stock in favor of the Merger. Including directors, executive officers and certain major shareholders of ViewStar who have entered into affiliate agreements, holders in the aggregate of approximately 27.3% of the outstanding shares of ViewStar Common Stock and 80.4% of the outstanding shares of ViewStar Preferred Stock have agreed to vote for the Merger.


     BENEFITS TO VIEWSTAR EXECUTIVES FROM THE MERGER

     Kamran Kheirolomoom, President and Chief Executive Officer of ViewStar, and Mark Perry, Chairman of the Board of Directors of ViewStar, have employment agreements with ViewStar that provide significant benefits to them in connection with their termination or any change of control of ViewStar, such as the Merger. These benefits include substantial cash payments and the acceleration and continued vesting of certain stock options. See "The Merger and Related Transactions -- Benefits to ViewStar Executives from the Merger."

     REPRESENTATIONS AND COVENANTS

     Under the Merger Agreement, Caere and ViewStar made a number of representations regarding their respective businesses, capital structures, operations, financial condition and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. Each party covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business, it will not take certain actions outside the ordinary course of business without the other's consent and it will use its commercially reasonable efforts to consummate the Merger. ViewStar has agreed not to initiate or solicit any proposals relating to the possible acquisition of ViewStar or any material portion of its capital stock or assets by any person other than Caere, and has further agreed not to enter into any agreement providing for any such acquisition. Caere has agreed, if the Merger is consummated, to maintain to the extent practicable ViewStar's current employee benefit plans and arrangements until ViewStar's employees are allowed to participate in comparable Caere plans or arrangements and to use reasonable efforts to provide ViewStar employees the same or comparable benefits under Caere's employee benefit plans and arrangements as are provided to similarly situated employees of Caere. Caere also has agreed to provide employees of ViewStar with the opportunity to participate in employee stock option or other incentive compensation plans of Caere on substantially the same terms and conditions as are available to Caere's similarly situated employees.

     ESCROW


     The Merger Agreement provides that 10% of the shares of Caere Common Stock to be issued to ViewStar shareholders and to be issued to holders of vested ViewStar Options when exercised will be placed in escrow to indemnify Caere for damages arising from the following circumstances: (a) an inaccuracy in or breach of a representation or warranty of ViewStar in the Merger Agreement or any related agreement; (b) a breach of a covenant or obligation of ViewStar or any of the Signing Shareholders; or (c) any legal proceeding in connection with clauses (a) and (b). No claims may be asserted against shares in the escrow after 135 days after the Closing Date. The Escrow Agent is presently expected to be the State Street Bank and Trust Company. Subject to the retention of shares in the escrow to cover claims made during the escrow period, any shares remaining in the escrow after such 135 day period will be distributed pro rata to the beneficial owners.


     The Merger Agreement also provides that 3% of the shares of Caere Common Stock to be issued to ViewStar shareholders and to be issued to holders of vested ViewStar Options when exercised will be placed in escrow to compensate Caere to the extent that (i) ViewStar's legal and accounting fees and the fees and expenses payable to UBS exceed $750,000; (ii) the costs and expenses of Mr. Kheirolomoom's employment agreement exceed or will exceed $500,000; (iii) the costs and expenses of Mr. Perry's employment agreement exceed or will exceed $400,000; (iv) any amounts are paid or to be paid to employees as severance; or
(v) amounts are paid to employees under the ViewStar employee retention program in excess of $740,000. This escrow will terminate not later than 90 days after the Closing Date and any remaining shares will be distributed pro rata to their beneficial owners. See "The Merger and Related Transactions -- Escrow" and
"-- Benefits to ViewStar Executives from the Merger."

     CONDITIONS TO THE MERGER

     In addition to the requirement that the approval by the Caere stockholders and ViewStar shareholders be received, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, the accuracy of the other party's representations, the other party's performance of its covenants, the absence of a material adverse change with respect to the other party, favorable legal opinions (including opinions to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization), and the absence of legal action preventing the consummation of the Merger.

     Caere's obligation to consummate the Merger will be further conditioned upon (i) the receipt of a letter from KPMG Peat Marwick LLP ("KPMG") that the Merger will be treated as a pooling of interests for accounting purposes; and
(ii) holders of no more than 10% of the ViewStar Common Stock and 10% of the ViewStar Preferred Stock being eligible to exercise dissenters' rights of appraisal under California law. See "The Merger and Related
Transactions -- Dissenters' Rights."

     TERMINATION AND BREAK-UP FEES

     Termination. The Merger Agreement may be terminated by mutual agreement of both parties or by either party (i) as a result of a material breach by the other party of any covenant or agreement set forth in the Merger Agreement; (ii) if the timely satisfaction of any of its conditions for closing the Merger has become impossible; (iii) if any of its closing conditions have not been satisfied at the "Scheduled Closing Time" (which is no later than third day after the Caere Meeting); or (iv) if the Closing has not taken place or before the Final Date (as defined below).

     The term "Final Date" is defined in the Merger Agreement as March 31, 1996, except that if a temporary, preliminary or permanent injunction or other order by any federal or state court that would prohibit or otherwise restrain consummation of the Merger is issued and in effect on such date, and such injunction has not become final and nonappealable, either ViewStar or Caere may, by giving the other written notice thereof on or prior to March 31, 1996, extend the time for consummation of the Merger up to and including the earlier of the date such injunction becomes final and nonappealable or June 30, 1996, so long as ViewStar or Caere shall, at its own expense, use its best efforts to have such injunction dissolved.

     Break-up Fees. In the event of a termination by ViewStar of the Merger Agreement due to the failure of certain closing conditions deemed by the parties to be within Caere's reasonable control, Caere would be required to pay ViewStar $1,200,000. In addition, Caere would be required to pay ViewStar $1,200,000 if Caere's stockholders fail to approve the Merger and (i) Caere's Board of Directors failed to recommend the Merger or withdrew its recommendation or (ii) a third party announced its intention to acquire Caere prior to the Caere stockholders' vote on the Merger.

     In the event of a termination by Caere, due to the failure of any of certain conditions deemed by the parties to be within ViewStar's reasonable control, ViewStar would be required to pay Caere $1,200,000. In addition, ViewStar would be required to pay Caere $1,200,000 if ViewStar's shareholders fail to approve the Merger by sufficient votes to preclude the possibility of more than 10% of the shares of ViewStar Common Stock or 10% of the shares of ViewStar Preferred Stock becoming dissenting shares and (i) ViewStar's Board of Directors' failed to recommend the Merger or withdrew its recommendation or (ii) a third party announced its intention to acquire ViewStar prior to the ViewStar shareholders' vote on the Merger.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the ViewStar shareholders on the exchange of ViewStar capital stock for Caere Common Stock, except to the extent that ViewStar shareholders receive cash in lieu of fractional shares or upon exercise of dissenters' or appraisal rights. The Merger Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to Caere's and ViewStar's obligations to consummate the Merger, Caere and ViewStar are to receive opinions at the Merger Date from their respective legal counsel that the Merger will be treated as a tax-free reorganization for federal income tax purposes. ViewStar shareholders are urged to consult their own tax advisors regarding such tax consequences. See "The Merger and Related Transactions -- Certain Federal Income Tax Matters."


     ACCOUNTING TREATMENT

     The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to Caere's obligation to consummate the Merger, Caere is to receive a letter to such effect from KPMG, the independent auditors for Caere. See "The Merger and Related Transactions -- Accounting Treatment."

     APPRAISAL AND DISSENTERS' RIGHTS

     If the Merger Agreement is approved by the required vote of ViewStar shareholders and is not abandoned or terminated, holders of ViewStar Capital Stock who did not vote in favor of the Merger may, by complying with the California General Corporation Law (the "California Law"), Sections 1300 through 1312, be entitled to dissenters' rights as described therein. However, it is a condition to Caere's obligation to consummate the

Merger that not more than 10% of the shares of ViewStar Common Stock and 10% of the shares of ViewStar Preferred Stock be eligible to exercise dissenters' rights. Under the Delaware General Corporation Law (the "Delaware Law"), Caere stockholders are not entitled to dissenters' rights or appraisal rights with respect to the proposed Merger. See "The Merger and Related
Transactions -- Appraisal and Dissenters' Rights."

     MERGER EXPENSES

     Caere and ViewStar estimate that they will incur direct transaction costs of approximately $2.1 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. In addition, Caere anticipates incurring a charge upon consummation of the Merger of $2.0 million to $2.2 million to reflect costs and expenses relating to integrating the two companies. See "Pro Forma Combined Condensed Financial Information" included elsewhere herein.


     Whether or not the Merger is consummated, except as set forth below, each party will bear its own costs and expenses in connection with the Merger and the transactions provided for therein. Caere has agreed to pay RS & Co. a transaction fee of $575,000 if the Merger is consummated, $200,000 of which was payable upon delivery by RS & Co. of its fairness opinion and the balance of which will be paid within ten days after the Merger Date. See "The Merger and Related Transactions -- Opinion of Financial Advisor."


     For services rendered to ViewStar in connection with the Merger, ViewStar has agreed to pay UBS a fee of 1.5% percent of the value of the consideration paid by Caere in the Merger and has also agreed to reimburse UBS for reasonable out-of-pocket expenses incurred in connection with this transaction. Steven Brooks, a managing director of UBS, is a director of ViewStar.

     WAIVERS AND AMENDMENTS


     At any time at or prior to the Merger Date, to the extent legally allowed, Caere or ViewStar, without approval of the stockholders or shareholders, respectively, of such company, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of that company. Neither Caere nor ViewStar currently intends to waive compliance with any such agreements or conditions.


     The Merger Agreement may be amended by Caere and ViewStar at any time before or after approval of the Caere stockholders or the ViewStar shareholders, except that, after such approval, no amendment may be made that requires the further approval of the Caere stockholders or the ViewStar shareholders under applicable law, unless such approval is obtained.

     REGULATORY MATTERS

     Caere and ViewStar are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.


ADDITIONAL MATTER FOR CAERE STOCKHOLDERS


     In addition to the proposal to approve and adopt the Merger Agreement and the Merger, Caere stockholders will be asked at the Caere Meeting to consider and vote upon a proposal to approve an amendment to the Purchase Plan to increase the number of shares of Caere Common Stock available under the Purchase Plan from 350,000 to 500,000, an increase of 150,000 shares. See "Additional Matter for Consideration of Caere Stockholders."

     Caere's Board of Directors has unanimously approved the amendment to the Purchase Plan and unanimously recommends that the stockholders of Caere approve the amendment to the Purchase Plan.


ADDITIONAL MATTER FOR VIEWSTAR SHAREHOLDERS


     In addition to the proposal to approve the Merger Agreement and the Merger, ViewStar shareholders will be asked at the ViewStar Meeting to consider and vote upon a proposal to approve certain payments and benefits pursuant to the employment agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. If such proposal is approved, the full amount of payments and benefits under the Employment Agreements will be paid without the adverse tax consequences otherwise associated with "excess parachute payments" under Section 280G of the Internal Revenue Code, including loss of tax deductions to ViewStar and imposition of a 20% excise tax on the recipients of such payments and benefits. Pursuant to voting agreements dated as of December 8, 1995, certain shareholders of ViewStar holding in the aggregate approximately 75.1% of the shares of ViewStar Capital Stock outstanding on the Record Date, excluding the shares of ViewStar Capital Stock owned by the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar, voting as a single class on an as-converted basis, have agreed to vote in favor of the certain payments and benefits pursuant to the Employment Agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of ViewStar. See "Additional Matter for Consideration for ViewStar Shareholders."



     ViewStar's Board of Directors has unanimously approved such payments and benefits pursuant to the employment agreements and unanimously recommends that the shareholders of ViewStar approve such payments and benefits. Such executive officers are members of the Board of Directors of ViewStar.


MARKET PRICE DATA

     The following table sets forth the range of high and low bid prices reported on the Nasdaq National Market for Caere Common Stock for the periods indicated:


                                                                HIGH             LOW
                                                               -------         -------
        Fiscal Year Ended December 31, 1993:
          First Quarter......................................  $24.50          $12.50
          Second Quarter.....................................   13.50            6.50
          Third Quarter......................................    8.50            5.50
          Fourth Quarter.....................................   10.00            5.50
        Fiscal Year Ended December 31, 1994:
          First Quarter......................................   11.125           7.75
          Second Quarter.....................................    9.625           6.25
          Third Quarter......................................   10.25            6.50
          Fourth Quarter.....................................   19.125           9.125
        Fiscal Year Ended December 31, 1995:
          First Quarter......................................   18.25            9.25
          Second Quarter.....................................   10.50            7.125
          Third Quarter......................................   13.125           8.25
          Fourth Quarter (through December  , 1995)..........



     As of the Record Date, December 12, 1995, there were approximately 583 stockholders of record who held shares of Caere Common Stock, as shown on the records of Caere's transfer agent for such shares. As of that date, there were approximately 263 shareholders of record who held shares of ViewStar Capital Stock.


     Caere has never paid any cash dividends on its stock, and anticipates that for the foreseeable future it will continue to retain any earnings for use in the operation of its business.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical financial information of Caere and ViewStar has been derived from their respective historical financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included or incorporated by reference herein. The selected pro forma financial information is derived from the pro forma combined condensed financial statements, which give effect to the Merger as a pooling of interests and should be read in conjunction with such pro forma statements and the notes thereto included in this Prospectus/Joint Proxy Statement. For purposes of the pro forma operating data, Caere's consolidated financial statements for the two fiscal years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1995 have been combined with the ViewStar financial statements for the two fiscal years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1995. No dividends have been declared or paid on Caere Common Stock or ViewStar Capital Stock. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                CAERE SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,                   ENDED
                                       -----------------------------------------------   SEPTEMBER 30,
                                        1990      1991      1992      1993      1994         1995
                                       -------   -------   -------   -------   -------   -------------
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenues.......................  $44,248   $51,529   $57,093   $48,264   $59,130      $38,453
  Operating earnings (loss)..........    4,652     8,580     7,784    (2,758)    2,612          981
  Earnings (loss) before cumulative
     effect of change in accounting
     principle.......................    3,728     6,560     4,774      (608)    2,384        2,169
  Earnings (loss) before cumulative
     effect of change in accounting
     principle per share.............  $  0.29   $  0.51   $  0.36   $ (0.05)  $  0.18      $  0.16
  Shares used in per share
     calculation.....................   12,792    12,911    13,318    12,639    13,136       13,477

                                                     AS OF DECEMBER 31,                      AS OF
                                       -----------------------------------------------   SEPTEMBER 30,
                                        1990      1991      1992      1993      1994         1995
                                       -------   -------   -------   -------   -------   -------------
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
  Cash and short-term investments....  $28,379   $33,998   $40,977   $39,325   $51,099      $45,414
  Working capital....................   35,470    42,557    47,340    46,552    53,729       54,535
  Total assets.......................   45,260    55,134    63,001    58,684    67,902       67,371
  Stockholders' equity...............   39,878    47,310    54,430    51,620    57,753       61,194

               VIEWSTAR SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,                   ENDED
                                      ------------------------------------------------   SEPTEMBER 30,
                                       1990      1991      1992      1993       1994         1995
                                      -------   -------   -------   -------   --------   -------------
HISTORICAL STATEMENT OF OPERATIONS
  DATA:
  License fees......................  $ 6,898   $ 6,580   $10,790   $15,847   $ 10,436      $ 8,491
  Services..........................       --     3,381     6,616    10,205     11,857        8,517
  Hardware sales and fees...........       --     2,489     5,725     2,044        519           70
                                      -------   -------   -------   -------   --------      -------
          Net revenues..............    6,898    12,450    23,131    28,096     22,812       17,078
  Operating loss....................   (4,057)     (893)     (226)   (1,876)   (11,122)      (7,119)
  Loss before income taxes..........   (3,906)     (841)     (335)   (2,196)   (11,207)      (7,408)
  Net loss..........................   (3,906)     (841)     (412)   (2,315)   (11,262)      (7,440)
  Net loss per share................  $ (2.97)  $  (.63)  $  (.29)  $ (1.46)  $  (6.06)     $ (3.19)
  Shares used in per share
     calculation....................    1,316     1,325     1,425     1,591      1,857        2,329

                                                     AS OF DECEMBER 31,                      AS OF
                                      ------------------------------------------------   SEPTEMBER 30,
                                       1990      1991      1992      1993       1994         1995
                                      -------   -------   -------   -------   --------   -------------
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents.........  $3,756    $3,832    $ 4,030   $ 5,914   $ 4,094      $     750
  Working capital(1)................   1,066     5,119      4,666     5,800    (3,513 )      (10,462)
  Total assets......................   7,556     9,395     15,199    18,581    17,856         11,156
  Shareholders' equity..............   1,410     5,801      5,546     7,175      (978 )       (8,349)

                                                                    THREE MONTH PERIOD ENDED
                                                            ----------------------------------------
                                                            MARCH 31,     JUNE 30,     SEPTEMBER 30,
                                                              1995          1995           1995
                                                            ---------     --------     -------------
License fees..............................................   $ 1,086      $  2,977        $ 4,428
Services..................................................     2,706         2,759          3,052
Hardware sales and fees...................................        27            45             (2)
                                                             -------       -------         ------
          Net revenues....................................     3,819         5,781          7,478
Operating loss............................................    (4,338)       (2,554)          (227)
Loss before income taxes..................................    (4,372)       (2,667)          (369)
Net loss..................................................    (4,372)       (2,699)          (369)
Net loss per share........................................     (1.98)        (1.14)          (.15)
Shares used in per share calculation......................     2,205         2,376          2,404

---------------

(1) Working capital as of September 30, 1995 includes $9,995,000 of deferred revenues.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      NINE MONTHS
                                                                  YEARS ENDED            ENDED
                                                                 DECEMBER 31,          SEPTEMBER
                                                              -------------------         30,
                                                               1993        1994          1995
                                                              -------     -------     -----------
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS DATA:
  Net revenues..............................................  $76,360     $81,942       $55,531
  Operating loss............................................   (4,634)     (8,510)       (6,138)
  Loss before cumulative effect of change in accounting
     principle..............................................   (2,923)     (8,878)       (5,271)
  Loss before cumulative effect of change in accounting
     principle per share....................................  $ (0.20)    $ (0.58)      $ (0.33)
  Shares used in per share calculation......................   14,951      15,388        16,181


                                                                                      AS OF
                                                                                  SEPTEMBER 30,
                                                                                      1995
                                                                                  -------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
  Working capital...............................................................     $40,023
  Total assets..................................................................      76,277
  Stockholders' equity..........................................................      48,545

     See "Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of Caere and ViewStar and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis of accounting. This data should be read in conjunction with the selected financial data, the pro forma combined condensed financial information and the separate historical financial statements of Caere and ViewStar and notes thereto, incorporated by reference herein or included elsewhere in this Prospectus/Joint Proxy Statement. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.



                                                                 YEARS ENDED          NINE MONTHS
                                                                 DECEMBER 31,            ENDED
                                                              ------------------     SEPTEMBER 30,
                                                               1993        1994          1995
                                                              ------      ------     -------------
Historical -- Caere:
  Earnings (loss) before cumulative effect of change in
     accounting principle per share.........................  $(0.05)     $ 0.18        $  0.16
Historical -- ViewStar:
  Net loss per share........................................  $(1.46)     $(6.06)       $ (3.19)
Pro forma combined loss before cumulative effect of change
  in accounting principle per share(2):
  Per Caere share...........................................  $(0.20)     $(0.58)       $ (0.33)
  Equivalent per ViewStar share(3)..........................  $(0.04)     $(0.12)       $ (0.07)



                                                                                 AS OF
                                                                     ------------------------------
                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1994             1995
                                                                     ------------     -------------
Historical book value per share(1):
  Per Caere share..................................................     $ 4.43           $  4.62
  Per ViewStar share...............................................     $(0.09)          $ (0.71)
Pro forma combined book value per share(2)(4):
  Per Caere share..................................................     $ 3.27           $  2.98
  Equivalent per ViewStar share(3).................................     $ 0.66           $  0.60


---------------

(1) The historical book value per share is computed, in the case of Caere, by dividing stockholders' equity by the number of shares of Caere Common Stock outstanding at the end of each period and, in the case of ViewStar, by dividing shareholders' equity by the number of shares of ViewStar Common Stock and ViewStar Preferred Stock, on an as-converted basis, outstanding at the end of each period.

(2) Caere and ViewStar estimate they will incur direct transaction costs of approximately $2.1 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that after the Merger, Caere will incur additional charges to operations, currently estimated to be $2.0 to $2.2 million, to reflect costs associated with integrating the two companies. The Pro Forma Combined Book Value Per Share data give effect to estimated direct transaction costs and a $2.2 million charge relating to integrating the two companies as if such costs and charge had been incurred as of September 30, 1995. These costs and charges are not included in the pro forma loss before cumulative effect of change in accounting principle per share data. See "Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.


(3) The ViewStar Equivalent Pro Forma Combined Per Share amounts are calculated by multiplying the Caere combined pro forma per share amounts by the Assumed Applicable Fraction of .20020.


(4) The Pro Forma Combined Book Value Per Share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

                                  RISK FACTORS

     Each Caere stockholder and ViewStar shareholder should carefully consider and evaluate the following factors, among others, before voting on the proposed Merger.

VIEWSTAR HISTORY OF OPERATING LOSSES AND UNCERTAINTY OF FUTURE OPERATING RESULTS

     ViewStar has never operated profitably and incurred net losses of $11,262,000 in 1994 and $7,440,000 for the first nine months of 1995. These substantial losses resulted primarily from (i) costs associated with the expansion of ViewStar's direct sales force and other personnel additions in the second half of 1993 in anticipation of expected 1994 revenue growth, (ii) decreases in license fee revenues beginning in the first quarter of 1994, and
(iii) expenditures to augment ViewStar's service and support capability in the first half of 1994. The license fee revenue decreases resulted primarily from significant customer dissatisfaction with ViewStar's inability to meet customer service and support demands that arose from several large orders received in the second half of 1993. Such customer dissatisfaction and resulting lost revenue opportunities also contributed to a significant number of resignations in ViewStar's direct sales force, which had further adverse effects on license fee revenues.

     ViewStar addressed these problems by (i) shifting its focus from direct sales to an increasing reliance on system integrators and distributors to serve its target customer base, (ii) restructuring its senior management team, (iii) revamping its sales and distribution organization, (iv) adding employees to meet the service and support requirements and (v) adding employees to accelerate development of new product releases, 4.0 and 4.1. Costs associated with certain of these actions, coupled with reduced revenues, resulted in substantial losses in 1994 and the first half of 1995.

     ViewStar attributes renewed revenue growth in the second and third quarters of 1995 to the effects of the foregoing actions and the introduction of product releases 4.0 and 4.1. However, there is no assurance that the recently positive revenue trend will continue. Moreover, although ViewStar operated profitably in the third quarter, excluding severance related costs, there can be no assurance that ViewStar's business can operate profitably on a sustained basis.

TRANSITION OF CAERE BUSINESS MODEL

     During 1994, Caere began to bundle versions of its OmniPage and WordScan software recognition products with scanners from various manufacturers. Caere's objective in bundling its software products with scanners was to expand the overall market for OCR software by providing a larger number of scanner purchasers with experience in the advantages of optical character recognition. The success of this model, compared to Caere's former model of selling its software primarily through retail distribution, depends upon a significant proportion of customers who first receive OCR software in a bundled product deciding to upgrade to a newer or more fully featured version of the software. Such an upgrade is typically at a substantially lower price than the retail price of the newer or fully featured product.

     Bundled products incorporating OmniPage and WordScan began shipping in significant quantities in the fourth quarter of 1994. Because of the lower per-unit revenue to Caere that results from the combined sale of a bundled product plus an upgrade compared to the retail sale of a fully featured version of the software, the "bundle and upgrade" program resulted in decreased revenues from software recognition products for the first nine months of 1995 compared to the first nine months of 1994, despite an increase of 92% in unit sales for the same comparison periods. There can be no assurance that Caere's transition to the "bundle and upgrade" business model will be successful and provide sufficient increases in unit volume in the future to offset reduced per-unit revenue. In addition, customers using the bundled products may defer or forego purchase of Caere's more fully featured versions of OmniPage and WordScan products, if they find that the bundled products satisfy their recognition needs.

FLUCTUATIONS IN OPERATING RESULTS

     Caere's and ViewStar's revenues and operating results have fluctuated in the past and the combined company's future revenues and operating results are likely to do so in the future, particularly on a quarterly basis.

     ViewStar's license revenues are difficult to forecast because ViewStar's sales cycle is relatively long and quarterly revenues depend on a relatively few large contracts that are subject to changes in customer budgets and general economic conditions. Because ViewStar's operating expenses are based on anticipated revenue levels and a high percentage of ViewStar's expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may adversely affect operating results. In addition, ViewStar historically has operated with little backlog because its software products are generally shipped as orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Further, certain contracts may constitute a significant portion of the operating profits for the quarter in which they are signed. Historically, ViewStar has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. In addition, changes in levels of consulting activity and seasonality in training revenues, which tend to lag license fee revenues by approximately one quarter, have resulted in variability of services revenues from quarter to quarter. ViewStar also generally has realized lower revenues from license fees in the first quarter of the year than in the immediately preceding quarter. ViewStar believes that this has been primarily due to the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year, followed by lower purchasing activity during the first quarter of the calendar year. Accordingly, revenues in any quarter are not indicative of revenues in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of ViewStar."

     Caere's experience has been that a disproportionately large percentage of shipments has occurred in the third month of each fiscal quarter and that shipments tend to be concentrated in the latter half of the month. Backlogs early in a quarter are not generally large enough to assure that Caere will meet its revenue target for any particular quarter. A shortfall in shipments at the end of any particular quarter may cause the results for that quarter to fall significantly short of anticipated levels.

     The combined company's quarterly operating results may continue to fluctuate due to numerous other factors. Some of these factors include the demand for the combined company's products, seasonality, customer order deferrals in anticipation of new versions of the combined company's products, the introduction of new products and product enhancements by the combined company or its competitors, including the effects of filling the distribution channels following such introductions and of potential delays in availability of announced or anticipated products, price changes by the combined company or its competitors, product sales mix, the mix of license and service revenue, commencement or conclusion of significant development contracts, changes in foreign currency exchange rates, timing of acquisitions and associated costs, and timing of significant marketing and sales promotions.

COMPETITION AND PRICE EROSION

     The computer software and hardware markets in which both Caere and ViewStar participate are highly competitive and characterized by rapid change and improvements in technology along with constant pressure to reduce prices. Many of the combined company's competitors will have substantially greater financial, marketing, recruiting and training resources than the combined company.

     ViewStar's principal competitors include International Business Machines Corp. ("IBM"), Unisys Corporation, Wang Laboratories, Inc. ("Wang"), FileNet Corporation ("FileNet") and numerous smaller software vendors. ViewStar also faces competition from systems integrators who configure hardware and software into customized systems. In addition, new companies continue to enter the market. As the market for client-server document management and workflow software becomes increasingly competitive, many companies are offering lower priced products which compete with ViewStar products.

     Caere faces two distinct types of competition in its OCR product line. First, several companies offer packaged OCR application programs through the retail distribution channel, including Xerox Corp. ("Xerox") and several small independent software vendors. Caere expects to face significant competition and price erosion in the retail channel.

     The second area of increasing competition is in the OEM market, where companies license OCR technology to be incorporated into application software products, or to be "bundled" with related hardware products such as scanners or fax modems. Xerox is currently a major competitor in the OEM market and Adobe Systems Incorporated ("Adobe") is a potential major competitor in this market. Caere's strategy of bundling several products may encourage additional competitors to bundle some or all of their products and offer them at a reduced price.

NEW PRODUCTS AND TECHNOLOGICAL CHANGE

     The industries in which both Caere and ViewStar participate are characterized by rapid technological change, frequent product introductions and improvements and decreasing prices for both hardware and software. Accordingly, the combined company's success will depend in part upon its ability to develop product enhancements and new products that keep pace with continuing changes in technology and customer preferences while remaining price competitive. There can be no assurance that the combined company will be successful in developing product enhancements or new products to keep abreast of changing technologies, that it will be able to introduce such products on a timely basis, or that any such products or enhancements will be successful in the marketplace. The combined company's failure to develop technological improvements or to adapt its products to technological change on a timely basis may, over time, have a material adverse effect on the combined company's business.

     In addition, Caere will be subject to the risk that significant portions of the functionality provided by its OCR products could be incorporated into computer operating systems such as those developed and marketed by Microsoft Corp., Apple Computer, Inc., IBM and Novell, Inc., which could have a material adverse effect on the combined company's revenues and results of operations.

     Caere and ViewStar have incurred, and the combined company expects to continue to incur, substantial expenses associated with the introduction and promotion of new products. There can be no assurance that the expenses incurred will not exceed development budgets or that new products will achieve market acceptance and generate sales sufficient to offset development costs. In addition, programs as complex as those offered by Caere and ViewStar may contain a number of undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that, despite testing by Caere and ViewStar and by third-party test sites, errors will not be found in future releases of the combined company's products, which would negatively affect market acceptance of these products.

     The introduction of new or enhanced products requires Caere and ViewStar to manage the transition from older products. ViewStar must encourage the transition of customers to new product releases in order to minimize the costs associated with supporting multiple product versions. Caere must manage new product introductions so as to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demands. Caere and ViewStar have from time to time experienced delays in the shipment of new products. There can be no assurance that future product transitions will be managed successfully by the combined company.

COMBINATION OF THE COMPANIES; POSSIBLE ADVERSE EFFECT ON FINANCIAL RESULTS

     The combination of the two organizations will require the dedication of management resources, which will temporarily distract attention from the day-to-day business of the combined company. There can be no assurance that the combination will be completed without disrupting Caere's and ViewStar's businesses. Should Caere and ViewStar not be able to combine their businesses in a timely and coordinated fashion, it could result in a material adverse effect on operating results. Moreover, the ability of the combined company to retain key management, technical, sales and marketing personnel will be critical to the combined company's future operations. In addition, the anticipated combination of the two companies may cause uncertainties, hesitation and possible dissatisfaction among customers and potential customers of Caere and ViewStar.

     Caere and ViewStar estimate they will incur direct transaction costs of approximately $2.1 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. In addition, Caere anticipates incurring an additional charge upon consummation of the Merger of $2.0 million to $2.2 million to reflect costs and expenses relating to integrating the two companies. See "Pro Forma Combined Condensed Financial Information" included elsewhere herein.

KEY PERSONNEL

     Caere's and ViewStar's success depends to a significant degree upon the continued contributions of the combined company's key management, marketing, product development and operational personnel. In the past fifteen months, both Caere and ViewStar have filled a number of key management positions. The success of the combined company will depend to a large extent upon its ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the combined company will be able to attract and retain enough qualified employees. If the business of the combined company grows, it may become increasingly difficult for it to hire, train and assimilate the new employees needed. In addition, it is possible that the business changes or uncertainty brought about by the Merger may cause key employees to leave Caere or ViewStar prior to the Merger or to leave the combined company following the Merger. The combined company's inability to retain and attract key employees could have a material adverse effect on the combined company's product development and results of operations. Neither Caere or ViewStar carries any key person life insurance with respect to any of its personnel.

DEPENDENCE UPON COMPLEX SERVICE DELIVERY MODEL

     Successful implementation of ViewStar's software often requires significant and complex add-on implementation and integration services, which may be provided by ViewStar or by other certified service providers. These complex services require close coordination between ViewStar's service and support functions, the customer's internal support resources, and third party integration service providers. The combined company's future operating results will be dependent on its ability to coordinate these complex service resources and assure successful implementation of the ViewStar software, while limiting the costs that the combined company incurs. Customer satisfaction in certain key accounts may be critical to generating additional business in these customers' industries or geographic areas. In such accounts, ViewStar may have to devote significant additional resources to ensure successful implementation and integration, thereby negatively affecting profitability. Failure to achieve customer satisfaction despite such efforts could adversely affect future operating results.

LACK OF PRODUCT REVENUE DIVERSIFICATION

     ViewStar derived substantially all of its revenues in the first nine months of 1995 from its workflow and document management software. Caere derived approximately 80% of sales in the first nine months of 1995 from the OmniPage and WordScan line of products. Caere expects that these software products will continue to account for a majority of the combined company's sales in the future. A decline in demand for these products as a result of competition, technological change or other factors would have a material adverse effect on the combined company's results of operations.

DEPENDENCE ON DISTRIBUTION PARTNERS

     Commencing in 1994, ViewStar reduced its reliance on its direct sales force and increased its reliance on sales through system integrators and distributors. ViewStar license revenues through system integrators and distributors have increased from 22% of license fees in 1994 to 35% for the nine months ended September 30, 1995. Through their extensive business relationships, system integrators and distributors have the capacity to generate greater volumes of orders than ViewStar's direct sales force. Moreover, systems integrators and distributors are able to provide a substantial amount of the service and support that would otherwise have to be supplied by ViewStar. Most of ViewStar's system integrators and distributors do not have long-standing relationships with ViewStar and may cease actively marketing ViewStar products at any time. Some of ViewStar's system integrators and distributors also offer competing products or systems manufactured by third parties or themselves. The loss of one or more system integrators or distributors, or the failure of the parties to renew agreements with ViewStar on expiration, could have a material adverse effect on ViewStar's business, revenue growth and operating results.

     Caere's sales are made primarily through independent distributors, value-added resellers ("VARs"), original equipment manufacturers ("OEMs"), independent software vendors, and systems integrators, and to retail dealers and chains. Accordingly, the combined company will be dependent upon the continued viability and financial stability of such distributors and resellers, which are not under the direct control of Caere. In addition, sales by these resellers and distributors in turn are substantially dependent upon the growth of the personal computer industry. Due in part to the historical volatility of the personal computer industry, certain of Caere's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the combined company will continue to depend in large part upon its resale channels. If its resellers were to experience financial difficulties, the combined company's results of operations could be adversely affected. Additionally, there are increasing numbers of companies competing for access to these distribution channels. Distributors and retailers often carry competing products. Retailers of Caere's products typically have a limited amount of shelf space and promotional resources for which there is intense competition. Caere's arrangements with its respective distributors may be terminated by either party at any time without cause. There can be no assurance that distributors and retailers will continue to provide the combined company's products with adequate levels of shelf space and promotional support. Failure to do so would have a material adverse effect on the combined company's results of operations.

RISK OF PRODUCT RETURNS

     Like other manufacturers of packaged software products, Caere is exposed to the risk of product returns from distributors. Although Caere attempts to monitor and manage the volume of its sales to distributors, overstocking by its distributors may lead the combined company to accept returns, whether or not the distributors have a contractual right to return the products. In addition, the risk of product returns may increase if the demand for new products introduced by the combined company is lower than Caere or its distributors anticipate at the time of introduction. Although Caere believes that it provides adequate allowances for returns, there can be no assurance that actual returns will not exceed the combined company's allowances. Any product returns in excess of recorded allowances could result in a material adverse effect on operating results of the combined company.

INTERNATIONAL SALES

     Caere's international sales for the nine months ended September 30, 1995 represented approximately 29% of Caere's net revenues. ViewStar's international sales for the same period represented approximately 26% of ViewStar's net sales. Caere expects that international sales will continue to represent a significant portion of the combined company's product revenues and that the combined company will be subject to the normal risks of international sales, such as export laws, currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collections and the requirement of complying with a wide variety of foreign laws. Although Caere and ViewStar have not previously experienced any difficulties under foreign law in exporting their products to other countries, there can be no assurance that the combined company will not experience such difficulties in foreign countries in the future. Any such difficulties would have a material adverse effect on the combined company's international sales. In addition, because both companies invoice their foreign sales in U.S. dollars, fluctuations in exchange rates could affect demand for the combined company's products by causing their prices to be out of line with products priced in the local currency. See also "Risk Factors -- Dependence on Proprietary Rights; Uncertainty of Obtaining Licenses."

MATURE MARKETS FOR CERTAIN OCR PRODUCTS

     For fiscal years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995, Caere derived approximately 22%, 15% and 14%, respectively, of its net revenues from sales of its transaction processing OCR and bar code products. The market for both of these sets of products is relatively mature and may not be subject to growth or expansion by the combined company in the future. There can be no assurance that Caere's hardware-based transaction processing products will continue to be a significant source of net revenues for the combined company.

DEPENDENCE ON SOLE SOURCE SUPPLIERS

     Most of the components used in the manufacture of Caere's products are available from multiple sources of supply. Certain components used in the manufacture of Caere's transaction processing products, however, are each currently available only from a single source. Although Caere generally maintains several months of inventory of these components, failure of a single-source supplier to deliver required quantities of such materials could materially adversely affect the combined company's operating results. Caere believes that, if necessary, it could develop alternative sources of supply for these components and parts, or re-engineer the products. However, any delays in developing such alternative sources of supply or in the re-engineering of the products could have a material adverse effect on the combined company's results of operations.

DEPENDENCE ON MARKET ACCEPTANCE OF IMAGE INPUT DEVICES

     Although Caere is seeking to diversify its product line, Caere's revenues since 1992 have been derived primarily from software products that are designed for use with scanners, computer fax images, digital photocopiers and other similar image sources. The demand for Caere products depends upon continued growth in unit sales of these image input devices and upon Caere's ability to maintain the compatibility of its products with all or most of these commercially available image input devices. Although image input device sales have increased in recent years, there can be no assurance that sales growth will continue. Any significant decline in the level of image input device sales would have an immediate and materially adverse effect on the combined company's revenues.

DEPENDENCE ON PROPRIETARY RIGHTS; UNCERTAINTY OF OBTAINING LICENSES

     Caere and ViewStar rely on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and cross-licensing arrangements to establish and protect their proprietary rights. Caere has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect Caere's technology. In addition, there can be no assurance that any patents that may be issued to Caere will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the combined company. Caere and ViewStar each have a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the combined company's use of registered or common law marks, or that, if litigation against the combined company were successful, any resulting loss of the right to use a trademark would not reduce sales of the combined company's products in addition to the possibility of a significant damages award. Although, following the Merger, Caere intends to defend the proprietary rights of the combined company, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that Caere's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the combined company to the same extent as do the laws of the United States.

     Caere and ViewStar have received, and may receive in the future, communications asserting that their products infringe the proprietary rights of third parties or seeking indemnification against such infringement. Caere and ViewStar are not aware that any of their respective products, trademarks, or other proprietary rights infringe the property rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the combined company in the future with respect to current or future products or that any such assertion may not require the combined company to enter into royalty arrangements or result in costly litigation. As the number of software products in the industry increases and the functionality of these products further overlap, Caere believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend. There can be no assurance that any such intellectual property litigation that may be brought in the future will not have a material adverse effect on the combined company's financial position or results of operations. As a result of such claims or litigation, it may become necessary or desirable in the future for the combined company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

     In addition, both Caere and ViewStar have developed products in the past that incorporate technology based on licenses received by them from third parties. The combined company's ability to continue to develop and commercialize its products will be affected by its ability to renew existing technology licenses and to obtain technology licenses from third parties in the future. There can be no assurance that the combined company will be able to renew its current licenses or obtain any necessary licenses in the future. The failure to renew existing licenses or to obtain any licenses that may be required in the future could have a material adverse effect on the combined company.

POSSIBLE VOLATILITY OF CAERE STOCK PRICE


     The prices for Caere Common Stock have fluctuated widely in the past. The management of Caere believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by Caere and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Caere anticipates that prices for Caere Common Stock may continue to be volatile following the Merger. Such future stock price volatility for Caere Common Stock may provoke the initiation of securities litigation, such as the class action suits filed against Caere in the past, which may divert substantial management resources and have an adverse effect on Caere and on the combined company's results of operations. In addition, the total number of shares issuable in connection with the Merger is fixed and will not be adjusted based on changes in the relative trading prices of Caere Common Stock, unless the Designated Caere Stock Price is less than $8.50 or more than $13.73. If the Designated Caere Stock Price is less than $8.50 or more than $13.73, the number of shares of Caere Common Stock issued pursuant to the Merger shall increase or decrease according to the formula set forth under "The Merger and Related Transactions -- Conversion of Shares." The trading price of Caere Common Stock at the Merger Date may vary from the price as of the date hereof, or the date on which stockholders vote on the Merger, as a result of changes in the business, operations, financial results and prospects of Caere or ViewStar, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "The Merger and Related Transactions -- Reasons for the Merger."


EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND CAERE'S CHARTER DOCUMENTS


     Upon consummation of the Merger, the former shareholders of ViewStar, a corporation organized under the laws of California, will become stockholders of Caere, a corporation governed by the laws of Delaware. Certain provisions of the Delaware Law and the charter documents of Caere may have the effect of delaying, deferring or preventing changes in control or management of Caere. Caere is subject to the provisions of Section 203 of the Delaware Law, which has the effect of restricting changes in control of a company. In addition, Board of Directors of Caere is divided into three separate classes. The Board of Directors of Caere has authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by its stockholders. Caere also has a Preferred Share Rights Plan (the "Caere Rights Plan"). See "Comparison of Rights of Stockholders of Caere and ViewStar -- Caere Rights Plan." The antitakeover protections of the Delaware Law, the Caere charter documents and the Caere Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding stock of Caere. See "Comparison of Rights of Stockholders of Caere and ViewStar."

SHARES ELIGIBLE FOR FUTURE SALE


     Subject to upward or downward adjustment if the Designated Caere Stock Price falls outside the range of $8.50 to $13.73, Caere will issue 3,418,496 shares of Caere Common Stock in the Merger or upon subsequent exercises of assumed ViewStar Options that were vested but not exercised as of the Merger Date, and up to an additional 259,303 shares of Caere Common Stock will be issuable upon the future vesting and exercise of the assumed unvested ViewStar Options (based on the estimated number of unvested ViewStar Options that will be outstanding at the Merger Date and based on the Assumed Applicable Fraction). In general, the shares issued in the Merger, other than to ViewStar affiliates, will be freely tradable following the Merger. The shares issued after the Merger Date upon the exercise of the assumed ViewStar Options will be registered pursuant to a registration statement on Form S-8 to be filed by Caere under the Securities Act within seven business days after the Merger Date. In addition, persons who may be considered affiliates of Caere or ViewStar, respectively, have agreed that they will not transfer, sell, exchange, pledge or otherwise dispose of any Caere Common Stock now held by such holders or received by them in the Merger from 30 days prior to the Merger Date until the date Caere shall have publicly released financial results for a period that includes at least 30 days of combined operations of Caere and ViewStar (the "Affiliates Expiration Date"). Immediately after the Affiliates Expiration Date, these shares of Caere Common Stock will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The sale of any of the foregoing shares of Caere Common Stock may cause substantial fluctuations in the price of Caere Common Stock over short time periods.

                               THE CAERE MEETING

DATE, TIME AND PLACE OF MEETING


     The Caere Meeting will be held on Thursday, January 18, 1996, at 11:00 a.m., local time, at the Red Lion Hotel, 2050 Gateway Place, San Jose, CA 95110.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Caere Common Stock at the close of business on the Record Date are entitled to vote at the Caere Meeting. As of the close of business on the Record Date, there were 13,283,224 shares of Caere Common Stock outstanding and entitled to vote, held of record by approximately 583 stockholders. Each Caere stockholder is entitled to one vote for each share of Caere Common Stock held as of the Record Date.


VOTING OF PROXIES


     The Caere proxy accompanying this Prospectus/Joint Proxy Statement is solicited on behalf of the Board of Directors of Caere for use at the Caere Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Caere. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Caere Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement and the Merger and the proposal to increase the number of shares of Caere Common Stock subject to the Purchase Plan recommended by Caere's Board of Directors as indicated herein. Caere's Board of Directors does not presently intend to bring any business before the Caere Meeting other than the specific proposals referred to in this Prospectus/Joint Proxy Statement and specified in the notice of the Caere Meeting. So far as the Board of Directors of Caere knows, no other matters are to be brought before the Caere Meeting. As to any business that may properly come before the Caere Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Caere stockholder who has given a proxy may revoke it at any time before it is exercised at the Caere Meeting, by (i) delivering to the Secretary of Caere (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Caere Meeting, or (iii) attending the Caere Meeting and voting in person (although attendance at the Caere Meeting will not, by itself, revoke a proxy).


VOTE REQUIRED


     Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the total shares of Caere Common Stock cast at the Caere Meeting, present in person or represented by proxy and entitled to vote. Approval and adoption of the amendment to the Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Caere Common Stock present in person or represented by proxy and entitled to vote at the Caere Meeting. The executive officers and directors of Caere have agreed to vote all shares of Caere Common Stock that they beneficially own for approval of the Merger Agreement and the Merger. On the Record Date, such officers and directors beneficially owned approximately 1.2% of the then outstanding shares of Caere Common Stock. See "The Merger Agreement and Related Transactions -- Related Agreements," "-- Affiliate Agreements" and "-- Additional Matter for Consideration of Caere Stockholders."


QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Caere Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Abstentions and broker non-votes each will be included in determining whether a quorum is present. Abstentions will be counted towards the tabulation of votes cast. Abstentions will have the same effect as a vote against the proposals to approve the Merger and the amendment to the Purchase Plan. Broker non-votes will not be counted for any purpose in determining whether the proposals to approve the Merger and the amendment to the Purchase Plan have been approved.

SOLICITATION OF PROXIES AND EXPENSES


     Caere will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to its stockholders. Caere has engaged the firm of D.F. King & Co., Inc. to assist it in the distribution and solicitation of proxies and has agreed to pay D.F. King & Co., Inc. a fee of $5,500 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Caere Common Stock beneficially owned by others to forward to such beneficial owners. Caere may reimburse persons representing beneficial owners of Caere Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers, or other regular employees of Caere and by D.F. King & Co., Inc. No additional compensation will be paid to directors, officers and other regular employees for such services.



RESOLICITATION



     Caere and ViewStar will resolicit their respective shareholders regarding the proposals to approve the Merger Agreement prior to the shareholder vote under the following circumstances. In the event the Applicable Fraction would be less than the Applicable Fraction effective at a Designated Caere Stock Price of $8.50 or in the event the Applicable Fraction would exceed the Applicable Fraction effective at a Designated Caere Stock Price of $13.73, Caere and ViewStar will resolicit their respective shareholders regarding their approval of the Merger Agreement. If a resolicitation of shareholders occurs, the Caere Meeting and the ViewStar Meeting will be adjourned pending the resolicitation. In the event of any such adjournment of the Caere Meeting, prior to such adjournment the vote on the proposal to approve the amendment to Caere's 1990 Employee Stock Purchase Plan shall be taken and completed.


BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF CAERE BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF CAERE AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO CAERE'S 1990 EMPLOYEE STOCK PURCHASE PLAN.

                              THE VIEWSTAR MEETING

DATE, TIME AND PLACE


     The ViewStar Meeting will be held on Thursday, January 18, 1996, at 9:00 a.m., local time, at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110.


SOLICITATION OF PROXIES


     The enclosed proxy is solicited on behalf of the Board of Directors of ViewStar for use at the ViewStar Meeting, or at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of ViewStar a written notice of revocation or a duly executed proxy bearing a later date or by attending the ViewStar Meeting and voting in person.


RECORD DATE AND OUTSTANDING SHARES


     Only shareholders of record at the close of business on the Record Date are entitled to vote at the ViewStar Meeting. At the close of business on the Record Date, there were 2,529,941 shares of ViewStar Common Stock and 9,330,487 shares of ViewStar Preferred Stock outstanding and entitled to vote. ViewStar shareholders are entitled to one vote for each share of Common Stock and one vote for each share of Preferred Stock held on the Record Date.


VOTE REQUIRED


     Approval of the Merger Agreement and the Merger by ViewStar shareholders is required by the California General Corporation Law and the ViewStar Articles. Such approval requires the affirmative vote of the holders of (i) a majority of the shares of ViewStar Common Stock outstanding on the Record Date, voting as a separate class; and (ii) a majority of the shares of ViewStar Preferred Stock outstanding on the Record Date, voting together as a separate class. Certain shareholders and the executive officers and directors of ViewStar have agreed to vote all the shares of ViewStar Capital Stock owned or controlled by them in favor of such approval and adoption. On the Record Date, such shareholders and such executive officers and directors owned approximately 27.3% and 80.4%, respectively, of all then outstanding shares of ViewStar Common Stock and Preferred Stock. See "The Merger and Related Transactions -- Related
Agreements -- Voting Agreements" and "-- Affiliate Agreements." Approval of certain payments and benefits pursuant to the Employment Agreements between ViewStar and, respectively, the President and Chief Executive Officer of ViewStar and the Chairman of the Board of ViewStar requires the affirmative vote of holders of more than 75% of the shares of ViewStar Capital Stock outstanding immediately prior to the Merger, voting together as a single class on an as-converted basis, excluding the shares of ViewStar Capital Stock owned by the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. Certain shareholders of ViewStar have agreed to vote all of the shares of ViewStar Capital Stock owned or controlled by them in favor of such approval and adoption. As of the Record Date, such shareholders owned approximately 75.1% of the shares of ViewStar Capital Stock excluding the shares of ViewStar Capital Stock owned by the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar. If so approved, the full amount of payments and benefits under the Employment Agreements will be paid without the adverse tax consequences otherwise associated with "excess parachute payments" under Section 280G of the Internal Revenue Code, including loss of tax deductions to ViewStar and imposition of a 20% excise tax on the recipients of such payments and benefits. See "Additional Matter for Consideration of ViewStar Shareholders." As of the Record Date and the date of this Prospectus/Joint Proxy Statement, Caere owns no shares of ViewStar Capital Stock.


QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the ViewStar Meeting is a majority of the shares of ViewStar Common Stock and a majority of the shares of ViewStar Preferred Stock outstanding on the Record Date. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions will be counted towards the tabulation of the votes cast. Abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement, the Merger and the employment agreements with the President and Chief Executive Officer of ViewStar and the Chairman of the Board of Directors of ViewStar.


EXPENSES OF SOLICITATION

     ViewStar will bear the cost of solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of ViewStar may solicit proxies from shareholders by telephone, telegram, telecopy, letter or in person.


RESOLICITATION



     Caere and ViewStar will resolicit their respective shareholders regarding the proposals to approve the Merger Agreement prior to the shareholder vote under the following circumstances. In the event the Applicable Fraction would be less than the Applicable Fraction effective at a Designated Caere Stock Price of $8.50 or in the event the Applicable Fraction would exceed the Applicable Fraction effective at a Designated Caere Stock Price of $13.73, Caere and ViewStar will resolicit their respective shareholders regarding their approval of the Merger Agreement. If a resolicitation of shareholders occurs, the Caere Meeting and the ViewStar Meeting will be adjourned pending the resolicitation.


BOARD RECOMMENDATIONS


     THE BOARD OF DIRECTORS OF VIEWSTAR BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF VIEWSTAR AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF CERTAIN PAYMENTS AND BENEFITS PURSUANT TO THE EMPLOYMENT AGREEMENTS BETWEEN VIEWSTAR AND, RESPECTIVELY, THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF VIEWSTAR AND THE CHAIRMAN OF THE BOARD OF DIRECTORS OF VIEWSTAR. SUCH EXECUTIVE OFFICERS ARE MEMBERS OF THE BOARD OF DIRECTORS OF VIEWSTAR.


                     SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS

                      THE MERGER AND RELATED TRANSACTIONS

     The description of the Merger and the principal terms of the Merger Agreement in this Joint Proxy Statement/Prospectus is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A and incorporated herein by reference.

GENERAL

     The Merger will be consummated promptly after Caere stockholder and ViewStar shareholder approval and the satisfaction or waiver of the other conditions to consummation of the Merger. Upon consummation of the Merger, ViewStar will become a wholly-owned subsidiary of Caere. The shareholders of ViewStar will become stockholders of Caere (as described below), and their rights will be governed by Caere's Certificate of Incorporation, as amended, and Bylaws.

CONVERSION OF SHARES

     VIEWSTAR SHARES


     Upon the consummation of the Merger, (i) each then outstanding share of ViewStar Common Stock will automatically be converted into a fraction of a share of Caere Common Stock equal to the Applicable Fraction (defined below) and (ii) each then outstanding share of each series of ViewStar Preferred Stock will be converted into a fraction of a share of Caere Common Stock equal to the fraction obtained by dividing the per share liquidation preference of each series under the ViewStar Articles by the Designated Caere Stock Price (as defined below). Certain holders of shares of ViewStar Preferred Stock have agreed to convert an aggregate of approximately 72% of the outstanding shares of ViewStar Preferred Stock into ViewStar Common Stock prior to the consummation of the Merger. The effect of such conversion will be to reduce by approximately $25,275,340 the amount of the liquidation preference of outstanding ViewStar Preferred Stock on the Merger Date (assuming such date is on or about January 18, 1996) and to increase the number of outstanding shares of ViewStar Common Stock by approximately 6,745,343.



     The Applicable Fraction will be the fraction: (a) having a numerator equal to the amount by which the Aggregate Shares of Caere Common Stock to be Issued (as defined below) exceeds the aggregate shares of Caere Common Stock issuable upon conversion of ViewStar Preferred Stock as described in clause (ii) above; and (b) having a denominator equal to the sum of (i) the number of shares of ViewStar Common Stock issued and outstanding immediately prior to the Merger, and (ii) the number of shares of ViewStar Common Stock subject to ViewStar stock options ("ViewStar Options") that are "vested" as of the Merger Date. ViewStar Options will be considered "vested" to the extent they are exercisable on the Merger Date, including ViewStar Options the exercisability of which is accelerated as a result of the Merger or the vesting of which will continue after the Merger without regard to the Optionee's continued status as an employee. The "Aggregate Shares of Caere Common Stock to be Issued" shall be 3,418,496 shares of Caere Common Stock; provided, however, that if the Designated Caere Stock Price (as defined below) is less than $8.50, the number of shares of Caere Common Stock in the Aggregate Shares of Caere Common Stock to be Issued will be calculated by adding to the 3,418,496 shares of Caere Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between $8.50 and such Designated Caere Stock Price, and the denominator of which is such Designated Caere Stock Price by (y) 1,709,248; and provided, further, that if the Designated Caere Stock Price is greater than $13.73, the number of shares of Caere Common Stock in the Aggregate Shares of Caere Common Stock to be Issued will be calculated by subtracting from the 3,418,496 shares of Caere Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between such Designated Caere Stock Price and $13.73 and the denominator of which is such Designated Caere Stock Price, by (y) 1,709,248. The "Designated Caere Stock Price" will be the average of the closing prices of Caere Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days during the period ended on the third trading date preceding the Merger Date. Although the Applicable Fraction cannot be calculated at this time, for illustrative purposes only, and assuming the Merger occurs on January 18, 1996, the Applicable Fraction would be as follows at the Designated Caere Stock Prices shown below:



                                 DESIGNATED CAERE           APPLICABLE
                                   STOCK PRICE               FRACTION
                                ------------------          ----------
                            $14.00........................     0.23636
                            $13.73........................     0.23798
                            $13.00........................     0.23400
                            $12.00........................     0.22746
                            $11.00........................     0.22040
                            $10.00........................     0.21152
                            $ 9.00........................     0.20066
                            $ 8.50........................     0.19426
                            $ 8.00........................     0.19673
                            $ 7.00........................     0.20273



The examples of $8.50 and $13.73 above illustrate the Applicable Fraction at the minimum and maximum Designated Caere Stock Prices at which the Aggregate Shares of Caere Common Stock to be Issued will be constant. If the Designated Caere Stock Price is less than $8.50, the Aggregate Shares of Caere Common Stock to be Issued and the Applicable Fraction will exceed the quantities effective at $8.50, and if the Designated Caere Stock Price exceeds $13.73, the Aggregate Shares of Caere Common Stock to be Issued and the Applicable Fraction will be less than the quantities effective at $13.73. From the day prior to the announcement of the Merger through December 1, 1995, the closing prices per share of Caere Common Stock ranged from $7.875 to $10.50. See "Summary -- Market Price Data."



     For illustrative purposes only, if the Designated Caere Stock Price were equal to $8.9625, the average of the closing prices of Caere Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days in the period ended on December 1, 1995, the Applicable Fraction would be .20020 (the "Assumed Applicable Fraction"). Using the Assumed Applicable Fraction, approximately 3,113,995 shares of Caere Common Stock would be issued in the Merger to holders of ViewStar Capital Stock, representing approximately 19% of the shares of Caere Common Stock outstanding immediately after consummation of the Merger, and approximately 304,451 shares of Caere Common Stock will be reserved for issuance upon the exercise of assumed vested ViewStar Options. An additional approximately 259,303 shares of Caere Common Stock will be reserved for issuance upon the exercise of assumed, unvested ViewStar Options outstanding on the Merger Date. The foregoing numbers are subject to change based upon the granting, exercise, termination or expiration of ViewStar Options at or prior to the Merger Date.


     A recent price for Caere Common Stock is shown on the cover page of this Prospectus/Joint Proxy Statement. Holders of ViewStar Common Stock may obtain the daily closing prices of Caere Common Stock from the Wall Street Journal or by calling ViewStar at (510) 337-2000.

     Of the total shares of Caere Common Stock issued in the Merger, 10% will be retained for a period of time in escrow as security to Caere against any breach of representations, warranties or covenants by ViewStar and 3% will be retained in escrow to reimburse Caere for certain Merger related expenses beyond those that Caere has agreed to assume. Any shares not required to satisfy such obligations will be released from escrow to the ViewStar shareholders. See "The Merger Transaction and Related Transactions -- Escrow."

     No fractional shares of Caere Common Stock will be issued in the Merger. Instead, each ViewStar shareholder who would otherwise be entitled to receive a fraction of a share of Caere Common Stock will receive an amount of cash equal to the per share market value of Caere Common Stock (based on the Designated Caere Stock Price) multiplied by the fraction of a share of Caere Common Stock to which the shareholder would otherwise be entitled. Caere intends to use its current cash resources to fund the payments for fractional shares.

     VIEWSTAR OPTIONS

     Upon consummation of the Merger, each then outstanding ViewStar Option will automatically be converted into an option to purchase a number of shares of Caere Common Stock determined by multiplying the number of shares of ViewStar Common Stock subject to the ViewStar Option by the Applicable Fraction, at an exercise price per share of Caere Common Stock equal to the exercise price per share of the ViewStar Option at the time of the Merger divided by the Applicable Fraction, rounded up to the nearest cent. To avoid fractional shares, the number of shares of Caere Common Stock subject to a converted ViewStar Option will be rounded down to the nearest whole share, with no cash being payable for such fractional share. The other terms of each ViewStar Option, including status as an "incentive stock option" for federal income tax purposes and vesting schedule, will remain unchanged. Caere will file a Registration Statement on Form S-8 with the Commission within seven business days of the Merger Date, with respect to the issuance of shares of Caere Common Stock upon exercise of the assumed ViewStar Options.


     Holders of vested ViewStar Options who exercise such options during the escrow periods described under "The Merger Transaction and Related Transactions -- Escrow" will have 10% and 3% of such option shares withheld in escrow on the same terms as ViewStar shareholders.


     As of the Merger Date, approximately 1,520,736 shares of ViewStar Common Stock will be subject to outstanding vested ViewStar Options and approximately 1,295,218 shares of ViewStar Common Stock will be subject to outstanding unvested ViewStar Options. The foregoing numbers are subject to change based upon the granting, exercise, termination or expiration of ViewStar Options at or prior to the Merger Date. Based on the Assumed Applicable Fraction, if the same number of shares are subject to ViewStar Options at the Merger Date, such options would be converted into options to purchase an aggregate of approximately 563,754 shares of Caere Common Stock.


     VIEWSTAR WARRANTS


     At the Record Date, there are outstanding warrants (the "ViewStar Warrants") to purchase an aggregate of 275,000 shares of ViewStar Common Stock and 51,282 shares of ViewStar Preferred Stock at various exercise prices. All of the ViewStar Warrants will expire by their terms on the Merger Date unless exercised. Holders of those ViewStar Warrants having an exercise price below the result of the multiplication of the applicable exchange ratio for the shares of ViewStar Capital Stock issuable upon exercise thereof by the Designated Caere Stock Price may elect to exercise such ViewStar Warrants on a "net exercise" basis by notifying ViewStar that, rather than tendering the cash required to purchase the full number of shares subject to the ViewStar Warrant, the holder elects to surrender the ViewStar Warrant in exchange for a number of shares determined by dividing (a) the aggregate fair market value of all the shares subject to the ViewStar Warrant (determined by the value to be received for shares of such class in the Merger) minus the aggregate cash exercise price of the ViewStar Warrant, by (b) the fair market value of one share of the class subject to the ViewStar Warrant. Holders of ViewStar warrants may submit notices of exercise that are conditional on the consummation of the Merger.


     CONVERSION OF SUB SHARES

     Each share of Sub outstanding on the Merger Date will convert in the Merger into one share of ViewStar Common Stock.

     SURRENDER OF CERTIFICATES


     If the Merger becomes effective, Caere will mail a letter of transmittal with instructions to all holders of record of ViewStar Capital Stock as of the Merger Date of the Merger for use in surrendering their stock certificates in exchange for certificates representing Caere Common Stock and a cash payment in lieu of fractional shares. Certificates representing shares of ViewStar Capital Stock should not be surrendered until the letter of transmittal is received.


BACKGROUND OF THE MERGER


     In May 1995, ViewStar engaged UBS to assist ViewStar in the search for a potential merger partner. In June 1995, consistent with Caere's established goal of expansion into enterprise-wide software, Caere's management made a presentation to the Board of Directors of Caere concerning the advisability of pursuing potential acquisitions of companies in the document imaging or workflow management industries, including possibly ViewStar. In late June 1995, Robert Teresi, the Chairman of the Board and Chief Executive Officer of Caere contacted
F. Gibson Myers, Jr., a member of the Board of Directors of ViewStar, to determine whether ViewStar had any interest in a merger. In early July 1995, Steven Humphreys, the President of Caere, contacted Mark Perry, then Chief Executive Officer and President of ViewStar. Mr. Humphreys discussed the general possibilities for a merger. Both parties agreed to review the thoughts exchanged and determine whether further discussion was warranted.



     In mid July, Caere's management held a conference call with the Board of Directors of Caere to update the Board on the status of the discussions. In late July 1995, Mr. Humphreys and Mr. Perry met, and Mr. Humphreys presented Caere's background and strategy. Mr. Perry presented the general business status and outlook for ViewStar. A discussion ensued in which both parties determined that serious assessment of a merger should be pursued. In early August 1995, a follow-up meeting was held between Mr. Humphreys and Mr. Perry. Mr. Perry indicated significant interest on ViewStar's part in exploring a partnership. On the same day, Mr. Humphreys met with Mr. Teresi to discuss a specific non-binding proposal for review by the Board of Directors of Caere prior to communication to ViewStar.



     On August 7, Mr. Teresi, Mr. Humphreys and Blanche Sutter, Chief Financial Officer of Caere, visited ViewStar for a product demonstration, to discuss financial statements, and generally to obtain further operational information regarding ViewStar. On August 10, Ms. Sutter spoke by telephone with representatives of RS & Co., to discuss a potential merger with ViewStar and to draft a non-binding term sheet for review by the Board of Directors of Caere. On August 15, at ViewStar's request, Mr. Humphreys presented Caere's business status and strategy to certain members of the Board of Directors of ViewStar. A discussion ensued regarding the potential of the combined company, as well as the stand-alone operations and outlook of both companies.



     Representatives of RS & Co. attended the regularly scheduled meeting of the Board of Directors of Caere on August 23, 1995 and discussed the proposed merger, together with the proposed term sheet. Representatives of UBS attended the meeting of the Board of Directors of ViewStar on August 25, and discussed the proposed merger and the details of the proposed term sheet. Caere was notified by representatives of UBS on August 30, that ViewStar had decided to enter into negotiations with Caere for a merger of the two companies, based generally on the non-binding term sheet which Caere had presented to ViewStar. This term sheet formed the basis for the Merger Agreement later executed by Caere and ViewStar.


     On September 6, Ms. Sutter met with Caere legal counsel and independent accountants to discuss a definitive agreement. Also on September 6, ViewStar's management presented to the Board of Directors of ViewStar an update on discussions with Caere. Later that day, representatives of Caere and ViewStar, together with their respective legal and financial advisors, met to discuss a definitive agreement and timetable for consummation of the merger. Negotiations and due diligence with respect to the Merger and the Merger Agreement and related agreements commenced the next week and continued until October 8.


     At separate meetings on Sunday, October 8, and on Monday, October 9, respectively, the Board of Directors of Caere and the ViewStar Board of Directors discussed and approved the terms of the Merger and the Merger Agreement. At these meetings, the Boards of Directors of Caere and ViewStar discussed information regarding the businesses of Caere and ViewStar, including financial and management issues, the impact of the Merger on such businesses, stock price considerations with respect to Caere, liquidity considerations with respect to ViewStar's shareholders and information regarding other merger and acquisition transactions in such companies' industries. At the meeting of the Board of Directors of Caere, RS & Co. made the presentation and delivered the oral opinion regarding the fairness of the Merger to Caere from a financial point of view described in "Opinion of Caere's Financial Advisor." A more detailed discussion of the matters considered by the Boards of Directors of Caere and ViewStar at these meetings is included under the captions "Reasons for the Merger -- Caere's Reasons for the Merger" and "-- ViewStar's Reasons for the Merger." On Monday, October 9, following such approval by the Boards of Directors of Caere and ViewStar and after the close of trading, Robert Teresi, the Chairman of the Board and Chief Executive Officer of Caere, and Mark Perry, the Chairman of the Board of ViewStar, executed the Merger Agreement. The agreement to merge was announced by issuance of a joint press release prior to the opening of trading on the morning of Tuesday, October 10.

REASONS FOR THE MERGER

     JOINT REASONS FOR THE MERGER


     The Boards of Directors of Caere and ViewStar each considered that the combined company would have the potential for competitive advantage and improved financial performance. The Boards of Directors of Caere and ViewStar also considered several significant changes in the information technology industry. These changes include (i) the growing demand for more complete "desktop-to-enterprise" solutions; (ii) the increasing sensitivity of corporate customers to the financial stability of vendors of mission critical applications; (iii) the growth of Microsoft Windows NT client-server technology; and (iv) increasing competition as a result of the recent consolidations in the document imaging and workflow management industry, including FileNet's acquisition of Watermark Software, Inc. ("Watermark"), and Wang's acquisition of Sigma Imaging Systems, Inc. ("Sigma").


     Caere and ViewStar have identified a number of potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include:

     - IMPROVED SALES PERFORMANCE. As a result of the financial strength and stability of the combined company, the Boards of Directors of Caere and ViewStar believe that ViewStar will be better positioned to be viewed as a financially stable provider of mission-critical application solutions to corporate customers.

     -  TECHNICAL EXPERTISE IN BOTH THE DESKTOP AND CLIENT/SERVER
        ENVIRONMENTS. The Boards of Directors of Caere and ViewStar believe that Caere's desktop expertise, combined with the client-server capabilities of ViewStar, will help enable the combined company to provide the complete "desktop-to-enterprise" solutions demanded by corporate customers. These solutions will position the combined company to benefit from the increased growth of the Windows NT platform.

     - COMPLEMENTARY TECHNOLOGIES. The Boards of Directors of Caere and ViewStar believe that Caere's document content recognition technologies, including optical character recognition, forms creations and processing and full text retrieval, combined with ViewStar's process automation solutions will enable the combined company to develop solutions with much more comprehensive functionality.

     - IMPROVED COMPETITIVE POSITION. The Boards of Directors of Caere and ViewStar believe that increased revenues and resources will allow the combined company to meet increasing competitive challenges from larger companies, accelerate technological innovation and promote greater customer and market awareness.

     - VERTICAL MARKETS. The Boards of Directors of Caere and ViewStar believe that the combined customer base will afford the combined company opportunities to cross sell and develop specific vertical market applications.

     - EMPLOYEE RECRUITMENT AND RETENTION. The Boards of Directors of Caere and ViewStar believe that higher visibility, increased financial strength and greater career opportunities will allow the combined company to attract and retain a larger pool of appropriately skilled and trained employees.

     - GREATER ECONOMIES OF SCALE IN INTERNATIONAL MARKETS. The Boards of Directors of Caere and ViewStar believe that the greater international sales volume of the combined company will allow the considerable start up and support costs involved in new foreign markets to be shared across a broader product range.

     - COMPLEMENTARY SALES CHANNEL STRENGTHS. The Boards of Directors of Caere and ViewStar believe that Caere's historical distribution through retail, VAR, and OEM channels, combined with ViewStar's VAR, system integrator and direct sales channels, will provide the combined company comprehensive distribution for increased market coverage.

     In addition to the joint reasons discussed above, the Board of Directors of each company also considered separate reasons for approving the Merger, which are summarized below.

     CAERE'S REASONS FOR THE MERGER

     The Board of Directors of Caere believes that the following are additional reasons for the stockholders of Caere to vote for approval and adoption of the Merger Agreement and approval of the Merger:


     - WINDOWS NT. The Board of Directors of Caere believes that ViewStar products and technology will allow Caere to benefit from the anticipated adoption of Microsoft Windows NT as the standard platform for enterprise applications.



     - DIVERSIFICATION OF PRODUCTS. The Board of Directors of Caere believes that ViewStar's complementary products and technology will enable Caere to diversify and expedite its product offerings.



     - EXPANSION OF CAERE'S PRODUCTS. The Board of Directors of Caere believes that the ViewStar products will enable Caere to establish a significant presence in the workflow market sector.



     In the course of its deliberations, the Board of Directors of Caere reviewed with Caere's management a number of other factors relevant to the Merger. In particular, the Board of Directors of Caere considered, among other things: (i) information concerning Caere's and ViewStar's respective businesses, prospects, financial performances, financial conditions, operations and product development schedules; (ii) the public stock market price of Caere Common Stock in the recent past; (iii) multiples paid in other selected software merger and acquisition transactions; (iv) an analysis of the respective contributions to revenues, operating profits and net profits of the combined company; (v) the compatibility of the managements of Caere and ViewStar; (vi) Caere's strategic objectives for participation in the enterprise client-server software market;
(vii) a financial presentation by RS & Co., including the opinion of RS & Co. to the effect that the consideration to be paid is fair from a financial point of view to Caere (as of the date of such presentation); and (viii) reports from management and legal advisors on the results of Caere's due diligence investigation of ViewStar. For a description of the financial presentation by RS&Co., see "Opinion of Caere's Financial Advisor." The Board of Directors of Caere considered the ranges of value derived by RS & Co. and described in "Opinion of Caere's Financial Advisor," and, while not adopting such as its own, found such ranges, taken together, to be reasonable.



     The Board of Directors of Caere also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the absence of profitability throughout the operating history of ViewStar and the significant losses incurred by ViewStar as recently as the first half of 1995;
(ii) the adverse revenue trend experienced by ViewStar during 1994 through the first quarter of 1995; (iii) the possible dilutive effect of the issuance of Caere stock in the Merger (see "Risk Factors -- Integration of Operations; Possible Adverse Effect on Financial Results"); (iv) the risk that the public market price of Caere's stock might be adversely affected by announcement of the Merger; (v) the charges expected to be incurred in connection with the Merger, primarily in the quarter in which the Merger is completed, including the transaction costs and costs of integrating the businesses of the companies to be reflected in a charge estimated to be between $4.1 million and $4.3 million (see "Pro Forma Combined Condensed Financial Information"); (vi) the risk that the combined company's ability to increase or maintain revenues might be diminished by intensified competition among suppliers of similar or related products; (vii) the risk that, despite the efforts of the combined company, the services of key persons might not be retained; (viii) the risk that other benefits sought to be obtained by the Merger might not be obtained; and (ix) other risks described above under "Risk Factors." The officers, directors and affiliates of Caere do not have any interest different from those of Caere stockholders in the Merger and, consequently, no such interest was a factor in the deliberations of the Board of Directors of Caere regarding the Merger.



     In view of the wide variety of factors, both positive and negative, considered by the Board of Directors of Caere, the Board of Directors of Caere did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Board of Directors of Caere determined that the Merger was in the best interests of Caere and its stockholders and that Caere should proceed with the Merger at this time.

     VIEWSTAR'S REASONS FOR THE MERGER

     The Board of Directors of ViewStar believes that the proposed Merger would afford ViewStar the following additional advantages and a greater opportunity to accomplish its strategic objectives:


     - IMPROVED SALES PERFORMANCE. As a result of the financial strengths and stability of the combined company, the Board of Directors of ViewStar believes that ViewStar will be better positioned to be viewed as a financially stable provider of mission-critical application solutions to corporate customers.



     - DESKTOP CAPABILITY. The Board of Directors of ViewStar believes that Caere's desktop products and technology will complement ViewStar's current enterprise solutions and improve its ability to provide a comprehensive solution to its customers.



     - ACCESS TO CAPITAL. The Board of Directors of ViewStar believes that Caere's current resources and access to public markets will allow ViewStar increased operating flexibility and the opportunity to pursue development activities.



     - COMPLEMENTARY OPERATIONS. The Board of Directors of ViewStar believes that the businesses of Caere and ViewStar are complementary on all levels -- strategic, operating, technical and marketing -- allowing both companies to continue as stand-alone businesses, and alleviating the need for the time consuming and potentially disruptive integration of operations.



     - EMPLOYEE RECRUITMENT AND RETENTION. The Board of Directors of ViewStar believes that, in addition to greater stability, a publicly traded company has greater ability to provide financial incentives in order to recruit and retain employees.


     - SHAREHOLDER LIQUIDITY. The Board of Directors of ViewStar believes that the Merger will provide ViewStar shareholders with the ability to convert a currently illiquid investment into a liquid one with the opportunity to realize a future return based on the potential appreciation of Caere's Common Stock after the Merger.


     The Board of Directors of ViewStar views the Merger as a means by which ViewStar shareholders will be able to obtain liquidity for their ViewStar shares. The Board of Directors of ViewStar believes that it is in the best interests of the ViewStar shareholders to obtain marketable securities that may be either held or sold as determined by each individual shareholder. In this regard, the Board of Directors of ViewStar considered the feasibility and prospects of alternative means to provide liquidity for ViewStar shareholders, including other potential business combinations and an initial public offering of ViewStar Common Stock (an "IPO"). Based on management's past informal discussions with investment bankers, the Board of Directors of ViewStar concluded that an IPO would not be feasible in the near term because of ViewStar's recent substantial operating losses and the need to demonstrate profitability on a sustained basis.



     In evaluating the proposed Merger, the Board of Directors of ViewStar considered and discussed a wide variety of factors, including the details of the Merger Agreement, a description of Caere's business and the recent trading activity of its stock. The Board of Directors of ViewStar also discussed each component of the Merger Agreement in light of its fairness to ViewStar's shareholders, the impact of the Merger on current employees of and lenders to ViewStar, the availability of liquidity to ViewStar's shareholders, and the requirements for a tax-free transaction which could be accounted for as a pooling of interests. In addition, the Board of Directors of ViewStar considered the advantages and disadvantages that the Merger would present to ViewStar's achievement of its strategic objectives. As part of the evaluation process, the Board of Directors of ViewStar reviewed information about the business, operations and future prospects of both ViewStar and Caere, including Caere's annual, quarterly and other reports, registration statements and definitive proxy statements filed by Caere with the Commission, and ViewStar's current business plan. The Board of Directors of ViewStar considered whether any other potential acquiror might offer the same or similar benefits to ViewStar, and concluded that Caere offered the best benefits available.



     The Board of Directors of ViewStar also considered the following potentially negative factors: (i) the potential disruption of ViewStar's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the combination of the operations of Caere and ViewStar; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on (A) ViewStar's revenues and operating results, and (B) ViewStar's ability to attract and retain key management, marketing and technical personnel;
(iii) the possible effects of the public announcement of the Merger on the market price of Caere's Common Stock; (iv) the risk that, despite the intentions and the efforts of the parties to reassure ViewStar's system integrators and distributors regarding the combined company's intention to support their future sales efforts, the announcement of the Merger could result in decisions by such system integrators and distributors to delay or cancel purchases of ViewStar products; (v) the risk that the anticipated benefits of the Merger will not be realized; and (vi) the other risks described above under "Risk Factors."


     After considering the foregoing factors, the Board of Directors of ViewStar unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the shareholders of ViewStar approve and adopt the Merger Agreement and the Merger. In view of the wide variety of factors considered, both positive and negative, the Board of Directors of ViewStar did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.


BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF CAERE HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CAERE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


     THE BOARD OF DIRECTORS OF VIEWSTAR HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF VIEWSTAR AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


OPINION OF CAERE'S FINANCIAL ADVISOR


     As described above under the heading "Background of Merger -- Reasons For the Merger," Caere engaged RS & Co. to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness to Caere of the Applicable Fraction. At the October 8, 1995 meeting of the Board of Directors of Caere, RS & Co. delivered an oral opinion, which was subsequently confirmed in writing, that the consideration to be paid in the Merger was fair to Caere from a financial point of view. The complete text of the written opinion of RS & Co. dated October 8, 1995, which sets forth the assumptions made, procedures followed, matters considered and scope of the review undertaken by, as well as limitations on, RS & Co. in rendering its opinion, is attached hereto as Appendix B. Caere stockholders are urged to read RS & Co.'s opinion in its entirety.


     RS & Co. did not recommend to Caere that any specific amount of consideration constituted the appropriate consideration for the Merger. RS & Co.'s opinion is directed only to the fairness to Caere from a financial point of view of the consideration to be paid by Caere, and does not constitute a recommendation to any Caere stockholder as to how such stockholder should vote at the Caere Meeting. RS & Co. expresses no opinion as to the tax consequences of the Merger, and RS & Co.'s opinion as to the fairness of the consideration to be paid by Caere does not take into account the particular tax status or position of any holder of Caere Common Stock. In rendering its opinion, RS & Co. was not engaged as an agent or fiduciary of Caere stockholders or any other third party. The summary of the opinion of RS & Co. set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     Based on past activities, RS & Co. has a certain degree of familiarity with Caere. In addition, in the course of its engagement, RS & Co. completed further investigations of both Caere and ViewStar. In arriving at its opinion, however, RS & Co. did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, RS & Co. did not obtain any independent appraisal of the properties or assets of Caere or ViewStar, nor was RS & Co. furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Caere and ViewStar which RS & Co. reviewed, RS & Co. assumed that such forecasts had been reasonably prepared in good faith on the basis of reasonable assumptions, reflected the best available estimates and judgments of the respective managements of Caere and ViewStar and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by such managements of Caere and ViewStar. In addition, RS & Co. relied upon estimates and judgments of Caere and ViewStar managements as to the future financial performance of both companies. RS & Co. also assumed that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax free reorganization for income tax purposes. The opinion is necessarily based upon market, economic and other conditions that existed and could be evaluated as of the date of the opinion, and on information available to RS & Co. as of such date.

     In connection with its opinion, RS & Co., among other things, (i) reviewed financial information relating to Caere and ViewStar furnished to RS & Co. by both companies, including certain internal financial analyses and forecasts prepared by the managements of Caere and ViewStar; (ii) reviewed publicly available information; (iii) held discussions with the managements of Caere and ViewStar concerning the business, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Merger Agreement; (v) reviewed the stock price and trading history of Caere; (vi) reviewed the contribution by each company to pro forma combined revenue, operating income, pre-tax income and net income; (vii) reviewed the valuations of publicly traded companies which RS & Co. deemed comparable to Caere and ViewStar; (viii) compared the financial terms of the Merger with other transactions which RS & Co. deemed relevant; (ix) prepared discounted cash flow analyses of both companies; (x) analyzed the pro forma earnings per share of the combined company; and (xi) made such other studies and inquiries, and reviewed such other data, as RS & Co. deemed relevant.

     The following paragraphs summarize the significant analyses performed by RS & Co. in arriving at its opinion presented to the Board of Directors of Caere. The information presented below is based on the financial condition of Caere and ViewStar as of a date or dates shortly before the Merger Agreement was executed on October 8, 1995 and stock price information through the close of the market on October 5, 1995.

     Stock Price and Trading Analysis. RS & Co. reviewed the trading activity including share price and trading volume of Caere Common Stock since Caere's initial public offering on October 19, 1989. With respect to Caere, RS & Co. noted that, since October 19, 1989, the daily closing prices of Caere Common Stock ranged from a high bid of $24.50 on February 4, 1993 to a low offer of $5.50 on July 7, 1993. In addition, RS & Co. noted that in the last twelve months, since October 3, 1994, the daily closing prices of the Caere Common Stock ranged from a high bid of $19.63 on December 27, 1994 to a low offer of $7.88 on May 26, 1995. RS & Co. also reviewed selected Caere news announcements for the same period. Furthermore, RS & Co. compared the indexed performance of Caere Common Stock with the Nasdaq Composite Index and the Standard & Poor's Industrial Index for the period October 3, 1994 to October 5, 1995. RS & Co. noted that the price of Caere Common Stock over the 12 month period ended October 5, 1995 had increased, but not to the same degree as the two indices.


     Contribution Analysis. RS & Co. compared the contribution of Caere and ViewStar to pro forma combined revenue, operating income, pre-tax income, and net income for fiscal years ending December 31, 1995 and 1996. RS & Co. noted that Caere would contribute approximately 67.3% and 68.4% of projected 1995 and 1996 revenue, respectively, approximately 69.6% of projected 1996 operating income, approximately 78.3% of projected 1996 pre-tax income, and approximately 71.5% of projected 1996 net income. RS & Co. also noted that because ViewStar was projecting an operating loss for fiscal year 1995, ViewStar's contribution to pro forma combined operating income, pre-tax income, and net income for fiscal year 1995 was not meaningful. RS & Co. compared these projected contribution figures with the approximately 79.7% ownership position that Caere stockholders would have in the pro forma company assuming the Caere Common Stock price remains within the range of $8.50 to $13.73.


     Comparable Company Analysis Related to Caere. RS & Co. compared certain financial data and multiples of income statement parameters accorded to other publicly traded companies deemed by RS & Co. to be comparable to Caere. Financial data compared included market equity capitalization, total capitalization, revenues, operating income, net income, earnings per share, operating margin, net margin and projected earnings per share growth rate as reported by ZACKS Investment Research ("ZACKS") and/or research analysts. Multiples compared included total capitalization to revenue, total capitalization to operating income, and price per share to earnings per share. Companies deemed by RS & Co. to be comparable to Caere included Adobe, Autodesk, Inc., Corel Corporation, and Delrina Corporation (the "Caere Comparable Companies"). RS & Co. also reviewed financial data and multiples for Frame Technology Corporation ("Frame") and concluded that these multiples were not meaningful, as they reflected the embedded control premium implied by Adobe's offer to acquire Frame.

     For Caere, based on total capitalization to revenues multiples of approximately 3 to 4x for projected calendar 1995 and approximately 2 to 3x for projected calendar 1996 for the Caere Comparable Companies, Caere's implied equity value per share ranged from $13.25 to $18.75. Based on total capitalization to operating income multiples of approximately 11 to 19x for projected calendar 1995 and approximately 9 to 14x for projected calendar 1996 for the Caere Comparable Companies, Caere's implied equity value per share ranged from $4.50 to $10.25. Based on price per share to earnings per share multiples of approximately 18 to 24x for projected calendar 1995 and approximately 15 to 21x for projected calendar 1996 for the Caere Comparable Companies, Caere's implied equity value per share ranged from $3.75 to $9.75.

     Comparable Company Analysis Related to ViewStar. RS & Co. compared certain financial data and multiples of income statement parameters accorded to other publicly traded companies deemed by RS & Co. to be comparable to ViewStar. Financial data compared included market equity capitalization, total capitalization, revenues, operating income, net income, earnings per share, operating margin, net margin and projected earnings per share growth rate as reported by ZACKS. Multiples compared included total capitalization to revenue, total capitalization to operating income, and price per share to earnings per share. Companies deemed by RS & Co. to be comparable to ViewStar included Comshare, Incorporated, Manugistic Group, Inc., Platinum Software Corporation, and System Software Associates, Inc. (the "ViewStar Comparable Companies"). RS & Co. also compared ViewStar financial data directly to financial data and multiples accorded to FileNet. RS & Co. deemed FileNet to be particularly comparable to ViewStar, given that FileNet is a direct competitor with ViewStar and operates under a similar business model.

     For ViewStar, based on total capitalization to revenues multiples of approximately 1.5 to 2.5x for projected calendar 1995 and approximately 1 to 2x for projected calendar 1996 for the ViewStar Comparable Companies, ViewStar's implied equity value ranged from $28 million to $61 million. Based on total capitalization to operating income multiples of approximately 10 to 14x for projected calendar 1996 for the ViewStar Comparable Companies, ViewStar's implied equity value ranged from $27 million to $38 million. Based on price per share to earnings per share multiples of approximately 16 to 22x for projected calendar 1996 for the ViewStar Comparable Companies, ViewStar's implied equity value ranged from $40 million to $54 million.

     For ViewStar, based on total capitalization to revenues multiples of 2.1x for projected calendar 1995 and 2.0x for projected calendar 1996 for FileNet, ViewStar's implied equity value ranged from $52 million to $57 million. Based on a total capitalization to operating income multiple of 12.2x for projected calendar 1996 for FileNet, ViewStar's implied equity value was $33 million. Based on a price per share to earnings per share multiple of 20.2x for projected calendar 1996 for FileNet, ViewStar's implied equity value was $50 million. RS & Co. noted that because ViewStar was projecting an operating loss for fiscal year 1995, implied equity values based on ViewStar's projected fiscal year 1995 results utilizing either a total capitalization to operating income multiple or an earnings per share multiple were not meaningful.

     Comparable Transaction Analysis Related to ViewStar. RS & Co. also analyzed publicly available information for 12 selected pending or completed acquisitions and mergers within the software industry. The twelve acquisition transactions reviewed were: the acquisition of Mastersoft, Inc. by Frame; the acquisition of Watermark by FileNet; the acquisition of Frame by Adobe; the acquisition of Sigma by Wang; the acquisition of the on-line analytical processing business of Information Resources, Inc. by Oracle Corporation; the acquisition of Lotus Development Corporation by IBM; the acquisition of Recognition International Inc. by BancTec, Inc.; the acquisition of Answer Systems, Inc. by PLATINUM Technology, Inc. ("PLATINUM"); the acquisition of Reltech Group, Inc. by PLATINUM; the acquisition of Trinzic Corporation by PLATI-

NUM; the acquisition of Easel Corporation by VMARK Software, Inc.; and the acquisition of Sunrise Test Systems, Inc. by Viewlogic Systems, Inc. In examining these transactions, RS & Co. analyzed total capitalization to latest twelve months revenue. For ViewStar, based on the total capitalization to latest twelve months revenue multiple of approximately 1.5 to 5.0x, ViewStar's implied equity value ranged from $30 million to $104 million.

     Discounted Cash Flow Analysis Related to Caere. RS & Co. performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (before interest expenses) after-tax cash flows that Caere is expected to generate based upon extrapolation of financial projections prepared by the management of Caere. RS & Co. discounted the projected unlevered after-tax cash flows using a range of discount rates of 15% to 20%. This range was based on the weighted average cost of capital of Caere Comparable Companies. Caere's unlevered after-tax cash flows were calculated as the after-tax operating earnings of Caere adjusted for the add-back of non-cash expenses and the deduction of uses of cash not reflected in the income statement. RS & Co. added to the present value of the cash flows the terminal value of Caere in the year 2001, discounted back at the same discount rate. The terminal value was computed by multiplying Caere's projected earnings before interest and taxes ("EBIT") in the calendar year 2001 by terminal multiples ranging from 8.0x to 12.0x. The discounted cash flow valuation indicated a range of implied equity values per Caere share of approximately $8.25 to $11.00.

     Discounted Cash Flow Analysis Related to ViewStar. RS & Co. performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (before interest expenses) after-tax cash flows that ViewStar is expected to generate based upon extrapolation of financial projections prepared by the management of ViewStar. RS & Co. discounted the projected unlevered after-tax cash flows using a range of discount rates of 15% to 20%. This range was based on the weighted average cost of capital of ViewStar Comparable Companies. ViewStar's unlevered after-tax cash flows were calculated as the after-tax operating earnings of ViewStar adjusted for the add-back of non-cash expenses and the deduction of uses of cash not reflected in the income statement. RS & Co. added to the present value of the cash flows the terminal value of ViewStar in the year 2001, discounted back at the same discount rate. The terminal value was computed by multiplying ViewStar's projected EBIT in the calendar year 2001 by terminal multiples ranging from 10.0x to 14.0x. RS & Co. used corresponding formulas to arrive at calculations for Caere's unlevered after-tax cash flows and terminal value. The discounted cash flow valuation indicated a range of implied equity values of approximately $39 million to $63 million.

     Pro Forma Merger Analysis. RS & Co. also analyzed the pro forma earnings per share of the combined company assuming an average closing price of Caere for the 10 trading days ending three trading days prior to closing (the "Closing Average") of $11.116. Such analysis indicated that, in the absence of synergies, pro forma earnings per share of the combined companies, compared to Caere as a stand-alone entity, would be increased by approximately 9% for Caere's fiscal year 1996. The number of shares to be issued in the Merger may be adjusted under certain circumstances related to the actual Closing Average. See "Purchase Price Range Analysis" below and "The Merger and Related Transactions -- Conversion of Shares."

     Purchase Price Range Analysis. RS & Co. also analyzed the impact of the consideration to be paid based on a range of Closing Average prices (such prices were selected for illustrative purposes only and were not intended to be predictive as to the actual Closing Average). Such analysis indicated that, based on Closing Average prices ranging from $5.00 to $8.00 (a level that would cause an increase in the number of shares issued in the Merger), the market value of the consideration to be paid would range from $24.6 million to $29.7 million. Based on Closing Average prices ranging from $10.00 to $13.00 (a level that would not cause a change in the number of shares issued in the Merger), the market value of the consideration to be paid would range from $35.7 million to $46.0 million. Based on Closing Average prices ranging from $14.00 to $17.00 (a level that would cause a decrease in the number of shares issued in the Merger), the market value of the consideration to be paid would range from $48.9 million to $54.1 million.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, RS & Co. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, RS & Co. believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying opinions. In its analyses, RS & Co. made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Caere and ViewStar. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     RS & Co. was retained based on RS & Co.'s experience as financial advisor in connection with mergers and acquisitions as well as RS & Co.'s investment banking relationship and familiarity with Caere. In the course of its securities trading, sales and other activities, RS & Co. may purchase or sell Caere Common Stock for its own account and the accounts of its customers. Accordingly, RS & Co. may, from time to time, have a long or short position in the securities of Caere.

     RS & Co. is a nationally recognized investment banking firm. As part of its investment banking business, RS & Co. is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

     Pursuant to the terms of an engagement letter dated September 29, 1995, Caere has agreed to pay to RS & Co. a transaction fee of $575,000 for acting as its financial advisor in connection with the Merger, including the rendering of its fairness opinion; $200,000 of this fee was payable to RS & Co. at the time of the delivery of its opinion, and the balance is payable within ten days following consummation of the Merger. Caere also has agreed to indemnify RS & Co. against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of RS & Co.'s engagement as financial advisor, and to reimburse RS & Co. for its reasonable out-of-pocket expenses, up to a maximum of $10,000, in the event the Merger is not consummated.

RELATED AGREEMENTS

     Affiliates Agreements


     To help ensure that the Merger will be accounted for as a "pooling of interests," the executive officers and directors of Caere and ViewStar and 10% shareholders of ViewStar have executed affiliates agreements that require such persons to vote shares of ViewStar Capital Stock or Caere Common Stock, as the case may be, in favor of the Merger and prohibit such persons from disposing of their shares during the period commencing 30 days prior to the Merger Date and ending when Caere publicly releases its quarterly financial statements including the combined financial results of ViewStar and Caere for a period of at least 30 days. Pursuant to such agreements, ViewStar affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger. In addition, certain shareholders of ViewStar will also sign agreements making certain representations pertaining to the "continuity of interest" requirements for a tax-free reorganization. See "Certain Federal Income Tax Matters" below.


     Conversion Agreements

     Certain holders of ViewStar Preferred Stock have agreed to convert not less than 78.5%, 78.1%, 98.1%, 70.4% and 35.0% of all shares of ViewStar Series A, B, C, D and E Preferred Stock into ViewStar Common Stock immediately prior to the Effective Time of the Merger.

     Voting Agreements


     Pursuant to voting agreements executed concurrently with the execution of the Merger Agreement, directors, executive officers and certain major shareholders of ViewStar holding in the aggregate approximately 51.3% of the outstanding shares of ViewStar Preferred Stock and 22.3% of the outstanding shares of ViewStar Common Stock have agreed to vote in favor of the Merger and have granted Robert G. Teresi, Chairman and Chief Executive Officer of Caere, and Blanche M. Sutter, Vice President, Finance, Chief Financial Officer and Secretary of Caere, proxies to vote their shares of ViewStar Common Stock and ViewStar Preferred Stock in favor of the Merger. Including directors, executive officers and certain major shareholders of ViewStar who have entered into affiliate agreements, holders in the aggregate of approximately 27.3% of the outstanding shares of ViewStar Common Stock and 80.4% of the outstanding shares of ViewStar Preferred Stock have agreed to vote for the Merger.


BENEFITS TO VIEWSTAR EXECUTIVES FROM THE MERGER

     Certain executives of ViewStar are entitled to severance compensation if their employment is terminated upon or after the Merger and to acceleration of vesting of ViewStar Options or continued vesting of ViewStar Options, whether or not they continue to be employed by ViewStar.

     Kamran Kheirolomoom, President and Chief Executive Officer of ViewStar, entered into an amended and restated employment agreement with ViewStar on October 9, 1995, with an employment term expiring July 31, 1996 (the "Employment Term"), at a base compensation rate of $171,000 per year, plus a guaranteed bonus of 20% of his base compensation. He is also eligible for an additional bonus of 20% of his base compensation pursuant to ViewStar's 1995 Management Incentive Plan program, which will terminate effective December 31, 1995. Mr. Kheirolomoom will receive a lump sum severance payment of $258,000 and his remaining salary and guaranteed bonus upon termination of his employment without cause during the Employment Term. The agreement also provides that Mr. Kheirolomoom will become a consultant to ViewStar for a period of 12 months commencing upon his termination of employment. As compensation for his consulting services, and for his agreement not to solicit or hire ViewStar employees for 12 months following termination of his employment and an agreement not to compete, Mr. Kheirolomoom will be paid a lump sum fee of $400,000 upon termination of his employment with ViewStar. On the Merger Date, an option to purchase 50,000 shares of Common Stock granted to Mr. Kheirolomoom in May 1994 will become exercisable as to 2% of the shares for each month since May 1994 and will continue vesting through July 31, 1997 at a rate of 2% per month, whether or not he continues to be employed by ViewStar. Mr. Kheirolomoom's other stock options will also continue to vest through July 31, 1997 at a rate of 2% per month, whether or not he continues to be employed by ViewStar.

     Mark Perry, Chairman of the Board of Directors of ViewStar, entered into an employment agreement with ViewStar dated May 18, 1994 when Mr. Perry became President and Chief Executive Officer of ViewStar. The agreement was amended on September 25, 1995, following Mr. Perry's relinquishment in July 1995 of the position of President and Chief Executive Officer and his appointment as Chairman of the Board of Directors of ViewStar. Pursuant to the employment agreement, as amended, Mr. Perry will receive his base salary of $200,000 per year, a bonus of $50,000 payable in monthly increments beginning October 1, 1995, and continued ViewStar health benefits through July 25, 1996. In addition, Mr. Perry will be paid $1,000 per day for any additional services rendered on behalf of ViewStar, such services to be provided up to five days per month through December 31, 1995 and up to two days per month thereafter, until July 26, 1996. Mr. Perry will also receive a payment of $200,000 in the event of the sale of ViewStar, consummated prior to July 21, 1996, in recognition for his services on behalf of the Company. On the Merger Date, Mr. Perry's option to purchase 50,000 shares of ViewStar Common Stock will become exercisable as to 2% of the shares for every month the option has been outstanding since the grant date in May 1994. Additionally, Mr. Perry's agreement provides for the acceleration of vesting of 50% of any unvested ViewStar Options held by Mr. Perry, upon a change of control of ViewStar. Any remaining unvested options held by Mr. Perry will continue to vest at the rate of 2% per month for as long as Mr. Perry continues to provide services to ViewStar as an employee or consultant. Mr. Perry's agreement also contains a covenant not to solicit employees of ViewStar for one year following his termination of employment with ViewStar.

     Messrs. Kheirolomoom and Perry each have entered into an agreement with ViewStar pursuant to which, if the payments and benefits under the employment agreements described above are not approved by more than 75% of the shares of ViewStar Capital Stock outstanding immediately prior to the Merger, excluding the shares of ViewStar Capital Stock owned by Messrs. Kheirolomoom and Perry they will receive alternate payments and benefits similar to the payments and benefits provided under such employment agreements, except that the aggregate amount of the alternate payments and benefits shall not exceed the largest amount that would result in no portion of such payments and benefits being treated as an "excess parachute payment" within the meaning of Section 280G of the Code. Under Section 280G of the Code, no excess parachute payments will exist as long as the aggregate payments and benefits in the nature of compensation that are contingent on a change in control of the corporation, within the meaning of Section 280G, are less than three times the recipient's annualized compensation included in gross income in the five taxable years prior to the change in control (or the lesser portion of such period during which the recipient performed services for the corporation). See "Additional Matter for Consideration of ViewStar Shareholders."


     ViewStar has agreed to provide two of its current employees, Gayle Crowell, Senior Vice President and General Manager, Worldwide Field Operations, and Shirish Hardikar, Vice President, Marketing, with twelve months of salary and stock vesting continuance, in the event a change of control of ViewStar, such as the Merger, results in the respective employee's termination or a significant reduction in responsibilities. In addition, ViewStar has a bonus plan pursuant to which certain key employees, including Ms. Crowell, Mr. Hardikar and Robert
I. Pender, Jr., Vice President of Finance and Chief Financial Officer (but not including Mr. Kheirolomoom or Mr. Perry), are being offered the right to receive cash bonuses ranging from $25,000 to $125,000 payable on the Merger Date provided that they have not voluntarily terminated their employment prior thereto. Such key employees are obligated to refrain from soliciting any employees of ViewStar or Caere to terminate their employment for one year following the Merger Date and must stipulate to pay various amounts of liquidated damages to ViewStar if they voluntarily resign their employment with ViewStar within the nine months after the Merger Date.

REPRESENTATIONS AND COVENANTS

     Under the Merger Agreement, Caere and ViewStar made a number of representations regarding their respective capital structures, operations, financial condition and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. ViewStar covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business, it will not take certain actions outside the ordinary course of business without Caere's prior written consent. Both parties have covenanted that they will use all commercially reasonable efforts to consummate the Merger. ViewStar agreed not to initiate or solicit any proposals relating to the possible acquisition of ViewStar or any of its subsidiaries or any material portion of its capital stock or assets by any person other than Caere, and has further agreed not to enter into any agreement providing for any such acquisition. Caere has agreed, if the Merger is consummated, to maintain to the extent practicable ViewStar's current employee benefit plans and arrangements until ViewStar's employees are allowed to participate in comparable Caere plans or arrangements and to use reasonable efforts to provide ViewStar employees the same or comparable benefits under Caere's employee benefit plans and arrangements as are provided to similarly situated employees of Caere. Caere also has agreed to provide employees of ViewStar with the opportunity to participate in employee stock option or other incentive compensation plans of Caere on substantially the same terms and conditions as are available to Caere's similarly situated employees.

ESCROW

     The Merger Agreement provides that 10% of the shares of Caere Common Stock to be issued to ViewStar shareholders and to be issued to holders of vested ViewStar Options when exercised will be placed in escrow to indemnify Caere for damages arising from the following circumstances: (a) an inaccuracy in or breach of a representation or warranty of ViewStar in the Merger Agreement or any related agreement; (b) a breach of a covenant or obligation of ViewStar or any of the Signing Shareholders; or (c) any legal proceeding in connection with clauses (a) and (b). No claims may be delivered to the Escrow Agent after 135 days after the Closing Date. The Escrow Agent is presently expected to be the State Street Bank and Trust Company. Subject to the retention of shares in the escrow to cover claims made during the escrow period, any shares remaining in the escrow after such 135 day period will be distributed pro rata to the beneficial owners.


     The Merger Agreement also provides that 3% of the shares of Caere Common Stock to be issued to ViewStar shareholders and to be issued to holders of vested ViewStar Options when exercised will be placed in escrow to compensate Caere to the extent that (i) ViewStar's legal and accounting fees and the fees and expenses payable to UBS exceed or will exceed $750,000; (ii) the costs and expenses of Mr. Kheirolomoom's employment agreement exceed or will exceed $500,000; (iii) the costs and expenses of Mr. Perry's employment agreement exceed or will exceed $400,000; (iv) any amounts are paid or to be paid to employees as severance; or (v) amounts paid as bonuses to employees under the ViewStar employee retention program exceed or will exceed $740,000. Costs and expenses of Mr. Kheirolomoom's and Mr. Perry's employment agreements include the cost, if any, to Caere of any foregone tax benefit that would have been available except for the fact that any payment or benefit (including accelerated option vesting) received or to be received by either Mr. Kheirolomoom or Mr. Perry under their employment agreements constitutes a "parachute payment" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). See "Additional Matter for Consideration of ViewStar Shareholders." This escrow will terminate not later than 90 days after the Closing Date and any remaining shares will be distributed pro rata to their beneficial owners.

CONDITIONS TO THE MERGER

     In addition to the requirement that approval by the Caere stockholders and ViewStar shareholders be received, the obligations of Caere and ViewStar to consummate the Merger will be subject to the satisfaction of a number of other conditions, including the absence of any stop orders or proceedings seeking a stop order with respect to the Registration Statement filed in connection with this Prospectus/Joint Proxy Statement; the absence of any order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, that would prohibit or render illegal the transactions contemplated by the Merger Agreement; the absence of the issuance by any federal or state court of any temporary restraining order, any preliminary or permanent injunction or any other order preventing the consummation of the Merger; and the receipt of all permits or authorizations that may be required by regulatory authorities.

     Each party's obligations under the Merger Agreement will also be conditioned upon the accuracy in every material respect of the representations and warranties made by the other party; the performance in all material respects by the other party of its covenants; the absence of a material adverse change with respect to the other party; the receipt of approval of the Merger by the stockholders of Caere and the shareholders of ViewStar; and the receipt of certain legal opinions (including an opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization).

     ViewStar's obligations to consummate the Merger will be further conditioned upon the approval for quotation on the Nasdaq National Market of the Caere Common Stock to be issued in the Merger, subject to notice of issuance, among other things.

     Caere's obligations to consummate the Merger will be further conditioned, among other things, upon (i) the receipt of a letter from KPMG that the Merger will be treated as a pooling of interests for accounting purposes and (ii) no more than 10% of the ViewStar Common Stock and 10% of the ViewStar Preferred Stock outstanding at the time of the Merger being eligible to exercise dissenters' rights of appraisal under California law. See "Dissenters' Rights."

TERMINATION AND BREAK-UP FEES

     Termination

     The Merger Agreement may be terminated by mutual agreement of both parties or by either party (i) as a result of a material breach by the other party of any covenant or agreement set forth in the Merger Agreement; (ii) if the timely satisfaction of any of its conditions for closing the Merger has become impossible; (iii) if any of its closing conditions have not been satisfied at the "Scheduled Closing Time"

(which is no later than third day after the Caere Meeting); or (iv) if the Closing has not taken place or before the Final Date (as defined below).

     As discussed above, the term "Final Date" is defined in the Merger Agreement as March 31, 1996, except that if a temporary, preliminary or permanent injunction or other order by any federal or state court that would prohibit or otherwise restrain consummation of the Merger is issued and in effect on such date, and such injunction has not become final and nonappealable, either ViewStar or Caere may, by giving the other written notice thereof on or prior to March 31, 1996, extend the time for consummation of the Merger up to and including the earlier of the date such injunction becomes final and nonappealable or June 30, 1996, so long as ViewStar or Caere shall, at its own expense, use its best efforts to have such injunction dissolved.

     Break-Up Fees


     In the event of a termination by ViewStar of the Merger Agreement due to the failure of certain closing conditions deemed by the parties to be within Caere's reasonable control, Caere would be required to pay ViewStar $1,200,000. In addition, Caere would be required to pay ViewStar $1,200,000 if Caere's stockholders fail to approve the Merger and (i) the Board of Directors of Caere failed to recommend the Merger or withdrew its recommendation or (ii) a third party announced its intention to acquire Caere prior to the Caere stockholders' vote on the Merger.



     In the event of a termination by Caere, due to the failure of certain closing conditions deemed by the parties to be within ViewStar's reasonable control, ViewStar would be required to pay Caere $1,200,000. In addition, ViewStar would be required to pay Caere $1,200,000 if ViewStar's shareholders fail to approve the Merger by sufficient votes to preclude the possibility of more than 10% of the shares of ViewStar Common Stock or 10% of the shares of ViewStar Preferred Stock becoming dissenting shares and (i) the Board of Directors of ViewStar failed to recommend the Merger or withdrew its recommendation or (ii) a third party announced its intention to acquire ViewStar prior to the vote of the ViewStar shareholders on the Merger.


WAIVERS AND AMENDMENTS


     At any time at or prior to the Merger Date, to the extent legally allowed, Caere or ViewStar, without approval of the stockholders or shareholders of each such company, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of that company. Neither Caere nor ViewStar currently intends to waive compliance with any such agreements or conditions.


     The Merger Agreement may be amended by Caere and ViewStar at any time before or after approval of the Caere stockholders or the ViewStar shareholders, except that, after such approval, no amendment may be made that by law requires the further approval of the Caere stockholders or the ViewStar shareholders unless such approval is obtained.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of ViewStar Capital Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Caere, ViewStar or ViewStar's shareholders as described herein.


     ViewStar shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ViewStar shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of the exercise of ViewStar Warrants or ViewStar Options or any other transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Accordingly, VIEWSTAR WARRANTHOLDERS, OPTIONHOLDERS, AND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither Caere nor ViewStar has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to ViewStar, and Cooley Godward Castro Huddleson & Tatum, counsel to Caere, have each rendered an opinion (collectively, the "Tax Opinions") that the Merger will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). Such opinions are based on certain assumptions as well as representations received from Caere, ViewStar and Sub (including an assumption, based on representations, concerning the "continuity of interest" requirement discussed below) and are subject to the limitations discussed below. Moreover, such opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon such opinions.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following federal income tax consequences should result:


          (a) No gain or loss will be recognized by the holders of ViewStar Capital Stock upon the receipt of Caere Common Stock solely in exchange for such ViewStar Capital Stock in the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenters' or appraisal rights).



          (b) The aggregate tax basis of the Caere Common Stock so received by ViewStar shareholders in the Merger (including any fractional share of Caere Common Stock not actually received) will be the same as the aggregate tax basis of the ViewStar Capital Stock surrendered in exchange therefor.



          (c) The holding period of the Caere Common Stock so received by each ViewStar shareholder in the Merger will include the period for which the ViewStar Capital Stock surrendered in exchange therefor was considered to be held, provided that the ViewStar capital stock so surrendered is held as a capital asset at the Merger Date.



          (d) Cash payments received by holders of ViewStar Capital Stock in lieu of a fractional share will be treated as if such fractional share of Caere Common Stock had been issued in the Merger and then redeemed by Caere. A ViewStar shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of ViewStar capital stock was held as a capital asset at the Merger Date.



          (e) A shareholder of ViewStar who exercises dissenters' rights or appraisal rights under any applicable law with respect to a share of ViewStar Capital Stock and receives payments for such stock in cash will recognize capital gain or loss (if such stock was held as a capital asset at the Merger Date) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of
     Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of ViewStar Capital Stock incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Caere Common Stock (either actually or constructively within the meaning of Section 318 of the Code).


          (f) None of Caere, ViewStar or Sub will recognize gain solely as a result of the Merger.

     The Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of Caere, ViewStar, Sub and certain shareholders of ViewStar, including representations in certain certificates delivered to counsel by the respective managements of Caere, ViewStar and Sub and certain shareholders of ViewStar. Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement.


     To satisfy the "continuity of interest" requirement, ViewStar shareholders must not, pursuant to a plan or intent existing at or prior to the Merger Date, dispose of or transfer so much of either (i) their ViewStar Capital Stock in anticipation of the Merger or (ii) the Caere Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the ViewStar shareholders, as a group, would no longer have a significant equity interest in the ViewStar business being conducted by Caere after the Merger. ViewStar shareholders will generally be regarded as having a significant equity interest as long as the Caere Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the ViewStar shareholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.



     A successful Internal Revenue Service challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant tax consequences. A ViewStar shareholder would recognize gain or loss with respect to each share of ViewStar capital stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Merger Date, of the Caere Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Caere Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.


ACCOUNTING TREATMENT

     The Merger is structured to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Caere and ViewStar are carried forward to the combined operations of the surviving corporation at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger.

     To support the treatment of the Merger as a pooling of interests, the affiliates of Caere and ViewStar have entered into agreements imposing certain resale limitations on their stock. See "-- Related Agreements -- Affiliates Agreements" above. It is a condition to each of Caere's and ViewStar's obligations to consummate the Merger that, among other things, Caere receive a letter from KPMG, its independent auditors, to the effect that the Merger will be treated as a pooling of interests for accounting purposes.

AFFILIATES' RESTRICTIONS ON SALE OF CAERE COMMON STOCK


     The shares of Caere Common Stock to be issued in the Merger will have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, thereby allowing such shares to be traded without restriction by all former holders of ViewStar Capital Stock who (i) are not deemed to be "affiliates" of ViewStar at the time of the ViewStar Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who do not become "affiliates" of Caere after the Merger. ViewStar shareholders who may be deemed to be "affiliates" of ViewStar will be so advised prior to the Merger.



     The Merger Agreement requires ViewStar to use all commercially reasonable efforts to cause its affiliates to enter into agreements not to make any public sale of any Caere Common Stock received upon conversion of ViewStar Capital Stock in the Merger prior to the date Caere shall have publicly released financial results for a period that includes at least 30 days of combined operations of ViewStar and Caere, and thereafter not to make any sale of Caere Common Stock received upon conversion of ViewStar Capital Stock in the Merger, except in compliance with Rule 145 under the Securities Act. See "-- Related Agreements -- Affiliates Agreements" above. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates who remain affiliates of Caere after the Merger may make resales of Caere Common Stock and also on the number of shares of Caere Common Stock that such affiliates, and others (including persons with whom the affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of two years after the Merger (or longer if the person remains an affiliate of Caere).

DISSENTERS' RIGHTS


     If the Merger Agreement is approved by the required vote of ViewStar shareholders and is not abandoned or terminated, holders of ViewStar Capital Stock who did not vote in favor of the Merger may, by complying with Sections 1300 through 1312 of the California Law, be entitled to dissenters' rights as described therein. Caere's obligation to consummate the Merger is conditioned on the fact that the holders of no more than an aggregate of 10% of the outstanding shares of ViewStar Capital Stock (on an as-converted basis) are eligible to exercise dissenters' rights. The record holders of the shares of ViewStar Capital Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares." If a ViewStar shareholder has a beneficial interest in shares of ViewStar Capital Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.


     It is a condition to Caere's obligation to consummate the Merger that not more than 10% of the shares of ViewStar Common Stock or 10% of the shares of ViewStar Preferred Stock be eligible to be treated as Dissenting Shares at the time of the Merger.

     The following discussion is not a complete statement of the California Law relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California Law attached to this Prospectus/Joint Proxy Statement as Appendix C and incorporated herein by reference. This discussion and Sections 1300 through 1312 of the California Law should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.


     Shares of ViewStar Capital Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the California Law: (i) the shares of ViewStar Capital Stock must have been outstanding on the Record Date;
(ii) the shares of ViewStar Capital Stock must not have been voted in favor of the Merger; (iii) the holder of such shares of ViewStar Capital Stock must make a written demand that ViewStar repurchase shares of ViewStar Capital Stock at fair market value (as described below); and (iv) the holder of such shares of ViewStar Capital Stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for appraisal rights under the California Law.


     Pursuant to Sections 1300 through 1312 of the California Law, holders of Dissenting Shares may require ViewStar to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.


     Within ten days following approval of the Merger by ViewStar shareholders, ViewStar is required to mail to each holder of shares of ViewStar Capital Stock not voted in favor of the Merger a notice of the approval of the Merger, a statement of the price determined by ViewStar to represent the fair market value of Dissenting Shares (which shall constitute an offer by ViewStar to purchase such Dissenting Shares at such stated price), and a description of the procedures for such holders to exercise their rights as Dissenting Shareholders.


     Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares is mailed to Dissenting Shareholders, a Dissenting Shareholder must demand that ViewStar repurchase such shareholder's Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that ViewStar purchase, and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period. Such holder must also submit to ViewStar or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands ViewStar purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares, ViewStar and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied or waived.


     If ViewStar and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by ViewStar shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the shares of ViewStar Capital Stock held by such shareholder are Dissenting Shares, the fair market value of such shares of ViewStar Capital Stock, or both. The California Law provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless ViewStar consents to such request for withdrawal.


     Under the Delaware Law, Caere stockholders are not entitled to dissenters' or appraisal rights with respect to the proposed Merger.

MERGER EXPENSES AND FEES AND OTHER COSTS

     Caere and ViewStar estimate that they will incur direct transaction costs of approximately $2.1 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. In addition, Caere anticipates incurring an additional charge upon consummation of the Merger of $2.0 million to $2.2 million to reflect costs and expenses relating to integrating the two companies. See "Pro Forma Combined Condensed Financial Information" included elsewhere herein.


     Whether or not the Merger is consummated, except as set forth below, each party will bear its own costs and expenses in connection with the Merger and the transactions provided for therein. Caere has agreed to pay RS & Co. a transaction fee of $575,000 if the Merger is consummated, $200,000 of which became due upon delivery by RS & Co. of their fairness opinion and the balance of which is due at the Merger Date. Caere will also reimburse RS & Co. for the reasonable out-of-pocket expenses incurred by RS & Co. in rendering services to Caere in connection with the Merger, up to a maximum of $10,000 in the event the Merger is not consummated. See "Opinion of Caere's Financial Advisor."



     For services rendered to ViewStar in connection with the Merger, ViewStar has agreed to pay UBS Securities ("UBS") a fee of 1.5% percent of the value of the consideration received from Caere and has also agreed to reimburse UBS for reasonable out-of-pocket expenses incurred in connection with this transaction. Steven Brooks, a managing director of UBS, is a director of ViewStar. See "Escrow" concerning the escrow of shares to compensate Caere for certain merger expenses.


REGULATORY MATTERS

     Caere and ViewStar are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling of interests method of accounting.


     The pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the proposed Merger (e.g., that share information used in the pro forma information approximates actual share information at the Merger Date). No adjustments to the pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.


     The pro forma combined condensed balance sheet as of September 30, 1995 gives effect to the Merger as if it had occurred on September 30, 1995, and combines the unaudited condensed consolidated balance sheet of Caere and the balance sheet of ViewStar as of September 30, 1995.

     The pro forma combined condensed statements of operations combine the historical consolidated statements of operations of Caere and ViewStar for each of the years in the two-year period ended December 31, 1994 and the nine months ended September 30, 1995, in each case as if the Merger had occurred at the beginning of the earliest period presented.

     Caere and ViewStar estimate that they will incur direct transaction costs of approximately $2.1 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that following the Merger, Caere will incur an additional charge to operations, currently estimated to be between $2.0 and $2.2 million to reflect costs associated with integrating the two companies. This range is a preliminary estimate only and is therefore subject to change. There can be no assurance that Caere will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     Such pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Caere and ViewStar and should be read in conjunction with the respective historical consolidated financial statements and notes thereto of Caere and ViewStar, incorporated by reference herein or included elsewhere in this Prospectus/Joint Proxy Statement, and do not incorporate any benefits from cost savings or synergies of operations of the combined company.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)


                                                                              PRO            PRO
                                                                             FORMA          FORMA
                     ASSETS                         CAERE    VIEWSTAR     ADJUSTMENTS      COMBINED
                                                   -------   --------     -----------      --------
Current assets:
  Cash and cash equivalents......................  $ 4,219   $    750      $  (2,000)(2c)  $  2,969
  Short-term investments.........................   41,195         --                        41,195
  Receivables....................................    7,538      6,648                        14,186
  Inventories....................................    2,315         --                         2,315
  Other current assets...........................    4,720        552                         5,272
                                                   -------   --------                      --------
          Total current assets...................   59,987      7,950                        65,937
Property and equipment, net......................    5,590      2,818           (250)(2b)     8,158
Other assets.....................................    1,794        388                         2,182
                                                   -------   --------       --------       --------
          Total assets...........................  $67,371   $ 11,156      $  (2,250)      $ 76,277
                                                   =======   ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Subordinated notes payable to stockholders.....  $    --   $  2,000      $  (2,000)(2c)  $     --
  Accounts payable and accrued expenses..........    4,943      5,266             --         10,209
  Accrued integration and merger.................      509         --          1,950(2b)
                                                                               2,100(2a)      4,559
  Deferred revenue...............................       --      9,995                         9,995
  Current portion of capital lease obligations
     and notes payable...........................       --      1,151                         1,151
                                                   -------   --------       --------       --------
          Total current liabilities..............    5,452     18,412          2,050         25,914
Deferred income taxes............................      725         --                           725
Noncurrent portion of capital lease obligations
  and notes payable..............................       --      1,093                         1,093
Stockholders' equity:
  Preferred stock................................       --         94            (94)            --
     Authorized..................................    2,000      9,395         (9,395)         2,000
     Issued and outstanding......................       --      9,330         (9,330)            --
  Common stock and additional paid-in capital....   61,482     23,774             94         85,350
     Authorized..................................   30,000     20,000        (20,000)        30,000
     Issued and outstanding......................   13,232      2,418            641         16,291
     Stockholder notes receivable................       --       (264)                         (264)
  Accumulated deficit............................     (288)   (31,953)        (2,200)(2b)
                                                   -------   --------
                                                                              (2,100)(2a)   (36,541)
                                                                            --------       --------
          Total stockholders' equity.............   61,194     (8,349)        (4,300)        48,545
                                                   -------   --------       --------       --------
          Total liabilities and stockholders'
            equity...............................  $67,371   $ 11,156      $  (2,250)      $ 76,277
                                                   =======   ========       ========       ========


  See accompanying notes to pro forma combined condensed financial statements.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         YEARS ENDED DECEMBER         NINE MONTHS
                                                                  31,                    ENDED
                                                         ---------------------       SEPTEMBER 30,
                                                          1993          1994             1995
                                                         -------       -------       -------------
Net revenues...........................................  $76,360       $81,942          $55,531
                                                         -------       -------          -------
Costs and expenses:
  Cost of revenues.....................................   24,822        25,732           17,426
  Research and development.............................   15,164        16,305           10,938
  Selling, general and administrative..................   40,174        45,083           32,038
  Merger and severance related costs...................       --         3,332            1,267
  Discontinuance of product line.......................      834            --
                                                         -------       -------          -------
                                                          80,994        90,452           61,669
                                                         -------       -------          -------
     Operating loss....................................   (4,634)       (8,510)          (6,138)
Interest income, net...................................      737         1,287            1,282
                                                         -------       -------          -------
  Loss before income taxes and cumulative effect of
     change in accounting principle....................   (3,897)       (7,223)          (4,856)
Income tax expense (benefit)...........................     (974)        1,655              415
                                                         -------       -------          -------
  Loss before cumulative effect of change in accounting
     principle.........................................  $(2,923)      $(8,878)         $(5,271)
                                                         =======       =======          =======
  Loss before cumulative effect of change in accounting
     principle per share...............................  $ (0.20)      $ (0.58)         $ (0.33)
                                                         =======       =======          =======
Shares used in per share calculation...................   14,951        15,388           16,181
                                                         =======       =======          =======


  See accompanying notes to pro forma combined condensed financial statements.

                                 CAERE-VIEWSTAR

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

 1. PRO FORMA BASIS OF PRESENTATION


     These pro forma combined condensed financial statements reflect the issuance of 3,418,496 shares of Caere Common Stock (consisting of 3,058,178 shares to be issued upon the Merger and 360,318 shares to be issued upon exercise of vested ViewStar Options) in exchange for an aggregate of 9,162,872 shares of ViewStar Common Stock, 2,585,144 shares of ViewStar Preferred Stock and 1,511,246 ViewStar vested Options (outstanding as of September 30, 1995) in connection with the Merger (determined based on an estimated Merger Date of January 18, 1996 and an estimated Designated Caere Stock Price of $8.9625) set forth in the following table.



                                               PREFERRED SHARES    PREFERRED
                                                EXPECTED TO BE      SHARES
                                   SHARES        CONVERTED TO     OUTSTANDING     ESTIMATED      NUMBER OF CAERE
                                 OUTSTANDING     COMMON STOCK     AT CLOSING    EXCHANGE RATIO    COMMON SHARES
                                 -----------   ----------------   -----------   --------------   ---------------
ViewStar shares outstanding as
  of September 30, 1995:
  Common.......................   2,417,529                                         .20020             483,989
  Preferred shares expected to
     be converted to common....   6,745,343                                         .20020           1,350,418
  Preferred:
     Series A-1................     316,667          226,667          90,000        .35146              31,631
     Series A-2................     210,000          186,666          23,334        .34979               8,162
     Series B..................     415,142          324,237          90,905        .37188              33,806
     Series C..................   2,640,081        2,589,273          50,808        .39425              20,031
     Series D-1................   1,795,842        1,200,000         595,842        .46862             279,223
     Series D-2................   2,183,600        1,600,000         583,600        .40167             234,415
     Series E-1................   1,000,000          316,600         683,400        .55699             380,647
     Series E-2................     769,155          301,900         467,255        .50477             235,856
                                                     ------------------------                       ----------
                                                   6,745,343       2,585,144
                                                   =========       =========
Caere Common Shares to be
  issued as of September 30,
  1995.........................                                                                      3,058,178
Caere Common Shares outstanding
  as of September 30, 1995.....                                                                     13,232,750
                                                                                                    ----------
Total Caere Common Shares
  outstanding after completion
  of the Merger as of September
  30, 1995.....................                                                                     16,290,928
                                                                                                    ==========



     Each then outstanding share of each series of ViewStar Preferred Stock will be converted into a fraction of a share of Caere Common Stock equal to the fraction obtained by dividing the per share liquidation preference of such series under the ViewStar Articles by the Designated Caere Stock Price.


     The actual number of shares of Caere Common Stock to be issued, as well as the exchange ratios, will be determined at the Effective Time based on the number of shares of ViewStar Common and Preferred Stock and vested ViewStar Options outstanding.

 2. PRO FORMA COMBINED BALANCE SHEET

     (a) Caere and ViewStar estimate they will incur direct transaction costs of approximately $2.1 million associated with the Merger consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger.

                                 CAERE-VIEWSTAR

     (b) It is expected that following the Merger, Caere will incur an additional charge to operations, currently estimated to be between $2.0 and $2.2 million to reflect costs associated with integrating the two companies. The Pro Forma Condensed Balance Sheet gives effect to estimated direct transaction costs and a $2.2 million charge to operations relating to integrating the two companies as if such costs and charge had been incurred as of September 30, 1995. This charge consists primarily of the following: (i) severance costs; and
(ii) cancellation and continuation of certain contractual obligations arising from the Merger.

     (c) The subordinated notes payable to stockholders will be repaid by Caere upon consummation of the Merger.

     The direct transaction costs and additional charge are not reflected in the Pro Forma Combined Condensed Statements of Operations.

     As of September 30, 1995, ViewStar had significant net operating losses available to offset future taxable income. The Merger, if consummated, will result in a change in ownership that will restrict Caere's use of ViewStar's operating loss carryforwards. Caere estimates that it will be able to utilize approximately $2.3 million of ViewStar's operating loss carryforwards annually to offset taxable income.

 3. PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     The following is a summary of the historical results of operations of Caere and ViewStar and their pro forma combined amounts to reflect the Merger as if it were effected for all periods presented below.

                                                            YEARS ENDED DECEMBER      NINE MONTHS
                                                                    31,                  ENDED
                                                            --------------------     SEPTEMBER 30,
                                                             1993         1994           1995
                                                            -------     --------     -------------
NET REVENUES:
  Caere...................................................  $48,264     $ 59,130        $38,453
  ViewStar................................................   28,096       22,812         17,078
                                                            -------     --------        -------
                                                            $76,360     $ 81,942        $55,531
                                                            =======     ========        =======
COST OF REVENUES:
  Caere...................................................  $16,205     $ 17,633        $11,810
  ViewStar................................................    8,617        8,099          5,616
                                                            -------     --------        -------
                                                            $24,822     $ 25,732        $17,426
                                                            =======     ========        =======
RESEARCH AND DEVELOPMENT:
  Caere...................................................  $ 9,389     $  9,734        $ 6,643
  ViewStar................................................    5,775        6,571          4,295
                                                            -------     --------        -------
                                                            $15,164     $ 16,305        $10,938
                                                            =======     ========        =======
SELLING, GENERAL AND ADMINISTRATIVE:
  Caere...................................................  $24,594     $ 25,897        $18,722
  ViewStar................................................   15,580       19,186         13,316
                                                            -------     --------        -------
                                                            $40,174     $ 45,083        $32,038
                                                            =======     ========        =======
MERGER AND SEVERANCE RELATED COSTS:
  Caere...................................................       --        3,254            297
  ViewStar................................................       --           78            970
                                                            -------     --------        -------
                                                                 --        3,332          1,267
                                                            =======     ========        =======

                                 CAERE-VIEWSTAR

                                                                                      NINE MONTHS
                                                            YEARS ENDED DECEMBER         ENDED
                                                                    31,              SEPTEMBER 30,
                                                             1993         1994           1995
                                                            -------     --------        -------
DISCONTINUANCE OF PRODUCT LINE:
  Caere...................................................  $   834           --             --
  ViewStar................................................       --           --             --
                                                            -------     --------        -------
                                                            $   834           --             --
                                                            =======     ========        =======
INTEREST INCOME, NET:
  Caere...................................................  $ 1,057     $  1,372        $ 1,571
  ViewStar................................................     (320)         (85)          (289)
                                                            -------     --------        -------
                                                            $   737     $  1,287        $ 1,282
                                                            =======     ========        =======
INCOME TAX EXPENSE (BENEFIT):
  Caere...................................................  $(1,093)    $  1,600        $   383
  ViewStar................................................      119           55             32
                                                            -------     --------        -------
                                                            $  (974)    $  1,655        $   415
                                                            =======     ========        =======
EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE:
  Caere...................................................  $  (608)    $  2,384        $ 2,169
  ViewStar................................................   (2,315)     (11,262)        (7,440)
                                                            -------     --------        -------
                                                            $(2,923)    $ (8,878)       $(5,271)
                                                            =======     ========        =======

     The following table reconciles the numbers of shares used in the pro forma per share computations to the numbers set forth in Caere's and ViewStar's historical statements of operations:


                                                                                      NINE MONTHS
                                                                   YEARS ENDED           ENDED
                                                                  DECEMBER 31,         SEPTEMBER
                                                                -----------------         30,
                                                                 1993       1994         1995
                                                                ------     ------     -----------
Shares used in per share calculation (in thousands, except
  estimated Applicable Fraction):
Historical -- Caere...........................................  12,639     13,136        13,477
  Options to purchase common stock(1).........................      --       (497)         (336)
                                                                ------     ------        ------
                                                                12,639     12,649        13,141
                                                                ------     ------        ------
Historical -- ViewStar........................................   1,591      1,857         2,329
Assumed Applicable Fraction...................................  .20020     .20020        .20020
                                                                ------     ------        ------
                                                                   319        372           466
Caere common shares to be issued for ViewStar preferred
  stock(2)....................................................    1993      2,367         2,574
                                                                ------     ------        ------
Pro forma combined............................................  14,951     15,388        16,181
                                                                ======     ======        ======


---------------


(1) To exclude common stock equivalents arising from options to purchase Caere Common Stock during periods where they would be antidilutive on a pro forma combined basis.


(2) To include shares of ViewStar Preferred Stock which will be converted to Caere Common Stock upon the Closing.

                              MANAGEMENT OF CAERE

     The executive officers and directors of Caere are as follows:

         NAME              AGE                       POSITION
Serge L. Blanc             58      Vice President, Business Products
Dan D. Borozan             58      Vice President, Operations
James K. Dutton            63      Director
Dean A. Hovey              41      Vice President, Business Development
Steven C. Humphreys        34      President
Sidney S. Kahn             57      Director
Chad B. Kinzelberg         28      Vice President, Marketing
Lawrence F. Lunetta        43      Vice President, Sales and Service
Cary H. Masatsugu          39      Vice President, Engineering
Wayne E. Rosing            49      Director
Blanche M. Sutter          49      Vice President, Finance, Chief Financial
                                   Officer and Secretary
Robert G. Teresi           54      Chairman of the Board and Chief Executive
                                   Officer
Frederick W. Zuckerman     60      Director

     Mr. Blanc joined the Company in May 1977 as Vice President, Engineering. In August 1994, he became Vice President, Business Products.

     Mr. Borozan joined the Company in January 1991 as Vice President, Operations. Prior to joining the Company, he was Director of Materials at Hughes LAN Systems, a manufacturer of local area network products.

     Mr. Dutton has been a director of the Company since 1979. He is currently a consultant and private investor. From December 1979 to May 1985, he served as the Company's President and Chief Executive Officer. From 1991 to May 1993, Mr. Dutton was a consultant to and President of Andor Corporation, a distributor of high end mainframe computer equipment and related software. He was a director of System Industries Inc. from 1985 to July 1993 and served as Chairman of the Board from March 1992 to July 1993. He has been a director of ECCS, Inc. since September 1994 and a director of Network Equipment Technologies, Inc. since October 1995.

     Mr. Hovey joined the Company in August 1994 as Vice President, Business Development. Prior to joining the Company, from 1989 to 1994, he was a General Partner of Avalon Ventures, a venture capital fund.

     Mr. Humphreys joined the Company in June 1994 as President. Prior to joining the Company, from 1991 to 1994, he was Vice President of Business Development and Vice President of the Information Development Services Division for GE Information Services, a provider of applications and systems software development. From 1990 to 1991, he was President and Chief Executive Officer of Space Industries Telecommunications and Electronics Company (SITEC), a provider of PC-based software and hardware for faxing, scanning and voice response.

     Mr. Kahn, has served as a director of the Company since 1978. He has been a private investor since December 1987. He is director of a number of privately held corporations, including Orion Network Systems, Inc., Telogy Systems, Inc. and the Ambis Corporation. He is also a director of Phoenix Network Systems.

     Mr. Kinzelberg joined the Company in September 1994 as Vice President, Marketing. Prior to that, he was Senior Director, Marketing, from 1992 to 1994, and Senior Director, Fax and Messaging Software in 1994, at Delrina Corporation, a designer and manufacturer of fax, forms, and content-based software. From

May 1990 to June 1992, he was Director of Marketing for Polaris Software, a developer of personal information manager software.

     Mr. Lunetta became the Company's Vice President, Sales and Service in April 1995. Previously, he was the Company's Vice President, Strategic Relations since August 1994, and Vice President, Worldwide Marketing from 1993 to 1994. From 1992 to 1993 he was Director of International Markets. From 1989 to 1991, he was Vice President, Marketing and Sales, for Advanced Vision Research, a manufacturer of desktop scanners.

     Mr. Masatsugu joined the Company as an engineer in December 1994, and became Vice President, Engineering in May 1995. Prior to joining the Company, he was Vice President, Engineering, at Calera Recognition Systems, Inc., a manufacturer of optical character recognition software which was acquired by Caere in December 1994. From March to August 1994 he was Vice President, Engineering, at EO, Inc., an AT&T subsidiary, a developer and manufacturer of personal communicator products. From 1988 to 1993 he held various engineering and marketing positions at GO Corporation, a developer of communication-oriented operating system software.

     Mr. Rosing, has been a director of the Company since June 1991. Since September 1994, he has been President of The Remote Telescope Company, Inc., a recently incorporated company that is developing automatic telescopes with Internet access. From 1988 to 1994, he was an officer of Sun Microsystems, Inc., a manufacturer of UNIX-based professional work stations and compatible software, or President or Vice President of one of its subsidiaries, divisions, or groups.

     Ms. Sutter has been the Company's Vice President, Finance, and Chief Financial Officer since April 1986. In June 1989, she was also appointed as the Company's Secretary.

     Mr. Teresi has been with the Company since 1976 and has served as President, Chief Executive Officer and a director of the Company since May 1985. He was elected Chairman of the Board on October 15, 1991. In May 1994, Mr. Teresi relinquished the office of President.

     Mr. Zuckerman, has been a director of the Company since March 1995. Mr. Zuckerman is a private investor and a partner in the firm of Zuckerman & Firstenberg, an investment banking/financial advisory organization. Previously, he was Vice President and Treasurer of International Business Machines Corp., a multinational corporation principally engaged in the information technology business, from September 1993 to January 1995; Vice President and Treasurer of RJR Nabisco, Inc., a multinational corporation principally engaged in the tobacco and food businesses, from February 1991 to September 1993; and Corporate Vice President and Treasurer of Chrysler Corp., a multinational corporation principally engaged in the automotive business, from December 1981 to September 1990. He is a director of Meditrust, Turner Corporation, NVR Corporation, Anacomp, Inc., Japan Equity Fund, The Singapore Fund, Pantone, Inc. and Olympic Financial, Ltd.

                              BUSINESS OF VIEWSTAR

     ViewStar designs, develops and markets products that address mission-critical, line-of-business workflow applications involving data, electronic documents, images, text, multimedia and other formats in a distributed, networked environment. ViewStar products are sold directly and through system integrators and distributors to medium to large organizations in many industries, including insurance, banking, financial services, oil and gas, utilities, health care, manufacturing and transportation, as well as government and education. ViewStar also provides significant implementation and support services, both directly and through third parties, to ensure the successful deployment and ongoing maintenance of ViewStar products.

     ViewStar provides an open, object-oriented, network-based business process automation software system encompassing workflow automation and document image and information management. The system supports industry-standard hardware and software platforms, including Microsoft Windows NT and UNIX operating environments; Oracle 7, Microsoft SQL Server and Sybase System 10 databases; and Novell Netware, Microsoft NT, and Banyan file services. The software operates in a distributed environment over local and wide-area networks to provide workgroup or enterprise-wide processing and access to documents and associated data or multimedia information.

     With the ViewStar system, organizations can deploy small departmental applications to large complex systems distributed over multiple locations. At September 30, 1995, more than 250 ViewStar systems had been installed worldwide to optimize and automate a wide range of document-intensive applications, including claims processing, consumer lending, accounts payable, contracts management, financial-instruments trading operations, regulatory approvals, and customer service. ViewStar's current clients in North America include Aetna Life & Casualty Co., American Express Company, California State Automobile Association, General Electric Capital Corp., Minnesota Mining & Mfg. Co., and Texas Commerce Bancshares, Inc. International clients include American Express Company, General Electric Capital Corp., EDF (France), Wellcome Trust (UK), Private Patients Plan (UK), AirTours plc (UK), ENI (Italy), Barclays Bank (Australia), debitel Cellular (Germany), Electrobel (Belgium), Fin P&T (Finland), and the University of Kuwait.


     The ViewStar system, with its current 4.1 release, enables deployment of multiple system configurations involving Microsoft Windows NT and UNIX servers and offers scalability from 10 to over 1,000 users, one to many geographic locations, from 150,000 to over 250,000 pages scanned and archived per day, and from 200,000 to over 350,000 workflow transactions processed per day. With the software, users and organizations can capture, convert, index, store, retrieve, annotate, route, track, output and manage compound (multimedia) documents. The ViewStar system also offers interfaces to a wide range of peripheral subsystems for document scanning, archiving, facsimile import and export, OCR/ICR, and host or mainframe system integration.


     ViewStar 4.1 also includes the Process Architect -- a high-level, visual design software tool for business process modeling and simulation. Process Architect incorporates a portfolio of pre-defined, customizable, reusable tasks or objects to enable business users, as well as systems developers, to easily design business application processes, and provides direct connection to ViewStar's object-oriented application development tools and services for rapid application development and deployment.

     ViewStar markets its products through a direct sales force, with offices in Alameda and Los Angeles, California; Atlanta, Georgia; Boston, Massachusetts; Charlotte, North Carolina; Chicago, Illinois; Cleveland, Ohio; Dallas and Houston, Texas; New York, New York; Vienna, Virginia and Seattle, Washington. ViewStar's sales in Europe are managed by ViewStar's United Kingdom and France subsidiaries. ViewStar also markets its products through distributors and resellers, including Electronic Data Systems Corporation; Andersen Consulting; Federal Data Corporation; WM-Data Nordic AB in Denmark, Finland, Norway and Sweden; AlAlamiah Electronics Co. in Saudi Arabia and Kuwait; debis Systemhaus DCS in Germany; Tandem Computers Incorporated in the U.S. and Tandem Computers Pty. Ltd. in Australia and New Zealand. Other distributors include Nissho Electronics Corporation in Japan; Ekar S.R.L. in Italy; SsangBangWool Int'l, Inc. in South Korea and Concerto S.A. in Spain and Portugal.

                      SELECTED FINANCIAL DATA OF VIEWSTAR
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The statement of operations data set forth below for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995, and the balance sheet data at December 31, 1994 and September 30, 1995, are derived from the audited statements of ViewStar, which are included elsewhere herein. The statement of operations data for the nine months ended September 30, 1994 is unaudited but has been prepared on the same basis as the audited financial statements and, in the opinion of ViewStar, includes all adjustments consisting of normal recurring adjustments necessary for the fair presentation thereof. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for future periods or for the year ending December 31, 1995. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.


STATEMENT OF OPERATIONS DATA:


                                                                                                          NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                     ---------------------
                                           --------------------------------------------------------     SEPT. 30     SEPT. 30
                                            1990        1991        1992        1993         1994         1994         1995
                                           -------     -------     -------     -------     --------     --------     --------
License fees.............................  $ 6,898     $ 6,580     $10,790     $15,847     $ 10,436     $ 6,515      $ 8,491
Services.................................       --       3,381       6,616      10,205       11,857       8,731        8,517
Hardware sales and fees..................       --       2,489       5,725       2,044          519         477           70
                                           -------     -------     -------     -------     --------     -------      -------
        Net revenues.....................    6,898      12,450      23,131      28,096       22,812      15,723       17,078
                                           -------     -------     -------     -------     --------     -------      -------
Costs and expenses:
  Cost of revenues.......................    1,377       3,793       9,113       8,617        8,099       5,731        5,616
  Research and development...............    2,176       2,997       3,559       5,775        6,571       4,725        4,295
  Marketing and sales....................    5,206       5,188       8,627      12,838       16,127      11,534       11,792
  General and administrative.............    2,196       1,365       2,058       2,742        3,059       2,137        1,524
  Severance related costs................       --          --          --          --           78          --          970
                                           -------     -------     -------     -------     --------     -------      -------
Total costs and expenses.................   10,955      13,343      23,357      29,972       33,934      24,127       24,197
                                           -------     -------     -------     -------     --------     -------      -------
Operating loss...........................   (4,057)       (893)       (226)     (1,876)     (11,122)     (8,404 )     (7,119 )
Other, net...............................      151          52        (109)       (320)         (85)        (80 )       (289 )
                                           -------     -------     -------     -------     --------     -------      -------
Loss before income taxes.................   (3,906)       (841)       (335)     (2,196)     (11,207)     (8,484 )     (7,408 )
Income taxes.............................       --          --          77         119           55          20           32
                                           -------     -------     -------     -------     --------     -------      -------
Net loss.................................  $(3,906)    $  (841)    $  (412)    $(2,315)    $(11,262)    $(8,504 )    $(7,440 )
                                           =======     =======     =======     =======     ========     =======      =======
Net loss per share.......................  $ (2.97)    $ (0.63)    $ (0.29)    $ (1.46)    $  (6.06)    $ (4.66 )    $ (3.19 )
Shares used in per share calculation.....    1,316       1,325       1,425       1,591        1,857       1,826        2,329


STATEMENT OF OPERATIONS DATA AS A PERCENTAGE OF NET SALES:

                                                                                                          NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     -----------------------
                                          --------------------------------------------------------     SEPT. 30,     SEPT. 30,
                                           1990        1991        1992        1993         1994         1994          1995
                                          -------     -------     -------     -------     --------     ---------     ---------
Net revenues............................   100.0%      100.0%      100.0%      100.0%       100.0%       100.0%        100.0%
Costs and expenses:
  Cost of revenues......................    19.9        30.5        39.4        30.7         35.5         36.4          32.9
  Research and development..............    31.5        24.1        15.4        20.6         28.8         30.1          25.1
  Marketing and sales...................    75.5        41.7        37.3        45.7         70.7         73.4          69.0
  General and administrative............    31.8        10.9         8.9         9.8         13.4         13.6           8.9
  Severance costs.......................      --          --          --          --          0.3           --           5.7
                                           -----       -----       -----       -----        -----        -----         -----
Operating income (loss).................   (58.7%)      (7.2%)      (1.0%)      (6.8%)      (48.7%)      (53.5%)       (41.6%)
                                           =====       =====       =====       =====        =====        =====         =====

BALANCE SHEET DATA:

                                                                        AS OF DECEMBER 31,                          AS OF
                                                      -------------------------------------------------------     SEPT. 30,
                                                       1990        1991        1992        1993        1994         1995
                                                      -------     -------     -------     -------     -------     ---------
Working capital.....................................  $1,066      $5,119      $ 4,666     $ 5,800     $(3,513)    $(10,462 )
Total assets........................................   7,556       9,395       15,199      18,581      17,856       11,156
Short-term debt, including current portion of
  long-term obligations.............................   2,647         364          512         701         946        3,151
Long-term debt......................................     513         304          626         857         955        1,093
Shareholders' equity................................   1,410       5,801        5,546       7,175        (978)      (8,349 )

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIEWSTAR

OVERVIEW

     ViewStar was incorporated in 1986 and shipped its first product in 1988. ViewStar provides client-server workflow, imaging and document management software to automate complex business processes. ViewStar's revenues are derived mainly from two sources, software license fees and revenues from services, including maintenance, training and consulting. Software maintenance fees are billed on an annual basis as a percentage of software license fees. Consulting and implementation services are billed on a time and materials basis. ViewStar's license fee revenue rose consistently from 1989 through 1993. ViewStar incurred net losses of $11,262,000 in 1994 and $7,440,000 for the first nine months of 1995. These substantial losses resulted primarily from (i) costs associated with the expansion of ViewStar's direct sales force and other personnel additions in the second half of 1993 in anticipation of expected 1994 revenue growth, (ii) decreases in license fee revenues beginning in the first quarter of 1994, and
(iii) expenditures to augment ViewStar's service and support capability in the first half of 1994. The license fee revenue decreases resulted primarily from significant customer dissatisfaction with ViewStar's inability to fulfill customer service and support demands that particularly arose from several large orders received in the second half of 1993. Such customer dissatisfaction and resulting lost revenue opportunities also contributed to a significant number of resignations in ViewStar's direct sales force, which had further adverse effects on license fee revenues.

     ViewStar addressed these problems by (i) shifting its focus from direct sales to an increasing reliance on system integrators and distributors to serve its target customer base, (ii) restructuring its senior management team, (iii) revamping its sales and distribution organization, (iv) adding employees to meet the service and support requirements, and (v) adding employees to accelerate development of new product releases 4.0 and 4.1. Costs associated with certain of these actions, coupled with reduced revenues, resulted in substantial losses in 1994 and the first half of 1995.

     To counter these losses, ViewStar reduced its headcount from 236 at December 31, 1994 to 145 at September 30, 1995 through a combination of attrition and reductions. Favorable market acceptance of Releases 4.0 and 4.1 in the second and third quarters of 1995, respectively, combined with the decrease in operating expenses have provided ViewStar renewed revenue growth and improved operating results. In the quarter ended September 30, 1995, ViewStar operated profitably, excluding severance related costs. There can be no assurance, however, that ViewStar's business can operate profitably on a sustained basis.

RESULTS OF OPERATIONS

     REVENUES

     ViewStar had total net revenues of $17,078,000 for the nine months ended September 30, 1995, compared to $15,723,000 for the comparable period in 1994. This 9% increase was due primarily to increased license fee revenue. Total revenues decreased 19% to $22,812,000 in fiscal 1994 from $28,096,000 in fiscal 1993, because of the customer dissatisfaction described in "Overview" above.

     License fee revenue for the nine months ended September 30, 1995 increased 30% to $8,491,000 from $6,515,000 in the comparable nine month period in 1994, due to stronger demand for ViewStar's new product releases. License fee revenue decreased 34% to $10,436,000 in fiscal 1994 from $15,847,000 in fiscal 1993, due primarily to customer dissatisfaction with ViewStar's inability to fulfill service and support requirements related to its fourth quarter 1993 product release.

     Service revenue, which consists of revenue for both consulting services and maintenance, decreased slightly to $8,517,000 for the nine month period ended September 30, 1995, from $8,731,000 for the same period in 1994, due primarily to a reduction in consulting revenues offset by an increase in maintenance revenue. Revenue from services increased 16% to $11,857,000 in fiscal 1994 from $10,205,000 in fiscal 1993, primarily because of increases in maintenance and training revenue due to the expansion of ViewStar's installed base. Consulting services revenue decreased 18% to $4,144,000 for the nine months ended

September 30, 1995, from $5,026,000 for the same period in 1994. This decrease reflected a reduction in services personnel and increased reliance on system integrators and distributors to provide consulting services, as described above. Maintenance revenue for the nine month period ended September 30, 1995 increased 18% to $4,373,000, from $3,705,000 for the same period in 1994, due to the expansion of ViewStar's installed base.

     COSTS AND EXPENSES

     Total costs and expenses for the nine months ended September 30, 1995 were flat at $24,197,000, compared to $24,127,000 for the same period in 1994. Higher commissions and other costs associated with higher revenues were offset by reductions due to decreased headcount. Total costs and expenses increased 13% to $33,934,000 in fiscal 1994, from $29,972,000 in fiscal 1993, due primarily to headcount additions.

     Cost of license fees, consisting of third-party royalties, and product and shipping costs, decreased 24% to $394,000 for the nine months ended September 30, 1995, from $520,000 for the comparable period in 1994, due to reductions in third-party royalties. Cost of license fees increased to $720,000 in 1994 from $606,000 in 1993, an increase of 19%, due to higher product costs.

     Cost of services, consisting principally of the expenses for ViewStar's internal and third party consulting employees and relationships, was flat at $5,222,000 for the nine months ended September 30, 1995, compared to $5,170,000 for the comparable period in 1994. Cost of services increased 10% to $7,337,000 in 1994 from $6,663,000 in 1993, due to the increase in headcount in the latter part of 1994 and an increase in the cost of third party services.

     Prior to 1994, the Company sold significant quantities of hardware to its customers as part of its workflow management systems. Since 1994, ViewStar has not sold hardware directly to customers, but instead has relied upon outside hardware distributors to make direct hardware sales to ViewStar's customers. As a result, the cost of hardware for the nine months ended September 30, 1995 was $0 as compared to $41,000 for the same period in 1994. Similarly, the cost of hardware for the year ended December 31, 1994 was $42,000, compared to $1,348,000 for the same period in 1993.

     Sales and marketing expense was $11,792,000 for the nine month period ended September 30, 1995, an increase of 2% from $11,534,000 in the comparable period of 1994, which resulted from increases in costs and commissions associated with higher revenues, offset by expense reductions due to decreased headcount. Sales and marketing expense increased 26% to $16,127,000 in fiscal 1994 from $12,838,000 in fiscal year 1993, due primarily to personnel increases intended to provide sales support for anticipated 1994 revenue growth, together with an additional $1,034,000 in expenses relating to the formation and operation of the UK subsidiary.

     Product development expense of $4,295,000 for the nine months ended September 30, 1995 decreased 9% from $4,725,000 for the same period in 1994 due to a modest reduction in personnel and cost containment measures. Product development expenses increased 14% to $6,571,000 in fiscal 1994 from $5,775,000 in fiscal 1993 due to increased staffing of software engineers required to enhance ViewStar's product line. ViewStar is committed to providing continuing enhancements to current products as well as to developing new technologies for the future. ViewStar expects to continue to invest heavily in product development in 1996.

     General and administrative expense was $1,524,000 for the nine months ended September 30, 1995, a decrease of 29% from $2,137,000 for the same period in 1994 due primarily to reductions in headcount. General and administrative expenses increased 12% to $3,059,000 in fiscal 1994 from $2,742,000 in fiscal 1993, due to increases in staffing during 1993 and 1994.

     During the nine months ended September 30, 1995, ViewStar incurred $970,000 in expenses related to headcount reductions and costs associated with the closure of a facility.

     OTHER INCOME (EXPENSE)

     Interest expense for the nine months ended September 30, 1995 increased 92% to $399,000, compared to $208,000 for the same period in 1994 due to increased borrowings. Interest expense decreased 25% to

$284,000 for fiscal 1994, from $378,000 in fiscal 1993 due to decreased borrowings. See "Liquidity and Capital Resources." Interest income was $110,000 for the nine months ended September 30, 1995, compared to $128,000 for the same period in 1994. Interest income in fiscal 1994 was $199,000, compared to $58,000 in fiscal 1993.

     INCOME TAXES

     Income tax expense for the nine months ended September 30, 1995 increased to $32,000, compared to $20,000 for the same period in 1994, primarily due to state and foreign tax obligations. Income tax expense decreased 54% to $55,000 in fiscal 1994, from $119,000 for fiscal 1993 due to the increased losses. As of September 30, 1995, ViewStar had net operating loss carryforwards in the amount of $23,945,000 for federal income tax purposes, expiring from 2001 through 2010, and $9,915,000 for state franchise tax purposes expiring from 1996 through 2000. In addition, as of September 30, 1995, ViewStar also had federal and state research and development credit carryforwards of $945,000 and $565,000 respectively, expiring from 2001 through 2010.

QUARTERLY INFORMATION

     The following table sets forth statements of operations by quarter for the nine months ended September 30, 1995 and the percentage of ViewStar's total revenues represented by each item during the respective quarter.


                         MARCH 31,              JUNE 30,            SEPTEMBER 30,
                           1995        %          1995       %          1995          %        TOTAL
                         ---------   ------     --------   -----    -------------   -----     -------
Revenues
  License fees.........   $ 1,086      28.4%    $ 2,977     51.5%      $ 4,428       59.2%    $ 8,491
  Services.............     2,706      70.9%      2,759     47.7%        3,052       40.8%      8,517
  Hardware sales and
     fees..............        27       0.7%         45      0.8%           (2)      (0.0)%        70
                          -------    ------     -------    -----        ------      -----     -------
Total revenues.........     3,819     100.0%      5,781    100.0%        7,478      100.0%    $17,078
                          -------    ------     -------    -----        ------      -----     -------
Costs and expenses
  Cost of license
     fees..............       160       4.2%        125      2.2%          109        1.5%        394
  Cost of services.....     1,806      47.3%      1,759     30.4%        1,657       22.2%      5,222
  Sales and
     marketing.........     3,811      99.8%      4,351     75.3%        3,630       48.5%     11,792
  Product
     development.......     1,522      39.8%      1,472     25.5%        1,301       17.4%      4,295
  General and
     administrative....       538      14.1%        580     10.0%          406        5.4%      1,524
  Severance related
     costs.............       320       8.4%         48      0.8%          602        8.1%        970
                          -------    ------     -------    -----        ------      -----     -------
  Total costs and
     expenses..........     8,157     213.6%      8,335    144.2%        7,705      103.0%     24,197
                          -------    ------     -------    -----        ------      -----     -------
Operating loss.........    (4,338)   (113.6)%    (2,554 )  (44.2)%        (227)      (3.0)%    (7,119)
Interest expense.......       (74)     (1.9)%      (161 )   (2.8)%        (164)      (2.2)%      (399)
Other income...........        40       1.0%         48      0.8%           22        0.3%        110
                          -------    ------     -------    -----        ------      -----     -------
Loss before income
  taxes................    (4,372)   (114.5)%    (2,667 )  (46.1)%        (369)      (4.9)%    (7,408)
Income taxes...........        --       0.0%         32     (0.6)%          --        0.0%         32
                          -------    ------     -------    -----        ------      -----     -------
Net loss...............   $(4,372)   (114.5)%   $(2,699 )  (46.7)%     $  (369)      (4.9)%   $(7,440)
                          =======    ======     =======    =====        ======      =====     =======


Revenues for the quarter ended September 30, 1995 increased by 29% and 96% over the quarters ended June 30, 1995 and March 31, 1995, respectively, due to increased demand for ViewStar's products and services. The increase in license fee revenue from the first quarter to the third quarter reflects the 1995 product releases. Revenue increases were realized from sales by both system integrators and distributors, and the direct sales force. Total costs and expenses increased from $8,157,000 for the quarter ended March 31, 1995 to $8,335,000 for the quarter ended June 30, 1995, due to increased revenues, and decreased to $7,705,000 for the quarter ended September 30, 1995 due to additional headcount reductions made during the quarter.

VARIABILITY OF OPERATING RESULTS

     ViewStar's revenues and operating results can vary substantially from quarter to quarter. License revenue, which represented approximately 46% of total revenues in 1994 and 50% of total revenues for the nine months ended September 30, 1995, are difficult to forecast because ViewStar's sales cycle is relatively long and quarterly revenues depend on a relatively few large orders that are subject to changes in customer budgets and general economic conditions. Because ViewStar's operating expenses are based on anticipated revenue levels and a high percentage of ViewStar's expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may adversely affect operating results. In addition, ViewStar historically has operated with little backlog because its software products are generally shipped as orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Further, the value of an average contract as a percent of quarterly revenue is substantial, and certain contracts may constitute a significant portion of the operating profits for the quarter in which they are signed. Historically, ViewStar has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. In addition, changes in levels of consulting activity and seasonality in training revenue, which tends to lag license fee revenue by approximately one quarter, have resulted in variability of services revenue from quarter to quarter. ViewStar also generally has realized lower revenue from license fees in the first quarter of the year than in the immediately preceding quarter. ViewStar believes that this has been primarily due to the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year, followed by lower purchasing activity during the first quarter of the calendar year. Accordingly, revenues in any quarter are not indicative of revenues in any future period.

CURRENT TRENDS

     Commencing in 1994, ViewStar reduced its reliance on its direct sales force and increased its reliance on sales through system integrators and distributors. ViewStar license revenue through system integrators and distributors have increased to 35% of license fees in 1995 from 22% for the nine months ended September 30, 1994. Through their extensive business relationships, system integrators and distributors have the capacity to generate greater volumes of orders than ViewStar's direct sales force. Moreover, system integrators and distributors are able to provide a substantial amount of the service and support that would otherwise have to be supplied by ViewStar. Most of ViewStar's system integrators and distributors do not have long-standing relationships with ViewStar and may cease actively marketing ViewStar products at any time. Some of ViewStar's system integrators and distributors also offer competing products or systems manufactured by third parties or themselves. The loss of one or more system integrators or distributors, or the failure of the parties to renew agreements with ViewStar on expiration, could have a material adverse effect on ViewStar's business, revenue growth and operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, ViewStar has financed its operations through borrowings from its principal shareholders, sale of equity securities and bank debt. Under ViewStar's secured bank line of credit as of September 30, 1995, up to $4,000,000 ($6,000,000 at December 31, 1994) is available for working capital advances, based upon the level of eligible accounts receivable. ViewStar intends to finance its operations through the Merger Date with borrowings on its bank line of credit. In June of 1995, ViewStar borrowed $2,000,000 from certain of its existing Preferred Stock investors. These borrowings were subordinated to its bank line of credit. See Note 4 of Notes to Consolidated Financial Statements.


     During 1992, 1993 and 1994, ViewStar's principal use of cash was to support increases in headcount, facility costs and additions to property and equipment resulting from ViewStar's growth. As of September 30, 1995, ViewStar had $750,000 in cash and cash equivalents. ViewStar currently anticipates that additions to property and equipment for the fourth quarter of 1995 will be approximately $300,000. Excluding deferred revenues of $9,995,000 for the nine months ended September 30, 1995 and $9,767,000 for the comparable period in 1994, ViewStar had working capital of $6,254,000 as of December 31, 1994 and a working capital deficit of $467,000 as of September 30, 1995.

     Accounts receivable days' sales was 77 as of September 30, 1995, 106 days as of December 31, 1994 and 102 days as of December 31, 1993. Given the historical pattern of revenue generation toward the end of each quarter, ViewStar anticipates that accounts receivable and related days' sales outstanding will continue to be substantial in future periods.

                     VIEWSTAR STOCK, OPTIONS AND DIVIDENDS


     ViewStar is a privately held company; there is no public trading market for its stock. There are a total of 263 holders of ViewStar Capital Stock, of which 234 hold shares of ViewStar Common Stock. The Caere Common Stock issued to the holders of ViewStar Capital Stock in the Merger will be registered pursuant to the Registration Statement on Form S-4 of which this Prospectus/Joint Proxy Statement is a part. In addition, the Merger Agreement provides that Caere will file a Registration Statement on Form S-8 to cover shares issued upon exercise of ViewStar Options assumed by Caere in the Merger, within seven business days after the Effective Time. As of the Record Date, there were options outstanding to purchase an aggregate of 2,815,914 shares of ViewStar Common Stock.


     ViewStar has never declared or paid any dividends on its Common Stock and has no plans to do so in the foreseeable future. ViewStar's bank line of credit prohibits the payment of cash dividends.

                             MANAGEMENT OF VIEWSTAR

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the Record Date with respect to each executive officer and director of ViewStar:

        NAME             AGE                POSITION WITH VIEWSTAR
D. Kirkwood Bowman       54      Director
Steven D. Brooks         44      Director
Gayle A. Crowell         45      Senior Vice President and General Manager,
                                 Worldwide Operations
Christina L. Darwall     47      Director
Shirish S. Hardikar      40      Vice President, Marketing
Kamran Kheirolomoom      40      President, Chief Executive Officer and
                                 Director
F. Gibson Myers, Jr.     53      Director
Robert I. Pender, Jr.    38      Vice President of Finance and Chief Financial
                                 Officer
Mark W. Perry            52      Chairman of the Board
Hon Wong                 38      Director

     Mr. Bowman has served as a director of ViewStar since May 1988. He has been a general partner of Inman & Bowman Management, a venture capital fund, since June 1985.

     Mr. Brooks has served as a director of ViewStar since January 1995. He has been a Managing Director of Union Bank of Switzerland since November 1994. From July 1992 to November 1994, he was a private investor. From November 1989 to June 1992, he was a Principal of Rainwater, Inc., a private investment company. Mr. Brooks has served as a director of QuickResponse Services, Inc., a publicly held corporation, since December 1992.

     Ms. Crowell joined ViewStar as Senior Vice President and General Manager, Worldwide Operations, in July 1994. Prior to joining ViewStar, she was Vice President of Worldwide Sales of Recognition International, a document management company, from November 1991 to June 1994. From May 1989 to November 1991, she was Group Director of Channels of Oracle Corporation, a database software company.

     Ms. Darwall has served as a director of ViewStar since February 1986, and she was Chairman of the Board from February 1986 to September 1989. From September 1989 to September 1991, she served as Vice President of Business Development and Marketing of ViewStar. Since January 1995, Ms. Darwall has served as a director of the Harvard Business School Publishing Corporation.

     Mr. Hardikar joined ViewStar as Vice President, Marketing in March 1995. Prior to joining ViewStar, he was a Vice President of Action Technologies, Inc., a software and business process reengineering and workflow automation company, from September 1993 to March 1995. From January 1992 to September 1993, he was a Vice President and director and the Secretary of Renaissance Software, Inc., an object oriented UNIX software development company. He was a Vice President and a Founder of Vistron Inc., a network printing and imaging systems manufacturer, from January 1990 to December 1991.

     Mr. Kheirolomoom joined ViewStar as President and Chief Executive Officer in February 1986, serving until January 1992. He served as Chief Executive Officer from January 1992 to July 1993 and served as President and Chief Executive Officer from July 1993 to May 1994. He served as Chairman of the Board from May 1994 to July 1995, and he has served as President and Chief Executive Officer since July 1995. He has served as a director of ViewStar since February 1986.

     Mr. Myers has served as a director of ViewStar since May 1988. He has been a general partner of the Mayfield Fund, a venture capital fund, since September 1970.

     Mr. Pender joined ViewStar as Controller in April 1993. In August 1995, he became Vice President of Finance and Chief Financial Officer. From January 1992 to April 1993, he served as Controller of Versant Object Technology Corporation, an object oriented database software development company. From October 1989 to January 1992, he was International Finance Manager of Silvar-Lisco Corporation, an engineering software development company.


     Mr. Perry joined ViewStar as President and Chief Executive Officer, serving from May 1994 through July 1995. He has served as a director of ViewStar since May 1994. Since August 1995, he has served as Chairman of the Board. Prior to joining ViewStar, he was Vice Chairman from April 1992 to May 1994 and Executive Vice President from February 1988 to April 1992 of Silicon Graphics, Inc., a computer hardware manufacturer. Mr. Perry has served as a director of Exabyte Corp., a publicly held corporation, since March 1994. He has also served as a director of Arbor Corp., a private corporation, since February 1993.


     Mr. Wong has served as a director of ViewStar since October 1986. Mr. Wong has been a partner of Wongfratris Co., a venture capital company, since June 1985.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by ViewStar for services rendered to ViewStar during the fiscal year ended December 31, 1994 (the "Last Fiscal Year") by Kamran Kheirolomoom, ViewStar's President and Chief Executive Officer, and the only current executive officer of ViewStar who will serve as an executive officer of Caere after the Merger (the "Continuing Executive"):

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                LONG-TERM
                   NAME AND             --------------------------------------     COMPENSATION
              PRINCIPAL POSITION        SALARY($)(1)     BONUS($)     OTHER($)      OPTIONS(#)
        ------------------------------  ------------     --------     --------     ------------
        Kamran Kheirolomoom,..........     156,000        10,000                      150,000(2)
          President and Chief                                                          50,000(3)
          Executive Officer

---------------

(1) Includes amounts deferred pursuant to Section 401(k) of the Code.


(2) Mr. Kheirolomoom's option to purchase 150,000 shares of ViewStar Common Stock granted on June 14, 1993 under the Amended 1986 Incentive Stock Option Plan with an exercise price of $1.50 per share was repriced to $.60 per share by the Board of Directors of ViewStar on December 14, 1994, along with all other outstanding options to purchase ViewStar Common Stock with an exercise price in excess of $.60 per share.



(3) Mr. Kheirolomoom's option to purchase 50,000 shares of ViewStar Common Stock granted on May 20, 1994 under the 1994 Senior Executive Stock Plan with an exercise price of $1.50 per share was repriced to $.60 per share by the Board of Directors of ViewStar on December 14, 1994, along with all other outstanding options to purchase ViewStar Common Stock with an exercise price in excess of $.60 per share.

     The following table sets forth the stock options granted to the Continuing Executive during the Last Fiscal Year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                    --------------------------------
                                    NUMBER OF        PERCENTAGE OF
                                    SECURITIES       TOTAL OPTIONS
                                    UNDERLYING        GRANTED TO         EXERCISE OR BASE
                                     OPTIONS           EMPLOYEES              PRICE           EXPIRATION
                 NAME               GRANTED(#)     IN FISCAL YEAR(%)          ($/SH)             DATE
    ------------------------------  ----------     -----------------     ----------------     ----------
    Kamran Kheirolomoom...........    50,000(1)           3.3                   .60             5/20/04

---------------

(1) The option vests pursuant to Mr. Kheirolomoom's employment agreement. The option vests on May 20, 2002 unless before December 31, 1995 there is an initial public offering of the ViewStar Common Stock or a strategic corporate relationship involving an equity investment in ViewStar of not less than $5 million. If either such event occurs, the option shall become immediately exercisable for 2% of the option for each month the option has been outstanding and shall continue to vest at the rate of 2% per month. See "The Merger and Related Transactions -- Benefits to ViewStar Executives from the Merger."

     The following table sets forth the number and fiscal year-end value of all unexercised stock options held by the Continuing Executive at the end of the Last Fiscal Year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                 FISCAL YEAR-END(#)           AT FISCAL YEAR-END(2)
                       SHARES ACQUIRED ON       VALUE        ---------------------------   ---------------------------
        NAME              EXERCISE(#)       REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------  ------------------   --------------   -----------   -------------   -----------   -------------
Kamran Kheirolomoom..             --                --         108,000        192,000             --             --

---------------

(1) Value of underlying securities on date of exercise (as determined by the Board of Directors), minus the exercise price.


(2) Value of underlying securities at fiscal year end, as determined by the Board of Directors of ViewStar, (for in-the-money options only), minus the exercise price.


    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS


     See "The Merger Transaction -- Benefits to ViewStar Executives from the Merger."

                         VIEWSTAR SECURITY OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of ViewStar Common Stock and ViewStar Preferred Stock as of December 1, 1995 (i) by each person known by ViewStar to own beneficially more than 5% of the outstanding shares of ViewStar Common Stock or more than 5% of the outstanding shares of ViewStar Preferred Stock, (ii) by each of the directors and executive officers of ViewStar, and (iii) by all of ViewStar's directors and executive officers as a group.



                                                                                                   PERCENT OF
                                                                   NUMBER OF       PERCENT OF        TOTAL
                                                                     SHARES          CLASS           SHARES
                                                    CLASS OF      BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
     NAME OF PERSON OR IDENTITY OF GROUP(1)        SECURITIES       OWNED(2)        OWNED(3)         OWNED
-------------------------------------------------  -----------    ------------    ------------    ------------
Entities affiliated with Mayfield Fund(4)          Preferred         2,483,335       26.62%          21.48%
  2800 Sand Hill Road, Suite 250                   Common               82,556        3.16%
  Menlo Park, CA 94025
Entities affiliated with Inman & Bowman(5)         Preferred         1,499,612       16.07%          13.30%
  4 Orinda Way                                     Common               84,744        3.28%
  Building D, Suite 150
  Orinda, CA 94563
J.P. Morgan Investment Corporation(6)              Preferred         1,492,377       15.99%          12.89%
  60 Wall Street                                   Common               41,375        1.61%
  New York, NY 10260-0060
Entities affiliated with Institutional Venture
  Partners(7)                                      Preferred         1,202,879       12.89%          10.44%
  3000 Sand Hill Road                              Common               39,959        1.55%
  Building 2, Suite 290
  Menlo Park, CA 94025
Entities affiliated with Technology Partners(8)    Preferred           968,905       10.38%           8.47%
  1550 Tiburon Blvd., Suite A                      Common               36,149        1.42%
  Belvedere, CA 94920
Wongfratris Company(9)                             Preferred           807,104        8.65%           7.07%
  51 Jordan Place                                  Common               32,785        1.28%
  Palo Alto, CA 94303
Kamran Kheirolomoom(10)                            Common              570,000       21.09%           4.74%
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Entities affiliated with Sequoia Capital(11)       Preferred           495,881        5.31%           4.18%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Mark W. Perry (12)                                 Common              273,000       10.10%           2.27%
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Russell H. Rowe(13)                                Common              242,000        9.52%           2.04%
  2327 Peachtree Circle
  Antioch, CA 94509
David E. Ruiz                                      Common              200,000        7.91%           1.69%
  2730 Longspur Way
  Pleasanton, CA 94566
Michael K. Crosno(14)                              Common              191,800        7.56%           1.62%
  27 Cherry Hills Court
  Alamo, CA 94507
Christina L. Darwall                               Preferred            16,000      *                 1.40%
  25 Willard Lane                                  Common              150,000        5.93%
  Hillsborough, CA 94010

                                                                                                   PERCENT OF
                                                                   NUMBER OF       PERCENT OF        TOTAL
                                                                     SHARES          CLASS           SHARES
                                                    CLASS OF      BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
     NAME OF PERSON OR IDENTITY OF GROUP(1)        SECURITIES       OWNED(2)        OWNED(3)         OWNED
-------------------------------------------------  -----------    ------------    ------------    ------------
Wendy S. Cook(15)                                  Common              129,300        5.10%           1.09%
  50 Buckeye Avenue
  Oakland, CA 94618
Gayle A. Crowell(16)                               Common               54,750        2.12%         *
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Shirish S. Hardikar(17)                            Common               34,500        1.35%         *
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Robert I. Pender, Jr.(18)                          Common               27,950        1.09%         *
  c/o ViewStar Corporation
  1101 Marina Village Parkway
  Alameda, CA 94501
Steven D. Brooks(19)                               Common                9,100      *               *
  555 California Street
  Suite 4650
  San Francisco, CA 94104
D. Kirkwood Bowman(20)                             Preferred                 0      *                     *
  4 Orinda Way                                     Common                    0            *
  Building D, Suite 150
  Orinda, CA 94563
F. Gibson Myers, Jr.(21)                           Preferred                 0      *               *
  2800 Sand Hill Road                              Common                    0      *
  Suite 250
  Menlo Park, CA 94025
Hon Wong(22)                                       Preferred                 0      *               *
  51 Jordan Place                                  Common                    0      *
  Palo Alto, CA 94303
All Current Directors and                          Preferred            16,000      *
  Executive Officers (10 persons)(23)              Common            1,119,300       37.28%           9.21%


---------------

  *  Less than 1%.

 (1) Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding including for purposes of computing the percentage of the person holding such option, but not for purposes of computing the percentage of any other holder.


 (3) Computed on the basis of 2,529,941 shares of ViewStar Common Stock and 9,330,487 shares of ViewStar Preferred Stock.


 (4) Preferred Stock total includes (i) 36,757 and 882,162 shares of Series C Preferred Stock held by Mayfield Associates and Mayfield VI, respectively,
     (ii) 33,609 and 806,601 shares held by the above entities, respectively, and (iii) 5,538, 26,359, 132,905 and 559,404 shares of Series E Preferred Stock held by Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII, respectively. Common Stock total includes 2,163, 1,280, 51,911, and 27,202 shares subject to warrants exercisable within 60 days held by Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII, respectively. F. Gibson Myers, Jr., a director of the Company, is a general partner of Mayfield

     Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII and has voting and investment power with respect to such shares. Mr. Myers disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

 (5) Preferred Stock total includes (i) 33,660 and 340 shares of Series A Preferred Stock held by Inman & Bowman and Inman & Bowman Entrepreneurs, respectively, (ii) 30,000 and 303 shares of Series B Preferred Stock held by the above entities, respectively, (iii) 556,217 and 11,351 shares of Series C Preferred Stock held by the above entities, respectively, (iv) 634,584 and 12,952 shares of Series D Preferred Stock held by the above entities, respectively, and (v) 218,003 and 2,202 shares of Series E Preferred Stock held by the above entities, respectively. Common Stock total includes (i) 33,108 and 676 shares of Common Stock held by Inman & Bowman and Inman & Bowman Entrepreneurs, respectively, and (ii) 50,450 and 510 shares subject to warrants exercisable within 60 days held by Inman & Bowman and Inman & Bowman Entrepreneurs, respectively. D. Kirkwood Bowman, a director of the Company, is a general partner of Inman & Bowman and of Inman & Bowman Entrepreneurs and voting and investment power with respect to such shares. Mr. Bowman disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

 (6) Common Stock total includes 41,375 shares subject to warrants exercisable within 60 days.

 (7) Preferred Stock total includes (i) 559,054 and 8,514 shares of Series C Preferred Stock held by Institutional Venture Partners IV and Institutional Venture Management IV, respectively, (ii) 146,288 and 293,738 shares of Series D Preferred Stock held by the above entities, respectively, and
     (iii) 192,355 and 2,930 shares of Series E Preferred Stock held by the above entities, respectively. Common Stock total includes 39,360 and 599 shares subject to warrants exercisable within 60 days held by Institutional Venture Partners IV and Institutional Venture Management IV, respectively.

 (8) Preferred Stock total includes (i) 33,333 and 33,333 shares of Series A Preferred Stock held by Technology Partners West Fund II and Technology Partners West Fund III, respectively, (ii) 60,606, 60,606 and 30,300 shares of Series B Preferred Stock held by Technology Partners West Fund II, Technology Partners West Fund III and TPW Venture Partners IX, respectively, (iii) 108,108 and 108,108 shares of Series C Preferred Stock held by Technology Partners West Fund II and Technology Partners West Fund III, respectively, (iv) 385,945 shares of Series D Preferred Stock held by Technology Partners West Fund IV, L.P. and (v) 28,205, 28,205 and 92,156 shares of Series E Preferred Stock held by Technology Partners West Fund II, Technology Partners West Fund III and Technology Partners West Fund IV, L.P., respectively. Common Stock total includes (i) 11,825 and 11,824 shares of Common Stock held by Technology Partners West Fund II and Technology Partners West Fund III, respectively, and (ii) 3,125, 3,125 and 6,250 shares subject to warrants exercisable within 60 days held by Technology Partners West Fund II, Technology Partners West Fund III and Technology Partners West Fund IV, respectively.

 (9) Preferred Stock total includes 266,667 shares of Series A Preferred Stock, 90,909 shares of Series B Preferred Stock, 40,540 shares of Series C Preferred Stock, 254,118 shares of Series D Preferred Stock and 154,870 shares of Series E Preferred Stock held by Wongfratris Company. Common Stock total includes (i) 10,135 shares of Common Stock and (ii) 22,650 shares subject to warrants exercisable within 60 days held by Wongfratris Company. Hon Wong, a director of the Company, is a general partner of Wongfratris Company and has voting and investment power with respect to such shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.


(10) Includes options to purchase 173,000 shares of Common Stock that are exercisable within 60 days; does not include options to purchase 95,000 shares of Common Stock that will become exercisable upon consummation of the Merger or continue to vest without regard to continued employment after the Merger.


(11) Includes (i) 234,638, 14,865 and 9,459 shares of Series C Preferred Stock held by Sequoia Capital IV, Sequoia Technology Partners II, and Sequoia XVIII, respectively, (ii) 138,759, 9,697, 3,947 and 2,517 shares of Series D Preferred Stock held by Sequoia Capital IV, Sequoia Technology Partners II, Sequoia XX and Sequoia XXI, respectively, and (iii) 73,634, 5,019, 1,592 and 1,754 shares of Series E

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

     Preferred Stock held by Sequoia Capital IV, Sequoia Technology Partners II, Sequoia XXIII and Sequoia XXIV, respectively.


(12) Includes options to purchase 173,000 shares of Common Stock that are exercisable within 60 days; does not include options to purchase 224,000 shares of Common Stock that will become exercisable upon consummation of the Merger or continue to vest without regard to continued employment after the Merger.


(13) Includes options to purchase 11,000 shares of Common Stock that are exercisable within 60 days.

(14) Includes options to purchase 7,500 shares of Common Stock that are exercisable within 60 days.


(15) Includes options to purchase 4,300 shares of Common Stock that are exercisable within 60 days.



(16) Includes options to purchase 54,750 shares of Common Stock that are exercisable within 60 days.



(17) Includes options to purchase 34,500 shares of Common Stock that are exercisable within 60 days.



(18) Includes options to purchase 27,950 shares of Common Stock that are exercisable within 60 days.



(19) Includes options to purchase 9,100 shares of Common Stock that are exercisable within 60 days.


(20) Preferred Stock total does not include shares held by entities affiliated with Inman and Bowman. Mr. Bowman is a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs. Mr. Bowman shares voting and investment power with respect to such shares. Mr. Bowman disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

(21) Preferred Stock total does not include shares held by entities affiliated with the Mayfield Fund. Mr. Myers is a general partner of Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII. Mr. Myers shares voting and investment power with respect to such shares. Mr. Myers disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

(22) Preferred Stock total does not include shares held by entities affiliated with Wongfratris Company. Mr. Wong is a general partner of Wongfratris Company. Mr. Wong shares voting and investment power with respect to such shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.


(23) Preferred Stock total does not include shares held by entities affiliated with Inman & Bowman, the Mayfield Fund, and Wongfratris Company, of which Mr. Bowman, Mr. Myers and Mr. Wong, respectively, all directors of the Company, are general partners and have voting power. See footnotes (4),
     (5), (9), (20), (21) and (22) above. Common Stock total includes options to purchase 472,300 shares that are exercisable within 60 days held by six directors and executive officers, but does not include options to purchase 319,000 shares that will become exercisable upon consummation of the Merger or will continue to vest without regard to continued employment after the Merger, which are held by two directors and executive officers. See footnotes (10), (12), (16), (17), (18) and (19) above.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF CAERE AND VIEWSTAR


     Caere is incorporated in the State of Delaware, and ViewStar is incorporated in the State of California. Pursuant to the Merger, Sub will be merged with and into ViewStar and ViewStar will continue to be governed by the California Law. Caere will continue to be governed by the Delaware Law following the Merger. The rights of Caere's stockholders are governed by its Certificate of Incorporation, as amended (the "Caere Certificate of Incorporation"), its Bylaws (the "Caere Bylaws") and the Delaware Law. The rights of ViewStar's shareholders are governed by the ViewStar Articles, its Bylaws (the "ViewStar ByLaws") and the California Law. After the Merger Date, the rights of ViewStar shareholders who become Caere stockholders will be governed by the Caere Certificate of Incorporation, Caere Bylaws and the Delaware Law. The following is a summary comparison of certain differences between the rights of Caere stockholders under the Delaware Law and the Caere Certificate of Incorporation and the Caere Bylaws and the rights of ViewStar shareholders under the California Law and the ViewStar Articles and the ViewStar Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of Delaware and California, and the corporate charters and bylaws of Caere and ViewStar.


     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose (up to the number of directors to be elected). Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.


     Under the Delaware Law, cumulative voting in the election of directors is not available unless specifically provided for in a corporation's certificate of incorporation. The Caere Certificate of Incorporation does not provide for cumulative voting. Under the California Law, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless a corporation is "listed" for trading and that corporation's articles of incorporation specifically eliminate cumulative voting. The ViewStar Articles do not (and may not) eliminate cumulative voting.



     The ViewStar Articles provide that the holders of ViewStar Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to elect one director; and for so long as the total number of shares of ViewStar Series C, Series D and Series E Preferred Stock outstanding equals or exceeds 10% of ViewStar Capital Stock outstanding on a fully diluted basis, the holders of ViewStar Series C, Series D and Series E Preferred Stock, voting together as a single class, are entitled to elect two directors. The affirmative vote of the holders of a majority of shares of ViewStar Preferred Stock entitled to vote is required for such elections.



     Stockholder Power to Call Special Stockholders Meeting. Under the Delaware Law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The Caere Bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president or by a resolution adopted by the affirmative vote of a majority of the Board of Directors of Caere or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.



     Under the California Law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons authorized to do so in a company's articles of incorporation or bylaws. The ViewStar Bylaws do not authorize any additional persons.


     Dissolution. Under the Delaware Law, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the California Law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, and this right may not be modified by its articles of incorporation.

     Size of Board of Directors. The Delaware Law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.


     The Caere Bylaws provide that the authorized number of directors of the corporation shall be fixed from time to time by the Board of Directors of Caere, either by a resolution or a bylaw duly adopted by the Board of Directors of Caere. The number of directors presently authorized is five.


     Under the California Law, although changes in the number of directors must in general be approved by the shareholders, the board of directors of a California corporation may fix the exact number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws, if the stated range has been approved by the shareholders.


     The ViewStar Bylaws provide that the number of directors shall be established from time to time by resolution of the Board of Directors of ViewStar or the shareholders, provided that the authorized number shall not be fewer than four nor more than seven, with the current number of directors fixed at seven.


     Classified Board of Directors. A classified board is one with respect to which a certain number of the directors, but not necessarily all, are elected on a rotating basis each year. The Delaware Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.


     The Caere Certificate of Incorporation and Caere Bylaws currently provide that the Board of Directors of Caere shall be divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors with each class having a three-year term.



     Under the California Law, generally directors must be elected annually, unless the corporation is "listed." Under the California Law, a listed corporation may have a classified board of no fewer than six directors divided into two classes of directors or a classified board of no fewer than nine directors divided into three classes. The ViewStar Articles and ViewStar Bylaws do not (and may not) provide for a classified board.



     Removal of Directors. Under the Delaware Law, any director or the entire board of directors of a Delaware corporation with a classified board of directors may only be removed with cause unless the certificate of incorporation provides otherwise. The Caere Certificate of Incorporation provides that directors may be removed with cause by a vote of a majority of the combined voting power of Caere's Stock, and directors may be removed without cause by a vote of two-thirds of the combined voting power of Caere's outstanding stock.


     Under the California Law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting.

     The ViewStar Articles provide that the director elected by the holders of ViewStar Series A and Series B Preferred Stock may be removed with or without cause only by such holders; and the two directors elected by the holders of ViewStar Series C, Series D and Series E Preferred Stock may be removed with or without cause only by such holders. Vacancies created by any such removal may only be filled by the respective series of ViewStar Preferred Stock entitled to vote for and remove such directors.


     Actions by Written Consent of Stockholders. Under the Delaware Law, stockholders may execute an action by written consent in lieu of a meeting of stockholders. The Delaware Law permits a corporation to eliminate such actions by written consent in its certificate of incorporation. Under the Caere Certificate of Incorporation, such actions by written consent are eliminated.

     Under the California Law, unless otherwise provided in the articles of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting by written consent of shareholders having the requisite number of votes, subject to the requirement that ten days' advance notice of such shareholder approval of certain types of transactions and matters be given where all shareholders' consents are not solicited. The ViewStar Articles do not limit the rights of shareholders to act by written consent.


     Advance Notice Requirement for Stockholder Proposals and Director Nominations. Caere Bylaws require reasonable advance notice by a stockholder of a proposal or director nomination that such stockholder desires to present at the annual meeting of stockholders.


     ViewStar's Bylaws do not require advance notice of proposals or director nominations intended to be presented by a shareholder at an annual meeting.

     Voting Requirements. Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under the Delaware Law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them.

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under the California Law, the holders of the outstanding shares of a class are entitled to vote as a class if the proposed amendment would (i) increase or decrease the aggregate number of authorized shares of such class,
(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split, (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preferences or privileges prior to the shares of such class, (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so, or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

     Under both the Delaware Law and the California Law, with certain exceptions, any merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, the California Law, but not the Delaware Law, requires such transactions, among others, to be approved by a majority of the outstanding shares of each class of stock without regard to limitations on voting rights.

     Caere's Certificate of Incorporation provides that certain provisions of the Certificate may only be amended, altered, changed or repealed if not less than two-thirds of the combined voting power of Caere's then outstanding stock have approved such action. These provisions include the size and classification of the board, filling vacancies on the board, the prohibition on actions by written consent of the stockholders, advance notice of stockholder business, removal of directors without cause and special voting requirements. The effect of this super majority voting provision is to make any of these changes more difficult.

     Rights of Dissenting Stockholders. Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, generally no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held

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

of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein).

     Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation are entitled to dissenters' rights. See "The Merger and Related Transactions -- Appraisal and Dissenters' Rights."

     Inspection of Stockholders List. Both the Delaware Law and the California Law allow any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. Additionally, the California Law provides for an absolute right to inspect and copy the corporation's shareholders list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors (such schedule was repealed by the Commission in 1992). The Delaware Law does not provide for any such absolute right of inspection.

     Dividends. Subject to any restrictions contained in a corporation's certificate of incorporation, the Delaware Law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Caere's Certificate of Incorporation contains no restrictions on the declaration or payment of dividends.

     The California Law provides that a corporation may make a distribution to its shareholders if: (i) the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, at least equal to 1 1/4 times its current liabilities. In addition, the corporation making the distribution must not be, and must not as a result of the distribution become, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. Neither the ViewStar Articles nor its Bylaws contain any presently applicable restrictions on the declaration or payment of dividends.


     Bylaws. Under the Delaware Law, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Caere Certificate of Incorporation expressly grants to its directors the power to make, alter, or repeal any bylaws. Adoption, amendment and repeal of the Caere Bylaws by the stockholders requires a vote of two-thirds of the combined voting power of Caere's outstanding stock.



     Under the California Law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The ViewStar Bylaws provide that the ViewStar Bylaws may be changed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors (subject to the shareholders' ability to adopt a bylaw provision restricting or eliminating the power of the Board of Directors of ViewStar to adopt, amend or repeal the ViewStar Bylaws); provided, however, that the Board of Directors of ViewStar may not amend the ViewStar Bylaws in order to change a fixed number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors) or to change from a fixed to a variable board or vice versa. A bylaw adopted by the shareholders may restrict or eliminate the power of the Board of Directors of ViewStar to adopt, amend or repeal the bylaws.

     Preemptive Rights. Stockholders of a Delaware corporation have only such preemptive rights as may be provided in its certificate of incorporation. Caere Certificate of Incorporation does not grant any preemptive rights to its stockholders.


     Shareholders of a California corporation have such preemptive rights as may be provided in the corporation's articles of incorporation. The ViewStar Articles do not grant any preemptive rights to ViewStar shareholders. However, case law in California has created a doctrine of "quasi-preemptive" rights in appropriate circumstances, even when no such rights exist in the corporation's articles of incorporation.


     Caere Rights Plan. On April 17, 1991, the Board of Directors of Caere declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Caere Common Stock to the holders of record on May 3, 1991, and authorized and directed the issuance of one Right with respect to each share of Caere Common Stock that becomes outstanding prior to the occurrence of certain triggering events, pursuant to the Preferred Shares Rights Agreement dated April 17, 1991 (the "Rights Agreement"). Each share of Caere Common Stock issued in exchange for ViewStar Common Stock includes one Right. Each Right entitles the registered holder to purchase from Caere one one-hundredth of a share of Caere's Series A Junior Participating Preferred Stock at a price equal to $90.00 per one one-hundredth of a preferred share, subject to adjustment under certain circumstances provided in the Rights Agreement. Upon the occurrence of certain events generally associated with an unsolicited takeover attempt of Caere, the Rights (except for Rights held by an Acquiring Person (as defined in the Rights Agreement)) will become exercisable and will cease to trade with the Caere Common Stock. Upon the acquisition without the consent of the Board of Directors of Caere of 15% or more of Caere Common Stock or announcement of a tender offer or exchange offer for shares in excess of 15% or more of Caere Common Stock, each Right (except for Rights held by an Acquiring Person) will be converted into a right to purchase at the then-current exercise price of the Right that number of shares of Caere Common Stock having a market value of two times the exercise price of the Right or, in the event of merger of Caere into an Acquiring Person, securities of the Acquiring Person having a market value of two times the exercise price of the Right. Subject to the terms of the Rights Agreement, Caere may exchange the Rights for Caere Common Stock.



     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Caere in a manner that causes the Rights to become exercisable. Caere believes, however, that the Rights should neither affect any prospective offeror willing to negotiate with the Board of Directors of Caere nor interfere with any merger or other business combination approved by the Board of Directors of Caere because the Board of Directors of Caere may, at its option, redeem the Rights. The terms of the Rights may be amended by the Board of Directors of Caere without the consent of the holders of the Rights.


     Transactions Involving Officers or Directors. A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

     Under the California Law, any loan or guarantee to or for the benefit of a director or officer of the corporation or its subsidiaries requires approval of the shareholders unless such loan or guarantee is provided for under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, the California Law permits shareholders to approve a bylaw authorizing the board of directors alone to approve a loan or guarantee to or on behalf of an officer (whether or not a director) if the board of directors determines that such a loan or guarantee may reasonably be expected to benefit the corporation, which bylaw may be utilized to authorize officer loans and guarantees if the corporation has 100 or more shareholders of record. The shareholders of ViewStar have approved such a bylaw provision.

     The California Law similarly states that contracts or transactions between a corporation and (i) any of its directors or (ii) a second corporation of which a director is also a director are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.


     Filling Vacancies on the Board of Directors. Under the Delaware Law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation (the Caere Certificate of Incorporation and Caere Bylaws do not provide otherwise) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.



     Under the California Law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. ViewStar Articles and Viewstar Bylaws do not authorize the Board to fill such a vacancy.



     Limitation of Liability of Directors and Indemnification. Under the Delaware Law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors' liability for monetary damages for breaches of their fiduciary duty of care. Under the Delaware Law, a director's liability cannot be eliminated or limited (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit. Caere Certificate of Incorporation contains provisions limiting a director's liability to the fullest extent permitted by the Delaware Law. Under Section 145 of the Delaware Law, Caere also has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Caere's Bylaws provide that Caere will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under the Caere Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Caere Bylaws also require Caere to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Caere also has indemnification agreements with its executive officers and directors.


     Under the California Law, a corporation is permitted to adopt a provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and transactions pursuant to which the director received an improper personal benefit. In addition, under the California Law, (i) a corporation has the power to indemnify a director against expenses, judgments, fines and settlements if that person acts in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.


     The indemnification authorized by the California Law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The ViewStar Articles and ViewStar Bylaws provide for indemnification of its agents (as defined under the California Law) to the fullest extent permissible under the California Law, which may be in excess of the indemnification expressly permitted by Section 317 of the California Law.

     Business Combinations/Reorganizations. A provision of the Delaware Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for purposes of this Delaware Law provision is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless (i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

     Under the California Law, there is no such comparable provision. However, the California Law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

     In addition, the California Law requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this California Law provision means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation, or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

     Shareholder Derivative Suits. Under the Delaware Law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The California Law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The California Law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

           ADDITIONAL MATTER FOR CONSIDERATION OF CAERE STOCKHOLDERS

           APPROVAL OF AMENDMENT TO 1990 EMPLOYEE STOCK PURCHASE PLAN


     In February 1995, the Board of Directors of Caere adopted Caere's 1990 Employee Stock Purchase Plan (the "Purchase Plan"). At December 1, 1995, an aggregate of only 72,114 shares remained available for the grant of future rights under the Purchase Plan. In October 1995, the Board of Directors of Caere adopted, subject to stockholder approval, a proposal to amend the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 150,000 shares to a total of 500,000 shares. The Board of Directors of Caere adopted these amendments to ensure that Caere may continue to provide a meaningful incentive for all of its employees, Caere stockholders are being asked to approve the amendment to the Purchase Plan to increase the number of shares which may be issued under the Purchase Plan from 350,000 to 500,000, an increase of 150,000 shares.


VOTE REQUIRED


     The affirmative vote of a majority of the shares of the Caere Common Stock present in person or represented by proxy and entitled to vote at the Caere Meeting will be required for the approval of this proposal. Abstentions will be counted towards the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether the proposal has been approved.


DESCRIPTION OF THE PURCHASE PLAN

     The essential features of the Purchase Plan are outlined below.

PURPOSE


     The purpose of the Purchase Plan is to provide a means by which employees of Caere (and any parent or subsidiary of Caere designated by the Board of Directors of Caere to participate in the Purchase Plan) may be given an opportunity to purchase Caere Common Stock through payroll deductions, to assist Caere in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Caere.



     The rights to purchase Caere Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.


ADMINISTRATION


     The Purchase Plan is administered by the Board of Directors of Caere, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board of Directors of Caere has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Caere Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of Caere shall be eligible to participate in such plan. The Board of Directors of Caere has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than three members of the Board of Directors of Caere. The Board of Directors of Caere may abolish any such committee at any time and revest in the Board of Directors of Caere the administration of the Purchase Plan.


OFFERINGS


     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board of Directors of Caere. The provisions of separate offerings need not be identical.

ELIGIBILITY


     Any person who is customarily employed at least 20 hours per week and five months per calendar year by Caere (or by any parent or subsidiary of the Company designated from time to time by the Board of Directors of Caere) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the employ of Caere for such continuous period preceding the first day of the offering period as the Board of Directors of Caere may require, such period not to equal or exceed two years. If the Board of Directors of Caere so determines, officers of Caere who are "highly compensated" as defined in the Code may be excluded from participation in the Purchase Plan.



     Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Caere or of any parent or subsidiary of Caere (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit such employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Caere in any calendar year.


PARTICIPATION IN THE PLAN


     Eligible employees become participants in the Purchase Plan by delivering to Caere, prior to the date selected by the Board of Directors of Caere as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' total compensation during the purchase period.


PURCHASE PRICE


     The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (1) 85% of the fair market value of a share of Caere Common Stock on the date of commencement of the offering, or (2) 85% of the fair market value of a share of Caere Common Stock on the date of purchase.


PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS


     The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may terminate his or her payroll deductions. A participant may reduce, increase or begin such payroll deductions after the commencement of an offering only as provided by the Board of Directors of Caere in implementing the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of Caere. A participant may make additional payments into such account only as specifically provided for in the offering.


PURCHASE OF STOCK


     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board of Directors of Caere specifies a maximum number of shares which any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board of Directors of Caere would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each specified exercise date during the offering period at the applicable price. See "Withdrawal" below.


WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to Caere a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.



     Upon any withdrawal from an offering by the employee, Caere will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering automatically will be terminated. The employee is not entitled to again participate in that offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.


TERMINATION OF EMPLOYMENT


     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, except death, and Caere will distribute to such employee all of his or her accumulated payroll deductions, without interest. In the event of a participating employee's death, the balance in his or her account will be held and used to purchase stock on the next exercise date during the offering, provided that the estate or representative of the deceased employee does not withdraw from the offering.


RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable, except upon death, and may be exercised only by the person to whom such rights are granted, or, in the case of death, by the estate of the deceased employee.

DURATION, AMENDMENT AND TERMINATION


     The Board of Directors of Caere may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on February 15, 2000.



     The Board of Directors of Caere may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board of Directors of Caere if the amendment would (a) increase the number of shares of Caere Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan to the extent such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code, or
(c) modify the Purchase Plan in any other way if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or comply with the requirements of Rule 16b-3 under the Exchange Act.


     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS


     In the event of a dissolution or liquidation of Caere, specified type of merger or other corporate reorganization, then, as determined by the Board of Directors of Caere in its sole discretion, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, such rights will continue in full force and effect, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with any such event.


STOCK SUBJECT TO PURCHASE PLAN


     If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Caere Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28%, while the maximum ordinary rate is effectively 39.6% at the present time.


     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and Caere may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.



     There are no federal income tax consequences to Caere by reason of the grant or exercise of rights under the Purchase Plan. Caere is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).


PURCHASE PLAN PARTICIPATION

     No executive officers participated in the Purchase Plan in 1994. Although executive officers are eligible to participate in the Purchase Plan, there has been no material participation by executive officers since the inception of the Plan. There were 61,057 shares of Caere Common Stock purchased by participants in the Purchase Plan during the fiscal year ended December 31, 1994, at prices ranging from $5.8438 to $8.1813, for a total purchase price of $426,830.


       THE BOARD OF DIRECTORS OF CAERE HAS UNANIMOUSLY RECOMMENDED A VOTE

                    FOR APPROVAL OF THE AMENDMENT TO CAERE'S
                       1990 EMPLOYEE STOCK PURCHASE PLAN

          ADDITIONAL MATTER FOR CONSIDERATION OF VIEWSTAR SHAREHOLDERS

               APPROVAL OF CERTAIN TERMS OF EMPLOYMENT AGREEMENTS


     At the ViewStar Meeting, ViewStar shareholders will be asked to consider and vote upon a proposal to approve certain payments and benefits pursuant to the Employment Agreements between ViewStar and Kamran Kheirolomoom, President and Chief Executive Officer of ViewStar, and Mark Perry, Chairman of the Board of Directors of ViewStar, respectively (the "Executives"). These payments and benefits (the "Benefits"), which include substantial cash payments and the acceleration of certain stock options, are provided in connection with any change of control of ViewStar such as the Merger. The Benefits are described in detail under "The Merger and Related Transactions -- Benefits to ViewStar Executives from the Merger."



     Approval of payment of the Benefits requires the affirmative vote of holders of more than 75% of the shares of ViewStar Capital Stock outstanding immediately prior to the Merger, voting together as a single class on an as-converted basis, excluding shares of ViewStar Capital Stock owned by the Executives. As of the Record Date, certain shareholders of ViewStar holding in the aggregate approximately 75.1% of the shares of ViewStar Capital Stock, voting together as a single class on an as-converted basis, excluding shares of ViewStar Capital Stock held by the Executives, have entered into agreements obligating them to vote in favor of the payment of the Benefits and have executed irrevocable proxies appointing F. Gibson Myers, Jr., a member of the Board of Directors of ViewStar, as their attorney and proxy with full power to vote their shares of ViewStar Capital Stock with respect to the payment of the Benefits.



     If the payment of the Benefits under the Employment Agreements is not approved by the ViewStar shareholders as described herein, the Executives are entitled to receive alternate payments and benefits similar to the Benefits, except that the alternate payments and benefits shall not exceed the largest amount that would result in no portion of such alternate payments and benefits being treated as an "excess parachute payment" under Section 280G of the Code. See "The Merger and Related Transactions -- Benefits to ViewStar Executives from the Merger."



     In the absence of ViewStar shareholder approval in accordance with this proposal, the Benefits would be classified as "parachute payments" if they were deemed to have been received by the Executives as a result of the Merger and equaled or exceeded 300% of their annualized base period compensation as determined under Section 280G of the Code. In that event, ViewStar would be unable to claim a tax deduction for, and each of the Executives would be required to pay a 20% excise tax on, the portion of the Benefits that exceeded his annualized base period compensation and which therefore would be considered an "excess parachute payment."



     If approved by the ViewStar shareholders, the full amount of the Benefits under the Employment Agreements will be paid to the Executives without these adverse tax consequences.



     THE VIEWSTAR BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT VIEWSTAR SHAREHOLDERS APPROVE THE PAYMENT OF THE BENEFITS. The Executives are members of the Board of Directors of ViewStar.


                             STOCKHOLDER PROPOSALS


O/F00800/As described in Caere's proxy statement relating to its 1995 Annual Meeting of Stockholders, Caere stockholder proposals for inclusion in the Caere proxy statement and form of proxy relating to the Caere 1996 Annual Meeting of Shareholders must be received by Caere by December 8, 1995 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                    EXPERTS


     The consolidated financial statements and schedules of Caere as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon the reports of KPMG Peat Marwick LLP and Coopers and Lybrand LLP, relating to the financial statements of Calera Recognition Systems, Inc. at December 31, 1994 and for each of the two years in the period ended December 31, 1994 incorporated by reference herein, and given upon the authority of said firms, as experts in accounting and auditing.


     The financial statements and financial statement schedules of ViewStar as of December 31, 1993 and 1994, and for each of the years in the two-year period ended December 31, 1994, and the financial statements of ViewStar as of and for the nine-month period ended September 30, 1995 are included in this Prospectus/ Joint Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     The validity of the shares of Caere Common Stock offered hereby will be passed upon for Caere by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for ViewStar by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California. An investment partnership of the law firm of Cooley Godward Castro Huddleson & Tatum, consisting of certain members (and former members) of such firm, beneficially owns 5,000 shares ViewStar Series C Preferred Stock. An investment partnership of the law firm of Wilson, Sonsini, Goodrich & Rosati, consisting of certain members (and former members) of such firm, beneficially owns 8,181 shares of ViewStar Series B Preferred Stock. Mario
M. Rosati, a partner of the law firm of Wilson, Sonsini, Goodrich & Rosati, holds the office of Secretary of ViewStar and is trustee of the Mario M. Rosati Trust U/D/T dated January 5, 1990 which beneficially owns 454 shares of ViewStar Series B Preferred Stock.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit).............................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Caere Corporation:

     We have audited the accompanying consolidated balance sheets of ViewStar Corporation and subsidiaries as of December 31, 1994 and September 30, 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1994, and for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ViewStar Corporation and subsidiaries as of December 31, 1994 and September 30, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994, and for the nine months ended September 30, 1995, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP


San Jose, California
October 19, 1995

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1994             1995
                                                                     ------------     -------------
                                              ASSETS
Current assets:
  Cash and cash equivalents........................................    $  4,094         $     750
  Accounts receivable, net of allowances of $532 and $597 in 1994
     and 1995, respectively........................................       9,787             6,648
  Prepaid expenses and other current assets........................         485               552
                                                                       --------          --------
          Total current assets.....................................      14,366             7,950
Property and equipment, net........................................       3,135             2,818
Other assets.......................................................         355               388
                                                                       --------          --------
                                                                       $ 17,856         $  11,156
                                                                       ========          ========
                               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses............................    $  5,666         $   5,266
  Borrowings under bank line of credit.............................       1,500                --
  Subordinated notes payable to stockholders.......................          --             2,000
  Deferred revenue.................................................       9,767             9,995
  Current portion of capital lease obligations and notes payable...         946             1,151
                                                                       --------          --------
          Total current liabilities................................      17,879            18,412
Noncurrent portion of capital lease obligations and notes
  payable..........................................................         955             1,093
Commitments
Stockholders' deficit:
  Preferred stock, $.01 par value; 9,395,146 shares authorized;
     9,330,487 shares issued and outstanding in 1994 and 1995
     (aggregate liquidation preference of $35,568 as of September
     30, 1995).....................................................          94                94
  Common stock, $.01 par value; 15,000,000 and 20,000,000 shares authorized in 1994 and 1995, respectively; 2,047,819 and
     2,417,529 shares issued and outstanding in 1994 and 1995,
     respectively..................................................          20                24
  Additional paid-in capital.......................................      23,540            23,750
  Stockholders notes receivable....................................        (119)             (264)
  Accumulated deficit..............................................     (24,513)          (31,953)
                                                                       --------          --------
          Total stockholders' deficit..............................        (978)           (8,349)
                                                                       --------          --------
                                                                       $ 17,856         $  11,156
                                                                       ========          ========


          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 NINE MONTHS
                                                      YEARS ENDED                   ENDED
                                                      DECEMBER 31,              SEPTEMBER 30,
                                                  --------------------     -----------------------
                                                   1993         1994          1994          1995
                                                  -------     --------     -----------     -------
                                                                           (UNAUDITED)
Revenues:
  License fees..................................  $15,847     $ 10,436       $ 6,515       $ 8,491
  Services......................................   10,205       11,857         8,731         8,517
  Hardware sales and fees.......................    2,044          519           477            70
                                                  -------      -------       -------       -------
          Total revenues........................   28,096       22,812        15,723        17,078
                                                  -------      -------       -------       -------
Costs and expenses:
  Cost of license fees..........................      606          720           520           394
  Cost of services..............................    6,663        7,337         5,170         5,222
  Cost of hardware..............................    1,348           42            41            --
  Sales and marketing...........................   12,838       16,127        11,534        11,792
  Product development...........................    5,775        6,571         4,725         4,295
  General and administrative....................    2,742        3,059         2,137         1,524
  Severance related costs.......................       --           78            --           970
                                                  -------      -------       -------       -------
          Total costs and expenses..............   29,972       33,934        24,127        24,197
                                                  -------      -------       -------       -------
Operating loss..................................   (1,876)     (11,122)       (8,404)       (7,119)
Interest expense................................     (378)        (284)         (208)         (399)
Other income....................................       58          199           128           110
                                                  -------      -------       -------       -------
          Loss before income taxes..............   (2,196)     (11,207)       (8,484)       (7,408)
Income taxes....................................      119           55            20            32
                                                  -------      -------       -------       -------
          Net loss..............................  $(2,315)    $(11,262)      $(8,504)      $(7,440)
                                                  =======      =======       =======       =======
Net loss per share..............................  $ (1.46)    $  (6.06)      $ (4.66)      $ (3.19)
                                                  =======      =======       =======       =======
Shares used in per share computation............    1,591        1,857         1,826         2,329
                                                  =======      =======       =======       =======

          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                                   TOTAL
                                 PREFERRED STOCK    COMMON STOCK     ADDITIONAL   STOCKHOLDERS                 STOCKHOLDERS'
                                 ---------------   ---------------    PAID-IN        NOTES       ACCUMULATED      EQUITY
                                 SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      RECEIVABLE      DEFICIT       (DEFICIT)
                                 ------   ------   ------   ------   ----------   ------------   -----------   -------------
Balances as of
  December 31, 1992............  7,561     $ 76    1,547     $ 15     $ 16,391       $   --       $ (10,936)     $   5,546
Issuance of common stock.......     --       --      193        2          104          (59)             --             47
Issuance of Series E
  convertible preferred
  stock........................  1,000       10       --       --        3,887           --              --          3,897
Net loss.......................     --       --       --       --           --           --          (2,315)        (2,315)
                                 -----      ---    -----      ---      -------        -----        --------       --------
Balances as of
  December 31, 1993............  8,561       86    1,740       17       20,382          (59)        (13,251)         7,175
Issuance of common stock.......     --       --      317        3          215          (60)             --            158
Issuance of Series E
  convertible preferred
  stock........................    769        8       --       --        2,943           --              --          2,951
Net loss.......................     --       --       --       --           --           --         (11,262)       (11,262)
                                 -----      ---    -----      ---      -------        -----        --------       --------
Balances as of
  December 31, 1994............  9,330       94    2,057       20       23,540         (119)        (24,513)          (978)
Issuance of common stock.......     --       --      361        4          210         (145)             --             69
Net loss.......................     --       --       --       --           --           --          (7,440)        (7,440)
                                 -----      ---    -----      ---      -------        -----        --------       --------
Balances as of
  September 30, 1995...........  9,330     $ 94    2,418     $ 24     $ 23,750       $ (264)      $ (31,953)     $  (8,349)
                                 =====      ===    =====      ===      =======        =====        ========       ========

          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 NINE MONTHS
                                                      YEARS ENDED                   ENDED
                                                      DECEMBER 31,              SEPTEMBER 30,
                                                  --------------------     -----------------------
                                                   1993         1994          1994          1995
                                                  -------     --------     -----------     -------
                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $(2,315)    $(11,262)      $(8,504)      $(7,440)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..............    1,030        1,239           875         1,262
     Changes in operating assets and
       liabilities:
       Accounts receivable......................     (979)         311         1,133         3,139
       Prepaid expenses and other current
          assets................................      207         (148)         (327)          (67)
       Accounts payable and accrued expenses....     (278)       1,939           491          (400)
       Deferred revenue.........................    4,361        3,646         2,742           228
                                                  -------     --------       -------       -------
          Net cash provided by (used in)
            operating activities................    2,026       (4,275)       (3,590)       (3,278)
                                                  -------     --------       -------       -------
Cash flows from investing activities:
     Purchase of furniture and equipment, net...     (439)      (1,230)         (356)           --
     (Decrease) increase in other assets........     (116)         (19)           37           (33)
                                                  -------     --------       -------       -------
          Net cash used in investing
            activities..........................     (555)      (1,249)         (319)          (33)
                                                  -------     --------       -------       -------
Cash flows from financing activities:
  Proceeds from borrowings under bank line of
     credit.....................................    4,350        2,900         2,900            --
  Payments of borrowings under bank line of
     credit.....................................   (7,100)      (1,400)       (1,400)       (1,500)
  Issuance of subordinated notes payable to
     stockholders...............................       --           --            --         2,000
  Principal payments on capital lease
     obligations and notes payable..............     (781)        (905)         (664)         (902)
  Issuance of note payable......................       --           --            --           300
  Issuance of convertible preferred stock.......    3,897        2,951         2,951            --
  Issuance of common stock......................       47          158           190            69
                                                  -------     --------       -------       -------
          Net cash provided by (used in)
            financing activities................      413        3,704         3,977           (33)
                                                  -------     --------       -------       -------
Net increase (decrease) in cash and cash
  equivalents...................................    1,884       (1,820)           68        (3,344)
Cash and cash equivalents at beginning of
  period........................................    4,030        5,914         5,914         4,094
                                                  -------     --------       -------       -------
Cash and cash equivalents at end of period......  $ 5,914     $  4,094       $ 5,982       $   750
                                                  =======     ========       =======       =======
Supplemental cash flow disclosures:
  Cash paid:
     Interest...................................  $   142     $    100       $    64       $   155
                                                  =======     ========       =======       =======
     Income taxes...............................  $    24     $      1       $    10       $    16
                                                  =======     ========       =======       =======
  Capital lease obligations incurred............  $ 1,199     $  1,248       $ 1,248       $   945
                                                  =======     ========       =======       =======
  Issuance of common stock in exchange for note
     receivable.................................  $    59     $     60       $    --       $   145
                                                  =======     ========       =======       =======

          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ViewStar Corporation (the Company) is in the business of developing, marketing, and servicing advanced document management and workflow process automation software products.

     The Company's significant accounting policies are as follows:

      Basis of Presentation

     The accompanying consolidated financial statements include the accounts of ViewStar Corporation and its wholly owned subsidiaries, ViewStar UK Limited and ViewStar SARL. All intercompany balances and transactions have been eliminated in consolidation.

      Revenues

     Revenues from the sale of software licenses and hardware are recognized when (i) a signed contract exists, (ii) delivery has occurred, (iii) the fee is fixed and collectibility is probable, and (iv) remaining vendor obligations are insignificant. Generally, revenues from the sale of software licenses through distributors are recognized after contract signing and shipment and upon the earlier of sale to the end user or upon receipt of nonrefundable cash payments from the distributors. Revenues from third-party hardware referral fees are recognized after contract signing and shipment from the hardware distributor to the customer. Revenues from software installation and consulting contracts are recognized as the services are performed. Revenues from software maintenance agreements are recognized ratably over the service period.

     The Company licenses its products to customers in a variety of industries throughout North America, Europe, Japan, and Australia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

     Revenues related to customers outside the United States were $3,091,000, $1,544,000, and $4,362,000 during the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, respectively.

      Income Taxes

     The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded to the extent management does not believe it is more likely than not that deferred tax assets will be realized.

      Cash and Cash Equivalents

     Cash equivalents, consisting of liquid investments with original maturities of three months or less, are stated at cost, which approximates fair value. Unrealized gains and losses as of December 31, 1994 and September 30, 1995, and realized gains and losses for the periods then ended were not material. Cash equivalents are composed of certificates of deposit with major banks, government securities, and money market securities of companies from a variety of industries. The Company classified all of its debt securities as held to maturity as of December 31, 1994 and September 30, 1995.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

      Property and Equipment

     Property and equipment are recorded at cost and depreciated on a straight-line basis over the three- to five-year estimated useful lives of the assets. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of the estimated useful lives or the related lease terms.

      Computer Software Development Costs

     Costs incurred to establish the technological feasibility of computer software products are considered product development costs and are expensed as incurred. Once the technological feasibility of a software product to be marketed has been established, development and enhancement costs are capitalized. Generally, the establishment of technological feasibility of the Company's products and general release coincide. As a result, the Company has not capitalized any software development costs to date.

      Net Loss Per Share

     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalent shares from convertible preferred stock, common stock options, and warrants to purchase convertible preferred stock or common stock have not been included because their effect would be antidilutive.

      Interim Financial Statements

     The unaudited consolidated financial statements for the nine months ended September 30, 1994 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and cash flows for that period. The results for the nine months ended September 30, 1995 are not necessarily indicative of the results that might be expected for the entire year.

(2)  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1994             1995
                                                             ------------     -------------
        Furniture and equipment............................   $2,161,000       $ 2,137,000
        Leasehold improvements.............................      530,000           518,000
        Equipment recorded under capital lease.............    4,966,000         5,911,000
                                                              ----------        ----------
                                                               7,657,000         8,566,000
        Less accumulated depreciation and amortization
          including $3,242,000 and $4,119,000 applicable to
          equipment recorded under capital leases in 1994
          and 1995, respectively...........................    4,522,000         5,748,000
                                                              ----------        ----------
                                                              $3,135,000       $ 2,818,000
                                                              ==========        ==========

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

(3)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1994             1995
                                                             ------------     -------------
        Accrued commissions................................   $1,495,000       $ 1,239,000
        Other..............................................    4,171,000         4,027,000
                                                              ----------        ----------
                                                              $5,666,000       $ 5,266,000
                                                              ==========        ==========

(4) BANK LINE OF CREDIT, SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS, AND NOTES PAYABLE

     The Company has a financing agreement with a bank providing for borrowings of up to $4 million under a line of credit bearing interest at the bank's prime rate plus 2.75%. The agreement limits borrowings to 80% of eligible accounts receivable, as defined, and is subject to renewal by the bank in May 1996. The borrowings are secured by substantially all of the Company's assets. The agreement does not include any financial covenants. The Company issued warrants to purchase 27,468 shares of Series E Preferred Stock in connection with the financing agreement. The warrants are exercisable at any time at $3.90 per share subject to adjustment as defined. The warrants expire in September 1999 and June 2000.

     Also in May 1995, the Company obtained $2 million in cash from certain of its existing stockholders in exchange for subordinated notes. The notes bear interest at 9% per annum. The principal amount of the notes and accrued interest are due upon demand at any time after April 15, 1996. The notes are subordinated to the Company's line of credit with the bank and are secured by all of the assets of the Company. The Company issued warrants to purchase 250,000 shares of common stock in connection with the subordinated notes. The warrants are exercisable at any time at $0.60 per share and expire in 2000.

     Included in capital lease obligations and notes payable in the accompanying consolidated balance sheet as of September 30, 1995 is $300,000 related to a noninterest note payable to a customer. The note is unsecured and $120,000 is payable in 1996 and the remainder is due in 1997.

(5)  LEASE OBLIGATIONS

     The Company leases certain computers and other equipment under capital leases. In addition, the Company leases its facilities and certain equipment under operating leases. Future minimum lease payments are as follows:

                                                               CAPITAL       OPERATING
                                                                LEASES         LEASES
                                                              ----------     ----------
        For the three months ended December 31, 1995........  $  335,000     $  320,000
          1996..............................................   1,060,000      1,132,000
          1997..............................................     609,000      1,069,000
          1998..............................................     110,000      1,069,000
          1999..............................................      21,000        490,000
          2000..............................................          --         67,000
                                                              ----------     ----------
                                                               2,135,000     $4,147,000
                                                                             ==========
        Less amounts representing interest..................     191,000
                                                              ----------
        Present value of minimum lease payments.............   1,944,000
        Less current portion................................   1,031,000
                                                              ----------
                  Noncurrent portion of capital lease
                    obligations.............................  $  913,000
                                                              ==========

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

     Rent expense was $1,108,000, $1,246,000, and $1,004,000 for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, respectively.

(6)  INCOME TAXES

     The components of the provision for income taxes consisted of the following:

                                                       YEARS ENDED           NINE MONTHS
                                                       DECEMBER 31,             ENDED
                                                   --------------------     SEPTEMBER 30,
                                                     1993        1994           1995
                                                   --------     -------     -------------
          Current:
            Federal..............................  $ 14,000     $    --        $    --
            State................................    55,000      20,000             --
            Foreign..............................    50,000      35,000         32,000
                                                   --------     -------        -------
                                                   $119,000     $55,000        $32,000
                                                   ========     =======        =======

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                           DECEMBER 31,     SEPTEMBER 30,
                                                               1994             1995
                                                           ------------     -------------
        Deferred tax liabilities:
          State taxes....................................  $         --     $    (610,000)
          Other..........................................            --                --
                                                            -----------      ------------
                  Total deferred tax liabilities.........            --          (610,000)
        Deferred tax assets:
          Accrued expenses...............................       305,000           339,000
          Allowances.....................................       230,000           259,000
          Accrued compensation...........................       373,000           265,000
          Net operating losses...........................     6,413,000         9,065,000
          Research and development credits...............     1,186,000         1,513,000
          Other..........................................       624,000           630,000
                                                            -----------      ------------
                  Total deferred tax assets..............     9,131,000        12,071,000
        Valuation allowance..............................    (9,131,000)      (11,461,000)
                                                            -----------      ------------
        Net deferred tax assets..........................            --           610,000
                                                            -----------      ------------
                  Total net deferred income taxes........  $         --     $          --
                                                            ===========      ============

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

     Income taxes differed from the amount computed by applying the statutory federal income tax rate as follows:

                                                      YEARS ENDED             NINE MONTHS
                                                     DECEMBER 31,                ENDED
                                               -------------------------     SEPTEMBER 30,
                                                 1993           1994             1995
                                               ---------     -----------     -------------
        Statutory federal income tax
          provision..........................  $(747,000)    $(3,810,000)     $ (2,519,000)
        State taxes, net of federal
          benefit............................     55,000          20,000                --
        Net operating losses not utilized....    747,000       3,810,000         2,519,000
        Foreign taxes........................     50,000          35,000            32,000
        Other................................     14,000              --                --
                                               ---------     -----------       -----------
                  Provision for income
                    taxes....................  $ 119,000     $    55,000      $     32,000
                                               =========     ===========       ===========

     As of September 30, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $23,945,000, expiring in the years 2001 through 2010, and net operating loss carryforwards for state income tax purposes of approximately $9,915,000 expiring in the years 1996 through 2000. The Company also had federal and state research and development credit carryforwards of approximately $945,000 and $565,000, respectively, which expire in the years 2001 through 2010.

     Due to "change of ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards and research and development credit carryforwards may be subject to a limitation, if it should be determined that a greater than 50% ownership change, such as that contemplated by the proposed merger described in Note 8, were to occur in the future.

(7)  STOCKHOLDERS' EQUITY

      Preferred Stock

     Preferred stock as of September 30, 1995 consisted of the following series:

                                                                                      NONCUMULATIVE
                                                                       LIQUIDATION      DIVIDEND
                   SERIES                 AUTHORIZED    OUTSTANDING    PREFERENCE       PER SHARE
     -----------------------------------  ----------    -----------    -----------    -------------
     A-1................................     316,667       316,667     $   992,751        $ .15
     A-2................................     210,000       210,000         655,200          .15
     B..................................     415,142       415,142       1,356,269          .17
     C..................................   2,660,081     2,640,081       9,182,202          .19
     D-1................................   1,795,974     1,795,842       7,413,236          .24
     D-2................................   2,197,282     2,183,600       7,703,741          .24
     E-1................................   1,000,000     1,000,000       4,875,000          .39
     E-2................................     800,000       769,155       3,389,666          .39

     Each share of Series A, B, C, D, and E stock is convertible into one share of common stock. The shares may be converted at any time, at the option of the stockholder, except that conversion will automatically occur upon a public offering of the Company's common stock under certain conditions. The preferred stock has noncumulative dividend and voting rights equal to the number of shares of common stock into which it is convertible.

     As of September 30, 1995, warrants to purchase approximately 10,000 shares of Series C Preferred Stock and 13,814 shares of Series D Preferred Stock remain outstanding. These warrants expire in November 1995 and March 1997, or under certain conditions, at various dates upon the closing of a

                     VIEWSTAR CORPORATION AND SUBSIDIARIES
     public offering or merger. The warrants were issued in connection with the line of credit agreement with the bank. The exercise prices of the warrants range from $1.85 to $3.90 per share.

      Amended 1986 Incentive Stock Plan

     The Company has an Incentive Stock Plan (the Plan) under which 3,730,000 shares of common stock may be issued to officers and key employees. The Plan allows the Board of Directors to grant nonstatutory stock options, incentive stock options, and stock purchase rights at amounts not less than 85%, 100%, and 110%, respectively, of the fair market value of common stock, as determined by the Company's Board of Directors, based on factors described in the Plan. The term of options and rights may not exceed 10 years. As of September 30, 1995 181,100 nonstatutory stock options were outstanding.

     Incentive stock option activity is summarized as follows:

                                                               EXERCISE       NUMBER OF
                                                                 PRICE         SHARES
                                                              -----------     ---------
        Options outstanding as of December 31, 1993.........  $.60 - 1.50     1,748,638
          Granted...........................................  .60 - 2.00        771,333
          Exercised.........................................  .60 - 1.50       (216,463)
          Canceled..........................................  .60 - 1.50       (297,778)
                                                                               --------
        Options outstanding as of December 31, 1994.........      .60         2,005,730
          Granted...........................................      .60         1,179,750
          Exercised.........................................      .60          (358,188)
          Canceled..........................................      .60          (403,851)
                                                                               --------
        Options outstanding as of September 30, 1995........      .60         2,423,441
                                                                               ========

     In 1994, the Company's Board of Directors amended all outstanding stock options to purchase common stock with exercise prices in excess of $0.60 per share to reduce their exercise price to $0.60 per share, which the Board determined to be fair market value. As of September 30, 1995, options to purchase 1,140,276 shares were exercisable and 1,106,559 shares remained available for grant under the Plan.

      1994 Senior Executive Stock Plan

     In January 1994, the Company adopted the 1994 Senior Executive Stock Plan (the 1994 Plan) under which incentive and nonstatutory options to purchase shares of common stock may be granted to certain employees and consultants of the Company. A total of 795,000 shares of common stock have been reserved for issuance under the 1994 Plan and, as of September 30, 1995, options to purchase 795,000 shares at $0.60 per share have been granted to employees, 50,000 of which are nonstatutory stock options. Options to purchase 100,000 shares at $0.60 per share were exercised during 1994 and no options were exercised during 1995. The exercise price of each incentive and nonqualified stock option shall not be less than 100% and 85%, respectively, of the fair market value of the stock on the date of grant (110% of the fair market value for key stockholders). Options vest based upon criteria determined by the Board of Directors, generally ratably over a 50-month period. Options to purchase 129,300 shares are exercisable as of September 30, 1995. Options expire after 10 years from the date of grant.

      Warrants

     In connection with the signing of a distributor agreement, the Company issued a warrant to purchase 25,000 shares of common stock at an exercise price per share of $4.00.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

(8)  SUBSEQUENT EVENTS

     On October 9, 1995, the Board of Directors approved the Agreement and Plan of Merger and Reorganization (the Agreement) under which all of the Company's preferred and common stock will be exchanged for shares of common stock of Caere Corporation (Caere), and all of the Company's outstanding options to purchase common stock will be converted into options to purchase Caere common stock, as determined by a formula set forth in the Agreement. All unexercised warrants to purchase preferred and common stock will terminate upon the effectiveness of the merger. The transaction, if consummated, will result in a change in ownership that will restrict the Company's use of its net operating loss and tax credit carryforwards.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among

                               CAERE CORPORATION,
                            a Delaware corporation;

                          VIEWSTAR ACQUISITION CORP.,
                           a California corporation;

                             VIEWSTAR CORPORATION,
                           a California corporation;

                                      and

                  CERTAIN SHAREHOLDERS OF VIEWSTAR CORPORATION

          ------------------------------------------------------------

                          Dated as of October 29, 1995

                  As Amended and Restated on October 23, 1995

          ------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
SECTION     1.      DESCRIPTION OF TRANSACTION.............................................    1
            1.1     Merger of Merger Sub into the Company..................................    1
            1.2     Effect of the Merger...................................................    1
            1.3     Closing; Effective Time................................................    1
            1.4     Articles of Incorporation and Company Bylaws; Directors and Officers...    2
            1.5     Conversion of Shares...................................................    2
            1.6     Employee Stock Options.................................................    4
            1.7     Warrants...............................................................    5
            1.8     Bridge Loan............................................................    5
            1.9     Registration on Form S-4...............................................    5
            1.10    Closing of the Company's Transfer Books................................    6
            1.11    Exchange of Certificates...............................................    6
            1.12    Dissenting Shares......................................................    7
            1.13    Tax Consequences.......................................................    7
            1.14    Accounting Treatment...................................................    7
            1.15    Termination of Registration Rights and Rights of First Refusal.........    7
            1.16    Further Action.........................................................    8
SECTION     2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................    8
            2.1     Due Organization; Subsidiaries; Etc. ..................................    8
            2.2     Articles of Incorporation and Company Bylaws; Records..................    8
            2.3     Capitalization, Etc....................................................    8
            2.4     Financial Statements...................................................   10
            2.5     Absence of Changes.....................................................   10
            2.6     Title to Assets........................................................   12
            2.7     Bank Accounts; Receivables.............................................   12
            2.8     Equipment; Leasehold...................................................   12
            2.9     Proprietary Assets.....................................................   12
            2.10    Contracts..............................................................   13
            2.11    Liabilities............................................................   16
            2.12    Compliance with Legal Requirements.....................................   16
            2.13    Governmental Authorizations............................................   16
            2.14    Tax Matters............................................................   16
            2.15    Employee and Labor Matters; Benefit Plans..............................   17
            2.16    Environmental Matters..................................................   19
            2.17    Insurance..............................................................   20
            2.18    Related Party Transactions.............................................   20
            2.19    Legal Proceedings; Orders..............................................   20
            2.20    Authority; Binding Nature of Agreement.................................   20
            2.21    Non-Contravention; Consents............................................   21

                                                                                             PAGE
                                                                                             ----
            2.22    Full Disclosure........................................................   21
            2.23    Fees and Expenses......................................................   21
            2.24    Board Approval.........................................................   22
            2.25    Vote Required..........................................................   22
            2.26    Shareholder Voting Agreements..........................................   22
            2.27    Conversion Agreements..................................................   22
            2.28    Pooling of Interests...................................................   22
SECTION     3.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................   22
            3.1     Organization; Good Standing; Qualification and Power...................   22
            3.2     Capital Structure......................................................   22
            3.3     SEC Filings; Financial Statements......................................   23
            3.4     Authority; Binding Nature of Agreement.................................   23
            3.5     Valid Issuance.........................................................   23
            3.6     Information Supplied...................................................   23
            3.7     Non-Contravention; Consents............................................   23
            3.8     Fees and Expenses......................................................   24
            3.9     No Material Adverse Change.............................................   24
            3.10    Compliance with Legal Requirements.....................................   24
            3.11    Legal Proceedings......................................................   24
            3.12    Board Approval.........................................................   24
            3.13    Vote Required..........................................................   24
            3.14    Pooling of Interests...................................................   24
SECTION     4.      CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDERS..........   25
            4.1     Access and Investigation...............................................   25
            4.2     Operation of the Company's Business....................................   25
            4.3     Notification; Updates to Disclosure Schedule...........................   26
            4.4     No Negotiation.........................................................   27
            4.5     Company Shareholder Approval...........................................   27
            4.6     Prospectus/Proxy Statement.............................................   27
            4.7     Employee Retention Program.............................................   28
            4.8     Bonus Letters..........................................................   28
SECTION     5.      ADDITIONAL COVENANTS OF THE PARTIES....................................   28
            5.1     Filings and Consents...................................................   28
            5.2     Stockholder Approval...................................................   28
            5.3     Prospectus/Proxy Statement.............................................   28
            5.4     State Securities Law Compliance........................................   29
            5.5     Notification; Updates to Disclosure Schedule...........................   29
            5.6     Pooling of Interests...................................................   30
            5.7     Affiliate Agreements...................................................   30
            5.8     All Commercially Reasonable Efforts....................................   30
            5.9     Tax Matters............................................................   30

                                                                                             PAGE
                                                                                             ----
            5.10    Amended and Restated Employment Agreement..............................   30
            5.11    FIRPTA Matters.........................................................   30
            5.12    Conversion Agreements..................................................   30
            5.13    Release................................................................   30
            5.14    Termination of Employee Plans..........................................   30
            5.15    Access and Investigation...............................................   30
            5.16    Company Plans..........................................................   31
            5.17    Indemnification........................................................   31
SECTION     6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB...........   31
            6.1     Accuracy of Representations............................................   31
            6.2     Performance of Covenants...............................................   32
            6.3     Company Shareholder Approval...........................................   32
            6.4     Consents...............................................................   32
            6.5     Absence of Material Adverse Change.....................................   32
            6.6     Agreements and Documents...............................................   32
            6.7     FIRPTA Compliance......................................................   33
            6.8     Form S-4...............................................................   33
            6.9     Parent Stockholder Approval............................................   33
            6.10    No Restraints..........................................................   33
            6.11    No Legal Proceedings...................................................   33
SECTION     7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.....................   33
            7.1     Accuracy of Representations............................................   33
            7.2     Performance of Covenants...............................................   33
            7.3     Documents..............................................................   33
            7.4     Form S-4...............................................................   34
            7.5     Parent Stockholder Approval............................................   34
            7.6     Company Shareholder Approval...........................................   34
            7.7     Listing................................................................   34
            7.8     No Restraints..........................................................   34
SECTION     8.      TERMINATION............................................................   34
            8.1     Termination Events.....................................................   34
            8.2     Termination Procedures.................................................   35
            8.3     Effect of Termination..................................................   35
            8.4     Breakup Fee............................................................   35
SECTION     9.      INDEMNIFICATION, ETC...................................................   36
            9.1     Survival of Representations, Etc.......................................   36
            9.2     Indemnification by Indemnifying Shareholders...........................   36
            9.3     Threshold; Ceiling.....................................................   37
            9.4     Satisfaction of Indemnification Claim..................................   37
            9.5     No Contribution........................................................   37

                                                                                             PAGE
                                                                                             ----
            9.6     Defense of Third Party Claims..........................................   37
            9.7     Exercise of Remedies by Indemnitees Other Than Parent..................   38
SECTION    10.      MISCELLANEOUS PROVISIONS...............................................   38
           10.1     Indemnifying Shareholders' Agent.......................................   38
           10.2     Further Assurances.....................................................   38
           10.3     Fees and Expenses......................................................   38
           10.4     Indemnification for Certain Merger Expenses............................   39
           10.5     Attorneys' Fees........................................................   39
           10.6     Notices................................................................   40
           10.7     Confidentiality........................................................   40
           10.8     Time of the Essence....................................................   40
           10.9     Headings...............................................................   40
           10.10    Counterparts...........................................................   40
           10.11    Governing Law..........................................................   40
           10.12    Successors and Assigns.................................................   40
           10.13    Remedies Cumulative; Specific Performance..............................   41
           10.14    Waiver.................................................................   41
           10.15    Amendments.............................................................   41
           10.16    Public Announcements...................................................   41
           10.17    Severability...........................................................   41
           10.18    Parties in Interest....................................................   41
           10.19    Entire Agreement.......................................................   41
           10.20    Construction...........................................................   42

                                    EXHIBITS


Exhibit A     --  Signing Shareholders
Exhibit B     --  Certain Definitions
Exhibit C     --  Form of Amended and Restated Articles of Incorporation of Surviving
                  Corporation*
Exhibit D     --  Directors and Executive Officers of Surviving Corporation*
Exhibit E     --  Form of Shareholder Agreement
Exhibit F     --  Form of Preferred Conversion Agreement
Exhibit G-1   --  Form of ViewStar Affiliate Agreement
Exhibit G-2   --  Form of Caere Affiliate Agreement
Exhibit G-3   --  Persons to Execute Affiliate Agreements
Exhibit H-1   --  Form of Tax Representation Letter of Parent and Merger Sub*
Exhibit H-2   --  Form of Tax Representation Letter of the Company*
Exhibit I     --  Form of Continuity of Interest Certificate*
Exhibit J     --  Form of Release
Exhibit K     --  Form of General Escrow Agreement
Exhibit L     --  Form of Legal Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.*
Exhibit M     --  Form of Legal Opinion of Cooley Godward Castro Huddleson & Tatum*
Exhibit N     --  Form of Merger Expenses General Escrow Agreement


---------------

* Omitted from this Prospectus/Joint Proxy Statement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into by and among: CAERE CORPORATION, a Delaware corporation ("Parent"); VIEWSTAR ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); VIEWSTAR CORPORATION, a California corporation (the "Company"); and the parties identified on Exhibit A (the "Signing Shareholders"), effective as of October 9, 1995. Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

     A. Parent, Merger Sub, the Company and the signing Shareholders entered into an Agreement and Plan of Merger and Reorganization dated as of October 9, 1995 (the "Prior Agreement") and wish to amend and restate the Prior Agreement, effective as of October 9, 1995, as set forth herein.

     B. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     C. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     D. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     E. The Signing Shareholders own a total of 540,919 shares of Company Common Stock; a total of 300,667 shares of Series A Preferred Stock; a total of 121,212 shares of Series B Preferred Stock; a total of 1,527,027 shares of Series C Preferred Stock; a total of 1,741,864 shares of Series D Preferred Stock; a total of 1,099,191 shares of Series E Preferred Stock; and Bridge Warrants to purchase an aggregate of 156,166 shares of the Company's Common Stock. Contemporaneously with the execution and delivery of this Agreement, each Signing Shareholder is executing and delivering to Parent a Shareholder Agreement of even date herewith.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward Castro Huddleson & Tatum, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on a date to be mutually agreed upon by Parent and the Company, which date shall be no later than the third business day after the Parent Stockholder Meeting (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California

General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND COMPANY BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

          (b) the Company Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Company Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

     1.5  CONVERSION OF SHARES.

     (a) Subject to Sections 1.11(c) and 1.12, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

          (i) Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, including without limitation any shares of Company Common Stock issued upon conversion of shares of Company Preferred Stock effective on or before the Closing, will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Fraction at the Effective Time.

          (ii) Each share (if any) of Series A Preferred Stock that has not been converted and thus is still issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Series A Fraction, as defined below.

          (iii) Each share (if any) of Series B Preferred Stock that has not been converted and thus is still issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Series B Fraction, as defined below.

          (iv) Each share (if any) of Series C Preferred Stock that has not been converted and thus is still issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Series C Fraction, as defined below.

          (v) Each share (if any) of Series D Preferred Stock that has not been converted and thus is still issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Series D Fraction, as defined below.

          (vi) Each share (if any) of Series E Preferred Stock that has not been converted and thus is still issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a number of shares of validly issued, fully paid and nonassessable Parent Common Stock, equal to the Applicable Series E Fraction, as defined below.

          (vii) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (b) For purposes of this Agreement:

          (i) The "Aggregate Shares of Parent Common Stock Issued For Company Preferred Stock" shall be the number of shares of Parent Common Stock issued pursuant to Sections 1.5(a)(ii), (iii), (iv), (v) and (vi) above.

          (ii) The "Aggregate Shares of Parent Common Stock to be Issued" shall be 3,418,496 shares of Parent Common Stock; provided, however, that if the "Designated Parent Stock Price" is less than $8.50, the number of shares of Parent Common Stock in the "Aggregate Shares of Parent Common Stock to be Issued" shall be calculated by adding to the 3,418,496 shares of Parent Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between $8.50 and such Designated Parent Stock Price and the denominator of which is such Designated Parent Stock Price by
     (y) 1,709,248 (ii); and provided, further, that if the Designated Parent Stock Price is greater than $13.73, the number of shares of Parent Common Stock in the "Aggregate Shares of Parent Common Stock to be Issued" shall be calculated by subtracting from the 3,418,496 shares of Parent Common Stock the product of multiplying (x) a fraction, the numerator of which is the difference between such Designated Parent Stock Price and $13.73 and the denominator of which is such Designated Parent Stock Price by (y) 1,709,248.

          (iii) The "Applicable Fraction" shall be the fraction: (a) having a numerator equal to the amount by which the Aggregate Shares of Parent Common Stock to be Issued exceeds the Aggregate Shares of Parent Common Stock Issued for Company Preferred Stock; and (b) having a denominator equal to the amount determined by the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the Vested Option Shares.

          (iv) The "Applicable Series A Fraction" shall be the fraction determined by dividing (a) the "Series A Liquidation Preference Per Share" for the share of Series A Preferred Stock in question by (b) the "Designated Parent Stock Price."

          (v) The "Applicable Series B Fraction" shall be the fraction determined by dividing (a) the "Series B Liquidation Preference Per Share" for the share of Series B Preferred Stock in question by (b) the "Designated Parent Stock Price."

          (vi) The "Applicable Series C Fraction" shall be the fraction determined by dividing (a) the "Series C Liquidation Preference Per Share" for the share of Series C Preferred Stock in question by (b) the "Designated Parent Stock Price."

          (vii) The "Applicable Series D Fraction" shall be the fraction determined by dividing (a) the "Series D Liquidation Preference Per Share" for the share of Series D Preferred Stock in question by (b) the "Designated Parent Stock Price."

          (viii) The "Applicable Series E Fraction" shall be the fraction determined by dividing (a) the "Series E Liquidation Preference Per Share" for the share of Series E Preferred Stock in question by (b) the "Designated Parent Stock Price."

          (ix) The "Designated Parent Stock Price" shall be the average of the closing sale prices of a share of Parent Common Stock as reported on The Nasdaq National Market System for each of the ten consecutive trading days ending on the third trading date preceding the Closing Date.

          (x) The "Series A Liquidation Preference" shall be the aggregate dollar Series A Liquidation Preference of all shares of Series A Preferred Stock in accordance with Article IV, paragraph 2 of the Company Articles ("Art. IV, para. 2") of any shares of Series A Preferred Stock that are still outstanding at the Effective Time (after the conversion of Series A Preferred Stock into Company Common Stock has occurred). The "Series A Liquidation Preference Per Share" shall be the amount of such Series A Liquidation Preference applicable to a particular share of such still outstanding Series A Preferred Stock.

          (xi) The "Series B Liquidation Preference" shall be the aggregate dollar Series B Liquidation Preference of all shares of Series B Preferred Stock of the Company in accordance with Art. IV, para. 2 of any shares of Series B Preferred Stock that are still outstanding at the Effective Time (after the conversion of Series B Preferred Stock into Company Common Stock has occurred). The "Series B Liquidation Preference Per Share" shall be the amount of such Series B Liquidation Preference applicable to a particular share of still outstanding Series B Preferred Stock.

          (xii) The "Series C Liquidation Preference" shall be the aggregate dollar Series C Liquidation Preference of all shares of Series C Preferred Stock of the Company in accordance with Art. IV, para. 2 of any shares of Series C Preferred Stock that are still outstanding at the Effective Time (after the conversion of Series C Preferred Stock into Company Common Stock has occurred). The "Series C Liquidation Preference Per Share" shall be the amount of such Series C Liquidation Preference applicable to a particular share of still outstanding Series C Preferred Stock.

          (xiii) The "Series D Liquidation Preference" shall be the aggregate dollar Series D Liquidation Preference of all shares of Series D Preferred Stock of the Company in accordance with Art. IV, para. 2 of any shares of Series D Preferred Stock that are still outstanding at the Effective Time (after the conversion of Series D Preferred Stock into Company Common Stock has occurred). The "Series D Liquidation Preference Per Share" shall be the amount of such Series D Liquidation Preference applicable to a particular share of still outstanding Series D Preferred Stock.

          (xiv) The "Series E Liquidation Preference" shall be the aggregate dollar Series E Liquidation Preference of all shares of Series E Preferred Stock of the Company in accordance with Art. IV, para. 2 of any shares of Series E Preferred Stock that are still outstanding at the Effective Time (after the conversion of Series E Preferred Stock into Company Common Stock has occurred). The Series E Liquidation Preference Per Share" shall be the amount of such Series E Liquidation Preference applicable to a particular share of still outstanding Series E Preferred Stock.

     (c) If, prior to the Effective Time, Parent recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the numerator of the Applicable Fraction will be adjusted appropriately.

     (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.6  EMPLOYEE STOCK OPTIONS.

     (a) At the Effective Time, each stock option that is then outstanding under the Company's Amended 1986 Incentive Stock Plan and 1994 Senior Executive Stock Plan (collectively, the "Stock Plans"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of the Company Option) of the Stock Plans and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the

Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule, status as an incentive or nonqualified option, and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Stock Plans and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

     (b) Parent will cause the Parent Common Stock issuable upon exercise of the assumed Company Options (the "Assumed Options") to be registered under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 promulgated by the Securities and Exchange Commission ("SEC") and to be registered or qualified (or to have established that an exemption from such registration or qualification is available) under the "blue sky" laws of all states in which holders of Company Options reside, within seven (7) business days after the Effective Time, and Parent will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such Assumed Options shall remain outstanding. With respect to any Company employee or director who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the securities of Parent beneficially owned by such person, Parent shall administer the Assumed Options (including the provisions of the Stock Plans incorporated in the Assumed Options) in a manner that complies with the disinterested administration requirements of Rule 16b-3 promulgated by the SEC under the Exchange Act. At or prior to the Effective Time, Parent will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise of the Assumed Options.

     (c) Ten percent (10%) of any amount of Parent Common Stock to be received by any holder of Vested Option Shares under Section 1.6(b) above shall become part of the General Escrow Amount pursuant to the General Escrow Agreement when such Vested Option Shares are issued.

     1.7 WARRANTS. All Company Warrants will terminate as of the Effective Time in accordance with their terms.

     1.8  BRIDGE LOAN.

     (a) The Company will use all commercially reasonable efforts (but will not be required to pay additional consideration or make any similar inducement) to cause each holder of a Secured Subordinated Promissory Note (a "Bridge Note") to deliver such Bridge Note to Parent for payment at the Closing, as well as to deliver such documents as Parent may reasonably request releasing all security interest and other liens granted by the Company in connection with the Bridge Loan.

     (b) Parent will upon the Closing (i) either repay or cause the Surviving Corporation to repay all outstanding indebtedness of the Company to Silicon Valley Bank (for which there shall be no prepayment penalty) or, with the cooperation of the Company, obtain from Silicon Valley Bank its consent to repay the Bridge Loan, and (ii) upon receipt of the Bridge Notes and releases required under subsection (i) above, repay each Bridge Note in accordance with the reasonable instructions of the holder of such Bridge Note.

     1.9 REGISTRATION ON FORM S-4. The Parent Common Stock to be issued in the Merger shall be registered under the Securities Act on the Form S-4 (as hereinafter defined). As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Form S-4 registration statement (the "Form S-4"), together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Merger. Each of Parent and the Company shall use its best efforts to respond promptly to any comments of the SEC on the Form S-4 and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities or blue sky laws and regulations of The Nasdaq National Market in connection with the issuance of the Parent Common Stock pursuant to the Merger and upon exercise of the Assumed Options and the Company Warrants after the Effective Time. The Company shall promptly furnish to Parent all information concerning the Company and the Company's shareholders as may reasonably be required in connection with any action contemplated by this Section 1.9. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and shareholders of the Company, such amendment or supplement.

     1.10 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

     1.11  EXCHANGE OF CERTIFICATES.

     (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.11, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.11 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

     (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

     (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.12  DISSENTING SHARES.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.11(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.11(c)).

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.13 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.14 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.15 TERMINATION OF REGISTRATION RIGHTS AND RIGHTS OF FIRST REFUSAL. Upon consummation of the Merger, the registration rights and rights of first refusal granted by the Company to holders of the Company's Preferred Stock and the Company Warrants in the contracts listed in Part 2.3(g) of the Disclosure Schedule shall terminate.

     1.16 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specified in the Company Disclosure Schedule, the Company hereby represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

     (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "ViewStar Corporation."

     (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

     (d) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 ARTICLES OF INCORPORATION AND COMPANY BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and Company Bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or Company Bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

     (a) The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock, of which 2,417,529 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 9,395,146 shares of Company Preferred Stock, of which 526,667 shares are Series A Preferred Stock, 415,142 shares are Series B Preferred Stock, 2,660,081 shares are Series C Preferred Stock, 3,993,256 shares are Series D Preferred Stock and 1,800,000 shares are Series E Preferred Stock. As of the date of this Agreement, 526,667 of Series A Preferred Stock, 415,142 shares of Series B Preferred Stock, 2,640,081 shares of Series C Preferred Stock, 3,979,442 shares of Series D Preferred Stock and 1,769,155 shares of Series E Preferred Stock are issued and outstanding. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Company Disclosure Schedule lists each repurchase option which is held by the Company and to which any of such shares is currently subject, and the Company has delivered complete and accurate copies of any such repurchase option to Parent.

     (b) The Company has reserved 4,325,000 shares of Company Common Stock for issuance under the Stock Plans, of which options to purchase 3,110,441 shares are outstanding as of the date of this Agreement. The Company had delivered to Parent a list which accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code.

     (c) The Company has reserved 275,000 shares of Company Common Stock for issuance upon exercise of the Bridge Warrants and the EDS Warrants and 10,000 shares of Series C Preferred Stock, 13,814 shares of Series D Preferred Stock and 27,468 shares of Series E Preferred Stock for issuance upon exercise of the Bank Warrants. The Company has delivered to Parent accurate and complete copies of each Company Warrant and any other Contract pursuant to, or in connection with, which such Company Warrant was issued.

     (d) Except as specifically referred to in Sections 2.3(a), (b) and (c) above, or as set forth in Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (e) All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (f) Except as set forth in Part 2.3(f) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     (g) REGISTRATION RIGHTS AND RIGHTS OF FIRST REFUSAL. Except as set forth in the Contracts listed on Part 2.3(g) of the Company Disclosure Schedule, the Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued, and no Person holds any right to participate in new issuances of securities by the Company.

     2.4  FINANCIAL STATEMENTS.

     (a) The Company has delivered to Parent in the case of subsections (i) and
(ii) below, and will deliver to Parent in the case of subsections (iii) and (iv) below, the following financial statements and notes (collectively, the "Company Financial Statements"):

          (i) The audited balance sheets of the Company as of December 31, 1994 and 1993, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto;

          (ii) the unaudited balance sheet of the Company as of September 30, 1995 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended (the "Unaudited Financial Statements");

          (iii) the audited balance sheet of the Company as of September 30, 1995, and the related audited income statement, statement of shareholders' equity and statement of cash flows of the Company for the nine months then ended, together with the notes thereto and the unqualified report and opinion of KPMG Peat Marwick LLP relating thereto (the "September 30 Audited Financial Statements"); and

          (iv) the unaudited balance sheets of the Company as of the end of each month ending after September 30, 1995, and more than 10 days prior to the Scheduled Closing Date, and the related unaudited income statement, statement of shareholders' equity and statement of cash flows of the Company for the month then ended (the "Unaudited Monthly Financial Statements").

     (b) The Company Financial Statements are (in the case of subsections (iii) and (iv) above, will be) accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been (in the case of subsections (iii) and (iv) above, will be) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and (iv) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 1995:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance, and, to the Knowledge of the Company, no event has occurred that will, or would reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Schedule), or
     (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company Articles or the Company Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 1995, exceeds $100,000 per month;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), other than Material Contracts for the sale or license of the Company's products to customers in the ordinary course of the Company's business and consistent with the Company's past practices, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract, except as specifically contemplated by this Agreement;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for licenses of the Company's products to the Company's customers and except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of, each of which has been in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of a total of $25,000;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus, other than regular bonuses pursuant to the commission plans of certain of the Company's sales, consulting and customer support employees, (iii) made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than normal scheduled increases to employees who are not officers), or (iv) except as contained in the expense run rate provided in the forecast previously delivered by the Company to Parent, hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p) the Company has not made any Tax election;

          (q) the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not repaid any portion of, or otherwise made any payments with respect to, the Bridge Loan;

          (s) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (t) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

     2.6  TITLE TO ASSETS

     (a) The Company owns, and has good, valid and marketable title to: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Company Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     (b) Part 2.6 of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES.

     (a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

     (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 1995. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1995 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off (net of the allowance for doubtful accounts on the Unaudited Interim Balance Sheet).

     2.8  EQUIPMENT; LEASEHOLD.

     (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

     (b) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Company Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

     (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in

Part 2.9(a)(vi) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

     (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Company Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

     (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

     (d) Except as set forth in Part 2.9(d) of the Company Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the Knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet (consistent with past experience unless the Company has any reason to believe that future experience will be different) to cover costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

     (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (f) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Certified Consultant Assignment Agreement and Independent Contractor Agreement previously delivered to Parent.

     2.10  CONTRACTS.

     (a) Part 2.10 of the Company Disclosure Schedule identifies:

          (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

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

          (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Company technology or any Proprietary Asset in the following categories: all agreements with distributors and resellers, each end-user license agreement entered into by the Company in 1994 and 1995 involving payments or obligations in excess of $250,000, all agreements entered into by the Company in the third quarter of 1995 and all in-licenses of technology.

          (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
     (C) develop or distribute any technology;

          (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

          (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

          (vi) each Company Contract relating to the creation of any Encumbrance in excess of $25,000 with respect to any asset of the Company;

          (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

          (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

          (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

          (xi) any other Company Contract involving payments or delivery of products or services in excess of $25,000 that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

          (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

          (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate; and

          (xiv) each Company Contract in which the Company's right to terminate such Company Contract is accompanied by any cancellation fees, unless such cancellation fees do not exceed $5,000.

(Contracts in the respective categories described in clauses "(i)" through "(xiv)" above are referred to in this Agreement as "Material Contracts.")

     (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Company Disclosure Schedule, including all amendments thereto. Part 2.10 of the Company Disclosure Schedule provides an accurate description of the terms of each non-written Company Contract. Each Contract identified in Part 2.10 of the Company Disclosure
Schedule is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.10 of the Company Disclosure Schedule:

          (i) the Company has not materially violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

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

          (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

          (iii) since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Contract; and

          (iv) the Company has not waived any of its material rights under any Material Contract.

     (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

     (e) The Contracts identified in Part 2.10 of the Company Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     (f) Part 2.10(f) of the Company Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

     (g) Except as set forth in Part 2.10(g) of the Company Disclosure Schedule:

          (i) the only Government Contract to which the Company is a party is the Company's Distributorship Agreement with Federal Data Corporation dated August 25, 1992, as amended through Amendment No. 5 dated August 22, 1995 (the "FDC Contract"). The Company has delivered a complete and accurate copy of the FDC Contract to Parent;

          (ii) the Company has not been a party to any Government Contract other than the FDC Contract since January 1, 1988;

          (iii) the Company has complied in all material respects with the FDC Contract and with all Legal Requirements with respect to the FDC Contract and any other Government Contract and Government Bid to which the Company has been a party;

          (iv) the Company has not, in obtaining or performing the FDC Contract or any other Government Contract to which the Company has been a party, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards,
     (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

          (v) all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to or in connection with the FDC Contract or any other Government Contract or Government Bid to which the Company is a party were current, accurate and complete as of the date of submission;

          (vi) to the best of the knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to the FDC Contract or any other Government Contract or Government Bid to which the Company is a party that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving the Company or any of its employees, (B) the recoupment of any payments previously made to the Company, (C) a finding or claim of fraud, defective pricing, mischarging or

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

     improper payments on the part of the Company, or (D) the assessment of any penalties or damages of any kind against the Company;

          (vii) the Company is not undergoing and has not undergone any audit, and the Company has no Knowledge of any basis for any impending audit, arising under or relating to the FDC Contract or any other Government Contract (other than normal routine audits conducted in the ordinary course of business);

          (viii) the Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets; and

          (ix) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with the FDC Contract or any other Government Contract, the Company has marked such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities reflected as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries and regular bonuses pursuant to the commission plans of certain of the Company's sales employees, that have been incurred by the Company since September 30, 1995 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Company Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1992 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since December 31, 1992, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13  GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1992 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since December 31, 1992, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14  TAX MATTERS.

     (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have

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

been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1990 which have been requested by Parent.

     (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from August 31, 1995 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

     (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14 of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     (d) Except as set forth in Part 2.14 of the Company Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

     (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (each a "Plan," collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

     (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

     (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (d) With respect to each Plan, the Company has delivered to Parent:

          (i) an accurate and complete copy of such Plan (including all amendments thereto);

          (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

          (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

          (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

          (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

          (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or
(o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

     (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

     (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (l) Part 2.15(l)(i) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as set forth in Part 2.15(l)(ii) of the Company Disclosure Schedule, all of the Company's employees are "at will" employees.

     (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

     (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company has good labor relations, and has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any real property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Company Disclosure Schedule, except those Governmental Authorizations the absence of which do not have a Material Adverse Effect on the Company. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

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

     2.17 INSURANCE. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1992 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1992 been, indebted to the Company; (c) since December 31, 1992, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1992 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Signing Shareholders; (ii) each individual who is, or who has at any time since December 31, 1992 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19  LEGAL PROCEEDINGS; ORDERS.

     (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Part 2.19 of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 2.19 of the Company Disclosure Schedule, no Legal Proceeding has been commenced by or has been pending against the Company since December 31, 1992.

     (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and, subject to approval of the Merger and this Agreement by the shareholders of the Company at the Company Shareholder Meeting, to perform its obligations under this Agreement; and the execution, delivery and, subject to approval of the Merger and this Agreement by the shareholders of the Company at the Company Shareholder Meeting, performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to

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

bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company Articles or Company Bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
     (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22  FULL DISCLOSURE.

     (a) This Agreement (including the Company Disclosure Schedule) does not, and the Company's Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the shareholders of the Company or at the time of the Company's Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they are provided) not misleading.

     2.23 FEES AND EXPENSES. Except for the Company's engagement of UBS Securities Inc. ("UBS"), the Company has not paid or become obligated to pay any fee or commission to any broker, finder or like intermediary in connection with the transactions contemplated by this Agreement. The Company has delivered to Parent a complete and accurate copy of the Company's engagement letter with UBS.

     2.24 BOARD APPROVAL. The board of directors of the Company has (i) approved the Merger and the execution of this Agreement, and (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders.

     2.25 VOTE REQUIRED. The affirmative vote of a majority of the votes entitled to be cast by holders of (i) the outstanding shares of Company Preferred Stock, voting together as a single class, and (ii) the outstanding shares of Company Common Stock (voting as a class) are the only votes of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the Merger under California Law.

     2.26 SHAREHOLDER VOTING AGREEMENTS. Each of the Signing Shareholders has executed and delivered to Parent the Shareholder Agreement in the form of Exhibit E.

     2.27 CONVERSION AGREEMENTS. The Company and holders of not less than 78.5%, 76.5% and 98.1%, respectively, of the shares of its Series A, B and C Preferred Stock and not less than 98.8% and 99.9%, respectively, of the shares of its Series D and E Preferred Stock have executed Conversion Agreements in the form of Exhibit F to this Agreement pursuant to which they have agreed to convert not less than 78.5%, 76.5% and 98.1%, respectively, of all shares of Series A, B and C Preferred Stock, not less than 70.4% of all shares of Series D Preferred Stock and not less than 35.3% of all shares of Series E Preferred Stock into Common Stock of the Company immediately prior to the Effective Time in accordance with the provisions of such Conversion Agreements.

     2.28 POOLING OF INTERESTS. The Company is not aware of any event, condition, fact or circumstance that to its Knowledge could prevent the Merger from being accounted for as a "pooling of interests" transaction for accounting purposes.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows:

     3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Parent and each of its subsidiaries (collectively the "Parent Subsidiaries") is, and Merger Sub when organized will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has, or in the case of Merger Sub will have, all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is or, in the case of Merger Sub will be, duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not have a Material Adverse Effect on Parent.

     3.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 2,000,000 shares of Parent Preferred Stock. At the close of business on September 30, 1995, 13,232,750 shares of Parent Common Stock were issued and outstanding, no shares of Parent Common Stock were held by Parent in its treasury, and 1,550,915 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock ("Parent Options"). No shares of Parent Preferred Stock are issued or outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights contained in Parent's charter documents or in a contract to which Parent is a party. All outstanding shares of the capital stock of each of the Parent Subsidiaries are validly issued, fully paid and nonassessable and are owned by Parent or one of the Parent Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances.

     3.3  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1995 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and, subject to approval of the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent, to perform their obligations under this Agreement; and the execution, delivery and, subject to approval of the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent, performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.5 VALID ISSUANCE. Subject to Section 1.5(d), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of Parent or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they are provided) not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     3.7 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent's certificate of incorporation or bylaws or Merger Sub's articles of incorporation or bylaws, or (ii) any resolution adopted by Parent's stockholders or Merger Sub's shareholders, Parent's or Merger Sub's board of directors or any committee of Parent's or Merger Sub's board of directors;

     (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to Parent's or Merger Sub's business or to any of the assets owned or used by Parent or Merger Sub;

     (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract of Parent or Merger Sub, or give any Person the right to (i) declare a default or exercise any remedy under any such material contract, (ii) accelerate the maturity or performance of any such material contract, or (iii) cancel, terminate or modify any such material contract; or

     (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Parent or Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent or Merger Sub).

Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     3.8 FEES AND EXPENSES. Except for Parent's engagement of Robertson Stephens & Company ("RS & Co."), Parent has not paid nor has it become obligated to pay any fee or commission to any broker, finder or like intermediary in connection with the transactions contemplated by this Agreement.

     3.9 NO MATERIAL ADVERSE CHANGE. Since the date of the last Parent SEC Document filed by Parent with the SEC, there has not been any material adverse change in Parent's business, condition, assets, liabilities, operations or financial performance, and to the Knowledge of Parent, no event has occurred that will, or would be reasonably expected to, have a Material Adverse Effect on Parent.

     3.10 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where failure to comply with such Legal Requirement has not had and will not have a Material Adverse Effect on Parent.

     3.11 LEGAL PROCEEDINGS. There is no Legal Proceeding pending, or to the Knowledge of Parent, threatened against Parent (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement, or (ii) that could reasonably be expected to have a Material Adverse Effect on Parent.

     3.12 BOARD APPROVAL. The board of directors of Parent has unanimously (i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders.

     3.13 VOTE REQUIRED. The affirmative vote of a majority of the total votes cast at the Parent Stockholder Meeting at which a quorum is present is the only vote necessary by Parent's stockholders to approve this Agreement and the Merger.

     3.14 POOLING OF INTERESTS. Parent is not aware of any event, condition, fact or circumstance that to its Knowledge could prevent the Merger from being accounted for as a "pooling of interests" transaction for accounting purposes.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE SIGNING SHAREHOLDERS

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period, unless the Company obtains Parent's prior written consent as set forth below:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options exercisable for the purchase of not more than an aggregate of 25,000 shares of Company Common Stock to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

          (h) neither the Company nor any of the Signing Shareholders shall amend or permit the adoption of any amendment to the Company Articles or the Company Bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000 per month;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, other than Material Contracts for the sale or license of the Company's products to customers in the ordinary course of the Company's business and consistent with the Company's past practices, or
     (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

          (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, other than pursuant to Contracts for the sale or license of the Company's products to customers in the ordinary course of the Company's business and consistent with the Company's past practices, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings under its line of credit with Silicon Valley Bank in the ordinary course of business or to pay Company Transaction Costs up to $200,000);

          (n) except as set forth in Section 5.14, the Company shall not (i) establish, adopt or amend any Plan, (ii) pay any bonus, other than regular bonuses pursuant to the commission plans of certain of the Company's sales, consulting and customer support employees, or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than normal scheduled increases to employees who are not officers), or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000.

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p) the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not repay any portion of, or otherwise make any payments with respect to, the Bridge Loan;

          (s) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(r)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(a)" through "(s)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

     (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or

     (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of the Company or any of the Signing Shareholders; and

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
     Section 7 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Signing Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction (provided, however, that response to an inquiry or proposal by doing no more than saying that the Company is a party to this Agreement and that under this Agreement the Company is prohibited from soliciting, encouraging, discussing, considering, entertaining or accepting any such inquiry or proposal shall not in itself be deemed participating in discussions with the other Person in violation of this Agreement); or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction with respect to the Company that is received by the Company or any of the Signing Shareholders during the Pre-Closing Period.

     4.5 COMPANY SHAREHOLDER APPROVAL. The Company will call the Company Shareholder Meeting, to be held after the Form S-4 shall have been declared effective by the SEC and on or before the date of the Parent Stockholder Meeting, to submit this Agreement, the Merger and related matters for the consideration and approval of the Company's shareholders. Subject to the fiduciary obligations of the Company's directors, the Form S-4 will include a statement to the effect that the Company's board of directors has recommended that the Company's shareholders vote for the Merger. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law Legal Requirements.

     4.6 PROSPECTUS/PROXY STATEMENT. The Company will mail to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the Company Shareholder Meeting, the Prospectus/Proxy Statement that is contained in the Form S-4 at the time that it is declared effective or as subsequently amended or supplemented. The Company will promptly provide to Parent all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws. None of the information relating to the Company or its officers and directors contained in any document, certificate or other writing furnished or to be furnished by the Company and included in (i) the Prospectus/Proxy Statement at the time the Proxy Statement is mailed or at the time of the Company Shareholder Meeting to vote on the Merger or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were provided, not misleading or necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting or the Parent Stockholder Meeting.

     4.7 EMPLOYEE RETENTION PROGRAM. During the Pre-Closing Period, the Company will not modify its existing employee retention program delivered to and approved by Parent on the date of this Agreement (the "Retention Plan"), and will not adopt any employee retention plan without Parent's prior written consent.

     4.8 BONUS LETTERS. The Company shall use its best efforts (but shall not be required to provide any inducement other than that offered by the Bonus Letter) to ensure that each of the individuals identified by the Company on the date of this Agreement to receive a bonus pursuant to the Retention Plan has executed and delivered to the Company and Parent no later than the Closing Date, a Bonus Letter ("Bonus Letter") in form and substance approved by Parent and the Company on the date of this Agreement; and the Company shall inform each of such employees that no Company employee who has not executed and delivered a Bonus Letter is eligible to receive a bonus under the Retention Plan until such employee executes and delivers a Bonus Letter.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Parent shall (upon request) promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent or Merger Sub during the Pre-Closing Period; and the Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 STOCKHOLDER APPROVAL. Parent will call the Parent Stockholders Meeting to be held within 40 days after the Form S-4 shall have been declared effective by the SEC, to submit the issuance of Parent Common Stock in connection with the Merger and related matters for the consideration and approval of the Parent's stockholders. Subject to the fiduciary obligations of the Parent's directors, the Form S-4 will include a statement to the effect that the Parent's board of directors has recommended that the Parent's stockholders vote in favor of the Merger. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

     5.3 PROSPECTUS/PROXY STATEMENT. Parent will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders Meeting, the Prospectus/Proxy Statement that is contained in the Form S-4 at the time that it is declared effective. Parent will prepare and file the Proxy Statement/Prospectus with the SEC as promptly as practicable, and use its best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, Parent will advise the Company promptly of any comments, whether oral or written, received from the SEC with respect to the Form S-4 and will also advise the Company promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the institution of any proceedings for such purpose and will use its reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof if issued. Until the Effective Time, Parent will advise the Company promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein, or to the prospectus filled pursuant to Rule 424(b) of the Securities Act (the "Prospectus"), that shall not have been previously submitted to the Company a reasonable time prior to the proposed filing thereof or to which the Company shall reasonably object or that is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to Parent (or, to the best knowledge of Parent, any other person, contained in any document, certificate or other writing furnished or to be furnished by Parent) included in (i) the Prospectus/Proxy Statement at the time the Prospectus/Proxy Statement is mailed or at the time of the meeting of Parent's stockholders to vote on the Merger or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were provided, not misleading or necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting and the Parent Stockholder Meeting. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to Parent occurs as a result of which the Prospectus would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or if it is necessary at any time to amend the Form S-4 or the Prospectus to comply with the Securities Act, Parent will promptly notify the Company and will prepare an amended or supplemented Form S-4 or Prospectus, which will correct such statement or omission, and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement as it relates to the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

     5.4 STATE SECURITIES LAW COMPLIANCE. Parent shall use all commercially reasonable efforts to (a) qualify, prior to the Closing Date, the Parent Common Stock to be issued pursuant to the Merger under state blue sky laws of every jurisdiction of the United States in which (i) any registered shareholder of the Company has an address on the records of the Company, as of the date of this Agreement, and (ii) a Nasdaq National Market or other applicable exemption from the qualification requirements under such laws is unavailable with respect to the issuance of Parent Common Stock in the Merger, and (b) qualify, prior to the Closing Date, the Assumed Options to be assumed pursuant to the Merger under the state blue sky laws of every jurisdiction of the United States in which (i) the records of the Company, as of the date of this Agreement, indicate that a holder of such Assumed Options resides, and (ii) a Nasdaq National Market or other applicable exemption from the qualification requirements under such laws is unavailable.

     5.5  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

     (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

          (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of Parent; and

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
     Section 7 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.5(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

     5.6 POOLING OF INTERESTS. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.7 AFFILIATE AGREEMENTS. Each Signing Shareholder shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause each other Company-Affiliated Person identified on Exhibit H-3 (and any other Person that Parent notifies the Company may reasonably be deemed to be an "Affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit H-1. Parent shall use all commercially reasonable efforts to cause each Parent-Affiliated Person listed on Exhibit H-3 and each other Person that could reasonably be deemed to be an "Affiliate" of Parent for purposes of the Securities Act to execute and deliver to Parent, as promptly as practical after execution of this Agreement, an Affiliate Agreement in the form of Exhibit H-2.

     5.8  ALL COMMERCIALLY REASONABLE EFFORTS. During the Pre-Closing Period,
(a) the Company and the Signing Shareholders shall each use all commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall each use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.9 TAX MATTERS. Prior to the Closing, (a) Parent and the Company shall execute and deliver, to Cooley Godward Castro Huddleson & Tatum ("Cooley Godward") and to Wilson, Sonsini, Goodrich & Rosati, P.C. ("Wilson Sonsini"), tax representation letters in substantially the forms of Exhibits I-1 and I-2 (which will be used in connection with the legal opinions contemplated by Sections 6.6(m) and 7.3(b)), and (b) each of the Signing Shareholders and other CompanyAffiliated person listed on Exhibit H-3 shall execute and deliver to Parent a Continuity of Interest Certificate in the form of Exhibit J.

     5.10 AMENDED AND RESTATED EMPLOYMENT AGREEMENT. The Company CEO Agreement shall be in full force and effect as of the Effective Time.

     5.11 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.12 CONVERSION AGREEMENTS. The Conversion Agreements shall be in full force and effect as of the Effective Time.

     5.13 RELEASE. At the Closing, each of the Signing Shareholders shall deliver to the Company a Release in the form of Exhibit J executed by such Signing Shareholders.

     5.14 TERMINATION OF EMPLOYEE PLANS. The Company shall terminate the "1995 Management Incentive Plan proposal" described in Part 2.15 of the Disclosure Schedule (the "Bonus Plan") so that it shall no longer be in effect after December 31, 1995 and shall ensure that no employee or former employee of the Company has any rights under such Bonus Plan that will accrue after December 31, 1995.

     5.15 ACCESS AND INVESTIGATION. During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (b) provide Parent's and the Company's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

     5.16 COMPANY PLANS. Subject to Section 5.14, the Plans listed on Part 2.15 of the Disclosure Schedule (the "Company Benefit Plans") that are in effect at the date of this Agreement shall, to the extent practicable, remain in effect until the Company's employees are allowed to participate in comparable Parent employee plans and benefit arrangements. Parent shall use commercially reasonable efforts to arrange that, as soon as practicable after the Effective Time, benefit arrangements and employee plans provide the same or a comparable benefit or plan to each employee of the Company as is provided to Parent's employees who are similarly situated. The Parent benefit arrangements and employee plans shall give full credit for each participant's period of service with the Company and each trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b)(1) of ERISA) or treated as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") with the Company prior to the Effective Time for all purposes for which such service was recognized under the Company Benefit Plans prior to the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall provide employees of the Company and its ERISA Affiliates with the opportunity to participate in any employee stock option or other incentive compensation plan of Parent and its ERISA Affiliates on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Parent.

     5.17  INDEMNIFICATION.

     (a) Parent shall cause the Surviving Corporation to keep in effect provisions in the Company Articles and Company Bylaws in effect on the date of this Agreement providing for exculpation of director and officer liability and indemnification of each person who is entitled to the benefit of the indemnification provisions set forth in the Company Articles or Company Bylaws (the "Indemnified Parties"), to the fullest extent now or hereafter permitted under California Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (b) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.17.

     (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Company Articles or Company Bylaws, under California Law or otherwise. The provisions of this Section shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.

     (d) The Surviving Corporation shall comply with all obligations of the Company under the indemnity agreements, if any, between the Company and its directors and executive officers on the date of this Agreement. The term "Surviving Corporation" shall be deemed to include its successors and assigns.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), except, in each such case, for such inaccuracies as would neither have, nor reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on the Company.

     6.2 PERFORMANCE OF COVENANTS. The Company shall have performed and complied in all material respects on or before the Closing with all of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing without taking into account any specific materiality or similar qualifications set forth in such covenants (except for any failures to perform or comply that do not, singly or in the aggregate, cause a Material Adverse Effect).

     6.3 COMPANY SHAREHOLDER APPROVAL. The number of shares of Company Common Stock and shares of Company Preferred Stock that are or may become "dissenting shares" within the meaning of Section 1300 of the California Corporation Code shall not exceed, respectively, 10% of the shares of Company Common Stock and 10% of the shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

     6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have been any change since the date of this Agreement that constitutes a Material Adverse Effect on the Company, and there shall have been no material adverse adjustments in the September 30 Audited Financial Statements from the Unaudited Financial Statements delivered by the Company to Parent prior to the date of this Agreement.

     6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit G-1, executed by the Persons identified on Exhibit G-3 and by any other Person who Parent notifies the Company may be deemed to be an "Affiliate" of the Company for purposes of the Securities Act;

          (b) A Release in the form of Exhibit J, executed by each of the Signing Shareholders;

          (c) Conversion Agreements in the form of Exhibit F, executed by the Company and holders of not less than the percentages of each series of Preferred Stock specified in Section 2.27 hereof;

          (d) The General Escrow Agreement in the form of Exhibit K executed by the Company and Indemnifying Shareholders' Agent;

          (e) The Merger Expenses Escrow Agreement in the form of Exhibit N executed by the Company and Indemnifying Shareholder's Agent;

          (f) Each of the Bridge Notes, together with related releases of security interests and other liens in form satisfactory in form and substance to Parent, so that Parent may repay the Bridge Loan;

          (g) the FIRPTA statement referred to in Section 5.11(a), executed by the Company;

          (h) Continuity of Interest Certificates in the form of Exhibit I, executed by the Signing Shareholders;

          (i) a legal opinion of Wilson Sonsini, dated as of the Closing Date, in the form of Exhibit L);

          (j) a legal opinion of Cooley Godward (or, if Cooley Godward for any reason does not render such legal opinion, a legal opinion of Wilson Sonsini, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8(a) and the Continuity of Interest Certificates referred to in Section 6.5(j));

          (k) a letter from KPMG Peat Marwick LLP, confirming as of the Closing Date that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

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

          (l) a certificate executed by the Chairman and by the President of the Company containing their representation and warranty on behalf of the Company that the conditions set forth in Sections 6.1 through 6.5 have been duly satisfied (the "Company's Closing Certificate"); and

          (m) written resignations of all directors of the Company, effective as of the Effective Time.

     6.7 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.12(b).

     6.8 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or threatened by the SEC.

     6.9 PARENT STOCKHOLDER APPROVAL. The issuance of Parent Common Stock in the Merger shall have been approved and adopted by Parent's stockholders in accordance with all applicable Legal Requirements and Parent's certificate of incorporation and Company Bylaws.

     6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.11 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any Material Adverse Effect or other materiality, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any Material Adverse Effect or other materiality, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), except, in case, for such inaccuracies as would neither have, nor would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Parent.

     7.2 PERFORMANCE OF COVENANTS. Parent and Merger Sub shall have performed and complied in all material respects on or before the Closing with all of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing without taking into account any specific materiality or similar qualifications set forth in such covenants (except for any failures to perform or comply that do not, singly or in the aggregate, cause a Material Adverse Effect).

     7.3  DOCUMENTS. The Company shall have received the following documents:

          (a) a legal opinion of Cooley Godward, dated as of the Closing Date, in the form of Exhibit M; and

          (b) a legal opinion of Wilson Sonsini (or, if Wilson Sonsini for any reason does not render such legal opinion, a legal opinion of Cooley Godward), dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8(a) and the Continuity of Interest Certificates referred to in Sections 5.8(b) and 6.6(j)).

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

     7.4 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or threatened by the SEC.

     7.5 PARENT STOCKHOLDER APPROVAL. The issuance of Parent Common Stock in the Merger shall have been approved and adopted by Parent's stockholders in accordance with applicable law and Parent's Restated certificate of incorporation and Parent's bylaws.

     7.6 COMPANY SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the Company's shareholders in accordance with all applicable Legal Requirements and the Company's Articles and Company Bylaws.

     7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on The Nasdaq National Market System.

     7.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.9 ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have been any change since the date of this Agreement that constitutes a Material Adverse Effect on Parent.

SECTION 8. TERMINATION

     8.1  TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

          (a) by Parent if there has been a material breach by the Company of any covenant or agreement of the Company or the Signing Shareholders set forth in this Agreement or in any other agreement or instrument delivered to Parent, which breach has not been cured within 30 days of the date on which written notice of such breach was first given to the Company or which is not capable of being cured by the Scheduled Closing Time;

          (b) by the Company if there has been a material breach by Parent of any covenant or agreement of Parent in this Agreement, which breach has not been cured within 30 days of the date on which written notice of such breach was first given to Parent or which is not capable of being cured by the Scheduled Closing Time;

          (c) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 by the Scheduled Closing Time has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (d) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 by the Scheduled Closing Time has become impossible (other than as a result of any failure on the part of the Company or any of the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (e) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (f) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time (other than as a result of any failure on the part of the Company or any of the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (g) by Parent if the Closing has not taken place on or before the Final Date (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (h) by the Company if the Closing has not taken place on or before the Final Date (other than as a result of the failure on the part of the Company or any of the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (i) by the mutual consent of Parent and the Company.

     As used herein, the Final Date shall be March 31, 1996, except that if a temporary, preliminary or permanent injunction or other order by any Federal or state court that would prohibit or otherwise restrain consummation of the Merger shall have been issued and shall remain in effect on March 31, 1996, and such injunction shall not have become final and nonappealable, either party, by giving the other written notice thereof on or prior to March 31, 1996, may extend the time for consummation of the Merger up to and including the earlier of the date such injunction shall become final and non-appealable or June 30, 1996, so long as such party shall, at its own expense, use its best efforts to have such injunction dissolved.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) or Section 8.1(g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(f) or
Section 8.1(h), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement or of any obligation or liability arising pursuant to Section 8.4; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10; provided however, that if a party receives the amount set forth in
Section 8.4(a) or (b), as applicable, such amount shall be credited toward any Damages recoverable by such party.

     8.4  BREAKUP FEE.

     (a) If the Company terminates this Agreement pursuant to Section 8.1(d), 8.1(f) or 8.1(h) by reason of the fact that any of the Closing conditions contained in Sections 7.1 or 7.2, have not been met, or the failure of the Closing condition contained in Section 7.5 under any of the following circumstances: (i) Parent has materially breached any covenant contained in
Section 5.2 or the covenant in Section 5.8(b) as it pertains to the condition in
Section 7.5, (ii) Parent's Board of Directors has failed to recommend or has withdrawn its recommendation to Parent's stockholders to approve the issuance of Parent Common Stock in the Merger, or (iii) any Person has publicly announced a proposed Acquisition Transaction with Parent as the party to be acquired conditioned upon the abandonment of the Merger or the failure of Parent's stockholders to approve the Merger; or by reason of the failure of the Closing condition contained in Section 6.6(k) under circumstances in which the acts of Parent or any of its affiliates, not consented to in writing by the Company, were done with the Knowledge that they could reasonably be expected to cause and in fact did cause the failure of such condition; and in the circumstances of such termination, all of the Closing conditions contained in Section 6 (except the condition contained in Section 6.9) would have otherwise been met, Parent shall pay to the Company within fifteen (15) business days after such termination in cash the sum of $1,200,000, plus the Company's documented out-of-pocket expenses incurred through the date of termination in connection with this Agreement and the transactions contemplated thereby (as evidenced by written notice accompanied by such documentation and delivered to Parent by the Company within ten (10) business days of such termination).

     (b) If Parent terminates this Agreement pursuant to Section 8.1(c), 8.1(e) or 8.1(g) by reason of the fact that any of the Closing conditions in Sections 6.1, 6.2, 6.4, 6.6(a) through (h), 6.6(m) or 6.7 have not been met, or the failure of the Closing condition contained in Section 6.3 under any of the following circumstances: (i) the Company has materially breached any covenant contained in Section 4.5 or the covenant in Section 5.8(a) as it pertains to the condition in Section 6.3, (ii) the Company's Board of Directors has withdrawn its recommendation to the Company's shareholders to approve the Merger, or (iii) any Person has publicly announced a proposed Acquisition Transaction with the Company as the party to be acquired conditioned upon abandonment of the Merger or the failure of the Company's shareholders to approve the Merger; or by reason of the failure of the Closing condition contained in Section 6.6(k) under circumstances in which the acts of the Company or any of its affiliates, not consented to in writing by Parent, were done with the knowledge that they could reasonably be expected to cause and did in fact cause the failure of such condition; and in the circumstances of such termination, all of the Closing conditions contained in Section 7 (except the condition contained in Section 7.6) would have otherwise been met, the Company shall pay to Parent within fifteen (15) business days after such termination in cash the sum of $1,200,000, plus Parent's documented out-of-pocket expenses incurred through the date of termination in connection with this Agreement and the transactions contemplated thereby (as evidenced by written notice accompanied by such documentation and delivered to the Company by Parent within ten (10) business days of such termination).

SECTION 9. INDEMNIFICATION, ETC.

     9.1  SURVIVAL OF REPRESENTATIONS, ETC.

     (a) The representations and warranties made by the Company shall survive the Closing and shall expire on the Expiration Date; provided, however, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Indemnifying Shareholders' Agent and the Escrow Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Expiration Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

     (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

     (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2  INDEMNIFICATION BY INDEMNIFYING SHAREHOLDERS.

     (a) From and after the Effective Time (but subject to Section 9.1(a)), the Indemnifying Shareholders shall severally and not jointly in proportion and to the extent of such Indemnifying Shareholder's pro rata share of the General Escrow Amount hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company in this Agreement or in any other agreement or instrument delivered by the Company to Parent pursuant to this Agreement; (ii) any breach of any covenant or obligation of the Company or any of the Signing Shareholders (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above

(including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

     (b) The Indemnifying Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach. Parent acknowledges and agrees that the Indemnifying Shareholders shall not be liable more than once for the same Damages if more than one of the Indemnitees suffer or incurs the same Damages.

     9.3  THRESHOLD; CEILING.

     (a) The Indemnifying Shareholders shall not be required to make any indemnification payment from the General Escrow Amount pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate. If the total amount of such Damages exceeds $200,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages.

     (b) The maximum liability of the Indemnifying Shareholders under Section 9.2(a) for breaches of the representations and warranties set forth in Section 2 shall be equal to, and shall in no event exceed, the General Escrow Amount.

     9.4 SATISFACTION OF INDEMNIFICATION CLAIM. In the event the Indemnifying Shareholders shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9, the Escrow Agent shall satisfy such liability by delivering to such Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Designated Parent Stock Price (as defined in Section 1.5(b)(ix) and as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied).

     9.5 NO CONTRIBUTION. Each Indemnifying Shareholder waives, and acknowledges and agrees that such Indemnifying Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Indemnifying Shareholder may become subject under or in connection with this Agreement.

     9.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Indemnifying Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) if such claim or Legal Proceeding is covered by the provisions of
     Section 9.2 hereof, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively from the General Escrow Amount;

          (b) each Indemnifying Shareholder shall make available to Parent any documents and materials in such Indemnifying Shareholder's possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Indemnifying Shareholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Indemnifying Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Indemnifying Shareholders' Agent shall not limit any of the obligations of the Indemnifying Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. MISCELLANEOUS PROVISIONS

     10.1 INDEMNIFYING SHAREHOLDERS' AGENT. Parent and the Company hereby agree that F. Gibson Myers, Jr. shall act as the agent for purposes of Section 9 and
Section 10.4 of this Agreement (the "Indemnifying Shareholders' Agent"). Parent and the Escrow Agent shall be entitled to deal exclusively with the Indemnifying Shareholders' Agent on all matters relating to Section 9 and Section 10.4 and the General Escrow Agreement and Merger Expenses Escrow Agreement (together, the "Escrow Agreements"), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document with respect to Section 9 and Section 10.4 or the Escrow Agreements executed or purported to be executed on behalf of any Indemnifying Shareholder by the Indemnifying Shareholders' Agent, and on any other action with respect to Section 9 and Section 10.4 or the Escrow Agreements taken or purported to be taken on behalf of any Indemnifying Shareholder by the Indemnifying Shareholders' Agent, as fully binding upon such Indemnifying Shareholder. If the Indemnifying Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnifying Shareholders, then Mayfield VI of which F. Gibson Myers, Jr. is a general partner, shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent and the Escrow Agent of the identity of such successor. Any such successor shall become the "Indemnifying Shareholders' Agent" for purposes of Section 9 and Section 10. If for any reason there is no Indemnifying Shareholders' Agent at any time, all references herein to the Indemnifying Shareholders' Agent shall be deemed to refer to Indemnifying Shareholders who received a majority of the shares of Parent Common Stock (including shares of Parent Common Stock issuable upon exercise of Assumed Options) received by Indemnifying Shareholders. The Signing Shareholders shall reimburse the Indemnifying Shareholders' Agent on a pro rata basis (based upon the percentage of each Signing Shareholder on Attachment A to the General Escrow Agreement compared to the aggregate percentages of all Signing Shareholders on Attachment A) for all reasonable expenses (including attorney's fees) incurred by the Indemnifying Shareholders' Agent in connection with the performance of his duties under the General Escrow Agreement.

     10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 FEES AND EXPENSES. Subject to Section 10.4 below, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

     10.4  INDEMNIFICATION FOR CERTAIN MERGER EXPENSES.

     (a) The Indemnifying Shareholders shall severally and not jointly in proportion and to the extent of such Indemnifying Shareholder's pro rata share of the Merger Expenses Escrow Amount hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse the Indemnitees for, any amounts paid either by the Company or by any Indemnitee, whether before or after the Closing Date, in respect of (i) legal and accounting fees and expenses, and expenses of UBS as referenced in Section 2.23 above, incurred by the Company (in the aggregate, "Company Transaction Costs") to the extent that such Company Transaction Costs exceed $750,000 (such excess amount, "Company Excess Transaction Costs"); and (ii) the Company Excess Employee Expenses. The Merger Expenses Escrow Amount shall be held and administered pursuant to the Merger Expenses Escrow Agreement. No later than the Closing Date, the Company shall deliver to Parent a schedule (the "Preliminary Transaction Costs Schedule") identifying each Person to whom the Company has paid or for whose account the Company has incurred Company Transaction Costs, and reflecting the amount actually paid or owed or estimated to be owed to each such Person. Parent acknowledges and agrees that the Indemnifying Shareholders shall not be liable more than once for the same Company Excess Merger Expenses if the Company and/or one or more of the Indemnitees become responsible for the same Company Excess Merger Expenses. To the extent that the Company actually pays any Company Excess Merger Expenses for which the Indemnitees are entitled to be indemnified hereunder, Parent may request that indemnification in respect thereof be made to Parent.

     (b) With respect to liabilities of the Indemnifying Shareholders to any Indemnitee under this Section 10.4, the Escrow Agent shall satisfy such liability by delivering to such Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Designated Parent Stock Price (as defined in Section 1.5(b)(iv) and as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied).

     (c) The escrow under the Merger Expenses Escrow Agreement will terminate upon the earliest to occur of (i) exhaustion of the Merger Expenses Escrow Amount in payment of all or a portion of the liabilities of the Indemnifying Shareholders to the Indemnitees pursuant to this Section 10.4, (ii) ninety (90) days after the Effective Time, or (iii) the date of delivery by Parent to the Indemnifying Shareholders' Agent and the Escrow Agent of a final update to the Preliminary Transaction Costs Schedule (the "Final Transaction Costs Schedule") along with a demand for return to Parent out of the Merger Expenses Escrow Amount of any shares of Parent Common Stock to which Parent is entitled under this Section 10.4 as of the time of the delivery of the Final Transaction Costs Schedule. The Final Transaction Costs Schedule shall be prepared and delivered by Parent within (10) days after the date on which Parent or the Surviving Corporation has received final invoices, marked as such, or a written statement that payment in full with respect to Company Transaction Costs has been received from UBS; Wilson, Sonsini, Goodrich & Rosati; Ernst & Young LLP and any other party identified in the Preliminary Transaction Costs Schedule.

     (d) In the event that the Merger Expenses Escrow Amount is insufficient to satisfy the indemnification obligations of the Indemnifying Shareholders under this Section 10.4, any additional amounts for which indemnification is due shall be paid out of the General Escrow Amount by the Escrow Agent returning shares of Parent Common Stock to Parent, calculated using the Designated Parent Stock Price (without regard to the threshold in Section 9.3 of this Agreement).

     10.5 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.6 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth as follows (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     IF TO PARENT:
          Caere Corporation
          100 Cooper Court
          Los Gatos, California 95030
          Attention: Chief Financial Officer
          Facsimile: (408) 395-5263

     WITH A COPY TO:
          Cooley Godward Castro Huddleson & Tatum
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, California 94306
          Attention: Lee F. Benton, Esq.
          Facsimile: (415) 857-0663

     IF TO THE COMPANY:
          ViewStar Corporation
          1101 Marina Village Parkway
          Alameda, California 94501
          Attention: President
          Facsimile: (510) 337-2222

     WITH A COPY TO:
          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304
          Attention: Robert B. Jack, Esq.
          Facsimile: (415) 493-6811

if to any of the Signing Shareholders at its address or facsimile as set forth under its name on Exhibit A.

     10.7 CONFIDENTIALITY. On and at all times after the Closing Date, each Signing Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Signing Shareholder's possession that relates to the business of the Company or Parent.

     10.8  TIME OF THE ESSENCE. Time is of the essence of this Agreement.

     10.9 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.11 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without giving effect to principles of conflicts of laws.

     10.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Signing Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); the holders of Assumed

Options (to the extent set forth in Section 1.6); the holders of the Company Warrants (to the extent set forth in Section 1.7); the holders of the Bridge Notes (to the extent set forth in Section 1.8); Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. From and after the Closing Date, parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.13 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.14  WAIVER.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.15 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the party to be bound thereby.

     10.16 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, Parent and the Company promptly will issue a joint press release approved by both parties announcing the Merger. Thereafter, Parent or the Company may issue such press releases, and make such other disclosures regarding the Merger, as it determines (after consultation with legal counsel) are required under applicable securities laws or NASD rules; provided however, that a draft of any such press release shall be provided to the other party and its counsel as far as practicable in advance of its release and the comments of such other party shall be taken into consideration.

     10.17 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.18 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.19 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed by of Parent and the Company on July 25, 1995 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     10.20  CONSTRUCTION.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of October 23, 1995.

                                          CAERE CORPORATION,
                                            a Delaware corporation
                                          By:

                                            Robert G. Teresi
                                            Chairman of the Board and
                                            Chief Executive Officer

                                          VIEWSTAR ACQUISITION CORP.,
                                            a California corporation
                                          By:

                                            Blanche M. Sutter
                                            Chief Financial Officer

                                          VIEWSTAR CORPORATION,
                                            a California corporation
                        By:
                                          Print
                               Name:
                                          Title:

                                          SIGNING SHAREHOLDERS:

                                          Kamran Kheirolomoom

                                          Mark Perry

                                          MAYFIELD FUND
                                          By:
                                          Print Name:
                                          Title:

                                          INMAN & BOWMAN
                                          By:
                                          Print Name:
                                          Title:

                                          WONGFRATRIS COMPANY
                                          By:
                                          Print Name:
                                          Title:

                                   EXHIBIT A

                              SIGNING SHAREHOLDERS

                              NUMBER OF    NUMBER OF   NUMBER OF   NUMBER OF   NUMBER OF    NUMBER     WARRANTS TO   OPTIONS TO
                              SHARES OF    SHARES OF   SHARES OF   SHARES OF   SHARES OF   OF SHARES    PURCHASE      PURCHASE
                                COMMON     SERIES A    SERIES B    SERIES C    SERIES D    OF SERIES     COMMON        COMMON
      NAME AND ADDRESS        STOCK HELD     HELD        HELD        HELD        HELD       E HELD     STOCK HELD    STOCK HELD
----------------------------  ----------   ---------   ---------   ---------   ---------   ---------   -----------   ----------
Kamran Kheirolomoom             397,000           0           0           0           0           0            0       300,000
  1101 Marina Village Pkwy
  Alameda, CA 94501
Mark Perry                      100,000           0           0           0           0           0            0       600,000
  2606 Jackson Street
  San Francisco, CA 94115
Mayfield Fund                         0           0           0     918,919     840,210     724,206       82,556             0
  2800 Sand Hill Road,
  Ste. 250
  Menlo Park, CA 94025
  Attn: F. Gibson Myers, Jr.
Inman & Bowman                   33,784      34,000      30,303     567,568     647,536     220,205       50,960             0
  4 Orinda Way
  Building D, Suite 150
  Orinda, CA 94563
  Attn: D. Kirkwood Bowman
Wongfratris Company              10,135     266,667      90,909      40,540     254,118     154,780       22,650             0
  51 Jordan Place
  Palo Alto, CA 94303
  Attn: Hon Wong
                                -------     -------     -------    ---------   ---------   ---------     -------       -------
        Totals:                 540,919     300,667     121,212    1,527,027   1,741,864   1,099,191     156,166       900,000
                                =======     =======     =======    =========   =========   =========     =======       =======

                                   EXHIBIT B

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Reorganization and Merger made and entered into as of October 9, 1995, by and among Parent, Merger Sub, the Company and the Signing Shareholders to which this Exhibit B is attached.

     APPLICABLE FRACTION. "Applicable Fraction" shall have the meaning given it in Section 1.5(b)(iii) of the Agreement.

     ASSUMED OPTIONS. "Assumed Options" shall have the meaning given it in
Section 1.6(b) of the Agreement.

     BANK WARRANTS. "Bank Warrants" shall mean the Series C Warrant, the Series D Warrant and the Series E Warrant, taken together.

     BRIDGE LOAN. "Bridge Loan" shall mean the Secured Subordinated Promissory Notes dated June 1, 1995, in the aggregate principal amount of $2,000,000, issued by the Company to certain shareholders of the Company pursuant to that certain Note and Warrant Purchase Agreement dated May 18, 1995 among the Company and the Investors listed on Schedule A thereto.

     BRIDGE WARRANTS. "Bridge Warrants" shall mean the warrants exercisable for the purchase of an aggregate of 250,000 shares of the Company Common Stock at a price of $0.60 per share issued on June 1, 1995 in connection with the Bridge Loan.

     CLOSING. "Closing" shall have the meaning given it in Section 1.3 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning given it in Section 1.3 of the Agreement.

     CODE. "Code" shall have the meaning given it in Recital B of the Agreement.

     COMPANY. The "Company" shall mean ViewStar Corporation, a California corporation.

     COMPANY ARTICLES. "Company Articles" shall mean the Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of California on August 16, 1993, as amended through June 5, 1995.

     COMPANY BENEFIT PLANS. "Company Benefit Plans" shall have the meaning given it in Section 5.16 of the Agreement.

     COMPANY BYLAWS. "Company Bylaws" shall mean the bylaws of the Company adopted by the Board of Directors on February 28, 1986, as amended through January 4, 1995, in effect in the date of this Agreement.

     COMPANY CEO AGREEMENT. "Company CEO Agreement" shall mean the Amended and Restated Employment Agreement of the Company's CEO in the form approved by Parent as of the signing of this Agreement and executed by the Company and the Company's CEO, dated October 9, 1995.

     COMPANY'S CLOSING CERTIFICATE. "Company's Closing Certificate" shall have the meaning given it in Section 6.6(l) of the Agreement.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock ($.01 par value) of the Company, 20,000,000 shares of which are authorized.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company pursuant to Section 2 of the Agreement.

     COMPANY EXCESS EMPLOYEE EXPENSES. "Company Excess Employee Expenses" shall mean the aggregate of any and all of the following expenses that may be paid by the Company, Parent or the Surviving Corporation, whether before or after the Closing Date: (a) All costs and expenses arising from or as a result of the Company CEO Agreement (including without limitation the cost, if any, to Parent of any foregone tax benefit that would have accrued to Parent but for the fact that any payment or benefit (including accelerated option vesting) received or to be received by the Company's CEO under the Company CEO Agreement constitutes a "parachute payment" within the meaning of the Code) to the extent that the aggregate amount of such costs and expenses exceeds $500,000; (b) all costs and expenses arising from or as a result of the Employment Agreement by and between the Company and Mark Perry, dated May 18, 1994, as amended on September 25, 1995 (the "Perry Employment Agreement") (including without limitation the cost, if any, to Parent of any foregone tax benefit that would have accrued to Parent but for the fact that any payment or benefit (including accelerated option vesting) received or to be received by Mark Perry under the Perry Employment Agreement constitutes a "parachute payment" within the meaning of the Code) to the extent that the aggregate amount of such costs and expenses exceeds $400,000; (c) any amounts paid to Phil Sakakihara prior to the Closing Date in excess of regular salary, benefits and bonus, or after the Closing Date as severance pay or in respect of any claim for severance pay, as provided under his offer letter from the Company dated June 13, 1994 and (d) all amounts paid or to be paid under the Retention Plan that exceed in the aggregate $740,000.

     COMPANY EXCESS MERGER EXPENSES. "Company Excess Merger Expenses" shall mean the aggregate of Company Excess Employee Costs and Company Excess Transaction Costs.

     COMPANY EXCESS TRANSACTION COSTS. "Company Excess Transaction Costs" shall have the meaning given it in Section 10.4(a).

     COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall have the meaning given them in Section 2.4 of the Agreement.

     COMPANY OPTIONS. "Company Options" shall have the meaning given it in
Section 1.6 of the Agreement.

     COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the $.01 per value Preferred Stock of the Company, 9,395,146 shares of which have been authorized.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     COMPANY SHAREHOLDER MEETING. "Company Shareholder Meeting" shall have the meaning given it in Section 4.5 of the Agreement.

     COMPANY TRANSACTION COSTS. "Company Transaction Costs" shall have the meaning given it in Section 10.4(a) of the Agreement.

     COMPANY WARRANTS. "Company Warrants" shall mean the Bridge Warrants, the EDS Warrants and the Bank Warrants, taken together.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     CONVERSION AGREEMENT. "Conversion Agreement" shall mean each of the Preferred Conversion Agreements in the form of Exhibit F to the Agreement executed by the Company and the holders of the Company's Preferred Stock.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DESIGNATED PARENT STOCK PRICE. "Designated Parent Stock Price" shall have the meaning given it in Section 1.5(b)(ix) of the Agreement.

     EDS WARRANT. "EDS Warrant" shall mean the warrant exercisable for the purchase of 25,000 shares of Company Common Stock at a price of $4.00 per share, issued on July 27, 1994 to Electronic Data Systems Corporation ("EDS") in full satisfaction of the Company's obligations under Section 6.1 of the Software and Services Agreement dated March 28, 1994 between the Company and EDS.

     EFFECTIVE TIME. "Effective Time" shall have the meaning given it in Section
1.3 of the Agreement.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ESCROW AGENT. "Escrow Agent" shall mean the First National Bank of Boston or another escrow agent mutually agreed upon by Parent and the Company.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     EXPIRATION DATE. "Expiration Date" shall mean (a) as to the representations and warranties contained in Sections 2.4, 2.7 and 3.3(b) of the Agreement, the earlier of (i) the date KPMG Peat Marwick formally issues its opinion in Parent's report on Form 10-K for the first fiscal year which includes financial results with Parent and the Company combined and (ii) the date 135 days following the Closing Date; and (b) as to all other representations and warranties contained in Sections 2 and 3 of the Agreement, the date 135 days following the Closing Date (such date of expiration in both cases being referred to as the "Expiration Date" herein).

     FINAL DATE. "Final Date" shall have the meaning given it in Section 8.1 of the Agreement.

     FINAL TRANSACTION COSTS SCHEDULE. "Final Transaction Costs Schedule" shall have the meaning given it in Section 10.4(c) of the Agreement.

     FORM S-4. "Form S-4" shall have the meaning given it in Section 1.9 of the Agreement.

     GENERAL ESCROW AGREEMENT. "General Escrow Agreement" shall mean the agreement by and among the Escrow Agent, Parent, the Company and the Indemnifying Shareholders' Agent, dated the date of this Agreement, pursuant to which the Escrow Agent will hold and dispense the General Escrow Amount.

     GENERAL ESCROW AMOUNT. "General Escrow Amount" shall mean ten percent (10%) of all shares of Parent Common Stock being received by shareholders of the Company and 10% of all shares of Parent Common Stock received by holders of Vested Option Shares when such Vested Option Shares are issued, in connection with the Merger.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or any distributor or other reseller to any Governmental Body or under which any Governmental Body or any such prime contractor or subcontractor or distributor or reseller otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNIFYING SHAREHOLDERS. "Indemnifying Shareholders" shall mean all shareholders of the Company entitled to receive shares of Parent Common Stock pursuant to the Merger and all holders of Vested Option Shares who receive Parent Common Stock pursuant to the Merger.

     INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above; provided, however, that the Signing Shareholders shall not be deemed to be "Indemnitees."

     KNOWLEDGE. An individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) such individual would reasonably be expected to be aware of such fact or other matter assuming reasonable inquiry of any facts or circumstances actually known to such person which cause such person to doubt the accuracy of any particular fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has any time served during 1995, as a member of the Board of Directors, officer or director-level employee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Person's business, condition, assets, liabilities or operations, financial performance.

     MATERIAL CONTRACTS. "Material Contracts" shall have the meaning given them in Section 2.10 (a) of the Agreement.

     MERGER EXPENSES ESCROW AGREEMENT. "Merger Expenses Escrow Agreement" shall mean the agreement by and among the Escrow Agent, Parent, the Company and the Indemnifying Shareholders' Agent, dated the Closing Date, in the form of Exhibit N hereto, pursuant to which the Escrow Agent will hold and dispense the Merger Expenses Escrow Amount.

     MERGER EXPENSES ESCROW AMOUNT. "Merger Expenses Escrow Amount" shall mean three percent (3%) of all shares of Parent Common Stock being received by shareholders of the Company and 3% of all shares of Parent Common Stock received by holders of Vested Company Options in connection with the Merger.

     MERGER SUB. "Merger Sub" shall mean ViewStar Acquisition Corp., a California corporation.

     PARENT. "Parent" shall mean Caere Corporation, a Delaware corporation.

     PARENT COMMON STOCK. "Parent Common Stock" shall mean the $.001 par value Common Stock of Parent, 30,000,000 shares of which are authorized.

     PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent pursuant to Section 3 of the Agreement.

     PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the $.001 par value Preferred Stock of Parent, 2,000,000 shares of which are authorized.

     PARENT SEC DOCUMENTS. "Parent SEC Documents" shall have the meaning given it in Section 3.3(a) of the Agreement.

     PARENT STOCKHOLDER MEETING. "Parent Stockholder Meeting" shall mean the meeting of the stockholders of Parent held in accordance with Section 5.2 of the Agreement.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PLAN OR PLANS. "Plan or Plans" shall have the meanings set forth in Section 2.15(a) of the Agreement.

     PRECLOSING PERIOD. "Preclosing Period" shall have the meaning given it in
Section 4.1 of the Agreement.

     PRELIMINARY TRANSACTION COSTS SCHEDULE. "Preliminary Transaction Costs Schedule" shall have the meaning given it in Section 10.4(a) of the Agreement.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing.

     PROSPECTUS/PROXY STATEMENT. "Prospectus/Proxy Statement" shall have the meaning given it in Section 1.9 of the Agreement.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     RETENTION PLAN. "Retention Plan" shall have the meaning given it in Section
4.7 of the Agreement.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SERIES A PREFERRED STOCK. "Series A Preferred Stock" shall mean the Series A Preferred Stock of the Company, 526,667 shares of which are authorized.

     SERIES B PREFERRED STOCK. "Series B Preferred Stock" shall mean the Series B Preferred Stock of the Company, 415,142 shares of which are authorized.

     SERIES C PREFERRED STOCK. "Series C Preferred Stock" shall mean the Series C Preferred Stock of the Company, 2,660,081 shares of which are authorized.

     SERIES C WARRANT. "Series C Warrant" shall mean the Warrant of the Company exercisable for the purchase of 10,000 shares of Series C Preferred Stock at a price of $1.85 per share, issued on September 25, 1989 to Silicon Valley Bank ("SVB").

     SERIES D PREFERRED STOCK. "Series D Preferred Stock" shall mean the Series D Preferred Stock of the Company, 3,993,256 shares of which are authorized.

     SERIES D WARRANT. "Series D Warrant" shall mean the warrant of the Company exercisable for the purchase of 13,814 shares of Series D Preferred Stock at a price of $2.40 per share, issued on October 31, 1991 to SVB.

     SERIES E PREFERRED STOCK. "Series E Preferred Stock" shall mean the Series E Preferred Stock of the Company, 1,800,000 shares of which are authorized.

     SERIES E WARRANTS. "Series E Warrants" shall mean the warrants of the Company exercisable for the purchase of 5,000 and 22,468 shares of Series E Preferred Stock at a price of $3.90 per share, issued on September 25, 1994 and June 1, 1995, respectively, to SVB.

     SIGNING SHAREHOLDERS. "Signing Shareholders" shall mean the shareholders and warrant holders of the Company identified in Exhibit A.

     STOCK PLANS. "Stock Plans" shall have the meaning given it in Section 1.6(a) of the Agreement.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     UBS. "UBS" shall have the meaning given it in Section 2.23 of the Agreement.

     VESTED OPTION SHARES. Vested Option Shares" shall mean the number of shares of Company Common Stock subject to Company Options that are vested as of the Closing Date, including without limitation, all shares of Company Common Stock subject to Company Options the vesting of which is accelerated or continued without regard to continued status as an employee (according to the terms of employment agreements, employment offer letters, or any other agreement between the Company and any holder of such Company Options) by reason of the Merger or as a result of the Merger.

                                    EXHIBIT E

                              SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT (the "Agreement") is being executed and delivered as of October 9, 1995, by the undersigned Shareholders (each a "Shareholder") in favor of CAERE CORPORATION, a Delaware corporation ("Caere").

                                    RECITALS

         A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of October 9, 1995, by and among Caere, ViewStar Corporation, a California corporation, ViewStar Acquisition Corp., a California corporation and a wholly owned subsidiary of Caere ("Merger Sub"), and certain shareholders of ViewStar (the "Reorganization Agreement"), Merger Sub is merging into ViewStar on the Closing Date (the "Merger"). In connection with the Merger, Shareholder and ViewStar's other shareholders are exchanging all of their shares of stock of ViewStar for shares of Common Stock of Caere, and as a result of the Merger ViewStar is becoming a wholly owned subsidiary of Caere.

         B. In connection with the Merger, it is a condition of the Reorganization Agreement that certain principal Shareholders of ViewStar will agree to vote their Shares (as defined below) in favor of the Merger.

         C. To comply with the Reorganization Agreement and to induce Caere to proceed to consummate the Merger, Shareholders have agreed to certain matters, including to vote all shares of ViewStar capital stock held by each such Shareholder (the "Shares") in favor of the Merger.

                                    AGREEMENT

         In consideration of the foregoing premises, which are hereby incorporated into this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, each Shareholder, severally and not jointly, hereby agrees as follows:

         1. REPRESENTATIONS OF SHAREHOLDERS. Each Shareholder, severally and not jointly, represents that such Shareholder (i) is the holder and beneficial owner of that number of Shares set forth under such Shareholder's signature below, and (ii) has full power and authority to make, enter into and carry out the terms of this Agreement.

         2. AGREEMENT TO VOTE SHARES. Each Shareholder shall vote such Shareholder's Shares and any of such Shareholder's New Shares (as defined in Section 5 below), and shall cause any holder of record of such Shareholder's Shares or New Shares to vote in favor of approval of the Merger and the other actions and transactions contemplated by the Reorganization Agreement (including, without limitation, any amendment of ViewStar's Restated

Articles of Incorporation required in connection therewith) at every meeting of the shareholders of ViewStar called for such purpose (and every adjournment thereof) or by written consent in lieu of such a meeting or otherwise (a "Shareholder Vote").

         3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to Caere a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in Section 705 of the California General Corporation Law and shall be deemed to be coupled with an interest, with the total number of Shares beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Shareholder set forth therein.

         4. TRANSFER AND ENCUMBRANCE. Each Shareholder agrees, severally and not jointly, not to transfer, sell, offer or otherwise dispose of or encumber any of its Shares or New Shares prior to the earlier of (i) the effective date of the Merger and (ii) the date the Reorganization Agreement shall have been terminated in accordance with its terms.

         5. ADDITIONAL PURCHASES. Each Shareholder agrees, severally and not jointly, that any new shares of ViewStar capital stock acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares. For purposes of this Agreement, the term "New Shares" shall mean any shares of ViewStar capital stock that a Shareholder purchases, otherwise acquires beneficial ownership of, or acquires the right to vote or share in the voting of, after the execution of this Agreement, including without limitation through the exercise of any options or warrants to purchase ViewStar capital stock.

         6. SPECIFIC PERFORMANCE. Each Shareholder acknowledges, severally and not jointly, that (a) it will be impossible to measure in money the damage to Caere if a Shareholder fails to comply with any of the obligations imposed by this Agreement, (b) every such obligation is material, and (c) in the event of any such failure, Caere will not have an adequate remedy at law or damages and, accordingly, each Shareholder agrees, severally and not jointly, that injunctive relief or any other equitable remedy ordered by a court, in addition to remedies at law or damages, is the appropriate remedy for any such failure.

         7. NOTICES. Any notice or other communication required or permitted to be delivered to Shareholder or Caere under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number as follows (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

                 IF TO CAERE:                Caere Corporation
                                             100 Cooper Court
                                             Los Gatos, CA  95030
                                             Attention:  Chief Financial Officer
                                             Facsimile:  (408) 395-5263

                 IF TO VIEWSTAR:             ViewStar Corporation
                                             1101 Marina Village Parkway
                                             Alameda, CA  94501
                                             Attention:
                                             Facsimile:  (510) 337-2222

                 IF TO SHAREHOLDER           AT ITS ADDRESS OR FACSIMILE AS SET
                                             FORTH UNDER ITS SIGNATURE BELOW.

         8. SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

         9. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to principles of conflicts of laws.

         10. ENTIRE AGREEMENT. This Agreement and the Proxy set forth the entire understanding of each Shareholder and Caere relating to the subject matter hereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof.

         11. WAIVER. No failure on the part of Caere or any Shareholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Caere or any Shareholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Caere nor any Shareholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         12. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         13. FURTHER ASSURANCES. Each Shareholder shall execute and/or cause to be delivered to Caere such instruments and other documents and shall take such other actions as Caere may reasonably request to effectuate the intent and purposes of this Agreement.

         14. AMENDMENTS. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Caere and Shareholder.

         15. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         17. TERMINATION. This Agreement shall terminate upon the earlier to occur of the Merger or the termination of the Reorganization Agreement in accordance with its terms and all of the provisions hereof shall terminate at such time.

         18. EFFECTIVENESS OF SHAREHOLDER AGREEMENT. Each Shareholder's agreement hereunder is a separate agreement and the representations and covenants of each Shareholder apply only to such Shareholder and not to any other Shareholder. The action (or inaction) by one Shareholder shall have no effect on the rights or obligations of any other Shareholder.

         19. ASSIGNMENT. This Agreement and all obligations hereunder are personal to each Shareholder and may not be transferred or assigned by a Shareholder at any time. Caere may, with Shareholder's written consent, which consent shall not be unreasonably withheld, assign its rights under this Agreement to any entity in connection with any sale or transfer of all or a substantial portion of Caere's assets to such entity.

         20. BINDING NATURE. Subject to Section 19, this Agreement will be binding upon Shareholders and Shareholders' representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Caere and its successors and assigns.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.


                                            SHAREHOLDER


                                            ------------------------------------
                                            [Shareholder Name]


                                            By:
                                               ---------------------------------

                                            Print Name:
                                                       -------------------------

                                            Title:
                                                  ------------------------------

                                            Address:
                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------

                                            Attention:
                                                      --------------------------

                                            Facsimile:
                                                      --------------------------


Shares of ViewStar Beneficially Owned:

Common Stock:
             -------------------
Series A Preferred Stock:
                         -------------------
Series B Preferred Stock:
                         -------------------
Series C Preferred Stock:
                         -------------------
Series D Preferred Stock:
                         -------------------
Series E Preferred Stock:
                         -------------------

                                    EXHIBIT A
                            LIMITED IRREVOCABLE PROXY

         The undersigned shareholder of ViewStar Corporation, a California corporation ("ViewStar"), hereby irrevocably (to the extent provided in Section 705 of the California General Corporation Law) appoints Robert G. Teresi and Blanche M. Sutter, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote the shares of capital stock of ViewStar beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof or after the date hereof, but only with respect to the Merger (as defined below) and the other transactions contemplated by the Reorganization Agreement (as defined below)(collectively, the "Identified Matters"), until such time as that certain Agreement and Plan of Merger and Reorganization dated as of October 9, 1995 (the "Reorganization Agreement"), among Caere Corporation, a Delaware corporation ("Caere"), ViewStar, ViewStar Acquisition Corp. and certain shareholders of ViewStar, providing for the merger of ViewStar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Caere with and into ViewStar (the "Merger"), shall be terminated in accordance with its terms or the Merger is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked, but only to the extent that they relate to the Identified Matters, and no subsequent proxies will be given with respect to the Identified Matters. This proxy is irrevocable (to the extent provided in Section 705 of the California General Corporation Law) and is granted in connection with that certain Shareholder Agreement dated as of October 9, 1995 between Caere, ViewStar and the undersigned shareholder, and is granted in consideration of Caere entering into the Reorganization Agreement. The attorneys and proxies named above will be empowered at any time prior to the earlier to occur of the Merger or the termination of the Reorganization Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned with respect to the Shares, but only with respect to the Identified Matters, at every meeting of the shareholders of ViewStar (and every adjournment thereof) or by written consent in lieu of such a meeting, or otherwise, to vote the Shares in favor of approval of the Merger and the other actions and transactions contemplated by the Reorganization Agreement (including, without limitation, any amendment of ViewStar's Restated Articles of Incorporation required in connection therewith).

         Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated:  October 9, 1995                        SHAREHOLDER


                                               ---------------------------------
                                               [Shareholder Name]

                                               By:
                                                  ------------------------------
                                               Print Name:
                                                          ----------------------
                                               Title:
                                                     ---------------------------
                                                           (if applicable)


Shares of ViewStar Beneficially Owned:
Common Stock:
             -------------------
Series A Preferred Stock:
                         -------------------
Series B Preferred Stock:
                         -------------------
Series C Preferred Stock:
                         -------------------
Series D Preferred Stock:
                         -------------------
Series E Preferred Stock:
                         -------------------

                                  EXHIBIT F

                              VIEWSTAR CORPORATION

                         PREFERRED CONVERSION AGREEMENT


         This Preferred Conversion Agreement (the "Agreement") is made and entered into as of October 8, 1995 by and among ViewStar Corporation, a California corporation (the "Company"), and the Investors listed on Exhibit A hereto (each individually an "Investor" and collectively, the "Investors"). The parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement and the exhibits hereto, the following definitions shall apply:

         "Acquiror" means Caere Corporation, a Delaware corporation.

         "Closing" means the date and time at which the Merger is consummated.

         "Preferred Stock" means all Preferred Stock of the Company, including that Preferred Stock issuable upon exercise of warrants to purchase Preferred Stock of the Company.

         "Merger" means the merger of the Company with or into the Acquiror or a subsidiary of the Acquiror.

         2. CONVERSION OF PREFERRED STOCK. At the Closing each Investor agrees to convert into Common Stock no less than the number of shares of each Series of Preferred Stock held by such Investor as set forth on Exhibit 1 hereto.

         3.      RESTRICTIONS ON TRANSFER; INDEMNIFICATION.

                 3.1 Stop Transfer Order. Each Investor hereby authorizes the transfer agent for the shares of capital stock of the Company to impose a "stop transfer" order on any proposed transfer of any shares of Preferred Stock unless the transferee is made aware of and agrees to be bound by the terms of this Agreement.

                 3.2 Indemnification. Each Investor agrees to indemnify and hold harmless the Company from any damage or loss caused by any transfer of shares of Preferred Stock in contravention to the terms of this Agreement.

         4.      GENERAL.

                 4.1 Specific Performance. Each of the parties acknowledge that all other parties hereto will be irreparably damaged in the event that the provisions of this Agreement are not specifically enforced. Accordingly, should any dispute arise pursuant this Agreement, the parties agree that specific performance shall be an appropriate remedy in addition to any other remedies which any party may have.

                 4.2 Successors and Assigns. The terms and conditions of this Agreement shall benefit and bind the respective successors and permitted assigns of the parties.

                 4.3 Governing Law. This Agreement shall be governed by the laws of the State of California applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

                 4.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one instrument.

                 4.5 Representation by Counsel. Each party to this Agreement acknowledges that it has had the opportunity to obtain the advice of independent legal counsel.

                 4.6 Waiver of Conflict of Interest. Each Investor is aware that Wilson, Sonsini, Goodrich & Rosati ("WSGR") may have previously performed and may continue to perform certain legal services for certain of the Investors in addition to the Company. In addition, WSGR may have obtained confidential information of any such Investor material to WSGR's representation of the Company in connection with this Agreement and the Merger. By signing this Agreement, each Investor and the Company hereby waives any conflict of interest arising out of such representation or such possession of confidential information.

                 4.7 Amendments and Waivers. Any term of this Agreement may be amended or waived by Investors holding a majority of the Preferred Stock acting as a single class and by the Company. Any such amendment or waiver will be binding on all Investors.

                 4.8 Severability. If any provision is unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable, and shall be construed to achieve the intended result of the unenforceable provision to the maximum extent possible.

                 4.9 Entire Agreement. This Agreement, together with all exhibits hereto, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof.


COMPANY:

VIEWSTAR CORPORATION


By:
   --------------------------------

Title:
      -----------------------------

INVESTORS:



-----------------------------------
Harvey Allen



-----------------------------------
J.E. Ardell III

-----------------------------------
Katherine August



Sally Rosati Banks, Trustee Under the Sally Rosati
Banks Trust Agreement Dated 06/20/90

By:
   --------------------------------

Title:
      -----------------------------


-----------------------------------
Michael Crosno



-----------------------------------
Thomas W. Clement



-----------------------------------
Charles Daniels



-----------------------------------
Christina L. Darwall



-----------------------------------
William Demas



-----------------------------------
David M. De Wilde

GC&H Partners

By:
   --------------------------------

Title:
      -----------------------------



-----------------------------------
William Hart



-----------------------------------
Gregory L. Henson



HQTP Strategic Investments

By:
   --------------------------------

Title:
      -----------------------------



Inman & Bowman

By:
   --------------------------------

Title:
      -----------------------------



Inman & Bowman Entrepreneurs

By:
   --------------------------------

Title:
      -----------------------------

Institutional Venture Management IV

By:
   --------------------------------

Title:
      -----------------------------



Institutional Venture Partners IV

By:
   --------------------------------

Title:
      -----------------------------



Kane & Co.

By:
   --------------------------------

Title:
      -----------------------------

Mayfield Associates                         Mayfield Associates II

By:                                         By:
   --------------------------------            ---------------------------------

Title:                                      Title:
      -----------------------------               ------------------------------



Mayfield VI

By:
   --------------------------------

Title:
      -----------------------------



Mayfield VII

By:
   --------------------------------

Title:
      -----------------------------

J.P. Morgan Investment Corporation

By:
   --------------------------------------------

Title:
      -----------------------------------------


-----------------------------------------------
Karen L. Palmer


William James Perry and Leonilla Green
Perry, Trustees of the Perry Living Trust
Dated May 14, 1990

By:
   --------------------------------------------

Title:
      -----------------------------------------


Mario M. Rosati, Trustee of the Mario M. Rosati
Trust U/D/T/ Dated January 5, 1990

By:
   --------------------------------------------

Title:
      -----------------------------------------



-----------------------------------------------
Steven R. Russell


Sequoia XVIII

By:
   --------------------------------------------

Title:
      -----------------------------------------

Sequoia XX

By:
   --------------------------------------------

Title:
      -----------------------------------------

Sequoia XXI

By:
   --------------------------------

Title:
      -----------------------------


Sequoia XXIII

By:
   --------------------------------

Title:
      -----------------------------


Sequoia XXIV

By:
   --------------------------------

Title:
      -----------------------------


Sequoia Capital IV

By:
   --------------------------------

Title:
      -----------------------------


Sequoia Technology Partners II

By:
   --------------------------------

Title:
      -----------------------------



-----------------------------------
Douglas Snyder

Stanford University

By:
   --------------------------------

Title:
      -----------------------------



Technology Partners West Fund II, a
California Limited Partnership

By:
   --------------------------------

Title:
      -----------------------------



Technology Partners West Fund III
a California Limited Partnership

By:
   --------------------------------

Title:
      -----------------------------


Technology Partners West Fund IV
a California Limited Partnership            T.P.W. Venture Partners IX

By:                                         By:
   --------------------------------            ---------------------------------

Title:                                      Title:
      -----------------------------               ------------------------------



-----------------------------------
Richard Weisinger



-----------------------------------
David W. Wheeler



-----------------------------------
Abra  Wilkins

Wongfratris Company

By:
   --------------------------------

Title:
      -----------------------------



WS Investment Company 87A

By:
   --------------------------------

Title:
      -----------------------------

                                  Series A  Series B   Series C    Series D(1)      Series D(2)      Series E(1)      Series E(2)
                                                                 orig. purchased  orig. purchased  orig. purchased  orig. purchased
                                                                     9/29/89          10/31/91         8/16/93          9/13/94
-----------------------------------------------------------------------------------------------------------------------------------
INMAN & BOWMAN                      34,000   30,303     567,568      316,483          167,428           46,164           38,786
     Inman & Bowman                 33,660   30,000     556,217      310,152          164,080           45,703           38,138
     I & B Entrepreneurs               340      303      11,351        6,331            3,348              461              648

INST. VENTURE PARTNERS                                  567,568      192,802          107,520           57,468           22,996
     IVP IV                                             559,054        2,892          105,907           56,606           22,351
     IVM IV                                               8,514      189,910            1,613              862              645

MAYFIELD FUND                                           918,919      333,222          191,846          120,575          162,796
    Mayfield Associates                                  36,757       13,329            7,674                             2,326
    Mayfield Associates Fund II                                                                          5,000            1,379
    Mayfield VI                                         882,162      319,893          184,172                           129,829
    Mayfield VII                                                                                       115,575           29,262

J.P. MORGAN CAPITAL                                                                   830,197                            31,238

SEQUOIA CAPITAL                                         258,962       73,935           42,113           14,857           10,414
    Sequoia Capital IV                                  234,638       66,541           37,401           13,307            8,572
    Sequoia Tech. Partners II                            14,865        4,437            2,827              930            1,105
    Sequoia XVIII                                         9,459
    Sequoia XX                                                         2,957
    Sequoia XXI                                                                         1,885
    Sequoia XXIII                                                                                          620
    Sequoia XXIV                                                                                                            737

TECHNOLOGY PARTNERS                 66,666  151,512     216,216      125,682          164,654           43,194           18,469
     Tech Partners West Fund II     33,333   60,606     108,108                                                           6,460
     Tech Partners West Fund III    33,333   60,606     108,108                                                           6,460
     Tech Partners West Fund IV                                      125,682          164,654                             5,549
     TPW Venture Partners IX                 30,300
     Technology  Partners II                                                                             8,639
     Technology Partners III                                                                             8,639
     Technology  Partners IV                                                                            25,916

WONGFRATRIS COMPANY                266,667   90,909      40,540      157,876           96,242           34,342           17,201

J.E. Ardell                         10,000
Christina Darwall                   16,000
Perry                               20,000
Michael Crosno                               36,363
Mario Rosati                                    454
Sally Rosati Banks                              455
WS Investments                                8,181
GC&H Partners                                             5,000
William Hart                                  6,060
Stanford University                                      12,000
Steven Russell                                            2,500

Other Preferred Holders*
===============================================================================================================================
                     Totals:       413,333  324,237   2,589,273    1,200,000        1,600,000          316,600          301,900

*  Does not include Warrants for Preferred Stock

                                   EXHIBIT G-1

                      FORM OF VIEWSTAR AFFILIATE AGREEMENT


         THIS AFFILIATE AGREEMENT (this "Agreement") is being executed and delivered by _______________________________ ("Affiliate") as of October __,
1995 in favor of and for the benefit of CAERE CORPORATION, a Delaware corporation ("Caere").


                                    RECITALS

         A. Affiliate is a shareholder [and an officer and director] of ViewStar Corporation, a California corporation ("ViewStar").

         B. Caere, ViewStar Acquisition Corp., a California corporation and a wholly owned subsidiary of Caere ("Merger Sub"), ViewStar, Affiliate and certain other shareholders of ViewStar have entered into an Agreement and Plan of Merger and Reorganization dated as of October 9, 1995 (the "Reorganization Agreement") providing for the merger of Merger Sub with and into ViewStar (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, all outstanding shares of capital stock of ViewStar ("ViewStar Stock") will be converted into the right to receive shares of common stock of Caere ("Caere Common Stock"). It is accordingly contemplated that Affiliate will receive shares of Caere Common Stock in the Merger.

         C. It is a condition of the Reorganization Agreement that Affiliate execute this Agreement.

         D. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Reorganization Agreement.


                                    AGREEMENT

         1. ACCOUNTING TREATMENT. Affiliate understands and agrees that it is intended that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "SEC"). Affiliate further understands that Affiliate may be deemed to be an "affiliate" of ViewStar: (a) for purposes of application of the pooling-of-interests requirements and (b) within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of either such conclusion. Accordingly, the shares of ViewStar Stock held, and Caere Common Stock to be held, may only be disposed of in conformity with the limitations described herein.

         2. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Affiliate has been informed that the treatment of the Merger as a pooling of interests for financial accounting purposes is dependent upon the accuracy of Affiliate's representations and warranties set forth herein, and upon Affiliate's compliance with Affiliate's covenants set forth herein. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Caere, ViewStar and their respective counsel and accounting firms.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AFFILIATE. Affiliate represents, warrants and covenants as follows:

                 (a) AUTHORITY. Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

                 (b) SHARE OWNERSHIP. Exhibit A attached hereto accurately sets forth all shares of ViewStar Stock owned by Affiliate, including all ViewStar Stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire ViewStar Stock owned or held by Affiliate.

                 (c) RULE 145. Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Caere Common Stock that Affiliate may acquire upon conversion of ViewStar Stock in the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Caere being herein sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless:
                          (i) such transaction is permitted pursuant to Rule 145(c) and 145(d) under the Securities Act;

                          (ii) counsel representing Affiliate, which counsel is reasonably satisfactory to Caere, shall have advised Caere in a written opinion letter reasonably satisfactory to Caere and Caere's legal counsel, and upon which Caere and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition;

                          (iii) a registration statement under the Securities Act covering the Caere Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; or

                          (iv) an authorized representative of the SEC shall have rendered written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Caere) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated.

                 (d) POOLING OF INTERESTS. Notwithstanding any other provision of this Agreement to the contrary, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Affiliate's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any ViewStar Stock or any rights, options or warrants to purchase ViewStar Stock, or any Restricted Securities or other securities of Caere:

                          (i) during the thirty-day period immediately preceding the Closing Date of the Merger; and

                          (ii) until such time after the Effective Time of the Merger as Caere has publicly released a report including the combined financial results of Caere and ViewStar for a period of at least thirty days of combined operations of Caere and ViewStarrr within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Nothing in this paragraph will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement.

         4. LIMITED RESALES. Affiliate understands that, in addition to the restrictions imposed under Section 3 of this Agreement, the provisions of Rule 145 limit Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

                 (a) Unless and until the restriction "cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Affiliate in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while Caere meets the public information requirements of Rule 144(c); (ii) in brokers' transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted Caere Stock sold for Affiliate's account during the preceding three-month period does not exceed the greater of (A) 1% of the Caere Common Stock outstanding or (B) the average weekly volume of trading in Caere Common Stock on all national securities exchanges, or reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding the date of receipt of the order to execute the sale.

                 (b) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two years after the Effective Time of the Merger; (ii) Affiliate is not an affiliate of Caere; and (iii) Caere meets the public information requirements of Rule 144(c).

                 (c) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least three years and is not, and has not been for at least three months, an affiliate of Caere.

                 (d) Caere acknowledges that the provisions of Section 3(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); provided, however, that Caere has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

         5. LEGENDS AND STOP TRANSFER. Affiliate also understands and agrees that stop transfer instructions will be given to Caere's transfer agent with respect to certificates evidencing the Restricted Securities and that there will be placed on the certificates evidencing the Restricted Securities legends stating in substance:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF OCTOBER __, 1995 AMONG CAERE, VIEWSTAR AND AFFILIATE, A COPY OF WHICH AFFILIATE AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF CAERE. CAERE WILL FURNISH, WITHOUT CHARGE, A COPY THEREOF TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST THEREFOR."

After release of the report described in Section 3(d)(iii) hereof, certificates evidencing Restricted Securities may be surrendered for cancellation and reissuance with a legend referring only to the applicability of Rule 145(d) restrictions.

         6. AGREEMENT TO VOTE SHARES. At every meeting of the shareholders of ViewStar called with respect to the Merger, and at any adjournment thereof, and in every written consent solicited with respect to the Merger, Affiliate shall vote all ViewStar Stock owned or controlled by the undersigned in favor of approval of the Merger and any matters that could reasonably be expected to facilitate the Merger.

         7. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by confirmed facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows (or at such other address for a party as shall be specified by like notice):

         IF TO Caere:                              Caere Corporation
                                                   100 Cooper Court

                                                Los Gatos, California 95030
                                                Attn: Chief Executive Officer
                                                Facsimile No.:  (408) 395-5263

         With a copy to:                        Cooley Godward Castro
                                                Huddleson & Tatum
                                                Five Palo Alto Square
                                                Palo Alto, California 94306
                                                Attn: Lee F. Benton, Esq.
                                                Facsimile No.:  (415) 857-0663


         IF TO                                  At the address or facsimile set
         AFFILIATE:                             forth beneath Affiliate's
                                                signature below.


         8. SPECIFIC PERFORMANCE. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Caere shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Caere may be entitled at law or in equity.

         9. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect if the Reorganization Agreement is validly terminated in accordance with its terms without the Merger having occurred. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

         10. SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         11. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, excluding that body of law pertaining to conflicts of laws.

         12. WAIVER. No failure on the part of Caere to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Caere in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Caere shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Caere; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         13. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         14. FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Caere such instruments and other documents and shall take such other actions as Caere may reasonably request to effectuate the intent and purposes of this Agreement.

         15. ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Caere relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Caere relating to the subject matter hereof and thereof.

         16. AMENDMENTS. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Caere and Affiliate.

         17. BINDING NATURE. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Caere and its successors and assigns.

         18. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

         IN WITNESS WHEREOF, Affiliate has caused this Agreement to be duly executed on the day and year first above written.

                                          [AFFILIATE]


                                          Signature:
                                                    ----------------------------
                                          Print Name:
                                                     ---------------------------
                                          Title:
                                                --------------------------------
                                                     [if applicable]

                                          Address:
                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  Attention:
                                                            --------------------

                                                  Facsimile No.:
                                                                ----------------

                                    EXHIBIT A



Shares of ViewStar Stock Beneficially Owned by Affiliate:
Common Stock:
             -------------------
Series A Preferred Stock:
                         ---------------------
Series B Preferred Stock:
                         ---------------------
Series C Preferred Stock:
                         ---------------------
Series D Preferred Stock:
                         ---------------------
Series E Preferred Stock:
                         ---------------------
Options to purchase                shares of Common Stock
                    --------------
Warrants to purchase               shares of Common Stock
                     -------------

                                  EXHIBIT G-2

                           CAERE AFFILIATE AGREEMENT


         THIS AFFILIATE AGREEMENT (this "Agreement") is being executed and delivered by ______________________________ ("Affiliate") as of October 9, 1995
in favor of and for the benefit of CAERE CORPORATION, a Delaware corporation ("Caere").


                                    RECITALS

         A. Affiliate is a stockholder [and an officer and director] of Caere Corporation, a Delaware corporation ("Caere").

         B. Caere, ViewStar Acquisition Corp., a California corporation and a wholly owned subsidiary of Caere ("Merger Sub"), Viewstar Corporation, a California corporation ("Viewstar") Affiliate and certain stockholders of Viewstar have entered into an Agreement and Plan of Merger and Reorganization dated as of October 9, 1995 (the "Reorganization Agreement") providing for the merger of Merger Sub with and into Viewstar (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, all outstanding shares of capital stock of Viewstar will be converted into the right to receive shares of common stock of Caere ("Caere Common Stock").

         C. It is a condition of the Reorganization Agreement that Affiliate execute this Agreement.

         D. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Reorganization Agreement.


                                   AGREEMENT

         1. ACCOUNTING TREATMENT. Affiliate understands and agrees that it is intended that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "SEC"). Affiliate further understands that Affiliate may be deemed to be an "affiliate" of Caere for purposes of application of the pooling-of-interests requirements, although nothing contained herein should be construed as an admission of either such conclusion. Accordingly, the shares of Caere Common Stock that Affiliate holds, may only be disposed of in conformity with the limitations described herein.


         2. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Affiliate has been informed that the treatment of the Merger as a pooling of interests for financial accounting purposes is dependent upon the accuracy of Affiliate's representations and warranties set forth


                                       1.

herein, and upon Affiliate's compliance with Affiliate's covenants set forth herein. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Caere, Viewstar and their respective counsel and accounting firms.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AFFILIATE. Affiliate represents, warrants and covenants as follows:

                 (a) AUTHORITY. Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

                 (b) SHARE OWNERSHIP. Exhibit A attached hereto accurately sets forth all shares of Caere Common Stock owned by Affiliate, including all Caere Common Stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Caere Common Stock owned or held by Affiliate (collectively, the "Caere Securities").

                 (c) POOLING OF INTERESTS. Notwithstanding any other provision of this Agreement to the contrary, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Affiliate's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Caere Securities or any rights, options or warrants to purchase any Caere Securities:

                          (i) during the thirty-day period immediately preceding the Closing Date of the Merger; and

                          (ii) until such time after the Effective Time of the Merger as Caere has publicly released a report including the combined financial results of Caere and Viewstar for a period of at least thirty days of combined operations of Caere and Viewstar within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Nothing in this paragraph will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement.

         4. STOP TRANSFER. Affiliate also understands and agrees that stop transfer instructions will be given to Caere's transfer agent with respect to certificates evidencing the Caere Securities. After release of the report described in Section 3(c)(ii) hereof, such stop transfer instructions will be promptly removed.

         5. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Caere called with respect to the Merger, and at any adjournment thereof, and in every written consent solicited with respect to the Merger, Affiliate shall vote all Caere Common Stock owned or controlled by Affiliate in favor of approval of the Merger and any matters that could reasonably be expected to facilitate the Merger.


                                       2.

         6. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by confirmed facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows (or at such other address for a party as shall be specified by like notice):

         IF TO Caere:              Caere Corporation
                                   100 Cooper Court
                                   Los Gatos, California 95030
                                   Attn: Chief Executive Officer
                                   Facsimile No.: (408) 395-5263

         With a copy to:           Cooley Godward Castro Huddleson & Tatum
                                   Five Palo Alto Square
                                   Palo Alto, California 94306
                                   Attn: Lee F. Benton, Esq.
                                   Facsimile No.: (415) 857-0663


         IF TO                     At the address or facsimile set forth beneath
         AFFILIATE:                Affiliate's signature below.


         7. SPECIFIC PERFORMANCE. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Caere shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Caere may be entitled at law or in equity.

         8. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect if the Reorganization Agreement is validly terminated in accordance with its terms without the Merger having occurred. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

         9. SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.





                                       3.

         10. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, excluding that body of law pertaining to conflicts of laws.

         11. WAIVER. No failure on the part of Caere to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Caere in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Caere shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Caere; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         12. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         13. FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Caere such instruments and other documents and shall take such other actions as Caere may reasonably request to effectuate the intent and purposes of this Agreement.

         14. ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Caere relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Caere relating to the subject matter hereof and thereof.

         15. AMENDMENTS. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Caere and Affiliate.

         16. BINDING NATURE. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Caere and its successors and assigns.

         17. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.





                                       4.

         IN WITNESS WHEREOF, Affiliate has caused this Agreement to be duly executed on the day and year first above written.

                                        [AFFILIATE]


                                        Signature:
                                                  ------------------------------

                                        Print Name:
                                                   -----------------------------

                                        Title:
                                              ----------------------------------
                                               [if applicable]

                                        Address:
                                                      --------------------------
                                                      --------------------------
                                                      --------------------------
                                                      Attention:
                                                                ----------------
                                                      Facsimile No.:
                                                                    ------------





                                       5.

                                   EXHIBIT A



         Shares of Caere Common Stock Beneficially Owned by Affiliate:

         Common Stock:
                          ------------------------------

         Options to purchase              shares of Common Stock
                             ------------

         Warrants to purchase              shares of Common Stock
                              ------------

                                  EXHIBIT G-3

                    PERSONS TO EXECUTE AFFILIATE AGREEMENTS


                 VIEWSTAR AFFILIATES                                       CAERE AFFILIATES
-----------------------------------------------------   ------------------------------------------------------
D. Kirkwood Bowman                                      Serge L. Blanc
Steven Brooks                                           Dan D. Borozan
Gayle Crowell                                           James K. Dutton
Christina Darwall                                       Dean A. Hovey
Shirish Hardikar                                        Steven C. Humphreys
Inman & Bowman                                          Sidney S. Kahn
Institutional Venture Partners                          Chad  B. Kinzelberg
J.P. Morgan Investment Corporation                      Lawrence F. Lunetta
Kamran Kheirolomoon                                     Cary H. Masatsugu
Mayfield Fund                                           Wayne E. Rosing
F. Gibson Myers, Jr.                                    Blanche M. Sutter
Robert Pender                                           Robert G. Teresi
Mark Perry                                              Frederick W. Zuckerman
Hon Wong
Wongfratris Company

                                   EXHIBIT J

                                    RELEASE


         THIS RELEASE ("Release") is executed and delivered as of October 9, 1995, by the parties on the signature page hereto (all of whom are referred to collectively as the "Releasors," and each of whom is referred to individually as a "Releasor") in favor of, and for the benefit of, VIEWSTAR CORPORATION, a California corporation (the "Company"), CAERE CORPORATION, a Delaware corporation ("Parent"), and the other Releasees (as defined in Section 2).


                                    RECITALS

         A. Contemporaneously with the execution and delivery of this Release, pursuant to an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") dated as of October 9, 1995, by and among the Company, Parent, ViewStar Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), the Releasors and certain other shareholders of the Company, Merger Sub is merging with and into the Company (the "Merger"). As a result of the Merger of Merger Sub and the Company, the Company's shareholders are receiving shares of Common Stock of Parent in exchange for their shares of stock of the Company, and the Company is becoming a wholly owned subsidiary of Parent.

         B. Parent has required, as a condition to consummating the transactions contemplated by the Reorganization Agreement, that the Releasors execute and deliver this Release.


                                   AGREEMENT

         In order to induce Parent to consummate the transactions contemplated by the Reorganization Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Releasors), the Releasors, severally and not jointly, hereby covenant and agree as follows:


         1. RELEASE. Each Releasor, for himself, herself, or itself and for each of such Releasor's Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).



                                       1.

         2.      DEFINITIONS.

                 (a) The term "Associated Parties," when used herein with respect to a Releasor, shall mean and include: (i) such Releasor's predecessors, successors, executors, administrators, heirs and estate; and (ii) such Releasor's past, present and future assigns, agents and representatives.

                 (b) The term "Releasees" shall mean and include: (i) Parent; (ii) the Company; (iii) each of the direct and indirect subsidiaries of Parent or Company; (iv) each other affiliate of Parent or the Company; and (v) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this sentence, other than the Releasors.

                 (c) The term "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Releasor in such Releasor's capacity as a shareholder, director, officer or employee of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement between the Releasor and the Company.

                 (d) The term "Released Claims" shall mean and include each and every Claim that (i) any Releasor or any Associated Party of any Releasor may have had in the past, may now have or may have in the future against any of the Releasees, including, without limitation, the bridge loan made to the Company by such Releasor assuming payment in accordance with its terms upon effectiveness of the Merger, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Release (excluding only (1) such Releasor's rights, if any, against Parent under the Reorganization Agreement and applicable securities laws and (2) such Releasor's rights, if any, against Parent under any stock option agreement set forth in the Company's Disclosure Schedule delivered to Parent pursuant to the Reorganization Agreement and any promissory note being assumed by Parent in connection therewith [Perry/Kheirolomoom employment agreements] contemporaneously with the execution and delivery of this Release).

         3. CIVIL CODE Section 1542. Each Releasor (a) represents, warrants and acknowledges that such Releasor has been fully advised by Releasor's attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

                          "A release does not extend to claims which the
                 creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."



                                       2.

Each Releasor also hereby waives the benefits of, and any rights such Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.

         4. REPRESENTATIONS AND WARRANTIES. Each Releasor understands that the representations, warranties and covenants set forth herein will be relied upon by Parent and the Company, and their respective counsel and accounting firms. Each Releasor represents, warrants, understands and agrees that:

                 (a) such Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

                 (b) to the best of such Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

                 (c) no Associated Party of such Releasor has or had any Claim against any of the Releasees;

                 (d) no Associated Party of such Releasor will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this Release;

                 (e) this Release has been duly and validly executed and delivered by such Releasor;

                 (f) this Release is a valid and binding obligation of such Releasor and such Releasor's Associated Parties, and is enforceable against such Releasor and each of such Releasor's Associated Parties in accordance with its terms;

                 (g) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of such Releasor, threatened against such Releasor or any of such Releasor's Associated Parties that challenges or would challenge the execution and delivery of this Release or the taking of any of the actions required to be taken by such Releasor under this Release;

                 (h) neither the execution and delivery of this Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which such Releasor or any of such Releasor's Associated Parties is a party or by which such Releasor or any of such Releasor's Associated Parties is bound, or (ii) to the best of such Releasor's knowledge, result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which such Releasor or any of such Releasor's Associated Parties is subject; and



                                       3.

                 (i) no authorization, instruction, consent or approval of any person or entity is required to be obtained by such Releasor or any of such Releasor's Associated Parties in connection with the execution and delivery of this Release or the performance hereof.

         5. INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, each Releasor shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises from or as a result of, or are directly or indirectly connected with (a) any failure on the part of such Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, (b) the assertion or purported assertion of any of the Released Claims by such Releasor or any of such Releasor's Associated Parties, or (c) any inaccuracy or breach of any representation or warranty set forth in this Release.

         6.      MISCELLANEOUS.

                 (a) NOTICES. Any notice or other communication required or permitted to be delivered to a party under this Release shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                 IF TO THE COMPANY:          ViewStar Corporation
                                             1101 Marina Village Parkway
                                             Alameda, CA 94501
                                             Attention:  President
                                             Facsimile:  (510) 337-2222

                 IF TO PARENT:               Caere Corporation
                                             100 Cooper Court
                                             Los Gatos, CA 95030
                                             Attention:  Chief Financial Officer
                                             Facsimile:  (408) 395-5263

                 IF TO ANY RELEASOR:         At the address set forth below such
                                             Releasor's signature.

         (b) SEVERABILITY. If any provision of this Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such



                                       4.

circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. If any provision of this Release or any part of such provision is held to be unenforceable against any Releasor, then the unenforceability of such provision or part thereof against such Releasor shall not affect the enforceability thereof against any other Releasor. Each provision of this Release is separable from every other provision of this Release, and each part of each provision of this Release is separable from every other part of such provision.

         (c) GOVERNING LAW. This Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to principles of conflicts of laws.

         (d) WAIVER. No failure on the part of any party to exercise any power, right, privilege or remedy under this Release, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Release, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Release, or any power, right, privilege or remedy under this Release, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         (e) CAPTIONS. The captions contained in this Release are for convenience and reference only, shall not be deemed to be a part of this Release and shall not be referred to in connection with the construction or interpretation of this Release.

         (f) COUNTERPARTS. This Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         (g) FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Release.

         (h) ENTIRE AGREEMENT. This Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

         (i) AMENDMENTS. This Release may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company, Parent and the Releasors.




                                       5.

         (j) BINDING NATURE. This Release will be binding upon and inure to the benefit of Parent and the Company and their respective successors and assigns and the Releasors and their representatives, executors, administrators, estate, heirs, successors and assigns.

         (k) ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Release is brought by any Releasor or Releasee, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

         (l) EFFECTIVENESS OF RELEASE. This Release shall be effective with respect to, and shall be binding upon and enforceable against, each Releasor who executes this Release, regardless of whether any of the other Releasors executes this Release. This Release shall be contingent upon and effective upon the effectiveness of the Merger. This Release shall be void if the Merger has not occurred on or before March 31, 1996 or if the Reorganization Agreement is terminated for any reason prior thereto.



                                       6.

         IN WITNESS WHEREOF, the Releasors have caused this Release to be executed as of the date first above written.

                                    RELEASORS:


                                    MAYFIELD FUND


                                    By:
                                       -----------------------------------------
                                           F. Gibson Myers, Jr., General Partner

                                    Address:


                                    INMAN & BOWMAN


                                    By:
                                       -----------------------------------------
                                           D. Kirkwood Bowman, General Partner

                                    Address:


                                    WONGFRATRIS COMPANY


                                    By:
                                       -----------------------------------------
                                           Hon Wong, General Partner

                                    Address:



                                    --------------------------------------------
                                           Kamran Kheirolomoom

                                    Address:



                                    --------------------------------------------
                                           Mark Perry

                                    Address:



                                       7.

                                   EXHIBIT K

                            GENERAL ESCROW AGREEMENT

     THIS GENERAL ESCROW AGREEMENT (the "Escrow Agreement") is entered into as
of             , 1995 (the "Closing Date"), by and among: CAERE CORPORATION, a
Delaware corporation ("Parent"); VIEWSTAR CORPORATION, a California corporation
("ViewStar");                (the "Indemnifying Shareholders' Agent"), as agent
of the shareholders and vested optionholders of ViewStar, all of whom are listed on Attachment A (the "Indemnifying Shareholders"); and STATE STREET BANK AND TRUST COMPANY ("Escrow Agent").

                                    RECITALS

     A. Parent, ViewStar, ViewStar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Sub") and certain shareholders of ViewStar are entering into an Escrow Agreement and Plan of Merger and Reorganization dated October 9, 1995 (the "Reorganization Agreement"), pursuant to which Sub is merging with and into ViewStar in a transaction in which the issued and outstanding capital stock of ViewStar will be exchanged for shares of Common Stock of Parent ("Parent Common Stock"), resulting in ViewStar becoming a wholly-owned subsidiary of Parent.

     B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of ViewStar under the Reorganization Agreement and various related agreements. As a condition precedent to Parent's execution of the Reorganization Agreement and related agreements and to more fully secure unto Parent the benefits of the Merger, Parent has required that ViewStar and the Indemnifying Shareholders' Agent enter into this Escrow Agreement as set forth in Section 9.2 of the Reorganization Agreement; and ViewStar and the Indemnifying Shareholders' Agent have agreed to enter into this Escrow Agreement on behalf of the Indemnifying Shareholders, in order to induce Parent to consummate the Merger.

                                   AGREEMENT

     The parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 1. DEFINED TERMS.

     Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Reorganization Agreement.

SECTION 2. ESCROW.

     2.1 SHARES TO BE PLACED IN ESCROW. Parent shall issue on the Closing Date, a certificate for ten percent (10%) of the aggregate number of shares of Parent Common Stock to be issued to ViewStar shareholders in the Merger and shall issue a certificate for 10% of all shares of Parent Common Stock to be issued to holders of Vested Option Shares, when such shares are issued (the "Escrow Shares"), in the name of Escrow Agent or its nominee, evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Escrow Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in escrow (the "Escrow"), subject to the terms and conditions of this Escrow Agreement.

     2.2 INDEMNIFICATION. ViewStar and the Indemnifying Shareholders have agreed in Section 9 of the Reorganization Agreement to indemnify and hold harmless the Indemnitees from and against Damages. The Indemnifying Shareholders agree that the Escrow Shares shall be security for such indemnity obligation, subject to the limitations, and in the manner provided in this Escrow Agreement.

     2.3 VOTING OF SHARES. On any matter brought before the Parent stockholders for a vote, Escrow Agent shall vote the Escrow Shares as directed by the Indemnifying Shareholders individually. Each Indemnifying Shareholder shall have the right to direct the vote of the number of shares resulting from the multiplication of the Indemnifying Shareholder's percentage set forth on Attachment A by the total number of Escrow Shares held by Escrow Agent on the record date for the vote.

     2.4 DIVIDENDS, ETC. Any cash distributable as a dividend in respect of any Escrow Shares shall be distributed to the record owner of such Escrow Shares. Any other cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the record owner of such Escrow Shares, but rather shall be held by Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

     2.5 TRANSFERABILITY. The interests of Indemnifying Shareholders in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Escrow Agent shall have received written notice of such transfer.

     2.6 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of shares from the Escrow, Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as Escrow Agent reasonably determines to be appropriate in order to avoid (i) retaining any fractional share in the Escrow or (ii) releasing any fractional share from the Escrow.

SECTION 3. CLAIM PROCEDURES.

     3.1 CLAIM NOTICE. If Parent determines in good faith that there is or has been a possible inaccuracy in or breach of any representation, warranty, covenant or other provision set forth in any of the Reorganization Agreement or related agreements, or in any document or instrument delivered pursuant thereto or in connection therewith, and if Parent is entitled, under the terms of the Reorganization Agreement, to make a claim against the Escrow with respect to such possible inaccuracy or breach, then Parent may deliver to both the Indemnifying Shareholders' Agent and Escrow Agent a written notice of such possible inaccuracy or breach (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting Parent's belief that such possible inaccuracy or breach exists or has occurred, and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a result of such possible inaccuracy or breach (such aggregate amount being referred to as the "Claim Amount").

     3.2 RESPONSE NOTICE. Within 15 days after the delivery of a Claim Notice to the Indemnifying Shareholders' Agent, the Indemnifying Shareholders' Agent shall deliver to Escrow Agent a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a Fair Market Value (as defined in Section 6 of this Escrow Agreement) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent; or (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Escrow Agent from the Indemnifying Shareholders' Agent within 15 days after the delivery of a Claim Notice to the Indemnifying Shareholders' Agent, then the recipient of such Claim Notice shall be deemed to have given instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Parent from the Escrow.

     3.3 RELEASE OF ESCROW SHARES TO PARENT.

     (a) If the Indemnifying Shareholders' Agent gives (or is deemed to have given) instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Parent, then Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent, from the Escrow, such number of Escrow Shares having a Fair Market Value equal to such Claim Amount (or such lesser number of Escrow Shares as is then held in Escrow).

     (b) If a Response Notice delivered by the Indemnifying Shareholders' Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, then (i) Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent, from the Escrow, such number of Escrow Shares having a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 3.3(c) of this Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount.

     (c) If a Response Notice delivered by the Indemnifying Shareholders' Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 5 of this Escrow Agreement, Escrow Agent shall continue to hold in the Escrow (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise) Escrow Shares having a Fair Market Value equal to 125% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow until such time as (i) Parent and the Indemnifying Shareholders' Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) Escrow Agent receives a copy of an arbitrators' award (pursuant to Section 3(e) hereof) containing instructions to Escrow Agent regarding the release of such Escrow Shares. Escrow Agent shall thereupon release such Escrow Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or arbitrators' award. The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that Parent may have underestimated the aggregate amount of the actual and potential Damages arising from a particular Breach.

     (d) In the event that any Response Notice indicates that there is a Disputed Amount, the Indemnifying Shareholders' Agent and Parent (acting on its own behalf or on behalf of Sub or ViewStar) shall, for a period of 60 days, attempt in good faith to resolve the rights of the respective parties with respect to such claims. If the Indemnifying Shareholders' Agent and Parent should so agree, a notice setting forth such agreement shall be signed by both parties and sent to Escrow Agent who shall thereupon transfer, deliver and assign to Parent such number of Escrow Shares held in Escrow as have a Fair Market Value equal to the agreed upon amount (or such lesser number of shares as is then held in Escrow).

     (e) If no agreement with respect to a Disputed Amount can be reached pursuant to Section 3(d), either Parent or the Indemnifying Shareholders' Agent may demand arbitration of the matter unless the amount of Damages at issue is the subject of pending litigation (or alternative dispute resolution) with a third party, in which event arbitration shall not be commenced until such litigation is concluded or both parties request arbitration. Arbitration shall be held in San Jose, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. Arbitration will be conducted by three arbitrators, one selected by Parent, one selected by the Indemnifying Shareholders' Agent and the third selected by the first two arbitrators. Arbitration will be limited to determining, to the extent in dispute by the parties, the existence and amount, if any, of indemnifiable Damages under
Section 9 of the Reorganization Agreement. The decision of the arbitrators shall be final and binding on the parties and shall be evidenced by an arbitrators' order delivered to Escrow Agent. The non-prevailing party shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and administrative expenses associated with the arbitration. For purposes of this Section 3.3(e), the non-prevailing party shall be deemed to be Parent if it receives less than 51% of the Disputed Amount, otherwise it shall be the Indemnifying Shareholders. In no event shall the arbitrator's award exceed 125% of the Disputed Amount.

SECTION 4. THIRD PARTY CLAIMS.

     In the event Parent becomes aware of any third-party claim which Parent believes may result in a claim for indemnification, Parent shall notify the Indemnifying Shareholders' Agent of such claim and the Indemnifying Shareholders' Agent shall be entitled, at his expense or the expense of the Indemnifying Shareholders or any of them, to participate in the defense of such claim. Parent shall have the right, in its sole discretion, to settle any such claim. Parent shall consult with the Indemnifying Shareholders' Agent concerning any such settlement and shall request the consent of the Indemnifying Shareholders' Agent to any such settlement, which shall not be unreasonably withheld. If Parent settles any such claim without the consent of the Indemnifying Shareholders' Agent, such settlement shall not be determinative of the amount of liability of the Indemnifying Shareholders.

SECTION 5. RELEASE OF SHARES TO INDEMNIFYING SHAREHOLDERS.

     5.1 SHARES TO BE RELEASED. Escrow Agent shall release, to the Indemnifying Shareholders from the Escrow upon receipt of a notice ("Notice") executed by Parent and the Indemnifying Shareholders' Agent, all Escrow Shares then held in the Escrow, except for any Escrow Shares that are to be retained in the Escrow in accordance with Section 3.3(c) of this Escrow Agreement, on the date 135 days after the Closing Date. The Notice shall provide Escrow Agent with evidence of the satisfaction of the conditions of this Section 5.1

     5.2 PROCEDURES FOR RELEASING SHARES. Any release of shares to the Indemnifying Shareholders pursuant to Section 5.1 of this Escrow Agreement may be effected by mailing stock certificates to the Indemnifying Shareholders in accordance with the percentages set forth for each Indemnifying Shareholder on Attachment A.

SECTION 6. VALUATION OF SHARES HELD IN ESCROW.

     For purposes of this Escrow Agreement, the "Fair Market Value" of the Escrow Shares shall be deemed to be equal to the number of Escrow Shares multiplied by the Designated Parent Stock Price (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the Closing Date).

SECTION 7. FEES AND EXPENSES.

     7.1 At the Effective Time, upon initial deposit of the Escrow Shares, an initial fee of $1,500 will be payable to Escrow Agent by Parent. Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder. Each of (i) Parent and (ii) the Indemnifying Shareholders shall be liable for one-half ( 1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares of the Indemnifying Shareholders' share of any such extraordinary expenses, if such share is paid by Parent. Escrow Agent shall send all bills to both Parent and the Indemnifying Shareholders' Agent.

     7.2 Parent shall pay the customary and ordinary fees and expenses of Escrow Agent for the services to be rendered by Escrow Agent hereunder. Extraordinary expenses of Escrow Agent (including fees and expenses, including reasonable attorneys fees and expenses) incurred in performance of its duties hereunder shall be paid in accordance with Section 7.1 above.

     7.3 Except as may otherwise be provided herein, all expenses (including attorneys' fees) incurred by any Indemnifying Shareholder (other than the Indemnifying Shareholders' Agent) in connection with this Escrow Agreement shall be borne by such Indemnifying Shareholder.

     7.4 Upon a notice in writing delivered to Escrow Agent by Parent in respect of Section 7.1, Escrow Agent shall transfer, deliver and assign to Parent, in reimbursement of fees and expenses pursuant to the second sentence of Section 7.1, such number of Escrow Shares held in the Escrow which have a Fair Market Value equal to the amount to be reimbursed.

SECTION 8. DUTIES OF ESCROW AGENT; LIMITATION OF ESCROW AGENT'S LIABILITY.

     8.1 The sole duty of Escrow Agent, other than as herein specified, shall be to receive and hold the Escrow Shares, subject to disbursement in accordance with this Escrow Agreement. Escrow Agent shall not be liable for losses due to acts of God, war, loss of electrical power or the failure of communication devices.

     8.2 Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement. In all questions arising under the Escrow Agreement, Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent shall not be liable to anyone. Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     8.3 Parent and the Indemnifying Shareholders, jointly and severally, hereby agree to indemnify Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) Parent and (ii) the Indemnifying Shareholders shall be liable for one-half ( 1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares and/or jointly and severally from the Indemnifying Shareholders of the Indemnifying Shareholders' share of any such loss, liability or expense, if such share is paid by Parent.

SECTION 9. GENERAL.

     9.1 CONFIRMATION OF APPOINTMENT OF INDEMNIFYING SHAREHOLDERS' AGENT. The parties hereto confirm the appointment and authority of the Indemnifying Shareholders' Agent as set forth in Section 10.1 of Reorganization Agreement with respect to all matters relating to this Escrow Agreement. Any successor to the Indemnifying Shareholders' Agent who is appointed in accordance with the provisions of Section 10.1 of the Reorganization Agreement shall be deemed to be the "Indemnifying Shareholders' Agent" for purposes of this Escrow Agreement. The Indemnifying Shareholders' Agent may be removed by the Indemnifying Shareholders who received a majority of the shares of Parent Common Stock in the Merger (including shares of Parent Common Stock issuable upon exercise of Assumed Options). Any document executed or action taken by the Indemnifying Shareholders' Agent shall be final, binding and conclusive upon all of the Indemnifying Shareholders. Parent, Sub, ViewStar and Escrow Agent may rely upon any act, decision, consent or instruction of the Indemnifying Shareholders' Agent as being the act, decision, consent or instruction of each and all of the Indemnifying Shareholders; and Parent, Sub, ViewStar and Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with any act, decision, consent or instruction of the Indemnifying Shareholders' Agent.

     9.2 OTHER AGREEMENTS. Nothing in this Escrow Agreement is intended to limit any of Parent's rights, or any obligation of any Indemnifying Shareholder or ViewStar, under the Reorganization Agreement or under any other agreement contemplated thereby.

     9.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        IF TO THE INDEMNIFYING SHAREHOLDERS' AGENT:

          F. Gibson Myers, Jr.
           Mayfield Fund
           2800 Sand Hill Road, Suite 250
           Menlo Park, CA 94025
           Facsimile:

        WITH A COPY TO:

          Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: Robert B. Jack, Esq.
           Facsimile: (415) 493-6811

        IF TO PARENT:

          Caere Corporation
           100 Cooper Court
           Los Gatos, CA 95030
           Attention: Chief Financial Officer
           Facsimile: (408) 395-5263

        WITH A COPY TO:

          Cooley Godward Castro Huddleson & Tatum
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, California 94306
           Attention: Lee F. Benton, Esq.
           Facsimile: (415) 857-0663

        IF TO ESCROW AGENT:

          State Street Bank and Trust Company
           P.O. Box 778
           Boston, MA 02102
           Attention: Corporate Trust Department
           Facsimile: (617) 664-5742

        IF TO VIEWSTAR:

          ViewStar Corporation
           1101 Marina Village Parkway
           Alameda, CA 94501
           Attention:
           Facsimile: (510) 337-2222

        WITH A COPY TO:

          Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: Robert B. Jack, Esq.
           Facsimile: (415) 493-6811

     9.4 COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.5 HEADINGS. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

     9.6 GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without giving effect to principles of conflicts of laws.

     9.7 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

     (A) Subject to Section 2.5 of this Escrow Agreement, this Escrow Agreement shall be binding upon: ViewStar and its successors and assigns (if any); the Indemnifying Shareholders' Agent and the Indemnifying Shareholders and their respective estates, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: ViewStar; the Indemnifying Shareholders; Parent; the other Indemnitees; and the respective successors (if any) of the foregoing.

     (B) Parent may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Escrow Agent may not delegate its obligations under this Escrow Agreement to any other Person without the prior consent of Parent and the Indemnifying Shareholders' Agent. None of the Indemnifying Shareholders, the Indemnifying Shareholders' Agent or ViewStar shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without Parent's prior written consent.

     9.8 AMENDMENT AND WAIVERS. Any term or provision of this Escrow Agreement may be amended, and the observance of any term of this Escrow Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided that this Escrow Agreement may be amended on behalf of all of the Indemnifying Shareholders by the Indemnifying Shareholders' Agent. Notwithstanding any rights that may be created in any third party under the terms of this Escrow Agreement, no such amendment or waiver will require the consent of such third party to be effective. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No failure on the part of any party to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     9.9 SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.10 ENTIRE AGREEMENT. This Escrow Agreement and the Reorganization Agreement and the other agreements contemplated in the Reorganization Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.11 CONSTRUCTION.

     (A) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

     (C) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (D) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow Agreement.

     9.12 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Escrow Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court, including, without limitation, costs, expenses and fees on any appeal. The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     9.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Escrow Agreement.

     9.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Escrow Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Escrow Agreement.

     9.15 RESIGNATION OR REPLACEMENT OF ESCROW AGENT. Parent may substitute a successor escrow agent for Escrow Agent upon thirty days advance written notice to the Indemnifying Shareholders' Agent and Escrow Agent. Such replacement Escrow Agent shall be a bank or similar financial institution. Escrow Agent may resign upon 30 days advance written notice to Parent and the Indemnifying Shareholders' Agent. Within such 30 day period, Parent shall appoint a successor Escrow Agent in accordance with this Section 9.15. If Parent has not appointed a successor Escrow Agent within such period, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

                                          CAERE CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                          Print Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          VIEWSTAR CORPORATION, INC.,
                                          a California corporation

                                          By:
                                          --------------------------------------
                                          Print Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          INDEMNIFYING SHAREHOLDERS' AGENT

                                          Signature:
                                          --------------------------------------
                                          Print Name:
                                          --------------------------------------

                                          STATE STREET BANK AND TRUST COMPANY,
                                          ESCROW AGENT

                                          By:
                                          --------------------------------------
                                          Print Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                  ATTACHMENT A

Indemnifying Shareholder                             Percentage of Escrow Shares

                                   EXHIBIT N

                        MERGER EXPENSES ESCROW AGREEMENT

     This MERGER EXPENSES ESCROW AGREEMENT (the "Escrow Agreement") is entered
into as of             , 1995 (the "Closing Date"), by and among: CAERE
CORPORATION, a Delaware corporation ("Parent"); VIEWSTAR CORPORATION, a
California corporation ("ViewStar");                     (the "Indemnifying
Shareholders' Agent"), as agent of the shareholders and vested optionholders of ViewStar, all of whom are listed on Attachment A (the "Indemnifying Shareholders"); and STATE STREET BANK AND TRUST COMPANY ("Escrow Agent").

                                    RECITALS

     A. Parent, ViewStar, ViewStar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Sub") and certain shareholders of ViewStar are entering into an Escrow Agreement and Plan of Merger and Reorganization dated October 9, 1995 (the "Reorganization Agreement"), pursuant to which Sub is merging with and into ViewStar in a transaction in which the issued and outstanding capital stock of ViewStar will be exchanged for shares of Common Stock of Parent ("Parent Common Stock"), resulting in ViewStar becoming a wholly-owned subsidiary of Parent.

     B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of ViewStar under the Reorganization Agreement and various related agreements. As a condition precedent to Parent's execution of the Reorganization Agreement and related agreements and to more fully secure unto Parent the benefits of the Merger, Parent has required that ViewStar and the Indemnifying Shareholders' Agent enter into this Escrow Agreement as set forth in Section 10.4 of the Reorganization Agreement; and ViewStar and the Indemnifying Shareholders' Agent have agreed to enter into this Escrow Agreement on behalf of the Indemnifying Shareholders, in order to induce Parent to consummate the Merger.

                                   AGREEMENT

     The parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 1. DEFINED TERMS.

     Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Reorganization Agreement.

SECTION 2. ESCROW.

     2.1 SHARES TO BE PLACED IN ESCROW. Parent shall issue on the Closing Date a certificate for three percent (3%) of the aggregate number of shares of Parent Common Stock to be issued to ViewStar shareholders in the Merger and shall issue a certificate for 3% of all shares of Parent Common Stock to be issued to holders of Vested Option Shares, when such shares are issued (the "Escrow Shares"), in the name of Escrow Agent or its nominee, evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Escrow Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in escrow (the "Escrow"), subject to the terms and conditions of this Escrow Agreement.

     2.2 INDEMNIFICATION. ViewStar and the Indemnifying Shareholders have agreed in Section 10 of the Reorganization Agreement to indemnify and hold harmless the Indemnitees from and against Company Excess Merger Expenses ("Merger Expenses"). The Indemnifying Shareholders agree that the Escrow Shares shall be security for such indemnity obligation, subject to the limitations, and in the manner provided in this Escrow Agreement.

     2.3 VOTING OF SHARES. On any matter brought before the Parent stockholders for a vote, Escrow Agent shall vote the Escrow Shares as directed by the Indemnifying Shareholders individually. Each Indemnifying Shareholder shall have the right to direct the vote of the number of shares resulting from the multiplication of the Indemnifying Shareholder's percentage set forth on Attachment A by the total number of Escrow Shares held by Escrow Agent on the record date for the vote.

     2.4 DIVIDENDS, ETC. Any cash distributable as a dividend in respect of any Escrow Shares shall be distributed to the record owner of such Escrow Shares. Any other cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the record owner of such Escrow Shares, but rather shall be held by Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

     2.5 TRANSFERABILITY. The interests of Indemnifying Shareholders in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Escrow Agent shall have received written notice of such transfer.

     2.6 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of shares from the Escrow, Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as Escrow Agent reasonably determines to be appropriate in order to avoid (i) retaining any fractional share in the Escrow or (ii) releasing any fractional share from the Escrow.

SECTION 3. CLAIM PROCEDURES.

     3.1 CLAIM NOTICE. If Parent determines in good faith that the Merger Expenses have been incurred as set forth in Sections 10.3 and 10.4 of the Reorganization Agreement, and if Parent is entitled, under the terms of the Reorganization Agreement, to make a claim against the Escrow with respect to such Merger Expenses, then Parent may deliver to both the Indemnifying Shareholders' Agent and Escrow Agent a written notice of such Merger Expenses (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting Parent's belief that such Merger Expenses have been incurred, and
(ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all Merger Expenses that have arisen and may arise (such aggregate amount being referred to as the "Claim Amount").

     3.2 RESPONSE NOTICE. Within 15 days after the delivery of a Claim Notice to the Indemnifying Shareholders' Agent, the Indemnifying Shareholders' Agent shall deliver to Escrow Agent a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a Fair Market Value (as defined in Section 6 of this Escrow Agreement) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent; or (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Escrow Agent from the Indemnifying Shareholders' Agent within 15 days after the delivery of a Claim Notice to the Indemnifying Shareholders' Agent, then the recipient of such Claim Notice shall be deemed to have given instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Parent from the Escrow.

     3.3 RELEASE OF ESCROW SHARES TO PARENT.

     (A) If the Indemnifying Shareholders' Agent gives (or is deemed to have given) instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Parent, then Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent, from the Escrow, such number of Escrow Shares having a Fair Market Value equal to such Claim Amount (or such lesser number of Escrow Shares as is then held in Escrow).

     (B) If a Response Notice delivered by the Indemnifying Shareholders' Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, then (i) Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent, from the Escrow, such number of Escrow Shares having a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 3.3(c) of this Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount.

     (C) If a Response Notice delivered by the Indemnifying Shareholders' Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 5 of this Escrow Agreement, Escrow Agent shall continue to hold in the Escrow (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise) Escrow Shares having a Fair Market Value equal to 125% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow until such time as (i) Parent and the Indemnifying Shareholders' Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) Escrow Agent receives a copy of an arbitrators' award (pursuant to Section 3(e) hereof) containing instructions to Escrow Agent regarding the release of such Escrow Shares. Escrow Agent shall thereupon release such Escrow Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or arbitrators' award. The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that Parent may have underestimated the aggregate amount of the actual and potential Merger Expenses arising from a particular Claim Amount.

     (D) In the event that any Response Notice indicates that there is a Disputed Amount, the Indemnifying Shareholders' Agent and Parent (acting on its own behalf or on behalf of Sub or ViewStar) shall, for a period of 60 days, attempt in good faith to resolve the rights of the respective parties with respect to such claims. If the Indemnifying Shareholders' Agent and Parent should so agree, a notice setting forth such agreement shall be signed by both parties and sent to Escrow Agent who shall thereupon transfer, deliver and assign to Parent such number of Escrow Shares held in Escrow as have a Fair Market Value equal to the agreed upon amount (or such lesser number of shares as is then held in Escrow).

     (E) If no agreement with respect to a Disputed Amount can be reached pursuant to Section 3(d), either Parent or the Indemnifying Shareholders' Agent may demand arbitration of the matter unless the amount of Merger Expenses at issue is the subject of pending litigation (or alternative dispute resolution) with a third party, in which event arbitration shall not be commenced until such litigation is concluded or both parties request arbitration. Arbitration shall be held in San Jose, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. Arbitration will be conducted by three arbitrators, one selected by Parent, one selected by the Indemnifying Shareholders' Agent and the third selected by the first two arbitrators. Arbitration will be limited to determining, to the extent in dispute by the parties, the existence and amount, if any, of indemnifiable Merger Expenses under Section 10 of the Reorganization Agreement. The decision of the arbitrators shall be final and binding on the parties and shall be evidenced by an arbitrators' order delivered to Escrow Agent. The non-prevailing party shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and administrative expenses associated with the arbitration. For purposes of this Section 3.3(e), the non-prevailing party shall be deemed to be Parent if it receives less than 51% of the Disputed Amount, otherwise it shall be the Indemnifying Shareholders. In no event shall the arbitrator's award exceed 125% of the Disputed Amount.

SECTION 4. THIRD PARTY CLAIMS.

     In the event Parent becomes aware of any third-party claim which Parent believes may result in a claim for indemnification, Parent shall notify the Indemnifying Shareholders' Agent of such claim and the Indemnifying Shareholders' Agent shall be entitled, at his expense or the expense of the Indemnifying Shareholders or any of them, to participate in the defense of such claim. Parent shall have the right, in its sole discretion, to settle any such claim. Parent shall consult with the Indemnifying Shareholders' Agent concerning any such settlement and shall request the consent of the Indemnifying Shareholders' Agent to any such settlement, which shall not be unreasonably withheld. If Parent settles any such claim without the consent of the Indemnifying Shareholders' Agent, such settlement shall not be determinative of the amount of liability of the Indemnifying Shareholders.

SECTION 5. RELEASE OF SHARES TO INDEMNIFYING SHAREHOLDERS.

     5.1 SHARES TO BE RELEASED. Escrow Agent shall release, to the Indemnifying Shareholders from the Escrow upon receipt of a notice ("Notice") executed by Parent and the Indemnifying Shareholders' Agent, all Escrow Shares then held in the Escrow, except for any Escrow Shares that are to be retained in the Escrow in accordance with Section 3.3(c) of this Escrow Agreement, no later than the date 90 days after the Closing Date.

     5.2 PROCEDURES FOR RELEASING SHARES. Any release of shares to the Indemnifying Shareholders pursuant to Section 5.1 of this Escrow Agreement may be effected by mailing stock certificates to the Indemnifying Shareholders in accordance with the percentages set forth for each Indemnifying Shareholder on Attachment A.

SECTION 6. VALUATION OF SHARES HELD IN ESCROW.

     For purposes of this Escrow Agreement, the "Fair Market Value" of the Escrow Shares shall be deemed to be equal to the number of Escrow Shares multiplied by the Designated Parent Stock Price (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the Closing Date).

SECTION 7. FEES AND EXPENSES.

     7.1 At the Effective Time, upon initial deposit of the Escrow Shares, an initial fee of $1,500 will be payable to Escrow Agent by Parent. Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder. Each of (i) Parent and (ii) the Indemnifying Shareholders shall be liable for one-half ( 1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares of the Indemnifying Shareholders' share of any such extraordinary expenses, if such share is paid by Parent. Escrow Agent shall send all bills to both Parent and the Indemnifying Shareholders' Agent.

     7.2 Parent shall pay the customary and ordinary fees and expenses of Escrow Agent for the services to be rendered by Escrow Agent hereunder. Extraordinary expenses of Escrow Agent (including fees and expenses, including reasonable attorneys fees and expenses) incurred in performance of its duties hereunder shall be paid in accordance with Section 7.1 above.

     7.3 Except as may otherwise be provided herein, all expenses (including attorneys' fees) incurred by any Indemnifying Shareholder (other than the Indemnifying Shareholders' Agent) in connection with this Escrow Agreement shall be borne by such Indemnifying Shareholder.

     7.4 Upon a notice in writing delivered to Escrow Agent by Parent in respect of Section 7.1, Escrow Agent shall transfer, deliver and assign to Parent, in reimbursement of fees and expenses pursuant to the second sentence of Section 7.1, such number of Escrow Shares held in the Escrow which have a Fair Market Value equal to the amount to be reimbursed.

SECTION 8. DUTIES OF ESCROW AGENT; LIMITATION OF ESCROW AGENT'S LIABILITY.

     8.1 The sole duty of Escrow Agent, other than as herein specified, shall be to receive and hold the Escrow Shares, subject to disbursement in accordance with this Escrow Agreement. Escrow Agent shall not be liable for losses due to acts of God, war, loss of electrical power or the failure of communication devices.

     8.2 Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement. In all questions arising under the Escrow Agreement, Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent shall not be liable to anyone. Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     8.3 Parent and the Indemnifying Shareholders, jointly and severally, hereby agree to indemnify Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) Parent and (ii) the Indemnifying Shareholders shall be liable for one-half ( 1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares and/or jointly and severally from the Indemnifying Shareholders of the Indemnifying Shareholders' share of any such loss, liability or expense, if such share is paid by Parent.

SECTION 9. GENERAL.

     9.1 CONFIRMATION OF APPOINTMENT OF INDEMNIFYING SHAREHOLDERS' AGENT. The parties hereto confirm the appointment and authority of the Indemnifying Shareholders' Agent as set forth in Section 10.1 of Reorganization Agreement with respect to all matters relating to this Escrow Agreement. Any successor to the Indemnifying Shareholders' Agent who is appointed in accordance with the provisions of Section 10.1 of the Reorganization Agreement shall be deemed to be the "Indemnifying Shareholders' Agent" for purposes of this Escrow Agreement. The Indemnifying Shareholders' Agent may be removed by the Indemnifying Shareholders who received a majority of the shares of Parent Common Stock in the Merger (including shares of Parent Common Stock issuable upon exercise of Assumed Options). Any document executed or action taken by the Indemnifying Shareholders' Agent shall be final, binding and conclusive upon all of the Indemnifying Shareholders. Parent, Sub, ViewStar and Escrow Agent may rely upon any act, decision, consent or instruction of the Indemnifying Shareholders' Agent as being the act, decision, consent or instruction of each and all of the Indemnifying Shareholders; and Parent, Sub, ViewStar and Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with any act, decision, consent or instruction of the Indemnifying Shareholders' Agent.

     9.2 OTHER AGREEMENTS. Nothing in this Escrow Agreement is intended to limit any of Parent's rights, or any obligation of any Indemnifying Shareholder or ViewStar, under the Reorganization Agreement or under any other agreement contemplated thereby.

     9.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        IF TO THE INDEMNIFYING SHAREHOLDERS' AGENT:

          F. Gibson Meyers, Jr.
           Mayfield Fund
           2800 Sand Hill Road, Suite 250
           Menlo Park, CA 94025
           Facsimile:

        WITH A COPY TO:

           Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: Robert B. Jack, Esq.
           Facsimile: (415) 493-6811
        IF TO PARENT:

          Caere Corporation
           100 Cooper Court
           Los Gatos, CA 95030
           Attention: Chief Financial Officer
           Facsimile: (408) 395-5263

        WITH A COPY TO:

          Cooley Godward Castro Huddleson & Tatum
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, California 94306
           Attention: Lee F. Benton, Esq.
           Facsimile: (415) 857-0663

        IF TO ESCROW AGENT:

          State Street Bank and Trust Company
           P.O. Box 778
           Boston, MA 02102
           Attention: Corporate Trust Department
           Facsimile: (617) 664-5742

        IF TO VIEWSTAR:

          ViewStar Corporation
           1101 Marina Village Parkway
           Alameda, CA 94501
           Attention:
           Facsimile: (510) 337-2222

        WITH A COPY TO:

          Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: Robert B. Jack, Esq.
           Facsimile: (415) 493-6811

     9.4 COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.5 HEADINGS. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

     9.6 GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without giving effect to principles of conflicts of laws.

     9.7 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

     (A) Subject to Section 2.5 of this Escrow Agreement, this Escrow Agreement shall be binding upon: ViewStar and its successors and assigns (if any); the Indemnifying Shareholders' Agent and the Indemnifying Shareholders and their respective estates, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: ViewStar; the Indemnifying Shareholders; Parent; the other Indemnitees; and the respective successors (if any) of the foregoing.

     (B) Parent may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Escrow Agent may not delegate its obligations under this Escrow Agreement to any other Person without the prior consent of Parent and the Indemnifying Shareholders' Agent. None of the Indemnifying Shareholders, the Indemnifying Shareholders' Agent or ViewStar shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without Parent's prior written consent.

     9.8 AMENDMENT AND WAIVERS. Any term or provision of this Escrow Agreement may be amended, and the observance of any term of this Escrow Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided that this Escrow Agreement may be amended on behalf of all of the Indemnifying Shareholders by the Indemnifying Shareholders' Agent. Notwithstanding any rights that may be created in any third party under the terms of this Escrow Agreement, no such amendment or waiver will require the consent of such third party to be effective. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No failure on the part of any party to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     9.9 SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.10 ENTIRE AGREEMENT. This Escrow Agreement and the Reorganization Agreement and the other agreements contemplated in the Reorganization Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.11 CONSTRUCTION.

     (A) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

     (C) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (D) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow Agreement.

     9.12 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Escrow Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court, including, without limitation, costs, expenses and fees on any appeal. The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     9.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Escrow Agreement.

     9.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Escrow Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Escrow Agreement.

     9.15 RESIGNATION OR REPLACEMENT OF ESCROW AGENT. Parent may substitute a successor escrow agent for Escrow Agent upon thirty days advance written notice to the Indemnifying Shareholders' Agent and Escrow Agent. Such replacement Escrow Agent shall be a bank or similar financial institution. Escrow Agent may resign upon 30 days advance written notice to Parent and the Indemnifying Shareholders' Agent. Within such 30 day period, Parent shall appoint a successor Escrow Agent in accordance with this Section 9.15. If Parent has not appointed a successor Escrow Agent within such period, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

                                          CAERE CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          VIEWSTAR CORPORATION, INC.,
                                          a California corporation

                                          By:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          INDEMNIFYING SHAREHOLDERS' AGENT

                                          Signature:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          STATE STREET BANK AND TRUST COMPANY,
                                          ESCROW AGENT

                                          By:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                  ATTACHMENT A

          INDEMNIFYING SHAREHOLDER                      PERCENTAGE OF ESCROW SHARES
---------------------------------------------  ---------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, Caere has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Caere's Bylaws provide that Caere will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under its Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require Caere to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, Caere's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Caere and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Caere for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Caere has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

     Caere maintains a policy providing directors' and officers' liability insurance, which insures directors and officers of Caere in certain circumstances with a liability limit of $5,000,000 per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

EXHIBITS


        EXHIBIT
        NUMBER                                       EXHIBITS
        -------     --------------------------------------------------------------------------
           2.01     Agreement and Plan of Merger and Reorganization dated as of October 9,
                    1995, as amended and restated October 23, 1995, among Caere Corporation,
                    ViewStar Corporation, ViewStar Acquisition Corporation and certain shareholders of ViewStar.
          2.02*     Form of Agreement of Merger to be entered into by ViewStar Acquisition
                    Corp. and Viewstar Corporation.
           2.03     Letter Agreement regarding Stephen E. Recht dated December 8, 1995 by and among Caere Corporation, ViewStar Acquisition Corporation, ViewStar
                    Corporation, F. Gibson Myers, Jr. and certain shareholders of ViewStar
                    Corporation.
          4.01*     Form of Specimen Certificate for Registrant's Common Stock(1).
          4.02*     Rights Agreement dated as of April 17, 1991, between Caere and Bank of
                    America, N.T & S.A., as Rights Agent(2).
          5.01*     Legal Opinion of Cooley Godward Castro Huddleson & Tatum.
           8.01     Tax Opinion of Cooley Godward Castro Huddleson & Tatum.
           8.02     Tax Opinion of Wilson, Sonsini, Goodrich & Rosati.
         10.01*     Amended and Restated Employment Agreement dated as of October 9, 1995 between ViewStar and Kamran Kheirolomoom.
         10.02*     Employment Agreement dated May 18, 1994 between Mark W. Perry and
                    ViewStar, as amended September 25, 1995.
          10.03     Letter Agreement dated December 7, 1995 between ViewStar Corporation and
                    Komran Kheirolomoom.
          10.04     Letter Agreement dated December 7, 1995 between ViewStar Corporation and
                    Mark W. Perry.
          10.05     Voting Agreement dated as of December 8, 1995 by certain shareholders of
                    ViewStar Corporation in favor of ViewStar Corporation, Kamran Kheirolomoom and Mark Perry.
          23.01     Consent of KPMG Peat Marwick LLP (see page II-5).
          23.03     Consent of Counsel (included in Exhibits 5.01, 8.01 and 8.02).
         24.01*     Power of Attorney (see page II-4).


---------------


 *  Previously filed.


(1) Incorporated by reference to Caere's Registration Statement on Form S-1, as amended (File No. 33-30842).

(2) Incorporated by reference to Caere's Current Report on Form 8-K filed April 19, 1991.

     (B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule of Caere Corporation for the years ended December 31, 1994, 1993 and 1992 is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 in this Registration Statement on Form S-4.

          SCHEDULE

        II  Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto. No financial statement schedules are required of ViewStar Corporation.

     (C) ITEM 4(B) REPORTS

          See Appendix B to the Prospectus/Joint Proxy Statement.

ITEM 22. UNDERTAKINGS.

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securites Act and will be governed by the final adjudication of such issue.



     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Caere Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, County of Santa Clara, State of California, on the 8th day of December, 1995.


                                          CAERE CORPORATION

                                          By:     /s/  BLANCHE M. SUTTER

                                            ------------------------------------
                                                     Blanche M. Sutter
                                                  Vice President, Finance,
                                                Chief Financial Officer and
                                                          Secretary

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
                    *ROBERT G. TERESI            Chief Executive Officer,      December 8, 1995
---------------------------------------------   Chairman of the Board and
              Robert G. Teresi                     Director (Principal
                                                    Executive Officer)
               /s/  BLANCHE M. SUTTER            Vice President, Finance,      December 8, 1995
---------------------------------------------  Chief Financial Officer and
              Blanche M. Sutter                    Secretary (Principal
                                                 Financial and Accounting
                                                         Officer)
                     *JAMES K. DUTTON                    Director              December 8, 1995
---------------------------------------------
               James K. Dutton
                      *SIDNEY S. KAHN                    Director              December 8, 1995
---------------------------------------------
               Sidney S. Kahn
                     *WAYNE E. ROSING                    Director              December 8, 1995
---------------------------------------------
               Wayne E. Rosing
              *FREDERICK W. ZUCKERMAN                    Director              December 8, 1995
---------------------------------------------
           Frederick W. Zuckerman
       *By:     /s/  BLANCHE M. SUTTER
              Blanche M. Sutter
              Attorney-in-Fact

                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Caere Corporation:

     We consent to the use of our reports included herein and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

San Jose, California

December 8, 1995

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                      EXHIBITS                                      PAGE
-------     ------------------------------------------------------------------------  ------------
 2.01       Agreement and Plan of Merger and Reorganization dated as of October 9,
            1995, as amended and restated October 23, 1995, among Caere Corporation,
            ViewStar Corporation, ViewStar Acquisition Corporation and certain shareholders of ViewStar................................................
 2.02 *     Form of Agreement of Merger to be entered into by ViewStar Acquisition
            Corp. and ViewStar Corporation..........................................
 2.03       Letter Agreement regarding Stephen E. Recht dated December 8, 1995 by and among Caere Corporation, ViewStar Acquisition Corporation, ViewStar
            Corporation, F. Gibon Myers, Jr. and certain shareholders of ViewStar
            Corporation.............................................................
 4.01 *     Form of Specimen Certificate for Registrant's Common Stock(1)...........
 4.02 *     Rights Agreement dated as of April 17, 1991, between Caere and Bank of
            America, N.T & S.A., as Rights Agent(2).................................
 5.01 *     Legal Opinion of Cooley Godward Castro Huddleson & Tatum................
 8.01       Tax Opinion of Cooley Godward Castro Huddleson & Tatum..................
 8.02       Tax Opinion of Wilson, Sonsini, Goodrich & Rosati.......................
10.01 *     Amended and Restated Employment Agreement dated as of October 9, 1995 between ViewStar and Kamran Kheirolomoom................................
10.02 *     Employment Agreement dated May 18, 1994 between Mark W. Perry and
            ViewStar, as amended September 25, 1995.................................
10.03       Letter Agreement dated December 7, 1995 between ViewStar Corporation and
            Kamran Kheirolomoom.....................................................
10.04       Letter Agreement dated December 7, 1995 between ViewStar Corporation and
            Mark W. Perry...........................................................
10.05       Voting Agreement dated as of December 8, 1995 by certain shareholders of
            ViewStar Corporation in favor of ViewStar Corporation, Kamran
            Kheirolomoom and Mark Perry.............................................
23.01       Consent of KPMG Peat Marwick LLP (see page II-5)........................
23.03       Consent of Counsel (included in Exhibits 5.01, 8.01 and 8.02)...........
24.01 *     Power of Attorney (see page II-4).......................................


---------------


 *  Previously filed.


(1) Incorporated by reference to Caere's Registration Statement on Form S-1, as amended (File No. 33-30842).

(2) Incorporated by reference to Caere's Current Report on Form 8-K filed April 19, 1991.